Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-209014

Fox River Valley Bancorp, Inc.	County Bancorp, Inc.

PROXY STATEMENT OF FOX RIVER VALLEY BANCORP, INC.

PROSPECTUS OF COUNTY BANCORP, INC.

Merger Proposal—Your Vote Is Important

DEAR FOX RIVER VALLEY BANCORP, INC. SHAREHOLDERS:

You are cordially invited to attend a special meeting of shareholders of Fox River Valley Bancorp, Inc., which we refer to as Fox River Valley, to be held on March 17, 2016, at 5:00 p.m., local time, at North Shore Golf Club, N8421 North Shore Road, Menasha, Wisconsin 54952.

At the meeting, you will be asked to approve a merger agreement between Fox River Valley and County Bancorp, Inc., which we refer to as County, that provides for County’s acquisition of Fox River Valley through the merger of Fox River Valley with and into County Acquisition LLC, a wholly-owned subsidiary of County. County is expected to dissolve County Acquisition LLC shortly after the merger and The Business Bank, currently a wholly-owned subsidiary of Fox River Valley, will then be a wholly-owned subsidiary of County. At the completion of the merger, each share of Fox River Valley common stock that you own will be converted into a right to receive a portion of the merger consideration.

You may elect to convert each share of common stock of Fox River Valley, $1.00 par value per share, which we refer to as Fox River Valley common stock, that you own into cash, shares of common stock of County, $0.01 par value per share, which we refer to as County common stock, or a combination of cash and shares of County common stock. All elections for cash consideration, stock consideration or the combination of cash and stock consideration are subject to proration and adjustment as described in this proxy statement/prospectus.

Subject to possible downward adjustment as described in this proxy statement/prospectus and assuming that the reference price of County common stock as described below is between $15.83 and $21.41 at closing, the aggregate merger consideration paid by County to Fox River Valley shareholders is expected to be $28,900,000, which County expects to pay approximately 50% in cash and 50% in shares of County common stock. The merger consideration is subject to downward adjustment, dollar for dollar, if Fox River Valley’s adjusted shareholders’ equity is less than $23,000,000. Assuming no proration of or adjustment to the merger consideration and that County does not waive the maximum number of shares of County common stock that may be issued, we estimate that County may issue up to 912,824 shares of County common stock to Fox River Valley shareholders as contemplated by the merger agreement.

The exchange ratio used to determine the number of shares of County common stock that you will be entitled to receive for each share of Fox River Valley common stock for which you elect to receive shares of County common stock will be determined based on the volume weighted average closing price of County common stock as reported on the NASDAQ Global Market, which we refer to as NASDAQ, during the 10 trading day period ending on the second trading day prior to completion of the merger, which we refer to as the reference price of County common stock, subject to a minimum and maximum reference price of County common stock equal to $15.83 and $21.41, respectively. The merger consideration is subject to proration and downward adjustment as described in this proxy statement/prospectus, and the exchange ratio will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the precise value of the merger consideration you may receive on the date the merger is completed.

County common stock is traded on the NASDAQ Global Market, under the symbol “ICBK.” The closing price of County common stock on January 26, 2016 was $19.57 per share.

Assuming the presence of a quorum, approval of the merger agreement requires the affirmative vote of at least a majority of all the votes entitled to be cast. Your board of directors, with the exception of one director who abstained because he may not be considered “disinterested” for purposes of the vote, has unanimously adopted the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement at the special meeting. Your board of directors also unanimously recommends that you vote “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions it contemplates and “FOR” the authorization of the proxies named in the proxy card to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

Additional information regarding the merger, the merger agreement, Fox River Valley and County is set forth in the attached proxy statement/prospectus. This document also serves as the prospectus for up to 912,824 shares of County common stock that may be issued by County in connection with the merger. We urge you to read this entire document carefully, including the section entitled “Risk Factors” beginning on page 17.

Sincerely,

William C. Hodgkiss

President and Chief Executive Officer

Fox River Valley Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated January 27, 2016, and is first being mailed to Fox River Valley shareholders on or about February 5, 2016.

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REFERENCES TO ADDITIONAL INFORMATION

As permitted by the rules of the Securities and Exchange Commission, which we refer to as the SEC, this proxy statement/prospectus incorporates important business and financial information about County from other documents that are not included in or delivered with this proxy statement/prospectus. These documents are available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus through the SEC’s website at www.sec.gov or by requesting them in writing or by telephone at the following address and telephone number:

County Bancorp, Inc.

860 North Rapids Road

Manitowoc, Wisconsin 54221

Attention: Mark A. Miller

Secretary

(920) 686-9998

In order to ensure timely delivery of these documents, you should make your request by February 25, 2016 to receive them before the special meeting.

See “Where You Can Find More Information” beginning on page 182.

VOTING BY MAIL

Fox River Valley shareholders of record may submit their proxies by mail. You may do so by signing and dating each proxy card you receive, indicating your voting preference on each proposal and returning each proxy card in the prepaid envelope which accompanied that proxy card.

FOX RIVER VALLEY BANCORP, INC.

5643 Waterford Lane

Appleton, Wisconsin 54913

(920) 739-2660

Notice of Special Meeting of Shareholders

Date: March 17, 2016

Time: 5:00 p.m., local time

Place: North Shore Golf Club, N8421 North Shore Road, Menasha, Wisconsin 54952

TO FOX RIVER VALLEY BANCORP, INC. SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that Fox River Valley Bancorp, Inc. will hold a special meeting of shareholders on March 17, 2016 at 5:00 p.m., local time, at North Shore Golf Club, N8421 North Shore Road, Menasha, Wisconsin 54952. The purpose of the meeting is to consider and vote on the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of November 19, 2015, by and among County Bancorp, Inc., County Acquisition LLC and Fox River Valley Bancorp, Inc., and thereby the transactions contemplated in the Agreement and Plan of Merger. A copy of the merger agreement is included as Annex A to the proxy statement/prospectus accompanying this notice;

•	the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions it contemplates; and

•	to transact any other business that properly comes before the special meeting, or any adjournments or postponements thereof.

Holders of record of Fox River Valley common stock at the close of business on January 26, 2016 are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. Approval of the merger agreement requires the affirmative vote of at least a majority of all the votes entitled to be cast. Approval of the proposal to adjourn the special meeting, if necessary, requires that the votes cast for the proposal exceed the votes cast against the proposal, if a quorum is present. In the absence of a quorum, the holders of a majority of the shares of Fox River Valley common stock present in person or by proxy may adjourn the special meeting.

The board of directors of Fox River Valley unanimously recommends that you vote “FOR” approval of the merger agreement. Your board of directors also unanimously recommends that you vote “FOR” approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions it contemplates and “FOR” the authorization of the proxies named in the proxy card to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

Your vote is important. To ensure that your shares are voted at the special meeting, please promptly complete, sign and return the proxy form in the enclosed prepaid envelope whether or not you plan to attend the meeting in person. Shareholders who attend the special meeting may revoke their proxies and vote in person, if they so desire.

To make a timely election of closing merger consideration, please complete, sign and return the election form in the enclosed prepaid envelope. To be considered timely, election forms must be received by 5:00 p.m., central time, on the fifth business day before the effective time of the merger.

Appleton, Wisconsin January 27, 2016	By Order of the Board of Directors

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on? What is the proposed transaction?

A:	You are being asked to vote on the approval of a merger agreement that provides for County’s acquisition of Fox River Valley through the merger of Fox River Valley with and into County Acquisition LLC, a wholly-owned subsidiary of County, which we refer to as Merger Sub, and thereby to approve the merger. Following the transaction, County will dissolve Merger Sub and The Business Bank, Fox River Valley’s wholly-owned subsidiary, will become a wholly-owned subsidiary of County. At the effective time of the merger, the separate corporate existence of Fox River Valley will cease, and your shares of Fox River Valley common stock will solely evidence the right to the per share merger consideration.

Q:	What will Fox River Valley shareholders be entitled to receive in the merger?

A:	If the merger is completed, the shares of Fox River Valley common stock that you own immediately before the completion of the merger will be converted into the right to receive cash, shares of County common stock, or a combination of cash and shares of County common stock (in each case subject to possible proration and adjustment). Subject to possible downward adjustment and assuming that the reference price of County common stock is between $15.83 and $21.41 at closing, the aggregate merger consideration paid by County to Fox River Valley shareholders is expected to be $28,900,000. Subject to possible waiver of proration, County expects to pay 50% of the aggregate merger consideration in cash and 50% in shares of County common stock.

For each of your shares of Fox River Valley common stock, you will receive the per share merger consideration to be calculated as set forth in the merger agreement. The exchange ratio used to determine the number of shares of County common stock that you will be entitled to receive for each share of Fox River Valley common stock for which you elect to receive shares of County common stock will be determined based on the volume weighted average closing price of County common stock as reported on NASDAQ during the 10 trading day period ending on the second trading day prior to completion of the merger, subject to a minimum and maximum reference price of County common stock equal to $15.83 and $21.41, respectively.

Assuming no proration of or adjustment to the merger consideration and that the currently outstanding 1,633,862 shares of Fox River Valley common stock outstanding remain unchanged at the closing, based on a reference price of County common stock of $19.57, which is equal to the reference price of County common stock if it were calculated as if the closing date was January 26, 2016, the latest practicable date prior to the date of this proxy statement/prospectus, the merger consideration that a Fox River Valley shareholder would be entitled to receive for each share of Fox River Valley common stock, which we refer to as the per share merger consideration, would be $17.69 in cash for each share of Fox River Valley common stock for which a shareholder elects to receive all merger consideration in cash, which we refer to as a cash election. Based on the same assumptions, the per share merger consideration would be 0.9038 shares of County common stock for each share of Fox River Valley common stock for which a shareholder elects to receive all merger consideration in stock, which we refer to as a stock election. Based on the same assumptions, the per share merger consideration would be $8.84 in cash and 0.4519 shares of County common stock for each share of Fox River Valley common stock for which a shareholder elects to receive merger consideration half in cash and half in stock, which we refer to as a combination election. Assuming no proration of or adjustment to the merger consideration, if the reference price of County common stock were equal to (i) the minimum of $15.83, each share of Fox River Valley common stock for which a stock election is made would instead be entitled to 1.1174 shares of County common stock, and (ii) the maximum of $21.41, each share of Fox River Valley common stock for which a stock election is made would be entitled to 0.8262 shares of County common stock. For a description of how the per share merger consideration will be calculated, see “Description of the Merger Agreement—Consideration to be received in the merger.”

The foregoing merger consideration could be subject to downward adjustment if, at the time of closing, Fox River Valley’s total adjusted shareholders’ equity is less than $23,000,000. In such an event, there will be a dollar-for-dollar downward adjustment to the aggregate merger consideration equal to the amount of the shortfall, allocated equally to the cash and stock portions of the merger consideration. This adjustment is described more fully in this proxy statement/prospectus.

Q:	Will I get the form of consideration that I specify on my merger consideration election form?

A:	There can be no assurances that you will receive the merger consideration in exactly the form you specify on your election form. The merger agreement provides that all elections for cash consideration, stock consideration or the combination of cash and stock consideration are subject to proration. For example, if you elect to receive all cash consideration, depending on the elections made by other Fox River Valley shareholders, it is possible that you will receive a portion of the merger consideration in cash and a portion in stock. The same might be true if you elect to receive all stock consideration. Subject in each case to possible downward adjustment and assuming the reference price of County common stock is between $15.83 and $21.41, the cash portion of the merger consideration may not exceed approximately $14,450,000 and the stock portion of the merger consideration may not exceed the number of shares of County common stock with an aggregate value equal to approximately $14,450,000, in each case unless County waives such requirement. For a description of the possible proration of elections, see “Description of the Merger Agreement—Consideration to be received in the merger—Proration of Merger Consideration” on page 151.

Q:	How do I make an election for the merger consideration?

A:	You have been provided with an election form to select whether you desire to receive merger consideration in the form of cash, County common stock or a combination of cash and County common stock. The election form is separate from the proxy form and should be returned to the exchange agent for the merger, Computershare Trust Company, N.A., in the enclosed prepaid return envelope. Depending on the results of all shareholders’ elections, the amount of stock or cash you receive may be prorated under certain circumstances. The completed election form must be received by Computershare Trust Company, N.A. on or before 5:00 p.m., central time, on the fifth business day before the effective time of the merger, which we refer to as the election deadline. You should send in your stock certificates with your election form. The election form also serves as a letter of transmittal, so you should send the election form and letter of transmittal and your stock certificates to Computershare prior to the election deadline.

Note that each registered shareholder must complete and return a separate election form. This means that if you are a beneficial owner of shares held by various shareholders of record (for example, if you hold shares individually, and you also hold shares in your grantor trust or IRA), you must submit an election form for each of the shareholders of record holding your shares.

Q:	What if I fail to make an election specifying how I desire to receive the merger consideration?

A:	If you do not submit a properly completed election form by the fifth business day before the effective time of the merger, you will be deemed to have elected to receive the merger consideration in a combination of cash and County common stock for your shares of Fox River Valley common stock, subject to proration and adjustment.

Q:	Why do Fox River Valley and County want to engage in the merger?

A:	Fox River Valley believes that the merger will provide Fox River Valley shareholders with substantial benefits, and County believes that the merger will further its strategic growth plans. As a larger company, County can provide greater capital and resources and efficiencies from integrating the operations of The Business Bank into County’s existing operations and allow The Business Bank, subsequently operating as Investors Community Bank, to offer a broader array of products and services to better serve its banking customers. To review the reasons for the merger in more detail, see “The Merger—County’s reasons for the merger” on page 140 and “The Merger—Fox River Valley’s reasons for the merger and recommendation of the board of directors” on page 138.

Q:	What does the Fox River Valley board of directors recommend?

A:	Fox River Valley’s board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement, “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions it contemplates and “FOR” the authorization of the proxies named in the proxy card to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof. Fox River Valley’s board of directors has determined that the merger agreement and the merger are in the best interests of Fox River Valley and its shareholders. To review the background and reasons for the merger in greater detail, see pages 135 to 138.

Q:	What vote is required to approve the merger agreement?

A:	Approval of the merger agreement requires the affirmative vote of at least a majority of all the votes entitled to be cast. Abstentions and broker non-votes have the effect of votes against the approval of the merger agreement. On November 19, 2015, all of Fox River Valley’s directors agreed through a formal voting agreement to vote their shares of Fox River Valley common stock in favor of the merger at the special meeting. These shareholders and their affiliates owned approximately 33% of Fox River Valley’s common stock outstanding as of January 26, 2016. County’s shareholders will not be voting on the merger agreement. See “The Merger—Interests of certain persons in the merger” on page 144 and “The Merger—Voting and support agreement” on page 145.

Q:	What vote is required to approve the proposal to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions it contemplates?

A:	The proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, requires that the votes cast for the proposal exceed the votes cast against the proposal. In the absence of a quorum, holders of a majority of the shares of Fox River Valley common stock present in person or by proxy at the special meeting may adjourn the special meeting. Abstentions and broker non-votes have no effect on the proposal.

Q:	Why is my vote important?

A:	Fox River Valley shareholders are being asked to approve the merger agreement and thereby approve the merger. If you do not submit your proxy by mail or vote in person at the special meeting, it will be more difficult for Fox River Valley to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit your proxy or attend the special meeting will make it more difficult to achieve a quorum for the meeting and, if a quorum is present, could have the same effect as a vote against the merger agreement and make it more difficult to obtain approval of the merger agreement.

Q:	What do I need to do now? How do I vote?

A:	You may vote at the special meeting if you own shares of Fox River Valley common stock of record at the close of business on the record date for the special meeting, January 26, 2016. After you have carefully read and considered the information contained in this proxy statement/prospectus, please complete, sign, date and mail your proxy form in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not return a properly executed proxy form and do not vote at the special meeting, this will make it more difficult to achieve a quorum for the meeting.

You should not turn in your completed election form prior to the special meeting. The completed election form must be received by Computershare Trust Company, N.A. on or before 5:00 p.m., central time, on the fifth business day before the effective time of the merger.

Q:	How will my proxy be voted?

A:	If you complete, sign, date and mail your proxy form, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy form, but you do not indicate how you want to vote, your proxy will be voted FOR approval of the merger agreement and the other proposals in the notice.

Q:	Can I revoke my proxy and change my vote?

A:	You may change your vote or revoke your proxy prior to the special meeting by filing with the secretary of Fox River Valley a duly executed revocation of proxy or submitting a new proxy form with a later date. You may also revoke a prior proxy by attending the special meeting and voting in person by written ballot after giving written notice to the acting secretary of the special meeting or oral notice to the presiding officer during the special meeting. Voting in person at the special meeting alone will not revoke your prior proxy.

Q:	What if I oppose the merger? Do I have dissenters’ rights?

A:	Fox River Valley shareholders who do not vote in favor of approval of the merger agreement and otherwise comply with all of the procedures of Subchapter XIII of the Wisconsin Business Corporation Law, which we refer to as the WBCL, will be entitled to receive payment in cash of the fair value of their shares of Fox River Valley common stock as ultimately determined under the statutory process. A copy of this section of the WBCL is attached as Annex B to this document. This “fair value” could be more than the merger consideration but could also be less.

Q:	What are the tax consequences of the merger to me?

The merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended. As a qualified reorganization, the conversion of your shares of Fox River Valley common stock into County common stock in the merger will generally be tax-free for United States federal income tax purposes; however, you generally will recognize capital gain (but not loss) in an amount equal to the lessor of (i) the amount by which the fair market value of stock and cash received in the merger exceeds your tax basis in Fox River Valley common stock and (ii) the amount of cash you receive in the merger (excluding cash received in lieu of fractional shares). Additionally, you generally will recognize capital gain or loss on any cash that you receive in lieu of fractional shares of County’s common stock. You should consult with your tax adviser for the specific tax consequences of the merger to you. See “The Merger—Material U.S. federal income tax consequences of the merger” on page 141.

Q:	When and where is the special meeting?

A:	The Fox River Valley special meeting will take place on March 17, 2016, at 5:00 p.m., local time, at North Shore Golf Club, N8421 North Shore Road, Menasha, Wisconsin 54952.

Q:	Who may attend the meeting?

Only Fox River Valley shareholders on the record date may attend the special meeting. The record date for the special meeting is January 26, 2016. If you are a shareholder of record, you will need to present the proxy card that you received or another proof of identification in order to be admitted into the meeting.

Q:	Should I send in my stock certificates now?

A:	Yes. You should complete the election form and letter of transmittal that you receive to exchange your Fox River Valley stock certificates for the merger consideration. Please send the election form and letter of transmittal and your stock certificates to the exchange agent for the merger, Computershare Trust Company, N.A., in the envelope provided.

Q:	When is the merger expected to be completed?

A:	We will try to complete the merger as soon as reasonably possible. Before that happens, the merger agreement must be approved by Fox River Valley’s shareholders, and we must obtain the necessary regulatory approvals. Assuming Fox River Valley shareholders vote to approve the merger and adopt the merger agreement and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the merger agreement, we expect to complete the merger in the second quarter of 2016. See “Description of the Merger Agreement—Conditions to completion of the merger” on page 156.

Q:	Is completion of the merger subject to any conditions besides shareholder approval?

A:	Yes. The transaction must receive the required regulatory approvals, and there are other closing conditions that must be satisfied. See “Description of the Merger Agreement—Conditions to completion of the merger” on page 156

Q:	Are there risks I should consider in deciding to vote on the approval of the merger agreement?

A:	Yes, in evaluating the merger agreement, you should read this proxy statement/prospectus carefully, including the factors discussed in the section titled “Risk Factors” beginning on page 17.

Q:	Who can answer my other questions?

A:	If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact William C. Hodgkiss, Fox River Valley’s President and Chief Executive Officer, at (920) 739-2660.

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire proxy statement/prospectus carefully, including the annexes and the documents referred to or incorporated in this proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. See “Where You Can Find More Information” beginning on page 182.

Information about County and Fox River Valley (See pages 134 and 135)

County Bancorp, Inc.

860 North Rapids Road

P.O. Box 700

Manitowoc, Wisconsin 54221

(920) 686-9998

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and its wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin. The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches County has developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending. County also serves business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin. County’s customers are served from its full-service locations in Manitowoc and Stevens Point, and its loan production offices in Darlington, Eau Claire and Fond du Lac.

As of September 30, 2015, County had total assets of approximately $844.8 million, total loans and leases of approximately $704.0 million, total deposits of approximately $636.2 million and total shareholders’ equity of approximately $104.4 million.

County common stock is traded on the NASDAQ Global Market under the ticker symbol “ICBK.”

County Acquisition LLC

c/o County Bancorp, Inc.

860 North Rapids Road

P.O. Box 700

Manitowoc, Wisconsin 54221

(920) 686-9998

County Acquisition LLC, a Wisconsin limited liability corporation, is a wholly-owned subsidiary of County and was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Fox River Valley Bancorp, Inc.

5643 Waterford Lane

Appleton, Wisconsin 54913

(920) 739-2660

Fox River Valley Bancorp, Inc. is a single bank holding company that owns 100% of The Business Bank, Appleton, Wisconsin, with two banking locations in Appleton and Green Bay, Wisconsin. The Business Bank commenced its operations in 1999.

The Business Bank, Fox River Valley’s subsidiary bank, is a Wisconsin chartered bank and is regulated by the Wisconsin Department of Financial Institutions, which we refer to as the WDFI, and has deposit insurance through the Federal Deposit Insurance Corporation, or the FDIC. The bank provides traditional banking, trust and asset management services in its local market areas.

As of September 30, 2015, Fox River Valley had consolidated total assets of approximately $255.2 million, total loans and leases of approximately $152.3 million, total deposits of approximately $218.6 million and total shareholders’ equity of approximately $24.5 million. Fox River Valley is not a public company and, accordingly, there is no established trading market for Fox River Valley’s common stock.

The merger and the merger agreement (See page 149)

County’s acquisition of Fox River Valley is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, Fox River Valley will be merged with and into Merger Sub and will cease to exist. After the consummation of the merger, County intends to dissolve Merger Sub, and The Business Bank will be a wholly-owned subsidiary of County. The merger agreement is included as Annex A to this proxy statement/prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

What Fox River Valley shareholders will receive (See page 149)

If the merger is completed, the shares of Fox River Valley common stock that you own immediately before the completion of the merger will be converted into the right to receive cash, shares of County common stock, or a combination of cash and shares of County common stock (in each case subject to possible proration and adjustment). Subject to possible downward adjustment and assuming that the reference price of County common stock is between $15.83 and $21.41 at closing, the aggregate merger consideration paid by County to Fox River Valley shareholders is expected to be $28,900,000. Subject to possible waiver of proration, County expects to pay 50% of the aggregate merger consideration in cash and 50% in shares of County common stock.

For each of your shares of Fox River Valley common stock, you will receive the per share merger consideration to be calculated as set forth in the merger agreement. The exchange ratio used to determine the number of shares of County common stock that you will be entitled to receive for each share of Fox River Valley common stock for which you elect to receive shares of County common stock will be determined based on the volume weighted average closing price of County common stock as reported on NASDAQ during the 10 trading day period ending on the second trading day prior to completion of the merger, subject to a minimum and maximum reference price of County common stock equal to $15.83 and $21.41, respectively. Assuming no proration of or adjustment to the merger consideration and that the currently outstanding 1,633,862 shares of Fox River Valley common stock remain unchanged at the closing, based on a reference price of County common stock of $19.57, which is equal to the reference price of County common stock if it were calculated as if the closing date was January 26, 2016, the latest practicable date prior to the date of this proxy statement/prospectus, the merger consideration that a Fox River Valley shareholder would be entitled to receive for each share of Fox River Valley common stock would be $17.69 in cash for each share of Fox River Valley common stock for which a shareholder elects the cash election. Based on the same assumptions, the per share merger consideration would be 0.9038 shares of County common stock for each share of Fox River Valley common stock for which a shareholder elects the stock election. Based on the same assumptions, the per share merger consideration would be $8.84 in cash and 0.4519 shares of County common stock for each share of Fox River Valley common stock for which a shareholder elects the combination election. Assuming no proration of or adjustment to the merger consideration, if the reference price of County common stock were equal to (i) the minimum of $15.83, each share of Fox River Valley common stock for which a stock election is made would instead be entitled to 1.1174 shares of County common stock, and (ii) the maximum of $21.41, each share of Fox River Valley common stock for which a stock election is made would be entitled to 0.8262 shares of County common stock. For a description of how the per share merger consideration will be calculated, see “Description of the Merger Agreement—Consideration to be received in the merger.”

Fox River Valley may terminate the merger agreement if the reference price of County common stock as of the 15th business day prior to the closing date of the merger, which we refer to as the determination date, is less than $14.90 and, between the date of the merger agreement and the determination date, County common stock underperforms the SNL U.S. Bank Index by more than 20%, and County does not, within five business days of notice of such termination, notify Fox River Valley of its election to increase the cash portion of the merger consideration by the aggregate share amount (as defined in this proxy statement/prospectus) times the difference between the reference price of County common stock as of the determination date and either (i) $14.90, or (ii) the price reflective of County common stock underperforming the SNL U.S. Bank Index by 19.99%.

The foregoing merger consideration could be subject to downward adjustment if Fox River Valley’s total adjusted shareholders’ equity is less than $23,000,000 as of the closing date, as provided in the merger agreement. If Fox River Valley’s adjusted shareholders’ equity is less than that amount, then there will be a dollar-for-dollar downward adjustment to the merger consideration, allocated equally to the cash and stock portions of the merger consideration. For example, if Fox River Valley’s total adjusted shareholders’ equity at closing is $22,000,000, which is $1.0 million below the threshold, then the aggregate merger consideration will be reduced by $1.0 million to $27.9 million, which will be paid 50% in cash and 50% in shares of County common stock, which will reduce on a pro rata basis the amount of merger consideration paid to the shareholders. For a more detailed description of Fox River Valley’s adjusted shareholders’ equity, see “Description of the Merger Agreement—Consideration to be received in the merger—Potential Downward Adjustment to the Merger Consideration.”

As of the date of this proxy statement/prospectus, based on Fox River Valley’s internal projections and expected transaction expenses related to the merger, Fox River Valley’s management believes that Fox River Valley’s total adjusted shareholders’ equity at closing will exceed the $23,000,000 threshold. However, because projections are inherently uncertain and merger transaction expenses could be greater than originally anticipated, a risk exists that a downward adjustment to the merger consideration could be required.

There can be no assurances that you will receive the merger consideration in exactly the form you specify on your election form. The merger agreement provides that all elections for cash consideration, stock consideration or the combination of cash and stock consideration are subject to proration. For example, if you elect to receive all cash consideration, depending on the elections made by other Fox River Valley shareholders, it is possible that you will receive a portion of the merger consideration in cash and a portion in stock. The same might be true if you elect to receive all stock consideration. Subject in each case to possible downward adjustment and assuming the reference price of County common stock is between $15.83 and $21.41, the cash portion of the merger consideration may not exceed approximately $14,450,000, and the stock portion of the merger consideration may not exceed the number of shares of County common stock with an aggregate value equal to approximately $14,450,000, in each case unless County waives such requirement. For a description of the possible proration of elections, see “Description of the Merger Agreement—Consideration to be received in the merger—Proration of Merger Consideration.”

Fox River Valley shareholders will not receive fractional shares of County common stock. Instead, they will receive a cash payment for any fractional shares based on the reference price of County common stock.

Merger consideration election (See page 152)

With this proxy statement/prospectus, you have been provided with an election form in order to select whether you will receive merger consideration consisting of cash, County common stock or a combination of cash and shares of County common stock (in each case subject to possible proration and adjustment as described in this proxy statement/prospectus). The completed election form and letter of transmittal, along with Fox River Valley stock certificates, should be returned in the enclosed prepaid envelope and must be received by the exchange agent for the merger, Computershare Trust Company, N.A., by 5:00 p.m., central time, on the fifth business day before the effective time of the merger. Once made, elections are irrevocable. If your election form is not received by this deadline, you will be deemed to have elected to receive the combination of cash and County common stock.

Although the merger agreement provides that a separate letter of transmittal will be mailed to Fox River Valley shareholders after the completion of the merger for such shareholders to exchange their stock certificates for merger consideration, Fox River Valley and County have subsequently agreed to combine the election form with the letter of transmittal, which should be returned to Computershare by the election deadline. Fox River Valley shareholders who do not return their stock certificates with their election form and letter of transmittal prior to the election deadline will receive transmittal materials and instructions from the exchange agent after the merger is complete.

Material U.S. federal income tax consequences of the merger (See page 141)

The merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended. As a qualified reorganization, your receipt of shares of County common stock as part of the merger consideration generally will be tax free for United States federal income tax purposes; however, you generally will recognize capital gain (but not loss) in an amount equal to the lessor of (i) the amount by which the fair market value of stock and cash received in the merger exceeds your tax basis in Fox River Valley common stock and (ii) the amount of cash you receive in the merger (excluding cash received in lieu of fractional shares). Additionally, you generally will recognize capital gain or loss on any cash that you receive in lieu of fractional shares of County’s common stock. You are urged to consult your tax adviser for a full understanding of the federal, state, local and foreign tax consequences of the merger to you.

Reasons for the merger (See page 138)

Fox River Valley’s board of directors believes that the merger is in the best interests of Fox River Valley and its shareholders, has unanimously adopted the merger agreement, with the exception of one director who abstained because he may not be considered “disinterested” for purposes of the vote, and unanimously recommends that its shareholders vote “FOR” approval of the merger agreement.

In its deliberations and in making its determination, Fox River Valley’s board of directors considered numerous factors, including the following:

•	information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Fox River Valley and County and their subsidiary banks, both individually and as a combined company;

•	the perceived risks and uncertainties attendant to The Business Bank’s operation as an independent banking organization, including the risks and uncertainties related to the continuing low-interest rate environment, competition in The Business Bank’s market area, increased regulatory costs, increased marketing costs, increased technology costs, and increased capital requirements;

•	the aggregate merger consideration was priced at 118% of common book value as of September 30, 2015, which was within the price range determined to be appropriate by the board after discussions with representatives of Piper Jaffray & Co., which we refer to as Piper Jaffray;

•	Fox River Valley shareholders’ expressed interest to receive liquidity from their shares of common stock, and the lack of a market for Fox River Valley common stock;

•	the value to be received by Fox River Valley’s shareholders in the merger as compared to shareholder value projected for Fox River Valley as an independent entity;

•	the market value of County common stock prior to the execution of the merger agreement;

•	the fact that Fox River Valley, with the assistance of Piper Jaffray, conducted an extensive sale process, including communicating with 10 prospective bidders, executing confidentiality agreements with 6 prospective bidders, receiving formal bids from two of the prospective bidders and an informal bid from a third, and receiving two formal final bids for consideration, and the Fox River Valley board’s view that County’s proposal was more favorable than the alternatives available to Fox River Valley, including the other acquisition proposals submitted for and the alternative of continuing to operate as an independent, operating business;

•	County’s strategy to seek profitable future expansion in Fox River Valley’s trade area, leading to continued growth in overall shareholder value;

•	the fact that County, although publicly traded, maintains a community banking philosophy, and that Investors Community Bank is known to individuals and businesses in The Business Bank’s trade area, along with the fact that County indicated an intention to keep operational The Business Bank’s two current offices;

•	the fact that County is publicly held and the merger would provide access to a public trading market for Fox River Valley’s shareholders whose investments currently are in a privately held company, as well as enhanced access to capital markets to finance the combined company’s capital requirements;

•	the fact that Investors Community Bank is able to offer a wider array of retail and commercial products, which is expected to include mobile banking in the future, as well as investment management solutions to The Business Bank customers, and a larger lending limit to compete for more sizable transactions; and

•	the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

County’s board of directors concluded that the merger is in the best interests of County and its shareholders. In deciding to approve the merger, County’s board of directors considered a number of factors, including:

•	management’s view that the acquisition of Fox River Valley provides an attractive opportunity to expand into desirable markets, including Appleton and Green Bay, Wisconsin;

•	Fox River Valley’s complementary relationship-oriented community banking model, and its compatibility with County and its subsidiaries;

•	a review of the demographic, economic and financial characteristics of the markets in which Fox River Valley operates, including existing and potential competition and history of the market areas with respect to financial institutions;

•	management’s desire to diversify County’s portfolio and increase the aggregate amount of its loans by adding more commercial loans to allow County to continue to make and retain more agricultural loans without encroaching on its internal concentration limit;

•	management’s review of Fox River Valley’s business, operations, earnings and financial condition, including its management, capital levels and strong asset quality;

•	anticipated efficiencies to come from integrating certain of Fox River Valley’s operations into County’s existing operations; and

•	the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

Board recommendation to Fox River Valley’s shareholders (See page 138)

Fox River Valley’s board of directors believes that the merger of Fox River Valley with County is in the best interests of Fox River Valley and its shareholders. Fox River Valley’s board of directors unanimously recommends that you vote “FOR” the merger.

Interests of officers and directors of Fox River Valley in the merger may be different from, or in addition to, yours (See page 144)

When you consider the Fox River Valley board of directors’ recommendation to vote in favor of approval of the merger agreement, you should be aware that some of Fox River Valley’s or The Business Bank’s directors and officers may have interests in the merger that are different from, or in addition to, your interests as shareholders. Fox River Valley’s board of directors was aware of these interests and took them into account in approving the merger. For example, County intends to enter into an employment agreement or employment arrangement, which will be effective only upon the consummation of the merger, with each of William Hodgkiss, Matthew Kasdorf and David Kohlmeyer, pursuant to which they will be employed by Investors Community Bank upon the effective time of the merger. County has not yet entered into such employment agreements, so the terms of the employment agreements are not known at the time of this proxy statement/prospectus. Mr. Hodgkiss has agreed to assume the position of leader of business banking of Investors Community Bank, and Mr. Kasdorf has agreed to assume a senior credit position at Investors Community Bank. Additionally, Messrs. Hodgkiss, Kasdorf and Kohlmeyer and certain of Fox River Valley’s directors will be fully vested and paid out under The Business Bank’s Stock Appreciation Incentive Compensation Plan. The participants will be fully vested and cashed-out, and the plan terminated, prior to the merger, with anticipated payments to the officers and directors of Fox River Valley of an aggregate of approximately $1,458,243.

In addition, Messrs. Hodgkiss, Kasdorf and Kohlmeyer have previously entered into change in control agreements with The Business Bank. Immediately prior to the merger, Fox River Valley will terminate the change in control agreements and pay, or provide for the payment of, the change in control benefits currently expected to total approximately $912,462.

County has also agreed to indemnify and hold harmless the current and former directors and officers of Fox River Valley and its subsidiaries for all actions taken by them prior to the effective time of the merger, to the same extent as the indemnification currently provided by Fox River Valley and its subsidiaries under their respective organizational documents, and to provide such directors and officers with directors’ and officers’ liability insurance, subject to limits on availability and cost, for up to six years.

Fox River Valley shareholders will have dissenters’ rights in connection with the merger (See page 146)

Fox River Valley shareholders may assert dissenters’ rights in connection with the merger and, upon complying with the requirements of the WBCL, receive cash in the amount of the fair value of their shares instead of the merger consideration. This “fair value” could be more than the merger consideration but could also be less.

A copy of the section of the WBCL pertaining to dissenters’ rights is attached as Annex B to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

The merger and the performance of the combined company are subject to a number of risks (See page 17)

There are a number of risks relating to the merger and to the businesses of County, Fox River Valley and the combined company following the merger. See the “Risk Factors” beginning on page 17 of this proxy statement/prospectus for a discussion of these and other risks.

Fox River Valley shareholder approval will be required to complete the merger and approve the other proposals set forth in the notice (See page 40)

Assuming the presence of a quorum, approval of the merger agreement requires the affirmative vote of at least a majority of all the votes entitled to be cast. Approval of the proposal to adjourn the special meeting, if necessary, requires that the votes cast for the proposal exceed the votes cast against the proposal, if a quorum is present. In the absence of a quorum, the holders of a majority of the shares of Fox River Valley common stock present in person or by proxy may adjourn the special meeting. To satisfy the quorum requirements set forth in Fox River Valley’s bylaws, shareholders holding at least a majority of the voting power of the outstanding shares of Fox River Valley common stock entitled to vote at the special meeting must be present in person or by proxy at the special meeting. Shareholders may vote their shares in person at the special meeting or by signing and returning the enclosed proxy form.

On November 19, 2015, all of Fox River Valley’s directors committed through a formal voting agreement to vote their shares of Fox River Valley common stock in favor of the merger. As of January 26, 2016, these shareholders and their affiliates controlled 541,500 shares, constituting approximately 33% of the shares then outstanding. See “The Merger—Voting and support agreement” on page 145. Additionally, as of January 26, 2016, Fox River Valley’s directors, executive officers and their affiliates collectively controlled 552,575 shares, constituting approximately 34% of the shares then outstanding.

Fox River Valley special meeting (See page 40)

The special meeting of shareholders will be held at North Shore Golf Club, N8421 North Shore Road, Menasha, Wisconsin 54952 on March 17, 2016 at 5:00 p.m., local time. Fox River Valley’s board of directors is soliciting proxies for use at the special meeting. At the special meeting, Fox River Valley shareholders will be asked to vote on a proposal to approve the merger agreement.

Record date for the special meeting; revocability of proxies (See pages 40 and 41)

You may vote at the special meeting if you own shares of Fox River Valley common stock of record at the close of business on January 26, 2016. You will have one vote for each share of Fox River Valley common stock you owned on that date. You may change your vote or revoke your proxy prior to the special meeting by filing with the secretary of Fox River Valley a duly executed revocation of proxy or submitting a new proxy form with a later date. You may also revoke your proxy by attending the special meeting and voting in person by written ballot after giving written notice to the acting secretary of the special meeting or oral notice to the presiding officer during the special meeting. Voting in person at the special meeting alone will not revoke your prior proxy.

Completion of the merger is subject to regulatory approvals (See page 144)

The merger cannot be completed until County receives the necessary regulatory approval of the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the WDFI. County intends to submit applications with each of the Federal Reserve Bank of Chicago and the WDFI as promptly as possible.

Conditions to the merger (See page 156)

Closing Conditions for the Benefit of County. County’s obligations to close the merger are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of Fox River Valley in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•	performance by Fox River Valley in all material respects of its agreements under the merger agreement;

•	approval of the merger agreement at the meeting of Fox River Valley shareholders, with holders of less than 7.5% of shares of Fox River Valley common stock exercising dissenter’s rights;

•	no commenced or threatened litigation: (i) involving a challenge to, or seeking relief in connection with, the transactions contemplated by the merger agreement, or (ii) that may have the effect of preventing or delaying any of the transactions contemplated by the merger agreement;

•	receipt of all necessary regulatory approvals;

•	the registration statement, of which this proxy statement/prospectus is a part, concerning County common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

•	receipt of an opinion from Fox River Valley’s special counsel regarding the valid existence and the valid issuance of the capital stock of Fox River Valley, its authority to enter into the merger agreement and the due execution and delivery of the merger agreement by Fox River Valley, among other things;

•	receipt of a tax opinion from Barack Ferrazzano Kirschbaum & Nagelberg LLP that the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code;

•	receipt of an assignment and assumption agreement or supplemental indenture to effectuate the assignment by Fox River Valley of the assets, liabilities and obligations of Fox River Valley in connection with the trust preferred securities issued by a trust controlled by Fox River Valley;

•	no material adverse change in Fox River Valley since November 19, 2015;

•	receipt of all written consents required under any material contracts of Fox River Valley and all other written consents required to effect the transactions contemplated by the merger agreement;

•	approval of the listing of the shares of County common stock issuable pursuant to the merger agreement on NASDAQ;

•	receipt of other customary documents, certificates and instruments, including good standing certificates, certificates of regulatory authorities and secretary certificates;

•	receipt of a balance sheet of Fox River Valley, adjusted to reflect certain adjustments, specifications and charges, as set forth in the merger agreement; and

•	adjustment of the merger consideration, as applicable, as set forth in “Description of the Merger Agreement—Consideration to be received in the merger.”

Closing Conditions for the Benefit of Fox River Valley. Fox River Valley’s obligations to close the merger are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of County and Merger Sub in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•	performance by County and Merger Sub in all material respects of their agreements under the merger agreement;

•	the registration statement, of which this proxy statement/prospectus is a part, concerning County common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

•	approval of the merger agreement at the meeting of Fox River Valley shareholders;

•	no commenced or threatened litigation: (i) involving a challenge to, or seeking relief in connection with, the transactions contemplated by the merger agreement, or (ii) that may have the effect of preventing or delaying any of the transactions contemplated by the merger agreement, in either case that would have a material adverse effect on County;

•	receipt of other customary documents, certificates and instruments, including good standing certificates, certificates of regulatory authorities and secretary certificates;

•	receipt of a tax opinion from Boardman & Clark LLP that the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code;

•	receipt of an assignment and assumption agreement or supplemental indenture to effectuate the assumption by County of the assets, liabilities and obligations of Fox River Valley in connection with the trust preferred securities issued by a trust controlled by Fox River Valley; and

•	approval of the listing of the shares of County common stock issuable pursuant to the merger agreement on NASDAQ.

How the merger agreement may be terminated by County and Fox River Valley (See page 157)

County and Fox River Valley may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, County or Fox River Valley, as the case may be, may terminate the merger agreement as follows:

•	by either party if the other party has breached or failed to perform its obligations under the merger agreement, which breach or failure to perform would result in the failure of any of the closing conditions, provided its inability to satisfy the condition was not caused by the non-breaching party’s failure to meet any of its obligations under the merger agreement;

•	by either party if any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority;

•	by either party if the merger is not completed (other than through the failure of any party seeking to terminate the agreement to comply fully with its material obligations under the merger agreement) by June 30, 2016;

•	by either party if a court or regulatory authority has enjoined or prohibited any of the transactions contemplated in the merger agreement;

•	by County if Fox River Valley materially breaches any of its obligations with respect to soliciting alternative acquisition proposals or holding a meeting of its shareholders to approve the merger agreement;

•	by Fox River Valley in order to enter into an agreement with respect to an unsolicited superior proposal from a third party;

•	by County or Fox River Valley if, after the identification or confirmation of the presence of certain environmental conditions related to certain real property, the aggregate cost of remedying such conditions exceeds $500,000; or

•	Fox River Valley may terminate during the five business day period commencing on the determination date, if: (i) the volume weighted average closing price of County’s common stock for the ten consecutive trading days prior to the determination date is less than $14.90 per share; and (ii) the performance of County’s common stock underperforms the SNL U.S. Bank Index by more than 20%; provided, that County may offer to increase the cash portion of the merger consideration in such circumstance to prevent such a termination.

Termination fees and expenses may be payable under some circumstances (See page 158)

Generally, if the merger agreement is terminated by either Fox River Valley or County because the other party has committed a breach, subject to certain limitations, the breaching party will be required to pay the non-breaching party a termination fee of $750,000.

Under certain circumstances described in the merger agreement, including: (i) the breach by Fox River Valley of its agreement not to solicit alternative acquisition proposals or its covenant to hold a shareholder meeting to approve the merger agreement; (ii) the termination of the merger agreement by Fox River Valley in order to enter into an agreement with respect to an unsolicited superior proposal; or (iii) if the merger agreement is terminated because Fox River Valley has willfully breached or failed to perform its obligations under the merger agreement, and Fox River Valley enters into an agreement with a third party to acquire Fox River Valley within twelve months of such termination; County may be owed a $1.15 million termination fee from Fox River Valley. See “Description of the Merger Agreement—Termination fee.”

Voting and support agreement (See page 145)

On November 19, 2015, all of the directors of Fox River Valley agreed to vote all of their shares of Fox River Valley common stock in favor of the merger agreement at the special meeting. The voting and support agreement covers approximately 33% of Fox River Valley’s outstanding shares of common stock as of January 26, 2016. This voting and support agreement terminates if the merger agreement is terminated in accordance with its terms. A copy of the form of voting and support agreement is attached to this proxy statement/prospectus as Annex C.

Accounting treatment of the merger (See page 141)

The merger will be accounted for as a purchase transaction in accordance with accounting principles generally accepted in the United States.

Certain differences in County shareholder rights and Fox River Valley shareholder rights (See page 163)

County and Fox River Valley are both Wisconsin corporations. However, County’s amended and restated articles of incorporation and its amended and restated bylaws contain provisions that are different from Fox River Valley’s articles of incorporation and bylaws as currently in effect. Certain of these differences are described in detail in the section entitled “Comparison of Rights of County Shareholders and Fox River Valley Shareholders” beginning on page 163. After completion of the merger, Fox River Valley shareholders who receive shares of County common stock in exchange for their shares of Fox River Valley common stock will become County shareholders, and their rights will be governed by County’s amended and restated articles of incorporation and amended and restated bylaws, in addition to laws and requirements that apply to public companies.

County shares to be issued will be listed on NASDAQ (See page 159)

The shares of County common stock to be issued pursuant to the merger will be listed, as are currently issued shares of County common stock, on NASDAQ under the symbol “ICBK.”

Per share market price and dividend information

County common stock is listed on NASDAQ under the symbol “ICBK.” The table below shows, for the quarters indicated, based on published financial sources, the reported high and low sales prices of County’s common stock during the periods indicated, beginning on January 16, 2015, the first date of trading on NASDAQ, and the cash dividends paid per share of County common stock.

	High	Low	Dividends Paid
Year Ended December 31, 2016 (through January 26, 2016)
First Quarter	$19.89	$19.00	$—
Year Ended December 31, 2015 (beginning January 16, 2015)
Fourth Quarter	$24.20	$17.82	$0.04
Third Quarter	20.00	16.46	0.04
Second Quarter	20.33	17.90	0.04
First Quarter	21.70	15.20	0.04

The outstanding shares of Fox River Valley common stock are privately held and are not traded in any public market. The last transaction known by Fox River Valley’s management to occur prior to the date of this proxy/statement prospectus was on October 10, 2013, and the sales price was $12.00 per share. Fox River Valley has not paid dividends on its common stock since its inception in 1999, and does not anticipate paying dividends in the forseeable future. Fox River Valley is currently limited in its ability to pay dividends on its common stock pursuant to a board resolution required by the Federal Reserve. Under the resolution, Fox River Valley must obtain written approval from the Federal Reserve prior to paying dividends. See “Information About Fox River Valley—Information About Fox River Valley’s and The Business Bank’s Business—Regulatory Issues Facing The Business Bank and Fox River Valley—Board Resolution Limiting Certain Corporate Acts.” As of January 26, 2016, there were 156 record holders of Fox River Valley common stock.

On November 19, 2015, the last trading day before the public announcement of the signing of the merger agreement, the closing sale price per share of County common stock on NASDAQ was $19.00. On January 26, 2016, the latest practicable trading date before the date of this proxy statement/prospectus, the last sale price per share of County common stock on NASDAQ was $19.57. As of January 26, 2016, there were 288 record holders of County common stock.

Unaudited comparative per share data

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and revenue enhancement opportunities. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible business model changes as a result of current market conditions which may impact revenues, expense efficiencies, asset dispositions, share repurchases and other factors. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods nor is it indicative of the results of operations in future periods or the future financial position of the combined company. The Pro Forma Combined column for the year ended December 31, 2014, combines the historical income per share data of County and Fox River Valley giving effect to the transactions as if the merger, using the acquisition method of accounting, had become effective on January 1, 2014. The pro forma adjustments are based upon available information and certain assumptions that County’s management believes are reasonable. Upon completion of the merger, the operating results of Fox River Valley will be reflected in the consolidated financial statements of County on a prospective basis.

	County Bancorp, Inc. Historical	Fox River Valley Bancorp, Inc. Historical	Pro Forma Combined
Book value per share
Nine months ended September 30, 2015	$16.82	$14.94	$17.03
Year ended December 31, 2014	$16.01	$14.63	$16.45

Cash dividends paid per common share:
Nine months ended September 30, 2015	$0.12	$—	$0.12
Year ended December 31, 2014	$—	$—	$—

Diluted earnings per common share:
Nine months ended September 30, 2015	$1.34	$0.29	$1.26
Year ended December 31, 2014	$1.69	$0.34	$1.56

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Special Notes Concerning Forward-Looking Statements” on page 34, you should consider the following risk factors carefully in deciding whether to vote for approval of the merger agreement. Additional risks and uncertainties not presently known to County and Fox River Valley or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and County and Fox River Valley as a combined company.

Risks relating to the merger

Because there is no public market for Fox River Valley common stock, it is difficult to determine how the fair value of Fox River Valley common stock compares with the merger consideration.

The outstanding shares of Fox River Valley common stock are privately held and are not traded in any public market. This lack of a public market makes it difficult to determine the fair value of Fox River Valley. The merger consideration was determined based on negotiations between the parties and may not be indicative of the fair value of the shares of Fox River Valley common stock. However, Fox River Valley’s board of directors did obtain an opinion from a financial advisor regarding the fairness of the merger consideration, from a financial point of view, to the holders of Fox River Valley common stock.

County may be unable to successfully integrate Fox River Valley’s operations and may not realize the anticipated benefits of acquiring Fox River Valley.

County and Fox River Valley entered into the merger agreement with the expectation that County would be able to successfully integrate Fox River Valley’s operations and that the merger would result in various benefits, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, and involve a number of risks, any of which could adversely affect, County’s business, including:

•	difficulties in integrating Fox River Valley’s operations, technologies, products, existing contracts, accounting processes and personnel and realizing the anticipated synergies of the combined businesses;

•	difficulties in supporting and transitioning Fox River Valley’s customers;

•	diversion of financial and management resources from existing operations;

•	potential loss of key employees, customers and strategic alliances from either Fox River Valley’s or County’s current business;

•	assumption of unanticipated problems or latent liabilities; and

•	inability to generate sufficient revenue to offset acquisition costs.

Among the factors considered by the boards of directors of County and Fox River Valley in connection with their respective approvals of the merger agreement were the benefits that could result from the merger. County cannot give any assurance that these benefits will be realized within the time periods contemplated or even that they will be realized at all.

Fox River Valley will be subject to business uncertainties while the merger is pending, which could adversely affect its business.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Fox River Valley, and, consequently, the combined company. Although Fox River Valley intends to take steps to reduce any adverse effects, these uncertainties may impair Fox River Valley’s ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers and others that deal with Fox River Valley to seek to change their existing business relationships with Fox River Valley. Employee retention at Fox River Valley’s subsidiary bank may be challenging during the pendency of the merger, as employees may experience uncertainty about their roles with the bank or within the combined company following the merger.

Some of the directors and executive officers of Fox River Valley and The Business Bank have interests and arrangements that could have affected their respective decision to support or approve the merger.

The interests of some of the directors and executive officers of Fox River Valley and The Business Bank in the merger are different from, and may be in addition to, those of Fox River Valley shareholders generally and could have affected their decision to support or approve the merger. These interests include:

•	The change in control payments, pursuant to existing contracts, to each of William Hodgkiss, Matthew Kasdorf and David Kohlmeyer in connection with the merger;

•	The intention of County to enter into employment agreements or employment arrangements with each of Messrs. Hodgkiss, Kasdorf and Kohlmeyer in connection with the merger;

•	Messrs. Hodgkiss, Kasdorf and Kohlmeyer will be fully vested and paid out under The Business Bank’s Stock Appreciation Incentive Compensation Plan;

•	County’s agreement to provide officers and directors of Fox River Valley with continuing indemnification rights; and

•	County’s agreement to provide directors’ and officers’ insurance to the officers and directors of Fox River Valley for up to six years following the merger.

In addition, all of the directors of Fox River Valley have entered into a voting and support agreement that requires them to vote all of their shares of Fox River Valley common stock in favor of the merger agreement at the shareholders’ meeting. The voting and support agreement covers approximately 33% of Fox River Valley’s outstanding shares of common stock as of January 26, 2016.

As a result, a director may be more likely to recommend the approval of a merger agreement than if they did not have these interests. See “The Merger—Interests of certain persons in the merger.”

Because the merger consideration is subject to downward adjustment, the value of the merger consideration you receive in the merger may be less than you expect.

The merger consideration to be received by Fox River Valley shareholders at the closing of the merger is subject to downward adjustment by County if the balance sheet delivered to County by Fox River Valley at the closing reflects Fox River Valley’s total adjusted shareholders’ equity less than $23,000,000. For a description of the possible adjustment of the merger consideration, see “Description of the Merger Agreement—Consideration to be received in the merger—Potential Downward Adjustment to the Merger Consideration” on page 151.

Risks relating to the businesses of County and the combined company

Fox River Valley’s shareholders will not control County’s future operations.

Currently, Fox River Valley’s shareholders own 100% of Fox River Valley voting stock and have the power to approve or reject any matters requiring shareholder approval under Wisconsin law and Fox River Valley’s articles of incorporation and bylaws. After the merger, Fox River Valley shareholders are expected to become owners of less than 14.0% of the outstanding shares of County common stock. Even if all former Fox River Valley shareholders voted together on all matters presented to County’s shareholders, from time to time, the former Fox River Valley shareholders most likely would not have a significant impact on the approval or rejection of future County proposals submitted to a shareholder vote.

County is subject to specific market risks due to its focus on agricultural lending.

County primarily concentrates its lending activities in the state of Wisconsin, which is to some extent dominated by an agricultural economy. Historically, County’s senior management’s primary business lending experience has been in agricultural lending, with a specific expertise in and focus on dairy and dairy-related businesses. Although County attempts to maintain a diversified customer base and a diversified loan portfolio, County is more heavily dependent upon the agricultural economy than a typical commercial bank. At September 30, 2015, agricultural loans comprised $469.2 million, or approximately 66.6% of its total loan portfolio.

The agricultural economy is subject to certain risks that are either inherently volatile or are beyond County’s ability, or the ability of farmers or other participants in the agricultural economy, to predict or control. Some of these risks include, but are not limited to:

•	Weather-Related Risks. Severe weather, including such things as drought, hail, excessive rain or other natural disasters, could impact the quantity and quality of feed necessary to support County’s borrowers’ dairy operations and, in turn, increase their expenses. If significant adverse weather-related events occur, it could impair the ability of borrowers to repay outstanding loans or impair the value of collateral securing loans and cause significant property damage, which could either result in loss of revenue or cause County to incur additional expenses;

•	Disease-Related Risks. The operations of County’s dairy farm and dairy-related borrowers depend primarily on their cattle. If the livestock were to contract an illness or disease, the borrowers would incur additional expenses, and the viability of their operations may be compromised if the disease is not properly managed. The existence of a widespread livestock disease or pandemic could have a significant impact on County’s borrowers’ ability to repay outstanding loans or impair the value of collateral securing loans, which could either result in loss of revenue or cause County to incur additional expenses;

•	Real Property Value. County’s dairy farm and dairy-related borrowers tend to grow and produce much of their feed as opposed to purchasing it from third parties, unlike many dairy farmers in other parts of the country. While this means they are often less subject to fluctuations in feed prices, they require more land. Accordingly, declines in real property values in the areas in which County operates could result in a deterioration of the credit quality of County’s borrowers or an increase in the number of loan delinquencies, default and charge-offs, and could reduce the value of any collateral County realizes following a default on agricultural loans;

•	Market Prices. Agricultural markets are sensitive to real and perceived changes in supply and demand of agricultural products, and given that approximately 90% of County’s agricultural lending is to dairy farms, the credit quality of a substantial portion of County’s loan portfolio is closely related to the performance of, and supply and demand in, this sub-sector of the agricultural market. For example, the success of a dairy operation hinges in large part on the cost of feed and the price of milk. When feed costs are high and milk prices are low, it places a strain on County’s dairy borrowers’ business, which may impair their ability to repay their outstanding loans to County.

•	Governmental Policies and Regulations. County’s agricultural loans are dependent on the profitable operation and management of the farm properties securing the loans and their cash flows, and government policies and regulations (including the availability of price supports for crops and other agricultural products (in particular, milk), subsidies, or government-sponsored crop insurance) are outside the control of County’s borrowers and may affect the successful operation of a farm.

County’s focus on local markets and agricultural lending creates credit concentration risks.

Credit concentration risk is primarily related to the risk that a borrower will not be able to repay some or all of its obligations to County. Concentrations of credit risk occur when the aggregate amount owed by one borrower, a group of related borrowers, or borrowers within the same or related markets, industries or groups, represent a relatively large percentage of the total capital or total credit extended by a bank. Although each loan in a concentration may be of sound quality, concentration risks represent a risk not present when the same loan amounts are extended to a more diversified group of borrowers. Loans concentrated in one borrower depend, to a large degree, upon the financial capability and character of the individual borrower. Loans made to a group of related borrowers can be susceptible to financial problems experienced by one or a few members of that group. Loans made to borrowers that are part of the same or related industries or groups, or that are located in the same market area, can all be adversely impacted with respect to their ability to repay some or all of their obligations when adverse conditions prevail in the broader economy generally, in the market specifically or even within just the respective industries or groups. For example, lenders who focused on certain types of real estate lending experienced greater financial difficulties during the recent recession than more diversified lenders or those with concentrations other than real estate lending.

County’s lending is primarily to borrowers located or doing business in Wisconsin. Furthermore, at September 30, 2015, County had certain loan-type concentrations of credit risk, specifically in agricultural lending, which are described in more detail in the section of this proxy statement/prospectus entitled “Information About County—Information About County’s Business—Lending Activities” and “Information About County—Information About County’s Business—General—Market.” Because of the concentration of agricultural loans in County’s lending portfolio and the volume of County’s borrowers in regions dependent upon agriculture, County could be disproportionately affected relative to others because these high concentrations present a risk to County’s lending operations. If any of these borrowers becomes unable to repay their loan obligations for any reason, County’s nonperforming loans and County’s allowance for loan losses could increase significantly, which could have a material adverse effect on County’s business, financial condition and results of operations.

Our business is dependent on local economy, and a regional or local economic downturn affecting Wisconsin may magnify the adverse effects and consequences to us.

County operates as a community-oriented business bank, with a focus on servicing both business customers and individuals in County’s market areas, which include its headquarters in Manitowoc, a full-service branch in Stevens Point, and a loan production office in each of Eau Claire, Fond du Lac, Sheboygan and Darlington. Although County has a primary focus on agricultural and business banking, future growth opportunities will depend largely on market area penetration, market area growth and County’s ability to compete for traditional banking business within County’s market areas. County anticipates that as a result of this concentration, a downturn in the general economy in County’s market areas, including Wisconsin specifically, could increase the risk of loss associated with County’s loan portfolio. Although economic conditions in County’s markets have been generally stronger than those in other regions of the country recently, there can be no assurance that such conditions will continue to prevail.

Volatility in commodity prices may adversely affect County’s financial condition and results of operations.

At September 30, 2015, approximately 66.6% of County’s total loan portfolio was comprised of agricultural loans. Volatility in certain commodity prices, including milk, could adversely impact the ability of those borrowers to perform under the terms of their borrowing arrangements with County. In terms of the dairy industry, milk prices have fluctuated. For the 15-year period ended November 30, 2015, the per-year average All-Milk price (a weighted average price of all uses of milk in a particular milk order) in the United States paid to producers has ranged from an average low price of $12.11 per hundredweight (cwt) in 2002 to an average high price of $23.97 per cwt in 2014, according to the USDA National Agricultural Statistics. “Hundredweight” or “cwt” is a measure equal to 100 pounds of milk shipped. A decrease in milk prices may result in an increase in the number of non-performing loans in County’s agricultural portfolio, which could have a material adverse effect on County’s financial condition, earnings and capital.

County’s business is significantly dependent on the real estate markets where County operates, as a large portion of County’s loan portfolio is secured by real estate.

At September 30, 2015, approximately 66.9% of County’s aggregate loan portfolio, comprising its agriculture real estate loans (including agricultural construction loans), commercial real estate loans and residential real estate loans, was primarily secured by interests in real estate predominantly located in Wisconsin. Additionally, some of County’s other lending occasionally involves taking real estate as primary or secondary collateral. Real property values in Wisconsin may be different from, and in some instances worse than, real property values in other markets or in the United States as a whole, and may be affected by a variety of factors outside County’s control and the control of County’s borrowers, including national and local economic conditions generally. Declines in real property prices, including prices for farmland, commercial property and homes in Wisconsin, could result in a deterioration of the credit quality of County’s borrowers, an increase in the number of loan delinquencies, defaults and charge-offs, and reduced demand for County’s products and services generally. Moreover, declines in real property values in Wisconsin could reduce the value of any collateral County realizes following a default on these loans and could adversely affect County’s ability to continue to grow its loan portfolio consistent with County’s underwriting standards. County’s failure to effectively mitigate these risks could have a material adverse effect on County’s business, financial condition or result of operations.

Strong competition could hurt County’s earnings and slow growth.

County faces intense competition in making loans and attracting deposits. Price competition for loans and deposits sometimes results in County charging lower interest rates on County’s loans and paying higher interest rates on County’s deposits, which may reduce County’s net interest income. Competition also makes it more difficult and costly to attract and retain qualified employees. Many of the institutions with which County competes have substantially greater resources and lending limits than County has and may offer services that County does not provide. County also faces competition for agricultural loans from participants in the nationwide Farm Credit System and much larger regional, national and global banks. County expects competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of non-bank competition in the financial services industry. If County is not able to effectively compete in County’s market areas and targeted business segments, County’s profitability may be negatively affected.

County’s ability to maintain its reputation is critical to the success of County’s business, and the failure to do so may materially adversely affect County’s performance.

County has benefited from strong relationships with its customers, and also from its relationships with financial intermediaries. As a result, County’s reputation is an important component of its business. A key component of County’s business strategy is to leverage its reputation for customer service and knowledge of its customers’ needs and business to expand County’s presence by capturing new business opportunities from existing and prospective customers in and outside of its local market areas. County strives to conduct its business in a manner that enhances its reputation. County aims to enhance its reputation, in part, by recruiting, hiring and retaining employees who share its core values of being an integral part of the communities and markets County serves, who are able to connect with customers through on-site visits and knowledge of County’s customers’ business, and who care about and deliver superior service to County’s customers. If County’s reputation is negatively affected by the actions of its employees, by its inability to conduct its operations in a manner that is appealing to current or prospective customers, or by events beyond its control, County’s business and operating results may be adversely affected.

County’s commercial real estate and commercial and industrial loans generally carry greater credit risk than loans secured by owner occupied one-to-four family real estate, and County’s credit risk may increase if County succeeds in its plan to increase its commercial lending.

At September 30, 2015, $200.2 million, or approximately 28.4%, of County’s loan portfolio consisted of commercial real estate and commercial and industrial loans. Given their generally larger balances and the complexity of the underlying collateral, commercial real estate and commercial and industrial loans generally expose a lender to greater credit risk than loans secured by owner occupied one-to-four family real estate. For commercial real estate loans, the principal risk is that repayment is generally dependent on income from tenant leases being generated in amounts sufficient to cover operating expenses and debt service. For commercial and industrial loans, the principal risk is that repayment is generally dependent upon the successful operation of the borrower’s business. If loans that are collateralized by real estate or other business assets become troubled and the value of the collateral has been significantly impaired, then County may not be able to recover the full contractual amount of principal and interest that County anticipated at the time it originated the loan, which could cause County to increase its provision for loan losses and would adversely affect County’s operating results.

Changes in interest rates may hurt County’s earnings and asset value.

Like other financial institutions, County is subject to interest rate risk. County’s primary source of income is net interest income, which is the difference between interest earned on loans and investments (consisting primarily of loans and securities) and the interest paid on interest-bearing liabilities (consisting primarily of deposits and borrowings). Changes in both the general level of interest rates and in the difference between short-term and long-term rates can affect County’s net interest income. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond County’s control.

While County pursues an asset/liability strategy designed to mitigate its risk from changes in interest rates, including by seeking to originate variable rate loans and balancing the respective terms of assets and liabilities, changes in interest rates may still have a material adverse effect on County’s financial condition and results of operations. Changes in the level of interest rates also may negatively affect County’s ability to originate loans, the value of County’s assets and liabilities and County’s ability to realize gains from the sale of its assets, all of which could affect County’s earnings.

If County’s allowance for loan losses is not sufficient to cover actual loan losses, County’s earnings and capital could decrease.

At September 30, 2015, County’s allowance for loan losses, totaled $9.8 million, which represented 1.4% of gross loans. County makes various assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for its loans. In determining the amount of the allowance for loan losses, County reviews its loss and delinquency experience, and County evaluates other factors including, among other things, current economic conditions. If County’s assumptions are incorrect, or if delinquencies or non-performing loans increase, its allowance for loan losses may not be sufficient to cover losses inherent in its loan portfolio, which would require additions to County’s allowance, and could decrease County’s net income or reduce its capital.

In addition, County’s regulators, as an integral part of their examination process, periodically review the allowance for loan losses and may require County to increase the allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to charge off loans, which, net of any recoveries, would decrease the allowance for loan losses. Any such additional provisions for loan losses or charge-offs could have a material adverse effect on County’s financial condition and results of operations.

The dividend rate on County’s SBLF Preferred Stock will increase to 9.0% during the first quarter of 2016 if County has not redeemed the SBLF Preferred Stock, which would impact the net income available to holders of County common stock and earnings per share of County common stock.

The per annum dividend rate on the 15,000 shares of the Noncumulative Perpetual Preferred Stock, Series C, which we refer to as SBLF Preferred Stock, County sold to the U.S. Department of Treasury, or the U.S. Treasury, in connection with County’s participation in the U.S. Treasury’s Small Business Lending Fund, which we refer to as the SBLF Program, is currently 1.0%. During the first quarter of 2016, the per annum dividend rate will increase to a fixed rate of 9.0% if any SBLF Preferred Stock remains outstanding at that time. The total dividends paid on County’s SBLF Preferred Stock for each of the years ended December 31, 2014 and 2013 were $150,000. Assuming the increased dividend rate of 9.0% per annum and assuming County has not redeemed any of its SBLF Preferred Stock, the total dividends payable on County’s SBLF Preferred Stock would be $1.3 million for the 12-month period beginning in February 2016. Depending on County’s financial condition at the time, any such increase in the dividend rate could have a material negative effect on County’s financial condition, including reducing County’s net income available to holders of County common stock and County’s earnings per share. County has given notice of redemption to the holders of the SBLF Preferred Stock and, subject to regulatory approval, intends to redeem the SBLF Preferred Stock in the first quarter of 2016.

Failure to pay dividends on County’s SBLF Preferred Stock may have negative consequences, including limiting County’s ability to pay dividends in the future.

County’s SBLF Preferred Stock pays a noncumulative quarterly dividend in arrears. Such dividends are not cumulative but County may only declare and pay dividends on County common stock (or any other equity securities junior to the SBLF Preferred Stock) if County has declared and paid dividends on the SBLF Preferred Stock for the current dividend period. Moreover, County’s ability to pay dividends is always subject to legal and regulatory restrictions. Any payment of dividends in the future will depend, in large part, on County’s earnings, capital requirements, financial condition and other factors considered relevant by County’s board of directors. There is no assurance that Count will pay dividends on its common stock in the future, or that if County does pay dividends, that such dividends will continue.

County relies on the accuracy and completeness of information about its customers and counterparties, and inaccurate or incomplete information could subject County to various risks.

In deciding whether to extend credit or enter into other transactions with its customers and counterparties, County may rely on information furnished by or on behalf of customers and counterparties, including financial statements and other financial information. County may also rely on representations as to the accuracy and completeness of such information and, with respect to financial statements, on reports of independent auditors.

While County strives to verify the accuracy and sufficiency of such information, if this information is inaccurate or incomplete, County may be subject to loan losses, regulatory action, reputational harm, or other adverse effects on the operation of its business, results of operations, or financial condition.

County depends on its management team to implement its business strategy and on its relationship managers to maintain and grow its agricultural and commercial relationships; County could be harmed by the loss of their services.

County is dependent upon the services and expertise of its founders and the other members of its management team who direct its strategy and operations, especially relating to County’s agricultural lending focus, and County has benefited from its management’s extensive banking knowledge and experience in this regard. County also relies heavily upon the talents, experience and customer relationships of its loan officers and has benefited from their expertise and relationship-building skills, especially with respect to County’s agricultural and commercial lending. Members of County’s executive management team and its seasoned loan officers could be difficult to replace. County’s loss of the services of one or more of these persons, or its inability to hire additional qualified personnel, could impact County’s ability to implement its business strategy and could have a material adverse effect on County’s business and results of operations.

Limits on County’s ability to use brokered deposits as part of its funding strategy may adversely affect its ability to grow.

A “brokered deposit” is any deposit that is obtained from or through the mediation or assistance of a deposit broker, which includes larger correspondent banks and securities brokerage firms. These deposit brokers attract deposits from individuals and companies throughout the country and internationally whose deposit decisions are based almost exclusively on obtaining the highest interest rates. County has used brokered deposits in the past, and County intends to continue to use brokered deposits as one of its funding sources to support future growth. At September 30, 2015, brokered deposits represented approximately 24.9% of its total deposits and equaled $158.3 million. There are risks associated with using brokered deposits. In order to continue to maintain its level of brokered deposits, County may be forced to pay higher interest rates than contemplated by its asset-liability pricing strategy. In addition, banks that become less than “well capitalized” under applicable regulatory capital requirements may be restricted in their ability to accept or prohibited from accepting brokered deposits. If this funding source becomes more difficult to access, County will have to seek alternative funding sources in order to continue to fund its growth. This may include increasing County’s reliance on the Federal Home Loan Bank of Chicago, or FHLB, borrowings, attempting to attract non-brokered deposits, reducing County’s available for sale securities portfolio and selling loans. There can be no assurance that brokered deposits will be available, or if available, sufficient to support County’s continued growth.

A lack of liquidity could adversely affect County’s ability to fund operations and meet its obligations as they become due.

Liquidity is essential to County’s business. Liquidity risk is the potential that County will be unable to meet its obligations as they come due because of an inability to liquidate assets or obtain adequate funding. The primary sources of County’s liquidity are customer deposits and loan repayments, in addition to borrowings. County’s access to deposits and other funding sources in adequate amounts and on acceptable terms is affected by a number of factors, including rates paid by competitors, returns available to customers on alternative investments and general economic conditions. Any decline in available funding could adversely impact County’s ability to originate loans, invest in securities, meet its expenses, pay dividends to its shareholders, or to fulfill obligations such as repaying ours borrowings or meeting deposit withdrawal demands, any of which could have a material adverse impact on County’s business, financial condition, results of operations and growth prospects.

County incurs significant costs as a result of operating as a public company, and its management is required to devote substantial time to new compliance initiatives relating to its financial and accounting systems, procedures and controls in order to satisfy its new public company reporting requirements.

As a public company, County incurs significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after it is no longer an “emerging growth company.” County has made, and will continue to make, changes to its internal controls and procedures for financial reporting and accounting systems to meet its reporting obligations as a stand-alone public company, and County expects that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on its management team. These obligations increase County’s operating expenses and could divert management’s attention from other aspects of its business. However, the measures County takes may not be sufficient to satisfy its obligations as a public company. County is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC and NASDAQ, except for such requirements that County may elect not to comply with during the period it is an emerging growth company, which could require it to further upgrade its systems and/or hire additional staff, which would increase its operating costs. County’s management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, County expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs may cause County to incur losses. County cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for County to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

County is dependent on its information technology and telecommunications systems and third-party service providers, and systems failures, interruptions or breaches of security could have a material adverse effect on County’s financial condition and results of operations and damage County’s reputation.

County’s business is highly dependent on the successful and uninterrupted functioning of its information technology and telecommunications systems and third-party service providers. County outsources many of its major systems, such as data processing and deposit processing systems. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt County’s operations. Because County’s information technology and telecommunications systems interface with and depend on third-party systems, County could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If sustained or repeated, a system failure or service denial could result in a deterioration of County’s ability to provide customer service, compromise its ability to operate effectively, damage its reputation, result in a loss of customer business and/or subject County to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on County’s financial condition and results of operations.

In addition, County provides its customers the ability to bank remotely, including online over the internet. The secure transmission of confidential information is a critical element of remote banking. County’s network could be vulnerable to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches. County may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by these incidents. Further, County outsources some of the data processing functions used for remote banking, and accordingly County is dependent on the expertise and performance of its third-party providers. To the extent that County’s activities, the activities of its customers, or the activities of its third-party service providers involve the storage and transmission of confidential information, security breaches and viruses could expose County to claims, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in County’s systems and could adversely affect its reputation, results of operations and ability to attract and maintain customers and businesses. In addition, a security breach could also subject County to additional regulatory scrutiny, expose County to civil litigation and possible financial liability and cause reputational damage, any or all of which could have a material adverse effect on its business.

County relies on other companies to provide certain key components of its business infrastructure.

Third-party service providers provide certain key components of County’s business infrastructure, such as data processing and deposit processing systems, mobile payment systems, internet connections, and network access. While County has selected these third-party service providers carefully, it does not control their operations. Any failure by these third parties to perform or provide agreed-upon goods and services for any reason or their poor performance of services, could adversely affect County’s ability to deliver products and services to its customers and otherwise to conduct its business. Replacing these third-party service providers could also entail significant delay and expense.

County may face risks with respect to other future acquisitions.

Following the integration of Fox River Valley, County may continue to attempt to expand its business in Wisconsin or other states through mergers and acquisitions. As with the merger with Fox River Valley, County anticipates that it will seek targets that are culturally similar to it, have experienced management and possess either significant market presence or have potential for improved profitability through economies of scale or expanded services. In addition to the general risks associated with County’s growth plans, acquiring other banks, businesses or branches involves various risks commonly associated with acquisitions, including, among other things, the risks with the Fox River Valley transaction and other possible risks such as:

•	the time and costs associated with identifying and evaluating potential acquisition and merger targets;

•	unexpected delays, complications or expenses resulting from regulatory approval requirements or other conditions to closing;

•	inaccuracies in the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution;

•	the time and costs of evaluating new markets, hiring experienced local management, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	County’s ability to finance an acquisition and possible dilution to its existing shareholders;

•	the diversion of County’s management’s attention to the negotiation of a transaction;

•	the incurrence of an impairment of goodwill associated with an acquisition and adverse effects on County’s results of operations;

•	entry into new markets where County lacks experience; and

•	risks associated with integrating the operations and personnel of the acquired business in a manner that permits growth opportunities and does not materially disrupt existing customer relationships or result in decreased revenues resulting from any loss of customers.

With respect to the risks particularly associated with the integration of an acquired business, County may encounter a number of difficulties, such as: (i) customer loss and revenue loss; (ii) the loss of key employees; (iii) the disruption of County’s operations and business; (iv) County’s inability to maintain and increase competitive presence; (v) possible inconsistencies in standards, control procedures and policies; and/or (vi) unexpected problems with costs, operations, personnel, technology and credit.

In addition to the risks posed by the integration process itself, the focus of management’s attention and effort on integration may result in a lack of sufficient management attention to other important issues, causing harm to County’s business. Also, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit County’s successful integration of an acquired business.

County expects to continue to evaluate merger and acquisition opportunities that are presented to it and conduct due diligence activities related to possible transactions with other financial institutions. As a result, merger or acquisition discussions and, in some cases, negotiations may take place and future mergers or acquisitions involving cash, debt or equity securities may occur at any time. County does not expect to comment publicly on possible acquisitions or business combinations until it has signed a definitive agreement for the transaction. Historically, acquisitions of non-failed financial institutions involve the payment of a premium over book and market values, and, therefore, some dilution of County’s book value and net income per share may occur in connection with any future transaction. Failure to realize the expected revenue increases, cost savings, increases in geographic or product presence and/or other projected benefits from an acquisition could have a material adverse effect on County’s business, financial condition, results of operations and growth prospects.

If County fails to successfully keep pace with technological change, its business could be materially adversely affected.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. County’s future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in its operations. Failure to successfully keep pace with technological change affecting the financial services industry generally, and virtual banking in particular, could have a material adverse impact on County’s business and, in turn, County’s financial condition and results of operations.

County’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon completion of its intial public offering, County became subject to the periodic reporting requirements of the Exchange Act. County designed its disclosure controls and procedures to reasonably assure that information County must disclose in reports it files or submits under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. County believes that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in County’s control system, misstatements due to error or fraud may occur and not be detected and any failure or circumvention of County’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on County’s business results of operations and financial condition.

If County’s risk management framework does not effectively identify or mitigate its risks, County could suffer losses.

County’s risk management framework seeks to mitigate risk and appropriately balance risk and return. County has established processes and procedures intended to identify, measure, monitor and report the types of risk to which it is subject, including credit risk, operations risk, compliance risk, reputation risk, strategic risk, market risk and liquidity risk. County seeks to monitor and control its risk exposure through a framework of policies, procedures, monitoring and reporting requirements. There may be risks that exist, or that develop in the future, that County has not appropriately anticipated, identified or mitigated. If County’s risk management framework does not effectively identify or mitigate its risks, County could suffer unexpected losses and could be materially adversely affected.

Risks related to an investment in County common stock

There may be a limited trading market in County common stock, which would hinder your ability to sell County common stock and may lower the market price of the stock.

In January 2015, County common stock was listed on NASDAQ under the symbol “ICBK”. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within County’s control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, County’s public “float,” which is the total number of County’s outstanding shares less shares held by County’s directors and executive officers, if any, may be quite limited. As a result, it is unlikely that an active trading market for County common stock will develop or that, if it develops, it will continue. If you hold shares of County common stock, you may not be able to sell them at a price equal to or in excess of your per share purchase price or implied value from the merger. Holders of County common stock should have long-term investment intent and should recognize that there is a limited trading market in County common stock. The limited market for County common stock may make it difficult to sell County common stock and may have an adverse impact on the price at which County common stock can be sold.

Anti-takeover provisions in County’s charter documents and under Wisconsin law could make an acquisition of County, which may be beneficial to County’s shareholders, more difficult and may prevent attempts by County’s shareholders to replace or remove County’s current management and limit the market price of County common stock.

Provisions in County’s amended and restated articles of incorporation and County’s amended and restated bylaws may have the effect of delaying or preventing a change of control or changes in County’s management. County’s amended and restated articles of incorporation and amended and restated bylaws include provisions that:

•	authorize County’s board of directors to issue, without further action by the shareholders, up to 570,000 shares of undesignated preferred stock;

•	establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of County’s shareholders, including proposed nominations of persons for election to County’s board of directors;

•	establish that County’s board of directors is divided into two to three classes, with each class serving staggered three year terms;

•	provide that County’s directors may be removed only for cause;

•	provide that vacancies on County’s board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

•	specify that no shareholder is permitted to cumulate votes at any election of directors.

These provisions may frustrate or prevent any attempts by County’s shareholders to replace or remove County’s current management by making it more difficult for shareholders to replace members of County’s board of directors, which is responsible for appointing the members of County’s management. In addition, because County is incorporated in Wisconsin, the Wisconsin control share acquisition statute and Wisconsin’s “fair price” and “business combination” provisions, in addition to other provisions of Wisconsin law, would apply and limit the ability of an acquiring person to engage in certain transactions or to exercise the full voting power of acquired shares under certain circumstances. As a result, offers to acquire County, which may represent a premium over the available market price of County common stock, may be withdrawn or otherwise fail to be realized.

County is an “emerging growth company,” as defined in the JOBS Act and is able to avail itself of reduced disclosure requirements applicable to emerging growth companies, which could make County common stock less attractive to investors and adversely affect the market price of County common stock.

For so long as County remains an “emerging growth company,” as defined in the Jumpstart our Business Startups Act, or the JOBS Act, County may take advantage of certain exemptions from various requirements applicable to public companies that are not “emerging growth companies” including:

•	the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that County’s independent registered public accounting firm audit the effectiveness of its internal control over financial reporting;

•	the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of County’s chief executive officer;

•	the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Exchange Act and instead provide a reduced level of disclosure concerning executive compensation; and

•	any rules that the Public Company Accounting Oversight Board may adopt requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

County may take advantage of these exemptions until it is no longer an “emerging growth company.” County would cease to be an “emerging growth company” upon the earliest of: (i) the first fiscal year following the fifth anniversary of its initial offering; (ii) the first fiscal year after its annual gross revenues are $1 billion or more; (iii) the date on which it has, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of County common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

County cannot predict if investors will find County common stock less attractive because it may rely on these exemptions. If some investors find County common stock less attractive as a result, there may be a less active trading market for County common stock, and County’s stock price may be more volatile and may decline.

County common stock is equity and is subordinate to County’s existing and any future indebtedness.

Shares of County common stock represent equity interests in County and do not constitute indebtedness. Accordingly, the shares of County common stock are subordinate to County’s existing junior subordinated debentures with respect to the payment of dividends and the distribution of assets upon liquidation and rank junior to all of County’s existing and future indebtedness and to other non-equity claims against County with respect to assets available to satisfy claims against it, including in County’s liquidation.

County’s board of directors may issue shares of preferred stock that would adversely affect the rights of County’s common shareholders.

County’s authorized capital stock includes 600,000 shares of preferred stock, which includes: (i) 15,000 shares of Series B Nonvoting Noncumulative Perpetual Preferred Stock, which we refer to as Series B Preferred Stock, that are authorized, of which 8,000 shares are outstanding; (ii) 15,000 shares of SBLF Preferred Stock issued to the U.S. Treasury under the SBLF Program that are issued and outstanding; and (iii) 570,000 shares of preferred stock that are not classified. The SBLF Preferred Stock has rights that may be adverse to County’s common shareholders, including priority with regard to any dividends paid by County and any payment received in liquidation. County’s board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock. Subject to limitations imposed by law or County’s amended and restated articles of incorporation, County’s board of directors is empowered to determine:

•	the designation of, and the number of, shares constituting each series of preferred stock;

•	the dividend rate for each series;

•	the terms and conditions of any voting, conversion and exchange rights for each series;

•	the amounts payable on each series on redemption or County’s liquidation, dissolution or winding-up;

•	the provisions of any sinking fund for the redemption or purchase of shares of any series; and

•	the preferences and the relative rights among the series of preferred stock.

County could issue preferred stock with voting and conversion rights that could adversely affect the voting power of the shares of County common stock and with preferences over County common stock with respect to dividends and in liquidation.

County’s stock price may be volatile.

Stock price volatility may negatively impact the price at which County common stock may be sold, and may also negatively impact the timing of any sale. County’s stock price may fluctuate widely in response to a variety of factors including the risk factors described herein and, among other things:

•	actual or anticipated variations in quarterly operating results;

•	recommendations by securities analysts, including estimates of County’s financial performance or lack of research and reports by industry analysts;

•	operating and stock price performance of other companies that investors deem comparable to County;

•	news reports relating to trends, concerns and other issues in the financial services industry, such as cyber-attacks;

•	new technology used, or services offered, by competitors;

•	variations in milk or other commodity prices;

•	perceptions in the marketplace regarding County and/or its competitors;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving County or its competitors;

•	failure to integrate acquisitions or realize anticipated benefits from acquisitions;

•	additional investments from third parties;

•	issuance of additional shares of stock;

•	changes in government regulations; or

•	geo-political conditions such as acts or threats of terrorism, pandemics or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations, could also cause County’s stock price to decrease regardless of County’s operating results.

Shares of County common stock are not insured deposits and may lose value.

Shares of County common stock are not insured deposits or other obligations of any bank and are not insured by the FDIC or any other governmental agency and are subject to investment risk, including possible loss of principal.

Securities analysts may not initiate or continue coverage on County common stock.

The trading price of County common stock depends in part on the research and reports that securities analysts publish about County and its business. County does not have any control over these securities analysts, and they may not cover County common stock. If securities analysts do not cover County common stock, the lack of research coverage may adversely affect County common stock’s market price. If County is covered by securities analysts, and County common stock is the subject of an unfavorable report, the price of County common stock may decline. If one or more of these analysts cease to cover County or fail to publish regular reports on County, it could lose visibility in the financial markets, which could cause the price or trading volume of County common stock to decline.

Risks related to County’s industry

Financial reform legislation will result in new regulations that are expected to increase County’s costs of operations.

County is subject to extensive regulation, supervision and examination by the Federal Reserve, the FDIC and the WDFI. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations or legislation, could have a material impact on County and its operations.

The Dodd-Frank Act was enacted on July 21, 2010. The Dodd-Frank Act represented a significant overhaul of many aspects of the regulation of the financial-services industry. Among other things, the Dodd-Frank Act created a new federal Consumer Financial Protection Bureau, tightened capital standards, and generally increased oversight and regulation of financial institutions and financial activities.

In addition to the self-implementing provisions of the statute, the Dodd-Frank Act calls for more than 300 administrative rulemakings by various federal agencies to implement various parts of the legislation. While some rules have been finalized or issued in proposed form, many have yet to be proposed. It is impossible to predict when additional rules will be issued or finalized, and what the content of such rules will be. County will have to apply resources to ensure that it is in compliance with all applicable provisions of the Dodd-Frank Act and any implementing rules, which may increase County’s costs of operations and adversely impact County’s earnings. The Dodd-Frank Act and any implementing rules that are ultimately issued could have adverse implications on the financial industry, the competitive environment, and/or County’s ability to conduct business.

County has and will become subject to more stringent capital requirements, which may adversely impact its return on equity or constrain County from paying dividends or repurchasing shares.

In July 2013, each of the U.S. federal banking agencies adopted final rules implementing the recommendations of the International Basel Committee on Bank Supervision to strengthen the regulatory capital requirements of all banking organizations in the United States. The new capital framework, which we refer to as Basel III, ultimately will replace the existing regulatory capital rules for all banks, savings associations and U.S. bank holding companies with greater than $500 million in total assets, and all savings and loan holding companies. The final Basel III rules became effective for County and Investors Community Bank on January 1, 2015, and the rules will be fully phased-in by January 1, 2019.

Basel III creates a new regulatory capital standard based on Tier 1 common equity and increases the minimum leverage and risk-based capital ratios applicable to all banking organizations. Basel III also changes how a number of the regulatory capital components are calculated. Any significant increase in County’s capital requirements could reduce its growth and profitability and materially adversely affect County’s business, financial condition, results of operations and growth prospects. For more information about the regulations to which County is subject, see the section of this proxy statement/prospectus entitled “Information About County—Information About County’s Business—Supervision and Regulation.”

County’s growth or future losses may require it to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

County is required by its regulators to maintain adequate levels of capital to support its operations. County believes that the net proceeds that County raised in its initial public offering are sufficient to permit Investors Community Bank to maintain regulatory capital compliance for the foreseeable future. Nonetheless, County may at some point need to raise additional capital to support continued growth or to address losses.

County’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside of its control, and on County’s financial condition and performance. Accordingly, County may not be able to raise additional capital if needed on terms that are acceptable to it or at all. If County cannot raise additional capital when needed, its operations and its financial condition could be materially and adversely affected. In addition, if County is unable to raise additional capital when required by the Federal Reserve, it may be subject to adverse regulatory action.

Increased FDIC insurance assessments could significantly increase County’s expenses.

The Dodd-Frank Act eliminated the maximum Deposit Insurance Fund ratio of 1.5% of estimated deposits, and the FDIC has established a long-term ratio of 2.0%. The FDIC has the authority to increase assessments in order to maintain the Deposit Insurance Fund ratio at particular levels. In addition, if County’s regulators issue downgraded ratings of Investors Community Bank in connection with their examinations, the FDIC could impose significant additional fees and assessments on County which could significantly increase its expenses.

County faces a risk of noncompliance with and enforcement actions under the Bank Secrecy Act and other anti-money laundering statutes and regulations.

County maintains systems and procedures designed to ensure that it complies with applicable laws and regulations. The federal Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the PATRIOT Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the U.S. Treasury to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. Federal and state bank regulators also have begun to focus on compliance with Bank Secrecy Act and anti-money laundering regulations. If County’s policies, procedures and systems are deemed deficient, County would be subject to liability, including fines and regulatory actions such as restrictions on its ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of its business plan, including future acquisition plans, which would negatively impact County’s business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for County.

Changes in accounting standards and policies may negatively affect County’s performance.

County’s accounting policies and methods are fundamental to how it records and reports its financial condition and results of operations. From time to time there are changes in the financial accounting and reporting standards that govern the preparation of County’s financial statements. These changes can be difficult to predict and can materially impact how County reports and records its financial condition and results of operations. In some cases, County could be required to apply a new or revised accounting standard retroactively, which could have a negative impact on its reported results.

County’s ability to pay dividends is dependent upon Investors Community Bank’s performance.

County’s only source of funds to pay dividends is dividends or other distributions it may receive directly from Investors Community Bank. County’s payment of dividends in the future, if any, will be subject to legal, regulatory and contractual restrictions (including with respect to its SBLF Preferred Stock and junior subordinated debentures (and related trust preferred securities), which are senior to its shares of preferred and common stock and have a preference on dividends), and will also depend on Investors Community Bank’s earnings, capital requirements, financial condition and other factors considered relevant by County’s board of directors. Dividends are payable on shares at the discretion of County’s board of directors, subject to the provisions of the WBCL and any regulatory restrictions.

County is subject to examinations and challenges by tax authorities that may be costly and time-consuming and may require expensive remedial action or other costs.

In the normal course of business, County and Investors Community Bank are routinely subject to examinations and challenges from federal and state tax authorities regarding the amount of taxes due in connection with investments that both entities have made and the businesses in which they have engaged. Federal and state taxing authorities have over the past few years become increasingly aggressive in challenging tax positions taken by financial institutions. These tax positions may relate to tax compliance, sales and use, franchise, gross receipts, payroll, property and income tax issues, including tax base, apportionment and tax credit planning. The challenges made by tax authorities may result in adjustments to the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions. If not resolved in County’s favor, such challenges could have an adverse effect on County’s financial condition and results of operations.

SPECIAL NOTES CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as “may,” “might,” “will,” “would,” “should,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “probable,” “potential,” “possible,” “target,” “continue,” “look forward,” or “assume” and words of similar import. Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. Forward-looking statements are not guarantees of future performance, and County cautions you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this report, and County undertakes no obligation to update any forward-looking statements contained in this report to reflect new information or events or conditions after the date hereof.

Forward-looking statements are subject to certain risks, uncertainties and assumptions, including, but not limited to: expected synergies, cost savings and other financial or other benefits of the proposed transaction between County and Fox River Valley might not be realized within the expected timeframes or might be less than projected; the requisite shareholder and regulatory approvals for the proposed transaction between County and Fox River Valley might not be obtained; credit and interest rate risks associated with County’s and Fox River Valley’s respective businesses, customer borrowing, repayment, investment and deposit practices, and general economic conditions, either nationally or in the market areas in which County and Fox River Valley operate or anticipate doing business, may be less favorable than expected; new regulatory or legal requirements or obligations; and other risks, uncertainties and assumptions identified under the sections entitled “Risk Factors” on page 17, “Information About County—County Management’s Discussion and Analysis of Financial Condition and Results of Operations-September 30, 2015” on page 63 and “Information About County—County Management’s Discussion and Analysis of Financial Condition and Results of Operations-December 31, 2014” on page 76. However, these risks and uncertainties are not exhaustive. Other sections of such reports describe additional factors that could impact County’s business and financial performance and pending or consummated acquisition transactions, including the proposed acquisition of Fox River Valley.

UNAUDITED SELECTED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of County and its subsidiaries and of Fox River Valley and its subsidiaries as an acquisition by County of Fox River Valley using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Fox River Valley will be recorded by County at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the merger, as if the transaction had occurred on September 30, 2015. The unaudited pro forma condensed combined income statements for the year ended December 31, 2014 and for the nine months ended September 30, 2015 give effect to the merger as if the transaction had become effective at January 1, 2014.

The merger was announced on November 20, 2015, and the merger agreement provides that each outstanding share of Fox River Valley, will exchanged for, by operation of law, fifty percent cash and fifty percent of County common stock. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both County and Fox River Valley, which are included in this document as set forth in the index of financial statements on page 183.

The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future.

COUNTY BANCORP, INC.

UNAUDITED COMBINED PRO FORMA BALANCE SHEET

September 30, 2015

	County Bancorp, Inc.	Fox River Valley Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands, except per share data)
ASSETS
Cash and cash equivalents	$13,026	$44,302	$(14,450)	A
			(5,456)	D	$37,422
Securities available-for-sale, at fair value	85,783	54,992			140,775
FHLB Stock, at cost	3,507	—			3,507
Loans held for sale	13,712	—			13,712
Loans, net of allowance for loan losses	694,196	148,279	4,002	C
			(4,680)	C	841,797
Premises and equipment, net	5,771	1,485			7,256
Loan servicing rights	7,721	—			7,721
Other real estate owned, net	3,024	2,118			5,142
Cash surrender value of bank owned life insurance	11,082	—			11,082
Goodwill			3,793	C	3,793
Core deposit intangible	—	—	2,049	C	2,049
Deferred tax asset, net	2,047	2,673			4,720
Accrued interest receivable and other assets	4,922	1,359			6,281

Total assets	$844,791	$255,208	$(14,742)		$1,085,257

LIABILITIES
Deposits:
Noninterest-bearing	$60,685	$30,673			$91,358
Interest-bearing	575,536	187,888			763,424

Total deposits	636,221	218,561	—		854,782
Other borrowings	4,383	1,530	(1,530)	D	4,383
Advances from FHLB	64,000	—			64,000
Capital lease payable	—	94			94
Subordinated debentures	—	3,926	(3,926)	D	—
Subordinated debentures—Trust preferred	12,372	3,610			15,982
Accrued interest payable and other liabilities	8,379	3,034	717	C	12,130

Total liabilities	725,355	230,755	(4,739)		951,371

Small Business Lending Fund redeemable preferred stock	$15,000	$—			$15,000

SHAREHOLDERS’ EQUITY
Preferred stock	8,000	—			8,000
Common stock	18	1,634	(1,634)	B
			8	A	26
Surplus	34,118	14,695	(14,695)	B
			14,442	A	48,560
Retained earnings	66,274	8,169	(8,169)	B
					66,274
Treasury stock	(4,572)	—			(4,572)
Accumulated other comprehensive income	598	(45)	45	B	598

Total shareholders’ equity	104,436	24,453	(10,003)		118,886

Total liabilities and shareholders’ equity	$844,791	$255,208	$(14,742)		$1,085,257

Book value per common share	$16.82	$14.97			$17.03
Shares outstanding	5,733,919	1,633,862			6,509,966

See “Notes to Unaudited Selected Pro Forma Condensed Financial Information” below.

COUNTY BANCORP, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2015

	County Bancorp, Inc.	Fox River Valley Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands, except per share data)
Total interest income	$24,765	$5,922	(77)	F	$30,610
Total interest expense	5,504	1,661	(245)	D	6,920

Net interest income	19,261	4,261			23,690
Provision for loan losses	(1,325)	673			(652)

Net interest income after provision for loan losses	20,586	3,588			24,342
Non-interest income	5,310	328			5,638
Non-interest expense	12,983	3,158	100	E	16,241

Income before income taxes	12,913	758			13,739
Income tax expense	4,839	280	24	G	5,143

NET INCOME	$8,074	$478			$8,596

Basic earnings per share	$1.37	$0.29			$1.28
Diluted earnings per share	$1.34	$0.29			$1.26
Average shares outstanding—basic	5,635,515	1,633,862			6,411,562
Average shares outstanding—diluted	5,754,118	1,633,862			6,530,165

See “Notes to Unaudited Selected Pro Forma Condensed Financial Information” below.

COUNTY BANCORP, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

For the Year Ended December 31, 2014

	County Bancorp, Inc.	Fox River Valley Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
	(dollars in thousands, except per share data)
Total interest income	$30,897	$8,439	(102)	F	$39,234
Total interest expense	7,537	2,692	(346)	D	9,883

Net interest income	23,360	5,747			29,351
Provision for loan losses	589	600			1,189

Net interest income after provision for loan losses	22,771	5,147			28,162
Non-interest income	7,148	—			7,148
Non-interest expense	17,025	4,301	133	E	21,459

Income before income taxes	12,894	846			13,851
Income tax expense	4,684	285	39	G	5,008

NET INCOME	$8,210	$561			$8,843

Basic earnings per share	$1.73	$0.34			$1.60
Diluted earnings per share	$1.69	$0.34			$1.56
Average shares outstanding—basic	4,469,448	1,633,862			5,245,495
Average shares outstanding—diluted	4,580,915	1,633,862			5,356,962

See “Notes to Unaudited Selected Pro Forma Condensed Financial Information” below.

County has performed a preliminary valuation analysis on the fair market value of Fox River Valley’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Cash and cash equivalents	$44,302
Securities available-for-sale, at fair value	54,992
Loans	147,601
Other real estate owned, net	2,118
Other assets	5,517
Core deposit intangible	1,332
Goodwill	3,793
Deposits	(218,561)
Borrowings	(9,066)
Other liabilities	(3,128)

Total consideration	$28,900

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when County has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values, (2) changes in allocations to intangible assets, including goodwill and (3) other changes to assets and liabilities.

Notes to Unaudited Selected Pro Forma Condensed Financial Information

(A)	Entry to record purchase price consideration of $28,900 with approximately 50% cash and 50% County common stock issued to Fox River Valley shareholders based on 776,047 shares issued at $18.62 per share and $0.01 par value per share.

County Bancorp common shares issued—Par Value	$8
Surplus on shares issued	14,442

Total capital consideration	14,450

Cash consideration paid to shareholders	14,450

Total purchase price consideration	$28,900

(B)	Adjustment to eliminate equity of Fox River Valley

(C)	Based on the current estimates of fair value on the September 30, 2015 balance sheet of Fox River Valley, County would record approximately $5.2 million of goodwill. The core deposit intangible was estimated to be 0.6% of Fox River Valley's core deposits. And estimated discount was applied to Fox River Valley's total loans of 2.6% for credit discount and 0.3% for accretable discount to compute the estimated fair value.

Purchase price	$28,900

Equity in Fox River Valley	23,736
Core deposit intangible	2,049
Deferred tax liability in connection with intangible	(717)
Eliminate Fox River Valley allowance for loan losses	4,002
Adjust Fox River Valley loans to fair market value	(4,680)

Adjusted equity of Fox River Valley	24,390

Estimated Goodwill	3,793

(D)	Adjustment for pay-down of long-term debt principal and related interest expense savings.

Line-of-credit due February 9, 2016 (30-day LIBOR + 3.0%, 3.199% at September 30, 2015)	$1,530
Subordinated debenture due December 3, 2017 (8.0%)	1,896
Subordinated debenture due November 16, 2034 (5 year swap rate + 4.5%, 6.165% at September 30, 2015)	2,030

Total cash used to pay-down long-term debt	$5,456

	Nine months ended 9/30/2015	Year ended 12/31/2014
Line-of-credit due February 9, 2016 (30-day LIBOR + 3.0%, 3.199% at September 30, 2015)	$37	$48
Subordinated debenture due December 3, 2017 (8.0%)	114	152
Subordinated debenture due November 16, 2034 (5 year swap rate + 4.5%, 6.165% at September 30, 2015)	94	146

Interest expense saved in connection with the pay-down of long-term debt	$245	$346

(E)	Entry to record the amortization of the core deposit intangible net of the deferred tax liability associated with the intangible. Net core deposit intangible is estimated to be $1,332 and is amortized over 10 years using a straight-line method.

(F)	Adjustment for the cost of capital for cash funding of purchase price.

(G)	Income tax impact at an effective rate of 35%.

INFORMATION ABOUT THE SPECIAL MEETING OF FOX RIVER VALLEY SHAREHOLDERS

Fox River Valley’s board of directors is using this proxy statement/prospectus to solicit proxies from the holders of Fox River Valley common stock for use at the special meeting of Fox River Valley’s shareholders.

Date, time and place of the special meeting

The special meeting will be held at North Shore Golf Club, N8421 North Shore Road, Menasha, Wisconsin 54952 on March 17, 2016 at 5:00 p.m., local time.

Purpose of the special meeting

At the special meeting, Fox River Valley board of directors will ask you to vote upon the following:

•	a proposal to approve the merger agreement and thereby approve the merger;

•	a proposal to approve an adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions it contemplates; and

•	any other business that properly comes before the special meeting and any adjournment or postponement thereof.

Record date and voting rights for the special meeting

Fox River Valley has set the close of business on January 26, 2016, as the record date for determining the holders of its common stock entitled to notice of and to vote at the special meeting. Only Fox River Valley shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were 1,633,862 shares of Fox River Valley common stock outstanding and entitled to vote at the special meeting.

Quorum

The presence in person or by proxy of at least a majority of Fox River Valley’s shares issued and outstanding and entitled to vote at the special meeting is required for a quorum to be present at the special meeting. Abstentions and broker non-votes will count toward the establishment of a quorum.

Vote required

Assuming the presence of a quorum, approval of the merger agreement requires the affirmative vote of at least a majority of all the votes entitled to be cast. Approval of the proposal to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions it contemplates requires that the votes cast for the proposal exceed the votes cast against the proposal, if a quorum is present. In the absence of a quorum, holders of a majority of the shares of Fox River Valley common stock present in person or by proxy at the special meeting may adjourn the special meeting.

The failure of a Fox River Valley shareholder to vote or to instruct his or her broker, bank or nominee to vote if his or her shares are held in “street name,” which we refer to as a broker non-vote, will have the same effect as voting against the proposal to approve the merger agreement and will have no effect on the meeting adjournment proposal. For purposes of the shareholder vote, an abstention, which occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as voting against the proposal to approve the merger agreement and will have no effect on the proposal to adjourn the special meeting. Abstentions are not considered votes cast, but are included in determining whether there is a quorum present.

Shares held by Fox River Valley directors; voting and support agreement

All of Fox River Valley’s directors whose aggregate beneficial ownership as of January 26, 2016, represents approximately 33% of Fox River Valley’s outstanding shares have committed through a formal voting agreement to vote their shares in favor of the merger. See “The Merger—Voting and support agreement” on page 145 for a description of the provisions of the voting and support agreement.

How to vote

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the meeting.

Voting instructions are included on your proxy form, which should be returned in the enclosed prepaid envelope. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger and the other proposals. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the Fox River Valley board of directors recommends and will be voted “FOR” approval of the merger agreement and “FOR” the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions it contemplates.

Revocability of proxies

You may revoke your proxy at any time before it is voted by:

•	filing with the secretary of Fox River Valley a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	attending the special meeting and voting in person by written ballot after giving written notice to the acting secretary of the special meeting or oral notice to the presiding officer during the special meeting.

Attendance and submitting a written ballot at the special meeting will not, by themselves, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Fox River Valley Bancorp, Inc., 5643 Waterford Lane, Appleton, Wisconsin 54913, Attention: Secretary.

Proxy solicitation

In addition to this mailing, proxies may be solicited by directors, officers or employees of Fox River Valley in person or by telephone or electronic transmission. None of such directors, officers or employees will be directly compensated for such services. Fox River Valley will pay the costs associated with the solicitation of proxies for the special meeting.

Other business; adjournments

Fox River Valley is not currently aware of any other business to be acted upon at the Fox River Valley special meeting. If, however, other matters are properly brought before the special meeting, or any adjournment or postponement thereof, your proxies include discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. If a quorum is present, any adjournment may be made from time to time if the votes cast for the adjournment exceed the votes cast against the adjournment, without further notice other than by announcement at the special meeting. In the absence of a quorum, holders of a majority of the shares of Fox River Valley common stock present in person or by proxy at the special meeting may adjourn the special meeting.

INFORMATION ABOUT COUNTY

For purposes of this section only, all references to “we,” “us,” “our” or the “Company” refer to County Bancorp, Inc., and all references to the “Bank” refer to Investors Community Bank.

Information About County’s Business

General

County Bancorp, Inc. is a Wisconsin corporation founded in May 1996 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, or the BHCA. Our primary activities consist of holding the stock of our wholly-owned subsidiary bank, Investors Community Bank, and providing a wide range of banking and related business activities through the Bank and our other subsidiaries. At September 30, 2015, we had total assets of approximately $845 million. For additional financial information, see our Consolidated Financial Statements in this proxy statement/prospectus.

Investors Community Bank

Investors Community Bank is a Wisconsin state bank originally chartered in 1997, and headquartered in Manitowoc, Wisconsin. The Bank is an independent community bank offering a full range of financial services focusing on the needs of agricultural businesses statewide, with a primary focus on dairy-related lending with lending relationships in 62 of Wisconsin’s 72 counties. We also serve business and retail customers throughout Wisconsin, but primarily are focused in Northeastern and Central Wisconsin. Our customers are served from our full-service branches in Manitowoc and Stevens Point, and our loan production offices in Darlington, Eau Claire, Sheboygan and Fond du Lac.

Subsidiaries

In addition to the Bank, we have two wholly-owned subsidiaries, County Bancorp Statutory Trust II and County Bancorp Statutory Trust III, which are Delaware statutory trusts. The Bank is the sole shareholder of ICB Investments Corp, a wholly-owned Nevada subsidiary, and is the sole member of Investor Insurance Services, LLC and ABS 1, LLC, which are both Wisconsin limited liability companies. County Acquisition LLC is also a wholly owned subsidiary of County and was formed solely for the purpose of consummating the merger.

Corporate Governance Matters

We maintain a website at www.investorscommunitybank.com. We make available through that website, free of charge, copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, as soon as reasonably practicable after we electronically file those materials with, or furnish them to, the SEC. Our SEC reports can be accessed through the Investor Relations link on our website. Investors can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10:00 am to 3:00 pm. Investors can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding SEC registrants.

Market

Our agricultural banking business, which is primarily dairy-related, extends throughout Wisconsin, with lending relationships in 62 of the state’s 72 counties as of November 30, 2015. We also serve business and retail customers throughout Wisconsin with a focus on Northeastern and Central Wisconsin.

The economy in Wisconsin represents a diverse range of industries. According to the U.S. Census Bureau, manufacturing, trade, agriculture, professional and business services, finance and insurance, and government industries accounted for approximately 50% of employment in the state in 2012. According to the Bureau of Economic Analysis, the broader Wisconsin economy is growing at a pace on par with the United States as a whole and the overall unemployment rate has fallen below the national rate of unemployment. Agriculture, as defined by the Bureau of Economic Analysis, has grown faster than the U.S. economy as a whole, with real agricultural GDP growing at a compound annual rate of 3.4% nationally and 8.4% in Wisconsin from 2009 to 2013, compared to a compound annual growth rate of 2.0% for the overall economy during the same period. Further, according to a 2012 report from the University of Wisconsin-Madison, total revenue for the agricultural industry in Wisconsin was just over $59 billion in 2007 and had grown to $88.3 billion for 2012, representing approximately a 49% increase.

Dairy-related business lending has proven to be a source of stability and steady growth for both the Bank and the state of Wisconsin. The economic impact of the dairy industry on Wisconsin is significant. According to a 2012 report from the University of Wisconsin-Madison, as part of the overall Wisconsin agricultural economy, the dairy sector contributed $43.4 billion of revenue to the state’s economy. Steady growth in cheese and yogurt consumption has led to an increase of 19.2% in total dairy utilization from 2003 to 2013. In 2012, Wisconsin ranked first in total cheese production, accounting for 25.6% of U.S. output, and second in milk production with 13.6% of total output.

We believe increasing demand for agricultural products and changing agricultural industry dynamics will continue to drive the need for agricultural banking services in our markets while the broader business banking environment in Wisconsin continues to grow. We believe the Bank is well positioned to continue serving the banking needs of agricultural and business banking customers throughout Wisconsin.

Our Products and Services

The Bank provides a wide range of consumer and commercial banking services to individuals, businesses, and industries. The basic services offered by the Bank include: demand interest bearing and noninterest bearing accounts, money market deposit accounts, NOW accounts, time deposits, remote merchant deposit capture, internet banking, cash management services, safe deposit services, credit cards, debit cards, direct deposits, notary services, night depository, cashiers’ checks, drive-in tellers, banking by mail, and the full range of consumer loans, both collateralized and uncollateralized. In addition, the Bank makes secured and unsecured commercial loans as well as loans secured by residential and commercial real estate, and issues stand-by letters of credit. The Bank provides automated teller machine, or ATM, cards and is a member of the Pulse and Cirrus ATM networks thereby enabling customers to utilize the convenience of ATM access nationwide and internationally.

The revenues of the Bank are primarily derived from interest on loans and fees received in connection with loans, interest and dividends on its investment securities, and non-interest income primarily generated from loan sales and loan servicing rights. Most of the Bank’s investment portfolio is held in its wholly owned subsidiary of ICB Investment Corp. The principal sources of funds for the Bank’s lending activities are its deposits (primarily consumer deposits and brokered deposits), loan repayments, and income on and proceeds from the sale of investment securities. The Bank’s principal expenses are interest paid on deposits and operating and general administrative expenses. The Bank also generates non-interest income from Investors Insurance Services, LLC, which is a wholly-owned subsidiary of the Bank. Investors Insurance Services, LLC, provides crop insurance products to the agricultural sector of Wisconsin.

As is the case with financial institutions generally, our operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve, the FDIC and the WDFI Banking Division. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. The Bank faces strong competition in the attraction of deposits and in the origination of loans. For additional information about the competition we face, see the section of this proxy statement/prospectus entitled “Information About County—Information About County’s Business—Competition.”

Lending Activities

Loans

A significant source of our revenues is the interest earned on the Bank’s loan portfolio. At September 30, 2015, our total assets were $844.8 million and our total loans were $704.0 million or 83.3% of total assets. At December 31, 2014, our total assets were $771.8 million and our total loans were $648.1 million or 84.0% of total assets. At December 31, 2013, our total assets were $757.8 million and our total loans were $569.1 million or 75.1% of total assets. At December 31, 2012, our total assets were $755.2 million and its total loans were $613.5 million or 81.2% of total assets. The increase in total loans from December 31, 2014 to September 30, 2015, was $55.9 million (8.6%) and from December 31, 2013 to December 31, 2014, was $79.0 million (13.9%), and from December 31, 2012 to December 31, 2013, total loans decreased $44.4 million (7.2%).

Lending activities are conducted pursuant to a written policy adopted by the Bank. Each loan officer has defined lending authority beyond which loans, depending upon their type and size, must be reviewed and approved by the management loan committee or the board loan committee, depending on the size and risk classification of the loan.

At September 30, 2015 and December 31 of the previous five years the composition of our loan portfolio was as follows:

(dollars in thousands)	At September 30,		At December 31,
	2015		2014		2013		2012		2011		2010
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Agricultural loans	$469,166	66.6%	$415,164	64.1%	$375,240	65.9%	$381,893	62.3%	$317,486	55.2%	$308,427	52.3%
Commercial real estate loans	147,638	21.0	137,517	21.2	102,645	18.0	123,499	20.1	134,791	23.4	155,198	26.3
Commercial loans	52,597	7.5	53,745	8.3	51,008	9.0	57,928	9.4	55,560	9.7	47,815	8.1
Residential real estate loans	34,326	4.9	40,885	6.3	39,901	7.0	49,050	8.0	66,252	11.5	76,021	12.9
Installment and consumer other	302	0.0	811	0.1	344	0.1	1,120	0.2	973	0.2	2,160	0.4

Total loans	704,029	100.0%	$648,122	100.0%	$569,138	100.0%	$613,490	100.0%	$575,062	100.0%	$589,621	100.0%

Less: Allowance for credit losses	(9,833)		(10,603)		(10,495)		(12,521)		(9,090)		(13,245)

Net loans	$694,196		$637,519		$558,643		$600,969		$565,972		$576,376

Loan Portfolio Concentrations

Our agricultural loan portfolio, while heavily dependent on the dairy industry, is the beneficiary of a number of mitigating factors to this concentration risk. First, our farm customers are diversified geographically throughout the state of Wisconsin, which we believe helps mitigate the weather-related risk impacting feed availability and cost. Secondly, the USDA provides government support for a number of insurance type products that dairy producers can purchase, which we believe substantially mitigate weather and pricing risks for crops and pricing risks for milk. The availability of these types of products in addition to the ability to use the futures markets to hedge both milk price and feed cost brings some additional stability and predictability to the cash flow of farmers.

We originate and maintain large credit relationships with a number of customers in the ordinary course of our business. As of September 30, 2015, we have established a formal, internal house lending limit on loans to one borrower of $7 million, which is significantly lower than our legal lending limit of approximately $20.9 million as of September 30, 2015. Exceptions to this limit may be made in the case of particularly strong credits. As of September 30, 2015, only seven relationships exceeded our internal house lending limit.

Loan Underwriting

Management seeks to maintain a high quality of loans through sound underwriting and lending practices. We believe the most relevant measurement for monitoring overall credit quality of our loan portfolio is the ratio of non-performing assets to total assets as nonperforming loans may ultimately progress to other real estate owned, or OREO. Accordingly, the initial underwriting of loans is vital. Our non-performing assets to total assets as of December 31, 2014, December 31, 2013 and 2012 were 2.42%, 2.92% and 2.88%, respectively. We have customized our loan underwriting to reflect the risks that are specific to each product type as described below.

Agricultural Lending. Our agricultural banking team consists of bankers, most of whom grew up on farms in Wisconsin, which provides a solid understanding of the nuances of the industry. As of the date of this filing, we have 11 agricultural banking officers driving the relationships with our customers, as well as three crop insurance sales representatives. Our philosophy is to bring the Bank to the customer, and most contacts are made on the farm. The deep relationships our team has with our agricultural customers, and the value each team member provides given his or her strong agricultural roots creates a barrier to entry for our competitors. We believe this regular personal contact with our customers provides a high level of service and allows our bankers to monitor our credits more effectively.

Our relationships with our agricultural customers typically involve their entire primary banking needs. We lend money to our customers for short term needs, such as planting crops or buying feed, as needed. We also provide intermediate-term loans to fund cattle or equipment needs, as well as longer-term real estate loans to provide funds to purchase real estate or improve existing real estate. Collateral for these loans will typically involve cross collateralization of all of a farm’s assets, and the Bank will be in a primary lien position. We apply a consistent credit philosophy when underwriting agricultural loans, which focuses on repayment of credit facilities from current and historical cash flow analysis, both cash and accrual. Other factors considered in granting credit are management capability, collateral quality and adequacy, and balance sheet leverage.

Commercial Lending. Our commercial and industrial loans, which we refer to as C&I loans, are offered to established businesses by business bankers who have extensive experience in making commercial loans. Our commercial loan portfolio is comprised of conventional term loans, lines of credit and government guaranteed loans, primarily Small Business Administration, or SBA, loans. These loans have either adjustable or fixed rates typically with terms of five years or less, longer with SBA guarantees. C&I loans are underwritten on the basis of the borrower’s ability to make repayment for the cash flow of its business and generally are collateralized by business assets, such as accounts receivable, equipment and inventory, as well as personal guarantees of the principals. The availability of funds for the repayment of commercial loans is substantially dependent on the success of the business itself, which is subject to adverse economic conditions. Commercial loans often involve larger loan balances to single borrowers or a related group of borrowers, resulting in a more concentrated loan portfolio.

Commercial real estate mortgage loans, which we refer to as CRE loans, in our portfolio consist of fixed and adjustable interest rate loans that were originated at prevailing market interest rates. Our policy has been to originate CRE loans predominantly in our primary market area. CRE loans consist primarily of multi-family investment properties and investment retail, office, mini-storage and warehouse loans. These loans are generally underwritten to a maximum loan-to-value of 75% of the lower of appraised value or purchase price of the property securing the loan. In making CRE loans, we primarily consider the net operating income generated by the real estate to support the debt service, the financial resources and income level and managerial expertise of the borrower, the marketability of the collateral and our lending experience with the borrower. CRE loans entail significant additional risks compared to residential mortgage loans. The collateral underlying CRE loans may depreciate over time, cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the tenants.

Consumer Lending. While not a primary focus of ours, we do provide consumer and personal loans on a collateralized and non-collateralized basis. These loans are most often collateralized by primary residences, secondary residences, automobiles and recreational vehicles. Consumer loans are priced at prevailing market rates and are made to the individuals responsible for making the scheduled payments. Consumer and personal loans generally have a term of five years or less, with amortizations that match the useful life of the asset(s) being financed. Consumer loans represent less than 1.0% of our overall loan portfolio.

Concentrations. Loan concentrations are defined as amounts loaned to multiple borrowers engaged in similar activities that could cause them to be similarly impacted by economic or other conditions. We, on a routine basis, monitor these concentrations in order to consider adjustments in our lending practices to reflect economic conditions, loan to deposit ratios, and industry trends. As of September 30, 2015, and December 31, 2014, 2013 and 2012, except for agricultural real estate and agricultural production loans, which together comprised approximately 67%, 64%, 66% and 62%, respectively, of our loan portfolio on each of those dates, no concentration of loans within any portfolio category to any group of borrowers engaged in similar activities or in a similar business exceeded 25% of total loans.

The loan committee of the board of directors of the Bank concentrates its efforts and resources, and that of its senior management and lending officers, on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and the existence and valuations of collateral. In addition, management of the Bank has established a review process with the objective of identifying, evaluating, and initiating necessary corrective action for marginal loans. The goal of the loan review process is to address classified and non-performing loans as early as possible.

For additional information concerning our risk management, see “Information About County—County Management’s Discussion and Analysis of Financial Condition and Results of Operations-December 31, 2014—Risk Management.”

Loan Servicing

As part of our growth and risk management strategy, we have actively developed a loan participation and loan sales network. Our ability to sell loan participations and whole loans benefits us by freeing up capital and funding to lend to new customers but, because we continue to service these loans, we are able to maintain a relationship with the customer. Additionally, we typically earn a gain on the sale of loans sold and receive a servicing fee that generally exceeds the cost of administering the loan and maintaining the customer relationship.

Loans serviced for others are not included in the accompanying consolidated balance sheets. The risks inherent in servicing assets relate primarily to changes in prepayments that result from shifts in interest rates. The unpaid principal balances of mortgage and other loans serviced for others were approximately $468.2 million and $429.3 million at September 30, 2015 and December 31, 2014, respectively. The fair value of these rights were approximately $10.2 million and $10.0 million at September 30, 2015 and December 31, 2014, respectively. The fair value of servicing rights was determined using an assumed discount rate of 10 percent and prepayment speeds primarily ranging from 4 percent to 9 percent, depending upon the stratification of the specific right, and nominal credit losses.

The following summarizes servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances (dollars in thousands):

	September 30, 2015	December 31, 2014
Loan servicing rights:
Balance, beginning of period	$7,746	$7,529
Additions	2,444	3,414
Disposals	(1,039)	(1,243)
Amortization	(1,430)	(1,954)

Balance, end of period	$7,721	$7,746

Classification of Assets

Interest on loans accrues and is credited to income based upon the principal balance outstanding. It is management’s policy to discontinue the accrual of interest income and classify a loan as nonaccrual when principal or interest is past due 90 days or more unless, in the opinion of management, the credit is well secured and in the process of collection. Loans may also be placed on nonaccrual status when, in management’s opinion, repayment is not likely to be paid in accordance with the terms of the obligation. Consumer installment loans are generally charged-off after 90 days of delinquency unless adequately collateralized and in the process of collection. Loans are not returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income.

Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as OREO. OREO properties are recorded on the balance sheet at the lower of cost or fair value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for loan losses at the time it is transferred to OREO. Further write-downs in OREO are recorded at the time management believes additional deterioration in value has occurred and are charged to non-interest expense. At December 31, 2014 and December 31, 2013 and 2012, we have OREO of $7.1 million, $16.1 and $10.5 million, respectively.

Loans on nonaccrual status and OREO and certain other related information was as follows:

	As of December 31, 2014		As of December 31, 2013		As of December 31, 2012
	Amount	Percent of Loans	Amount	Percent of Loans	Amount	Percent of Loans
	(dollars in thousands)
Total loans on nonaccrual status	$11,555	1.78%	$6,056	1.06%	$11,212	1.83%
Total loans 90+ days past due still accruing	—		—	—	—	—
Other real estate owned	7,137	1.10	16,083	2.83	10,517	1.71

Total non-performing assets	$18,692	2.88%	$22,139	3.89%	$21,729	3.54%

Loans past-due 30-89 days	$412	0.06%	$312	0.05%	$1,917	0.31%
As a % of total assets
Total non-performing loans		1.50		0.80		1.48
Total non-performing assets		2.42		2.92		2.88
Allowance for loan losses as a % of
Total loans		1.64		1.84		2.04
Non-performing loans		91.76		173.30		111.67

At December 31, 2014, loans 30 to 89 days delinquent comprised 7 customer relationships, which totaled $412 thousand. Management continually evaluates the collectability of its non-performing loans and the adequacy of its allowance for loan losses to absorb the identified and unidentified losses inherent in the loan portfolio. As a result of these evaluations, loans considered uncollectible are charged-off and adjustments to the reserve considered necessary are provided through a provision charged against earnings. These evaluations consider the current economic environment, the real estate market and its impact on underlying collateral values, trends in the level of non-performing and past-due loans, and changes in the size and composition of the loan portfolio.

Provision for loan losses for the years ended December 31, 2014, 2013, and 2012 totaled $589 thousand, $4.2 million and $4.2 million, respectively. For such periods, net loans charged-off totaled $481 thousand, $6.2 million and $769 thousand, respectively. At December 31, 2014 and December 31, 2013 and 2012, we had non-performing loans (i.e., nonaccrual loans and loans 90 days or more past due) of $11.6 million, $6.1 million and $11.2 million, respectively. Considering the nature of our loan portfolio, management believes that the allowance for loan losses at December 31, 2014 was adequate.

During the years ended December 31, 2014, 2013 and 2012, the activity in our allowance for loan losses was as follows:

	Year Ended December 31,
	2014	2013	2012
	(dollars in thousands)
Allowance for loan losses:
Beginning of period	$10,495	$12,521	$9,090
Actual charge-offs	(647)	(6,438)	(1,520)
Less: recoveries	166	212	751

Net loan charge-offs	(481)	(6,226)	(769)
Provision for loan losses	589	4,200	4,200

End of period	$10,603	$10,495	$12,521

Deposit Activities

Deposits are the major source of our funds for lending and other investment purposes. Deposits are attracted principally from within our primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including “jumbo” certificates in denominations of $100,000 or more) and retirement savings plans. As of December 31, 2014, 2013, and 2012, the distribution by type of deposit accounts was as follows:

	As of December 31,
	2014		2013		2012
	Amount	% of Deposits	Amount	% of Deposits	Amount	% of Deposits
	(dollars in thousands)
Time deposits	$296,921	49.0%	$321,257	52.1%	$313,168	51.1%
Brokered deposits	125,396	20.7	150,661	24.4	167,887	27.4
Money market accounts	69,742	11.5	52,961	8.6	53,604	8.7
Demand, noninterest-bearing	81,534	13.5	57,231	9.3	54,276	8.9
NOW accounts and interest checking	27,312	4.5	28,688	4.7	18,853	3.1
Savings	4,564	0.8	5,510	0.9	5,031	0.8

Total deposits	$605,469	100.0%	$616,308	100.0%	$612,819	100.0%

Our deposits decreased during 2014, from $616.3 million at December 31, 2013 to $605.5 million at December 31, 2014, a decrease of $10.8 million or 1.8%. This decrease in total deposits from December 31, 2013 to December 31, 2014 resulted from decreases in brokered and time deposits of $25.3 million and $24.3 million, respectively, offset by increases in other deposits of $38.8 million. Our deposits increased to $616.3 million at

December 31, 2013, from $612.8 million at December 31, 2012, an increase of $3.5 million or 0.6%, reflecting an increase in time deposits of $8.1 million, a decrease in brokered deposits of $17.2 million, and an increase in other deposits of $12.6 million, respectively.

Maturity terms, service fees and withdrawal penalties are established by us on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

Brokered and Other Deposits

We use various funding sources including: (i) core deposits consisting of traditional bank deposit products, such as demand deposits, money market accounts and certificates of deposit, and (ii) wholesale funds consisting of brokered deposits, national CDs and FHLB advances. Wholesale funding is used to supplement normal deposit accumulation by us and to assist in asset liability management. We use brokered deposits to obtain non-putable deposits (except for death and incompetence) with maturities and options that assist management of various balance sheet interest rate risks. These deposits may have a higher or lower interest rate than deposits obtained locally. As noted above, brokered deposit balances were $125.4 million, $150.7 million and $167.9 million at December 31, 2014, December 31, 2013 and December 31, 2012, respectively.

FDIC regulations limit the ability of certain insured depository institutions to accept, renew, or roll over brokered deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institutions’ normal market area. Under these regulations, “well capitalized” depository institutions may accept, renew, or roll over deposits at such rates without restriction, “adequately capitalized” depository institutions may accept, renew or roll over deposits at such rates with a waiver from the FDIC (subject to certain restrictions on payments of rates), and “undercapitalized” depository institutions may not accept, renew or roll over deposits at such rates. The regulations contemplate that the definitions of “well capitalized,” “adequately capitalized” and “undercapitalized” will be the same as the definitions adopted by the agencies to implement the prompt corrective action provisions of applicable law. For additional information, see the section in this proxy statement/prospectus entitled “Information About County—Information About Couny’s Business—Supervision and Regulation—Supervision and Regulation of the Company—Imposition of Liability for Undercapitalized Subsidiaries.” As of December 31, 2014 and December 31, 2013, the Bank met the definition of a “well capitalized” depository institution.

Time deposits of $100,000 and over, public fund deposits and other large deposit accounts tend to be short-term in nature and more sensitive to changes in interest rates than other types of deposits and, therefore, may be a less stable source of funds. In the event that existing short-term deposits are not renewed, the resulting loss of the deposited funds could adversely affect our liquidity. In a rising interest rate market, such short-term deposits may prove to be a costly source of funds because their short-term nature facilitates renewal at increasingly higher interest rates, which may adversely affect our earnings. However, the converse is true in a falling interest-rate market where such short-term deposits are more favorable to us.

The following table sets forth the maturity of time deposits, including brokered time deposits as of December 31, 2014, 2013 and 2012.

	As of December 31,
	2014	2013	2012
	(dollars in thousands)
3 months or less	$66,722	$55,896	$72,358
Over 3 through 12 months	106,352	98,953	127,458
Over 1 year through 3 years	167,409	181,522	159,749
Over 3 years	43,156	96,333	92,468

Total	$383,639	$432,704	$452,033

Competition

We encounter strong competition both in making loans and in attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws that permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In one or more aspects of our business, we compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that we do not currently provide.

In addition, many of our non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on our operations.

To compete, we rely upon specialized services, responsive handling of customer needs, and personal contacts by our officers, directors, and staff. Large multi-branch banking competitors tend to compete primarily by rate and the number and locations of branches while smaller, independent financial institutions tend to compete primarily by rate and personal service.

Employees

At December 1, 2015, we had 95 full-time employees and 15 part-time employees. Our employees are not represented by a collective bargaining unit. We consider our relations with our employees to be good.

Supervision and Regulation

General

Financial institutions, their holding companies and their affiliates are extensively regulated under federal and state law. As a result, our growth and earnings performance may be affected not only by management decisions and general economic conditions, but also by the requirements of federal and state statutes and by the regulations and policies of various bank regulatory authorities, including the WDFI Banking Division, the Federal Reserve, and the FDIC. Furthermore, taxation laws administered by the Internal Revenue Service and state taxing authorities, accounting rules developed by the Financial Accounting Standards Board and securities laws administered by the SEC and state securities authorities have an impact on our business. The effect of these statutes, regulations, regulatory policies and accounting rules are significant to our operations and results, and the nature and extent of future legislative, regulatory or other changes affecting financial institutions are impossible to predict with any certainty.

The comprehensive system of bank supervision, regulation and enforcement referred to above is intended primarily for the protection of the FDIC-insured deposits and depositors of banks, rather than shareholders. The federal and state banking laws, and the regulations of the bank regulatory authorities issued under them, affect, among other things, the scope of business, the kinds and amounts of investments banks may make, reserve requirements, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, the ability to merge, consolidate and acquire, dealings with insiders and affiliates and the payment of dividends. In addition, we are subject to regular examination by our regulatory authorities, which results in examination reports and ratings (which are not publicly available) that can impact the conduct and growth of business. These examinations consider not only compliance with applicable laws and regulations, but also capital levels, asset quality and risk, management ability and performance, earnings, liquidity, and various other factors. The regulatory agencies generally have broad discretion to impose restrictions and limitations on the operations of a regulated entity where the agencies determine, among other things, that such operations are unsafe or unsound, fail to comply with applicable law or are otherwise inconsistent with laws and regulations or with the supervisory policies of these agencies.

The following is a description of the material elements of the supervisory and regulatory framework applicable to us and our subsidiaries. Applicable law, regulations or regulatory policies are subject to change, and any such changes may have a material effect on our business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

In July 2010, President Obama signed into law the Dodd-Frank Act. The Dodd-Frank Act has had and will have a broad impact on the financial services industry, imposing significant regulatory and compliance changes, including the designation of certain financial companies as systemically significant, the imposition of increased risk-based and leverage capital and liquidity requirements, and numerous other provisions designed to improve supervision and oversight of, and strengthen safety and soundness within, the financial services sector. Additionally, the Dodd-Frank Act establishes a new framework of authority to conduct systemic risk oversight within the financial system to be distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council, the Federal Reserve, the Office of the Comptroller of the Currency, and the FDIC.

The following items provide a brief description of certain provisions of the Dodd-Frank Act that are or are likely to apply to us and our business:

Payment of Interest on Demand Deposits Permitted. The Dodd-Frank Act repealed the prohibition on banks and other financial institutions from paying interest on demand deposits.

Consumer Financial Protection Bureau. The Dodd-Frank Act created the Consumer Financial Protection Bureau, which we refer to as the Bureau, within the Federal Reserve System. The Bureau is tasked with establishing and implementing rules and regulations under certain federal consumer protection laws with respect to the conduct of providers of certain consumer financial products and services. The Bureau has rulemaking authority over many of the statutes governing products and services offered to bank and thrift consumers. For depository institutions with assets of $10 billion or more, the Bureau has exclusive rule making and examination authority with respect to the federal consumer financial laws, and primary enforcement authority with respect to such laws. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the Bureau. This new federal and state regulatory framework may result in significant new regulatory requirements applicable to us in respect of consumer financial products and services, with potentially significant increases in compliance costs and litigation risks.

Mortgage Loan Origination and Risk Retention. The Dodd-Frank Act contains additional regulatory requirements that may affect our operations and result in increased compliance costs. For example, the Dodd-Frank Act imposes new standards for mortgage loan originations on all lenders, including banks, in an effort to require steps to verify a borrower’s ability to repay. In January 2013, the Bureau adopted rules, effective January 2014, requiring creditors to make a reasonable, good faith determination of a consumer’s ability to repay any consumer credit transaction secured by a dwelling. In addition, the Dodd-Frank Act generally requires lenders or securitizers to retain a 5% economic interest in the credit risk relating to loans the lender sells or mortgage and other asset-backed securities that the securitizer issues.

Interstate Branching. The Dodd-Frank Act, subject to a state’s restrictions on intra-state branching, permits interstate branching. Therefore, a bank may enter a new state by acquiring a branch of an existing institution or by establishing a new branch office. As a result, there will be no need for the entering bank to acquire or merge with an existing institution in the target state. This ability to establish a de novo branch across state lines will have the effect of increasing competition within a community bank’s existing markets and may create downward pressure on the franchise value for existing community banks.

Imposition of Restrictions on Certain Activities. The Dodd-Frank Act requires new regulations for the over-the-counter derivatives market, including requirements for clearing, exchange trading, capital, margin, and reporting. Additionally, the Dodd-Frank Act requires that certain swaps and derivatives activities be “pushed out” of insured depository institutions and conducted in non-bank affiliates. The Dodd-Frank Act also significantly restricts the ability of a member of a depository institution holding company group to invest in or sponsor “covered funds” (as defined in the Volcker Rule), which may restrict our ability to hold certain securities, and broadly restricts such entities from engaging in “proprietary trading,” subject to limited exemptions. These restrictions may affect our ability to manage certain risks in our business.

Expanded FDIC Resolution Authority. While insured depository institutions have long been subject to the FDIC’s resolution framework, the Dodd-Frank Act creates a new mechanism for the FDIC to conduct the orderly liquidation of certain “covered financial companies,” including bank holding companies and systemically significant non-bank financial companies. Upon certain findings being made, the FDIC may be appointed receiver for a covered financial company, and would be tasked to conduct an orderly liquidation of the entity. The FDIC liquidation process is generally modeled on the existing Federal Deposit Insurance Act, bank resolution regulations, and generally gives the FDIC more discretion than in the traditional bankruptcy context.

Deposit Insurance. The Dodd-Frank Act makes permanent the general $250,000 deposit insurance limit for insured deposits. The Dodd-Frank Act also changes the assessment base for federal deposit insurance premiums from the amount of insured deposits to average consolidated total assets less average tangible equity, eliminates the ceiling on the size of the FDIC’s Deposit Insurance Fund, or the DIF, and increases the floor applicable to the size of the DIF, which may require an increase in the level of assessments for institutions such as the Bank.

Transactions with Affiliates and Insiders. The Dodd-Frank Act generally enhances the restrictions on transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of “covered transactions” and an increase in the amount of time for which collateral requirements regarding covered credit transactions must be satisfied.

Enhanced Lending Limits. The Dodd-Frank Act strengthens the existing limits on a depository institution’s credit exposure to one borrower. The Dodd-Frank Act expands the scope of these restrictions to include credit exposure arising from derivative transactions, repurchase agreements, and securities lending and borrowing transactions.

Corporate Governance. The Dodd-Frank Act addresses many investor protections, corporate governance and executive compensation matters that will affect most U.S. publicly traded companies, including the Company. The Dodd-Frank Act (1) grants shareholders of U.S. publicly traded companies an advisory vote on executive compensation (although, as an emerging growth company, we are not required to seek such advisory votes); (2) enhances independence requirements for compensation committee members; (3) requires companies listed on national securities exchanges to adopt incentive-based compensation clawback policies for executive officers; and (4) provides the SEC with authority to adopt proxy access rules that would allow shareholders of publicly traded companies to nominate candidates for election as a director and have those nominees included in a company’s proxy materials.

Limits on Debit Card Interchange Fees. Under the Dodd-Frank Act, the Federal Reserve has adopted rules concerning debit card transaction fees and network exclusivity arrangements for debit card issuers that, together with their affiliates, have more than $10 billion in total consolidated assets. Although community banks are exempt from the cap on interchange fees, the cap on the fees of large banks will create market forces that force all fees downward. Therefore, community banks should expect lower interchange revenues in the future.

Although a significant number of the rules and regulations mandated by the Dodd-Frank Act have been finalized, many of the new requirements called for have yet to be implemented and will likely be subject to implementing regulations over the course of several years. Given the uncertainty surrounding the manner in which many of the Dodd-Frank Act’s provisions will be implemented by the various regulatory agencies, the full extent of the impact on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent risk-based or leverage capital and liquidity requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

We and the Bank are subject to various regulatory capital requirements administered by the Federal Reserve, with respect to us, and the FDIC, with respect to the Bank. Failure to meet minimum capital requirements could result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action (described below), we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting policies. Our capital amounts and classification are also subject to judgments by the regulators regarding qualitative components, risk weightings and other factors.

The Basel Committee on Banking Supervision has drafted frameworks for the regulation of capital and liquidity of internationally active banking organizations, which we refer to as Basel III. In July 2013, the Federal Reserve and the FDIC issued final rules establishing a new comprehensive capital framework for U.S. banking organizations that would implement the Basel III capital framework and certain provisions of the Dodd-Frank Act, which we refer to as the Basel III Capital Rules. The Basel III Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions, including us and the Bank, compared to the current U.S. risk-based capital rules.

The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. The Basel III Capital Rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing risk-weighting approach, which was derived from the Basel I capital accords of the Basel Committee, with a more risk-sensitive approach based, in part, on the standardized approach in the Basel Committee’s 2004 Basel II capital accords. The Basel III Capital Rules also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal banking rules. The Basel III Capital Rules became effective for us and the Bank on January 1, 2015, subject to a phase-in period.

The Basel III Capital Rules, among other things: (i) revise minimum capital requirements and adjust prompt corrective action thresholds; (ii) revise the components of regulatory capital and create a new capital measure called “Common Equity Tier 1,” which must constitute at least 4.5% of risk-weighted assets; (iii) specify that Tier 1 capital consist only of Common Equity Tier 1 and certain “Additional Tier 1 Capital” instruments meeting specified requirements; (iv) increase the minimum Tier 1 capital ratio requirement from 4% to 6%; (v) retain the existing risk-based capital treatment for 1-4 family residential mortgage exposures; (vi) permit most banking organizations, including us, to retain, through a one-time permanent election, the existing capital treatment for accumulated other comprehensive income; (vii) implement a new capital conservation buffer of Common Equity Tier 1 capital equal to 2.5% of risk-weighted assets, which will be in addition to the 4.5% Common Equity Tier 1 ratio and be phased in over a three-year period beginning January 1, 2016, which buffer is generally required in order for an institution to make capital distributions and pay executive bonuses; (viii) increase capital requirements for past-due loans, high volatility commercial real estate exposures and certain short-term loan commitments; (ix) require the deduction of mortgage servicing assets and deferred tax assets that exceed 10% of Common Equity Tier 1 in each category and 15% of Common Equity Tier 1 in the aggregate; and (x) remove references to credit ratings consistent with the Dodd-Frank Act and establish due diligence requirements for securitization exposures.

Compliance with the Basel III Capital Rules is required for most banking organizations beginning January 1, 2015, including us and the Bank, subject to a transition period for several aspects of the final rules, including the new minimum capital ratio requirements, the capital conservation buffer and the regulatory capital adjustments and deductions. Requirements to maintain higher levels of capital could adversely impact our return on equity. We believe that we will continue to exceed all estimated well-capitalized regulatory requirements under these new rules on a fully phased-in basis. For further detail on capital and capital ratios, see the discussion under the section of this proxy statement/prospectus entitled “Information About County—County Management’s Discussion and Analysis of Financial Condition and Results of Operations-December 31, 2014—Liquidity Management and Capital Resources,” “Information About County—County Management’s Discussion and Analysis of Financial Condition and Results of Operations-September 30, 2015—Liquidity Management and Capital Resources,” and Note 16, “Regulatory Matters,” of the notes to our consolidated financial statements as of and for the year ended December 31, 2014.

Supervision and Regulation of the Company

General. We are a legal entity separate and distinct from the Bank. As a registered bank holding company, we are regulated under the BHCA, and are subject to inspection, examination and supervision by the Federal Reserve. The BHCA and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of law and regulations. The Federal Reserve’s jurisdiction also extends to any company that we directly or indirectly control, such as any non-bank subsidiaries and other companies in which we own a controlling investment.

Investments and Activities. Under the BHCA, a bank holding company must obtain Federal Reserve approval before: (1) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after the acquisition, it would own or control more than 5% of the shares of the other bank or bank holding company (unless it already owns or controls the majority of such shares); (2) acquiring all or substantially all of the assets of another bank; or (3) merging or consolidating with another bank holding company. Subject to certain conditions (including certain deposit concentration limits established by the BHCA), the Federal Reserve may allow a bank holding company to acquire banks located in any state of the United States without regard to whether the acquisition is prohibited by the law of the state in which the target bank is located. In approving interstate acquisitions, however, the Federal Reserve is required to give effect to applicable state law limitations on the aggregate amount of deposits that may be held by the acquiring bank holding company and its insured depository institution affiliates in the state in which the target bank is located (provided that those limits do not discriminate against out-of-state depository institutions or their holding companies) and state laws which require that the target bank have been in existence for a minimum period of time (not to exceed five years) before being acquired by an out-of-state bank holding company.

The BHCA also generally prohibits a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to banks and their subsidiaries. This general prohibition is subject to a number of exceptions. The principal exception allows bank holding companies to engage in, and to own shares of companies engaged in, certain businesses found by the Federal Reserve to be “so closely related to banking … as to be a proper incident thereto.” Under current regulations of the Federal Reserve, bank holding companies and their subsidiary banks are permitted to engage in a variety of banking-related businesses, including the operation of a thrift, consumer finance, equipment leasing, the operation of a computer service bureau (including software development), and mortgage banking and brokerage. The BHCA generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies.

In 1999, the Gramm-Leach-Bliley Financial Modernization Act of 1999, or the GLBA, was signed into law. Under the GLBA, bank holding companies that meet certain standards and elect to become “financial holding companies” are permitted to engage in a wider range of activities than those permitted to bank holding companies, including certain securities and insurance activities. The Company has not elected to be treated as a financial holding company.

The GLBA changed federal laws to facilitate affiliation between banks and entities engaged in securities and insurance activities. The law also established a system of functional regulation under which banking activities, securities activities, and insurance activities conducted by financial holding companies and their subsidiaries and affiliates will be separately regulated by banking, securities, and insurance regulators, respectively.

Control Acquisitions. Federal and state laws, including the BHCA and the Change in Bank Control Act, impose additional prior notice or approval requirements and ongoing regulatory requirements on any investor that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution or bank holding company. “Control” of a depository institution is a facts and circumstances analysis, but generally an investor is deemed to control a depository institution or other company if the investor owns or controls 25% or more of any class of voting securities. Ownership or control of 10% or more of any class of voting securities, where either the depository institution or company is a public company or no other person will own or control a greater percentage of that class of voting securities after the acquisition, is also presumed to result in the investor controlling the depository institution or other company, although this is subject to rebuttal. If an investor’s ownership of our voting securities were to exceed certain thresholds, the investor could be deemed to “control” us for regulatory purposes, which could subject such investor to regulatory filings or other regulatory consequences.

Sound Banking Practices. Bank holding companies and their non-banking subsidiaries are prohibited from engaging in activities that represent unsafe and unsound banking practices or that constitute violations of law or regulations. For example, the Federal Reserve’s Regulation Y requires a bank holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank’s soundness by causing it to make funds available to non-banking subsidiaries or their customers if the Federal Reserve believed it not prudent to do so. The Federal Reserve can assess civil money penalties for activities conducted on a knowing or reckless basis, if the activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues.

Payment of Dividends; Source of Strength. Our ability to pay dividends to our shareholders may be affected by both general corporate law considerations and policies of the Federal Reserve applicable to bank holding companies. As a Wisconsin corporation, we are subject to the limitations of the WBCL, which prohibit us from paying dividends if such payment would: (1) render us unable to pay our debts as they become due in the usual course of business, or (2) result in our assets being less than the sum of our total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of any shareholders with preferential rights superior to those shareholders receiving the dividend. Additionally, policies of the Federal Reserve caution that a bank holding company should not pay cash dividends, without prior consultation with the Federal Reserve, when (i) the bank holding company’s net income available to shareholders over the last four quarters (net of dividends paid) has not been sufficient to fully fund the dividends, (ii) the prospective rate of earnings retention is not consistent with the bank holding company’s capital needs and overall current and prospective financial condition, or (iii) the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

As discussed above, the Federal Reserve possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices, or violations of statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. The Company is not currently subject to any such restrictions on the payment of dividends.

After the enactment of the Dodd-Frank Act (which codified long-standing Federal Reserve policy), a bank holding company is required to serve as a source of financial strength to its subsidiary banks. This means that we are expected to use available resources to provide adequate resources to the Bank, including during periods of financial stress or adversity, and to maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting the Bank where necessary. In addition, any capital loans that we make to the Bank are subordinate in right of payment to deposits and to certain other indebtedness of the Bank. In the event of our bankruptcy, any commitment by us to a federal bank regulatory agency to maintain the capital of the Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Annual Reporting; Examinations. Bank holding companies are required to file an annual report with the Federal Reserve, and such additional information as the Federal Reserve may require. The Federal Reserve may examine a bank holding company and any of its subsidiaries, and charge the company for the cost of such examination.

Imposition of Liability for Undercapitalized Subsidiaries. The Federal Deposit Insurance Corporation Improvement Act of 1991, or the FDICIA, requires bank regulators to take “prompt corrective action” to resolve problems associated with insured depository institutions. In the event a depository institution becomes “undercapitalized,” it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company “having control of” the undercapitalized depository institution “guarantees” the subsidiary’s compliance with the capital restoration plan until it becomes “adequately capitalized.” For purposes of this statute, the Company has control of the Bank.

Under the FDICIA, the aggregate liability of all companies controlling a particular institution is limited to the lesser of five percent of the depository institution’s total assets at the time it became undercapitalized or the amount necessary to bring the institution in compliance with applicable capital standards. The FDICIA grants greater powers to bank regulators in situations where an institution becomes “significantly” or “critically” undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve approval of proposed distributions, or might be required to consent to a merger or to divest the troubled institution or other affiliates. Because the Bank currently qualifies as “well capitalized”, we are not subject to the capital plan guarantee requirement of the FDICIA.

State Law Restrictions. As a Wisconsin corporation, we are subject to certain limitations and restrictions under the WBCL. For example, state law restrictions in Wisconsin include limitations and restrictions relating to indemnification of directors, distributions to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records, minutes and observance of certain corporate formalities.

Supervision and Regulation of the Bank

General. As a Wisconsin state-chartered bank that is not a member of the Federal Reserve system, the Bank is subject to supervision, periodic examination and regulation by the FDIC and the WDFI. The regulations of the FDIC and the WDFI affect virtually all of the Bank’s activities, including the minimum level of capital, the ability to pay dividends, mergers and acquisitions, borrowing and the ability to expand through new branches or acquisitions and various other matters.

Deposit Insurance. Customer deposits with the Bank are insured up to applicable limits by the DIF, which is administered by the FDIC. The DIF is funded with insurance premiums paid by insured depository institutions. The FDIC utilizes a risk-based assessment system that imposes insurance premiums based upon a risk matrix that takes into account a bank’s capital level and supervisory rating. Risk Category I is the lowest risk category, while Risk Category IV is the highest risk category. The specific Risk Category to which banks are assigned is considered by the FDIC to be confidential nonpublic information and may not be disclosed by banks.

In 2010, the Dodd-Frank Act revised the statutory authorities governing the FDIC’s management of the DIF. Among other things, the Dodd-Frank Act (1) raised the minimum fund reserve ratio from 1.15% to 1.35%, (2) required the fund reserve ratio to reach 1.35% by September 30, 2020, (3) eliminated the requirement that the FDIC provide dividends from the DIF when the reserve ratio is between 1.35% and 1.5%, (4) removed the 1.5% cap on the reserve ratio, (5) granted the FDIC sole discretion in determining whether to suspend or limit the declaration or payment of dividends, and (6) changed the assessment base for banks from insured deposits to the average consolidated total assets of the bank minus the average tangible equity of the bank during the assessment period. In December 2010, the FDIC adopted a new restoration plan, pursuant to which, among other things, the FDIC (i) eliminated the uniform three basis point increase in initial assessment rates that were scheduled to take effect on January 1, 2011, (ii) pursued further rulemaking in 2011 regarding the method used to offset the effect on banks with less than $10 billion in assets of the requirement that the reserve ratio reach 1.35% and (iii) at least semiannually, will update its projections for the DIF and increase or decrease assessment rates, if needed. In February 2011, the FDIC adopted final rules to implement the dividend provisions of the Dodd-Frank Act, changed the assessment base and set new assessment rates. In addition, as part of its final rules, the FDIC made certain assessment rate adjustments by (a) altering the unsecured debt adjustment by adding an adjustment for long-term debt issued by another insured depository institution and (b) eliminating the secured liability adjustment, and changing the brokered deposit adjustment to conform to the change in the assessment base. The new assessment rates became effective April 1, 2011. The new initial base assessment rates range from 5 to 9 basis points for Risk Category I banks to 35 basis points for Risk Category IV banks. Risk Category II and III banks have an initial base assessment rate of 14 and 23 basis points, respectively.

The FDIC may further increase or decrease the assessment rate schedule in order to manage the DIF to prescribed statutory target levels. An increase in the Risk Category for the Bank or in the assessment rates could have an adverse effect on the Bank’s earnings. The FDIC may terminate deposit insurance if it determines the institution involved has engaged in or is engaging in unsafe or unsound banking practices, is in an unsafe or unsound condition, or has violated applicable laws, regulations or orders. In the case of a Wisconsin state-chartered bank, the termination of deposit insurance would result in the revocation of its charter. Management is not aware of any existing circumstances which would result in termination of the Bank’s deposit insurance.

In addition, all institutions with deposits insured by the FDIC are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, or FICO, a mixed-ownership government corporation established to recapitalize a predecessor to the DIF. The current annualized assessment rate is 0.60 basis points, which is adjusted quarterly. These assessments will continue until the FICO bonds mature in 2017 through 2019.

Branching. The Bank has the authority under Wisconsin law to establish branches anywhere in the State of Wisconsin, subject to receipt of all required regulatory approvals. Federal law permits state and national banks to merge with banks in other states subject to: (1) regulatory approval; (2) federal and state deposit concentration limits; and (3) state law limitations requiring the merging bank to have been in existence for a minimum period of time (not to exceed five years) prior to the merger. The establishment of new interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) has historically been permitted only in those states the laws of which expressly authorize such expansion. After the Dodd-Frank Act, however, we can establish branch offices outside of Wisconsin, subject to prior regulatory approval, so long as the laws of the state where the branch is to be located would permit a state bank chartered in that state to establish a branch.

Dividends. There are state and federal requirements limiting the amount of dividends which the Bank may pay. Under Wisconsin banking law, the Bank generally may not pay dividends in excess of its undivided profits. If dividends declared and paid in either of the two immediately preceding years exceeded net income for either of those two years respectively, the Bank may not declare or pay any dividend in the current year that exceeds year-to-date net income, except with the written consent of the WDFI.

The payment of dividends by any financial institution is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. Notwithstanding the availability of funds for dividends, however, the FDIC or WDFI may prohibit the payment of any dividends by banks they regulate if the FDIC or the WDFI determines such payment would constitute an unsafe or unsound practice. The Bank is not currently subject to any prohibitions by the FDIC or WDFI on the payment of dividends.

Capital Adequacy Guidelines. The FDIC has promulgated risk-based capital guidelines similar to those established by the Federal Reserve with respect to bank holding companies. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, to minimize disincentives for holding liquid assets, and to achieve greater consistency in evaluating the capital adequacy of major banks throughout the world. Under these guidelines, assets and off balance sheet items are assigned to broad risk categories each with designated weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

Prior to January 1, 2015, the guidelines require all bank holding companies and federally regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 Capital. Tier 1 Capital, which includes common shareholders’ equity, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock and trust preferred securities, less certain goodwill items and other intangible assets, is required to equal at least 4% of risk-weighted assets. The remainder, or Tier 2 Capital, may consist of (i) an allowance for loan losses of up to 1.25% of risk-weighted assets, (ii) excess of qualifying perpetual preferred stock, (iii) hybrid capital instruments, (iv) perpetual debt, (v) mandatory convertible securities, and (vi) subordinated debt and intermediate-term preferred stock up to 50% of Tier 1 Capital. Total capital is the sum of Tier 1 Capital and Tier 2 Capital, less reciprocal holdings of other banking organizations’ capital instruments, investments in unconsolidated subsidiaries and any other deductions as determined by the appropriate regulator.

The federal bank regulatory authorities have also adopted regulations that supplement the risk-based guidelines. These regulations generally require banks and bank holding companies to maintain a minimum level of Tier 1 Capital to total assets less goodwill of 4%, which we refer to as the Leverage Ratio. The FDIC permits a bank to maintain a minimum 3% Leverage Ratio if the bank achieves a 1 rating under the CAMELS rating system in its most recent examination, as long as the bank is not experiencing or anticipating significant growth. The CAMELS rating is a non-public system used by bank regulators to rate the strengths and weaknesses of financial institutions. The CAMELS rating comprises six categories: capital adequacy, asset quality, management, earnings, liquidity and sensitivity to market risk. Banking organizations experiencing or anticipating significant growth, as well as those organizations which do not satisfy the criteria described above, will be required to maintain a minimum Leverage Ratio ranging generally from 4% to 5%.

The Federal Deposit Insurance Act, or the FDIA, requires, among other things, the federal banking agencies to take “prompt corrective action” in respect to depository institutions that do not meet minimum capital requirements. The capital-based regulatory framework consists of five categories of compliance with regulatory capital guidelines, including “well-capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” Prior to January 1, 2015, to qualify as a “well-capitalized” institution, a bank must have a Leverage Ratio of no less than 5%, a Tier 1 Capital ratio of no less than 6% and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. A bank’s capital category is determined solely for the purpose of applying prompt corrective action regulations, and the capital category may not constitute an accurate representation of the bank’s overall financial condition or prospects for other purposes.

Under the regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or a part of their operations.

Immediately upon becoming undercapitalized, a depository institution becomes subject to the provisions of Section 38 of the FDIA, which (a) restricts payment of capital distributions and management fees; (b) requires that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (c) requires submission of a capital restoration plan; (d) restricts the growth of the institution’s assets; and (e) requires prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the DIF. These discretionary supervisory actions include: (i) requiring the institution to raise additional capital; (ii) restricting transactions with affiliates; (iii) requiring divestiture of the institution or sale of the institution to a willing purchaser; and (iv) any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

As of December 31, 2014, we and the Bank exceeded the guidelines contained in the applicable regulations, policies and directives pertaining to capital adequacy to be classified as “well-capitalized.”

The Basel III Capital Rules revise the current prompt corrective action requirements effective January 1, 2015 by: (i) introducing a Common Equity Tier 1 ratio requirement at each level (other than critically undercapitalized), with the required Common Equity Tier 1 ratio being 6.5% for “well-capitalized” status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category (other than critically undercapitalized), with the minimum Tier 1 capital ratio for “well-capitalized” status being 8% (compared to 6%); and (iii) eliminating the current provision that provides that a bank with a composite supervisory rating of 1 may have a 3% Leverage Ratio and still be adequately capitalized. The Basel III Capital Rules do not change the total risk based capital requirement for any prompt corrective action category.

Community Reinvestment Act. The Community Reinvestment Act of 1977, or the CRA, requires depository institutions to assist in meeting the credit needs of their market areas consistent with safe and sound banking practice. Under the CRA, each depository institution is required to help meet the credit needs of its market areas by, among other things, providing credit to low- and moderate-income individuals and communities. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. The applicable federal regulators regularly conduct CRA examinations to assess the performance of financial institutions and assign one of four ratings to the institution’s records of meeting the credit needs of its community. During its last examination, the Bank received a rating of “Satisfactory.”

State Bank Investments and Activities. The Bank is permitted to make investments and engage in activities directly or through subsidiaries as authorized by Wisconsin law. However, under federal law and FDIC regulations, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law and FDIC regulations also prohibit FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. These restrictions have not had, and are not currently expected to have, a material impact on the operations of the Bank.

Loans to One Borrower. Under Wisconsin law, the Bank’s total loans and extensions of credit and leases to one person is limited to 20% of the Bank’s capital (as defined under Section 221.0102 of the Wisconsin Statutes), subject to several exceptions.

Examinations. The Bank is examined from time to time by its primary federal banking regulator, the FDIC, and the WDFI, and is charged the cost of such examinations. Based upon an examination, the FDIC and the WDFI may revalue the Bank’s assets and require that it establish specific reserves to compensate for the difference between the value determined by the regulator and the book value of the assets.

Federal Home Loan Bank System. The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLBs provide a credit reserve and other services for their member institutions. The Bank, as a member of the FHLB-Chicago, is required to hold shares of capital stock in that FHLB.

Limitations on Transactions with Affiliates. Transactions between a bank and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated thereunder. An affiliate of a bank includes any company or entity which controls the bank or that is controlled by a company that controls the bank. In a holding company context, the parent holding company of a bank (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the bank. Generally, Section 23A limits the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an aggregate amount equal to 10% of such bank’s capital stock and surplus, with all such transactions with all affiliates in the aggregate limited to an amount equal to 20% of such capital stock and surplus. Section 23B applies to “covered transactions” as well as certain other transactions and requires that all transactions be on terms, including credit standards, substantially the same, or at least as favorable, to the bank or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, the purchase of assets from, or the issuance of a guarantee to, an affiliate as well as similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a bank to an affiliate.

In addition, Sections 22(g) and (h) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal shareholders, and the FDIC has adopted regulations applying similar restrictions to banks that are not members of the Federal Reserve. Under Section 22(h), loans to a director, an executive officer and a greater than 10% shareholder of a bank, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the bank’s loans to one borrower limit (generally equal to 15% of the bank’s unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal shareholders be made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions to persons not covered by Section 22(h) and not involve more than the normal risk of repayment or present other unfavorable features. Section 22(h) also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a bank to all insiders cannot exceed the bank’s unimpaired capital and surplus. Section 22(g) also places additional restrictions on loans to executive officers.

Standards for Safety and Soundness. The FDIC has established safety and soundness standards applicable to banks regarding such matters as internal controls, loan documentation, credit underwriting, interest-rate risk exposure, asset growth, compensation and other benefits, and asset quality and earnings. If a bank were to fail to meet these standards, the FDIC could require it to submit a written compliance plan describing the steps the bank would take to correct the situation and the time within which such steps will be taken. The FDIC has authority to issue orders to secure adherence to the safety and soundness standards.

Financial Privacy. In accordance with the GLBA, federal bank regulators adopted rules that limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. The privacy provisions of the GLBA affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors.

Anti-Money Laundering. A federal law commonly known as the Patriot Act is designed to deny terrorists and criminals the ability to obtain access to the U.S. financial system and has significant implications for depository institutions, brokers, dealers and other businesses involved in the transfer of money. The Patriot Act mandates financial services companies to have policies and procedures designed to detect, prevent and report money laundering and terrorist financing and to verify the identity of their customers. Failure by a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with the Patriot Act and other relevant anti-money laundering laws and regulations, could have serious legal and reputational consequences for the institution.

Office of Foreign Assets Control Regulation. The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. These are typically known as the “OFAC” rules based on their administration by the U.S. Treasury’s Department Office of Foreign Assets Control, or OFAC. The OFAC-administered sanctions targeting countries take many different forms. Generally, however, they contain one or more of the following elements: (1) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on a “U.S. person” engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (2) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g., property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences.

Other Laws and Regulations. The Bank’s loan operations are subject to federal laws applicable to credit transactions, such as:

•	the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligations to help meet the housing needs of the community it serves;

•	the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•	the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	the Fair Debt Collection Practices Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	the rules and regulations of various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of the Bank are subject to:

•	the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•	the Electronic Funds Transfer Act, and Regulation E issued by the Consumer Financial Protection Bureau to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Guidance on Sound Incentive Compensation Policies

The federal banking agencies have issued comprehensive guidance on incentive compensation policies. This guidance is designed to ensure that a financial institution’s incentive compensation structure does not encourage imprudent risk-taking, which may undermine the safety and soundness of the institution. The guidance, which applies to all employees that have the ability to materially affect an institution’s risk profile, either individually or as part of a group, is based upon three primary principles: (1) balanced risk-taking incentives, (2) compatibility with effective controls and risk management, and (3) strong corporate governance.

An institution’s supervisory ratings will incorporate any identified deficiencies in an institution’s compensation practices, and it may be subject to an enforcement action if the incentive compensation arrangements pose a risk to the safety and soundness of the institution. Further, a provision of the Basel III Capital Rules described above would limit discretionary bonus payments to bank executives if the institution’s regulatory capital ratios fail to exceed certain thresholds.

Monetary Policy and Economic Environment

The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in United States Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits. The Federal Reserve’s monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of these policies on the Company’s business and earnings cannot be predicted.

Information About County’s Properties

The Bank owns its headquarters in Manitowoc, Wisconsin and leases its other locations. The following table provides information related to its leased locations:

Location	Function	Expiration Date
Stevens Point, WI	Full service banking location	2016
Darlington, WI	Loan production office	2016
Eau Claire, WI	Loan production office	Month-to-month
Fond du Lac, WI	Loan production office	2017
Sheboygan, WI	Loan production office	2016

In 2015, the Bank began construction on a new branch in Stevens Point. The project is estimated to be completed during the first quarter of 2016 at a cost of $3.6 million, of which $1.5 million has been incurred as of September  30, 2015.

County Legal Proceedings

From time to time, County is subject to certain legal proceedings and claims in the ordinary course of business. County is not presently party to any legal proceedings the resolution of which County believes would have a material adverse effect on its business, financial condition, operating results or cash flows. County establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable.

County Management’s Discussion and Analysis of Financial Condition and Results of Operations—September 30, 2015

Overview

County Bancorp, Inc. is a Wisconsin corporation founded in May 1996 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Our primary activities consist of operating through our wholly-owned subsidiary bank, Investors Community Bank, headquartered in Manitowoc, Wisconsin, and providing a wide range of banking and related business services through the Bank and our other subsidiaries.

In addition to the Bank, we have two wholly-owned subsidiaries, County Bancorp Statutory Trust II and County Bancorp Statutory Trust III, which are Delaware statutory trusts. The Bank is the sole shareholder of ICB Investments Corp., a Nevada corporation, and is the sole member of Investors Insurance Services, LLC and ABS 1, LLC, which are both Wisconsin limited liability companies.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans, and the interest we pay on interest-bearing liabilities, such as deposits. We generate most of our revenue from interest on loans and investments and loan- and deposit-related fees. Our loan portfolio consists of a mix of agricultural, commercial real estate, commercial, residential real estate, and installment and consumer loans. Our primary source of funding is deposits. Our largest expenses are interest on these deposits and salaries and related employee benefits. We measure our performance through various metrics, including our pre-tax net income, net interest margin, efficiency ratio, return on average assets, return on average common shareholders’ equity, earnings per share, and non-performing assets to total assets. We are also required to maintain appropriate regulatory leverage and risk-based capital ratios.

Initial Public Offering

On January 22, 2015, we closed our initial public offering, which we refer to as the IPO, in which we offered 1,357,000 shares of common stock for gross proceeds of $21.4 million. Of the 1,357,000 shares sold, 1,210,750 shares were sold by the Company and 146,250 shares were sold by certain selling shareholders. The Company did not receive any proceeds from the sale of shares by the selling shareholders. The offer and sale of all shares of the IPO were registered under the Securities Act, pursuant to a registration statement on Form S-1, which was declared effective by the SEC on January 15, 2015.

The net proceeds from our IPO were $16.9 million after deducting underwriting discounts and commissions of $1.2 million and other offering expenses of $1.0 million for total expenses of $2.2 million.

Operational Highlights

•	Total loans were $704.0 million at September 30, 2015 compared to $654.4 million at June 30, 2015, an increase of 7.6%.

•	Net income was up $2.0 million from $6.1 million for the nine months ended September 30, 2014, to $8.1 million for the nine months ended September 30, 2015.

•	For the three months ended September 30, 2015, a negative provision for loan losses of $867 thousand was recorded compared to $0 for three months ended September 30, 2014. For the nine months ended September 30, 2015, a negative provision for loan losses of $1.3 million was recorded compared to $0 for the nine months ended September 30, 2014.

•	Return on average assets was 1.63% for the three months ended September 30, 2015 compared to 1.22% for the three months ended September 30, 2014.

•	Non-performing assets as a percentage of total assets was 1.68% at September 30, 2015 compared to 2.79% at September 30, 2014.

Selected Financial Data

	Three Months Ended		Nine Months Ended		Year Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014	December 31, 2014
	(unaudited)		(unaudited)
Selected Income Statement Data:
(In thousands, except per share data)

Interest income	$8,764	$7,582	$24,765	$22,820	$30,897
Interest expense	1,893	1,777	5,504	5,721	7,537

Net interest income	6,871	5,805	19,261	17,099	23,360
Provision for (recovery of ) loan losses	(867)	—	(1,325)	—	589

Net interest income after provision for (recovery of) loan losses	7,738	5,805	20,586	17,099	22,771
Non-interest income	1,723	1,798	5,310	5,167	7,148
Non-interest expense	4,135	4,264	12,983	12,735	17,025
Income tax expense	1,996	1,068	4,839	3,403	4,684

Net income	$3,330	$2,271	$8,074	$6,128	$8,210

Per Common Share Data:
Basic	$0.56	$0.48	$1.37	$1.29	$1.73
Diluted	$0.55	$0.47	$1.34	$1.26	$1.69
Cash dividends per common share	$0.04	$—	$0.12	$—	$—
Weighted average common shares—basic	5,733,919	4,463,790	5,635,515	4,465,548	4,469,450
Weighted average common shares—diluted	5,858,211	4,578,611	5,754,118	4,583,912	4,580,917
Common shares outstanding, end of period	5,733,919	4,463,790	5,733,919	4,463,790	4,498,790

Selected Balance Sheet Data (at period end):
Total assets			$844,791	$743,018	$771,756
Securities			85,783	77,673	81,282
Total loans			704,029	591,623	648,122
Allowance for loan losses			(9,833)	(10,374)	(10,603)
Total deposits			636,221	599,931	605,469
Other borrowings and FHLB advances			68,383	31,347	51,857
Subordinated debentures			12,372	12,372	12,372
Total shareholders’ equity			104,436	77,722	80,043

Performance Ratios:
Return on average assets	1.63%	1.22%	1.36%	1.10%	1.10%
Return on average common shareholders’ equity(1)	13.58%	12.51%	11.28%	11.50%	11.37%
Net interest margin	3.49%	3.27%	3.37%	3.22%	3.29%
Interest rate spread	3.25%	3.06%	3.13%	3.01%	3.07%
Non-interest income to average assets	0.84%	1.07%	0.89%	0.96%	0.96%
Non-interest expense to average assets	2.02%	2.29%	2.18%	2.28%	2.28%
Net overhead ratio(2)	1.18%	1.22%	1.29%	1.32%	1.32%
Efficiency ratio(1)	48.42%	53.23%	51.04%	52.87%	50.99%

Asset Quality Ratios:
Nonperforming loans to total loans	1.59%	2.12%	1.59%	2.12%	1.78%
Allowance for loan losses to:
Total loans	1.40%	1.75%	1.40%	1.75%	1.64%
Nonperforming loans	88.01%	82.65%	88.01%	82.65%	91.76%
Net charge-offs (recoveries) to average loans	(0.12)%	0.03%	(0.08)%	0.02%	0.08%
Nonperforming assets to total assets(3)	1.68%	2.79%	1.68%	2.79%	2.42%

Capital Ratios:
Shareholders’ common equity to assets	11.42%	9.38%	11.42%	9.38%	9.33%
Tier 1 risk-based capital (Bank)	14.23%	16.58%	14.23%	16.58%	15.51%
Total risk-based capital (Bank)	15.48%	17.84%	15.48%	17.84%	16.77%
Tier 1 Common Equity Ratio (Bank)	14.23%	N/A	14.23%	N/A	N/A
Leverage ratio (Bank)	13.70%	13.74%	13.70%	13.74%	13.96%

(1)	The return on average common shareholders’ equity and the efficiency ratio are not recognized under generally accepted accounting principals, or GAAP, and are therefore considered to be non-GAAP financial measures. See below for reconciliations of the return on average common shareholders’ equity and the efficiency ratio to their most comparable GAAP measures.
(2)	Net overhead ratio represents the difference between noninterest expense and noninterest income, divided by average assets.
(3)	Non-performing assets consist of nonaccrual loans and other real estate owned.

Non-GAAP Financial Measures

“Efficiency ratio” is defined as non-interest expenses, excluding gains and losses on sales, and write-downs of other real estate owned, divided by operating revenue, which is equal to net interest income plus non-interest income excluding gains and losses on sales of securities. In our judgment, the adjustments made to non-interest expense allow investors to better asses our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

	Three Months Ended		Nine Months Ended		Year Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014	December 31, 2014
Efficiency Ratio GAAP to Non-GAAP Reconciliation:
Non-interest expense	$4,135	$4,264	$12,983	$12,735	$17,025
Less: net gain (loss) on sales and write-downs of OREO	26	(217)	(442)	(964)	(1,468)

Adjusted non-interest expense (non-GAAP)	$4,161	$4,047	$12,541	$11,771	$15,557

Net interest income	$6,871	$5,805	$19,261	$17,099	$23,360
Non-interest income	1,723	1,798	5,310	5,167	7,148

Operating revenue	$8,594	$7,603	$24,571	$22,266	$30,508

Efficiency ratio	48.42%	53.23%	51.04%	52.87%	50.99%

Return on average common shareholders’ equity is a non-GAAP based financial measure calculated using non-GAAP based amounts. The most directly comparable GAAP based measure is return on average shareholders’ equity. We calculate return on average common shareholders’ equity by excluding the average preferred shareholders’ equity and the related dividends. Management uses the return on average common shareholders’ equity in order to review our core operating results and our performance.

	Three Months Ended		Nine Months Ended		Year Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014	December 31, 2014
Return on Average Common Shareholders’ Equity GAAP to Non-GAAP Reconciliation:
Return on average common shareholders’ equity
Return on average shareholders’ equity	11.32%	9.88%	9.44%	9.08%	9.02%
Effect of excluding average preferred shareholders’ equity	2.26%	2.63%	1.84%	2.42%	2.35%

Return on average common shareholders’ equity	13.58%	12.51%	11.28%	11.50%	11.37%

Results of Operations

Our operating revenue is comprised of interest income and non-interest income. Net interest income increased by 18.4% to $6.9 million for the three months ended September 30, 2015 compared to the three months ended September 30, 2014; the increase is attributable to loan growth of 19.0% for the same period. Non-interest income decreased 4.2% to $1.7 million for the three months ended September 30, 2015 from the same period in 2014.

For the nine months ended September 30, 2015, net interest income was $19.3 million, an increase $2.2 million, or 12.6%, compared to the nine months ended September 30, 2014. Non-interest income increased to $5.3 million for the first three quarters of 2015 which represents a 2.8% increase compared to the nine months ended September 30, 2014.

Analysis of Net Interest Income

Net interest income is the largest component of our income, and is dependent on the amounts of and yields on interest-earning assets as compared to the amounts of and rates paid on interest bearing liabilities. The following tables reflect the components of net interest income for the three and nine months ended September 30, 2015 and 2014 (dollars in thousands):

	Three Months Ended
	September 30, 2015			September 30, 2014
	Average Balance (1)	Income/ Expense	Yields/ Rates	Average Balance (1)	Income/ Expense	Yields/ Rates
Assets
Investment securities	$84,528	$359	1.70%	$76,259	$334	1.75%
Loans (2)	691,049	8,393	4.86%	590,272	7,225	4.90%
Interest bearing deposits due from other banks	12,741	11	0.35%	43,837	23	0.21%

Total interest-earning assets	$788,318	$8,763	4.45%	$710,368	$7,582	4.27%

Allowance for loan losses	(10,462)			(10,474)
Other assets	40,043			45,542

Total assets	$817,899			$745,436

Liabilities
Savings, NOW, money market, interest checking	162,719	194	0.48%	138,713	166	0.48%
Time deposits	395,967	1,381	1.40%	404,854	1,383	1.37%

Total interest-bearing deposits	$558,686	$1,575	1.13%	$543,567	$1,549	1.14%
Other borrowings	8,830	63	2.83%	10,629	32	1.19%
FHLB advances	52,058	157	1.20%	19,609	77	1.56%
Junior subordinated debentures	12,372	99	3.21%	12,372	120	3.88%

Total interest-bearing liabilities	$631,946	$1,894	1.20%	$586,177	$1,778	1.21%

Non-interest bearing deposits	60,196			60,156
Other liabilities	8,099			7,188

Total liabilities	700,241			653,521

SBLF preferred stock(3)	15,000			15,000
Shareholders’ equity	102,658			76,915

Total liabilities and equity	$817,899			$745,436

Net interest income		6,869			5,804
Interest rate spread(4)			3.25%			3.06%
Net interest margin(5)			3.49%			3.27%
Ratio of interest-earning assets to interest -bearing liabilities	1.25			1.21

	Nine Months Ended
	September 30, 2015			September 30, 2014
	Average Balance(1)	Income/ Expense	Yields/ Rates	Average Balance(1)	Income/ Expense	Yields/ Rates
Assets
Investment securities	$82,187	$1,037	1.68%	$74,402	$1,026	1.84%
Loans(2)	661,797	23,687	4.77%	582,616	21,704	4.97%
Interest bearing deposits due from other banks	17,715	41	0.31%	50,305	90	0.24%

Total interest-earning assets	$761,699	$24,765	4.34%	$707,323	$22,820	4.30%

Allowance for loan losses	(10,438)			(10,531)
Other assets	42,010			48,751

Total assets	$793,271			$745,543

Liabilities
Savings, NOW, money market, interest checking	154,046	543	0.47%	130,884	468	0.48%
Time deposits	395,005	3,998	1.35%	417,125	4,198	1.34%

Total interest-bearing deposits	$549,051	$4,541	1.10%	$548,009	$4,666	1.14%
Other borrowings	9,369	221	3.15%	12,377	463	4.99%
FHLB advances	39,276	403	1.37%	19,271	232	1.61%
Junior subordinated debentures	12,372	339	3.66%	12,372	360	3.88%

Total interest-bearing liabilities	$610,068	$5,504	1.20%	$592,029	$5,721	1.29%

Non-interest bearing deposits	61,236			56,733
Other liabilities	7,900			6,828

Total liabilities	679,204			655,590

SBLF preferred stock(3)	15,000			15,000
Shareholders’ equity	99,067			74,953

Total liabilities and equity	$793,271			$745,543

Net interest income		19,261			17,099
Interest rate spread(4)			3.13%			3.01%
Net interest margin(5)			3.37%			3.22%
Ratio of interest-earning assets to interest -bearing liabilities	1.25			1.19

(1)	Average balances are calculated on amortized cost.
(2)	Includes loan fee income, nonaccruing loan balances, and interest received on such loans.
(3)	The SBLF preferred stock refers to the 15,000 shares of our Series C noncumulative perpetual preferred stock, no par value, issued to the U.S. Treasury through the U.S. Treasury’s Small Business Lending Fund program.
(4)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following tables present the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the volume and rate columns. For purposes of these tables, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume (dollars in thousands).

	Three Months Ended September 30, 2015 v. 2014
	Increase (Decrease) Due to Change in Average
	Volume	Rate	Net
Interest Income:
Investment securities	$38	$(12)	$26
Loans	1,224	(56)	1,168
Federal funds sold and interest-bearing deposits with banks	(254)	242	(12)

Total interest income	1,008	174	1,182

Interest Expense:
Savings, NOW, money market and interest checking	29	(1)	28
Time deposits	(49)	47	(2)
Other borrowings	(4)	35	31
FHLB advances	93	(13)	80
Junior subordinated debentures	—	(21)	(21)

Total interest expense	69	47	116

Net interest income	$939	$127	$1,066

	Nine Months Ended September 30, 2015 v. 2014
	Increase (Decrease) Due to Change in Average
	Volume	Rate	Net
Interest Income:
Investment securities	$59	$(48)	$11
Loans	2,787	(804)	1,983
Federal funds sold and interest-bearing deposits with banks	(92)	43	(49)

Total interest income	2,754	(809)	1,945

Interest Expense:
Savings, NOW, money market and interest checking	81	(6)	75
Time deposits	(225)	25	(200)
Other borrowings	(96)	(145)	(241)
FHLB advances	199	(29)	170
Junior subordinated debentures	—	(21)	(21)

Total interest expense	(41)	(176)	(217)

Net interest income	$2,795	$(633)	$2,162

Provision for Loan Losses

Based on our analysis of the components of the allowance for loan losses, management recorded a negative provision for loan losses of $867 thousand for the three months ended September 30, 2015 compared to a provision of $0 for the three months ended September 30, 2014. During the third quarter of 2015, we experienced a decrease in specific reserve related to impaired loans of 15.8% from $2.7 million at June 30, 2015 to $2.3 million at September 30, 2015. During the third quarter, we received a $1.9 million payment of principal and interest to pay-off a forbearance agreement for loans that had been completely charged-off in 2013. The payment resulted in a $1.6 million recovery of loan losses and $0.3 million of interest income and fee income. This recovery was partially offset by $1.2 million in loans that we charged-off.

We have seen an improvement in credit quality year-over-year. As a result of our improved credit quality, the specific reserve related to impaired loans has decreased 38.3% from $3.7 million at September 30, 2014 to $2.3 million at September 30, 2015. For the nine months ended September 30, 2015, we have recorded a negative provision of $1.3 million, compared to $0 for the nine months ended September 30, 2014.

There have been no substantive changes to our methodology for estimating the appropriate level of allowance for loan losses from what was previously outlined in our 2014 Annual Report on Form 10-K. Based upon this methodology, which includes actively monitoring the asset quality and inherent risks within the loan and lease portfolio, management concluded that an allowance for loan losses of $9.8 million, or 1.40% of total loans, was appropriate as of September 30, 2015. This is compared to an allowance for loan losses of $10.4 million, or 1.75% of total loans, at September 30, 2014, and $10.6 million, or 1.64% of total loans, at December 31, 2014.

Non-Interest Income

Non-interest income for the three months ended September 30, 2015 decreased by 4.2% compared to the three months ended September 30, 2014 from $1.8 million to $1.7 million. The decrease was primarily the result of decreases in service charges, loan servicing rights, and income on OREO partially offset by the reimbursement of legal fees related to the repayment of the forbearance agreement discussed above, which is included in other expenses.

For the nine months ended September 30, 2015, non-interest income increased 2.8% to $5.3 million from $5.2 million for the nine months ended September 30, 2014. The following table reflects the components of non-interest income for the three months and nine months ended September 30, 2015 and 2014 (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Service charges	$238	$388	$744	$559
Gain on sale of loans, net	44	69	166	251
Loan servicing fees	1,236	1,183	3,648	3,518
Loan servicing rights	(51)	84	(25)	116
Income on other real estate owned	33	100	243	509
Other	223	(26)	534	214

Total non-interest income	$1,723	$1,798	$5,310	$5,167

Non-Interest Expense

Non-interest expense decreased 3.0% to $4.1 million for the three months ended September 30, 2015 compared to $4.3 million for the three months ended September 30, 2014, primarily as the result of gains on sales of other real estate owned. This decrease was partially offset by increased professional fees.

For the nine months ended September 30, 2015, non-interest expense increased 1.9% to $13.0 million from $12.7 million for the nine months ended September 30, 2014. The increase is primarily due to increased compensation and benefits, which resulted from an increased headcount, an approximate 10% increase in insurance premiums, and higher performance based compensation, resulting from improved year-over-year bottom line results. The increase was partially offset by lower expenses associated with the write-down of our OREO properties. The following table reflects the components of our non-interest expense for the three and nine months ended September 30, 2015 and 2014 (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Employee compensation and benefits	$2,643	$2,570	$8,232	$7,628
Occupancy	100	75	260	229
Information processing	183	361	527	641
Professional fees	513	343	900	696
FDIC assessment	101	121	321	397
Other real estate owned expenses	121	192	261	686
Write-down of other real estate owned	—	44	182	729
Net loss/(gain) on other real estate owned	(26)	173	260	235
Business development	147	203	371	402
Other	353	182	1,669	1,092

Total non-interest expense	$4,135	$4,264	$12,983	$12,735

Income taxes

The Company accounts for income taxes in accordance with income tax accounting guidance, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not the some portion or all of the deferred tax asset will not be realized.

The Company files income taxes returns in the U.S. federal jurisdiction and in the state of Wisconsin. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2011.

The Company recognizes interest and penalties on income taxes as a component of other non-interest expense.

Certain results previously reported as of and for the period ended September 30, 2014 have been insignificantly revised from those previously reported on our Form S-1 to reflect a revision to the estimated income tax impact of a net operating loss carryforward.

Financial Condition

Total assets increased $73.0 million, or 9.5%, from $771.8 million at December 31, 2014 to $844.8 million at September 30, 2015. The increase is primarily due to an increase in total loans of $55.9 million, an increase in loans held for sale of $9.6 million, and an increase in securities available for sale of $4.5 million.

Total liabilities increased $48.6 million, or 7.2%, from $676.7 million at December 31, 2014 to $725.4 million at September 30, 2015. This increase is attributed to the cash needs associated with our increased loan demand and consists of a $32.9 million increase in brokered deposits and by a $36.0 million advance from the Federal Home Loan Bank. This increase was partially offset by the repayment of a $15.0 million Federal Discount Window advance that was taken out at the end of 2014.

Shareholders’ equity increased $24.4 million, or 30.5%, to $104.4 million at September 30, 2015 from $80.0 million at December 31, 2014. This increase was the result of income for the nine months ended September 30, 2015 of $8.1 million and the approximately $16.9 million of net proceeds from our IPO that closed on January 22, 2015.

Net Loans

Total net loans increased by $56.7 million, or 8.9%, from $637.5 million at December 31, 2014 to $694.2 million at September 30, 2015. The increase in loans was due primarily to increased agriculture loans of 13.0% and increased commercial real estate loans of 7.4%, and was partially offset by residential real-estate pay-downs.

The following table sets forth the composition of our loan portfolio at the dates indicated (dollars in thousands):

	September 30, 2015		December 31, 2014
	Amount	Percent	Amount	Percent
Agriculture loans	$469,166	66.6%	$415,164	64.1%
Commercial real estate loans	147,638	21.0%	137,517	21.2%
Commercial loans	52,597	7.5%	53,745	8.3%
Residential real estate loans	34,326	4.9%	40,885	6.3%
Installment and consumer other	302	0.0%	811	0.1%

Total gross loans	$704,029	100.0%	$648,122	100.0%

Allowance for loan losses	(9,833)		(10,603)

Loans, net	$694,196		$637,519

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense, which affects our earnings directly. Loans are charged against the allowance for loan losses when management believes that the collectability of all or some of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that reflects management’s estimate of the level of probable incurred losses in the loan portfolio. Factors considered by management in determining the adequacy of the allowance include, but are not limited to, detailed reviews of individual loans, historical and current trends in loan charge-offs for the various portfolio segments evaluated, the level of the allowance in relation to total loans and to historical loss levels, levels and trends in non-performing and past due loans, volume and migratory direction of adversely graded loans, external factors including regulation, reputation, and competition, and management’s assessment of economic conditions. Our board of directors reviews the recommendations of management regarding the appropriate level for the allowance for loan losses based upon these factors.

The provision for loan losses is the charge to operating earnings necessary to maintain an adequate allowance for loan losses. We have developed policies and procedures for evaluating the overall quality of our loan portfolio and the timely identification of problem credits. Management continuously reviews these policies and procedures and makes further improvements as needed. The adequacy of our allowance for loan losses and the effectiveness of our internal policies and procedures are also reviewed periodically by our regulators and our auditors and external loan review personnel. Our regulators may advise us to recognize additions to the allowance based upon their judgments about information available to them at the time of their examination. Such regulatory guidance is taken under consideration by management, and we may recognize additions to the allowance as a result.

We continually refine our methodology for determining the allowance for loan losses by comparing historical loss ratios utilized to actual experience and by classifying loans for analysis based on similar risk characteristics. Cash receipts for accruing loans are applied to principal and interest under the contractual terms of the loan agreements; however, cash receipts on impaired and nonaccrual loans for which the accrual of interest has been discontinued are applied to principal and interest income depending upon the overall risk of principal loss to us.

At September 30, 2015 and December 31, 2014, the allowance for loan losses was $9.8 million and $10.6 million, respectively, which resulted in a ratio to total loans of 1.4% and 1.6%, respectively. The decreased allowance was the result of a lower level of specific reserves related to impaired loans during the nine months ended September 30, 2015.

Charge-offs and recoveries by loan category for the three and nine months ended September 30, 2015 and 2014 are as follows (dollars in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Balance, beginning of period	$9,897	$10,556	$10,603	$10,495
Loans charged off:
Agriculture loans	1,145	115	1,145	115
Commercial real estate loans	31	—	162	—
Commercial loans	4	100	415	103
Residential real estate loans	—	—	172	—
Installment and consumer other	—	—	—	—

Total loans charged off	$1,180	$215	$1,894	$218
Recoveries:
Agriculture loans	42	5	47	17
Commercial real estate loans	740	27	743	36
Commercial loans	740	—	1,196	43
Residential real estate loans	461	—	463	—
Installment and consumer other	—	1	—	1

Total recoveries	1,983	33	2,449	97

Net loans charged off (recovered)	$(803)	$182	$(555)	$121
Provision for (recovery of) loan losses	(867)	—	(1,325)	—

Allowance for loan losses, end of period	$9,833	$10,374	$9,833	$10,374

Selected loan quality ratios:
Net charge-offs (recoveries) to average loans	(0.12)%	0.03%	(0.08)%	0.02%
Allowance for loan losses to total loans	1.40%	1.75%	1.40%	1.75%
Allowance for loan losses to non-performing assets and performing troubled debt restructurings	66.38%	47.99%	66.38%	47.99%

Loan Servicing Rights

As part of our growth and risk management strategy, we have actively developed a loan participation and loan sales network. Our ability to sell loan participations and whole loans benefits us by freeing up capital and funding to lend to new customers as well as to increase non-interest income through the recognition of loan sale and servicing revenue. Because we continue to service these loans, we are able to maintain a relationship with the customer. Additionally, we receive a servicing fee that offsets some of the cost of administering the loan, while maintaining the customer relationship.

Servicing assets are recognized as separate assets when rights are acquired through the sale of financial assets. Servicing rights resulting from the sale or securitization of loans originated by the Company are initially measured at fair value at the date of transfer. The Company subsequently measures each class of servicing asset using the amortization method. Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income. The amortized assets are assessed for impairment or increased obligation based on fair value at each reporting date.

Fair value is based on market prices for comparable servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. These variables may have an adverse impact on the value of the servicing right and may result in a reduction to non-interest income.

Servicing assets measured using the amortization method are evaluated and measured for impairment. Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the carrying amount of the servicing assets for that tranche. The valuation allowance is adjusted to reflect changes in the measurement of impairment after the initial measure of the impairment.

Changes in the valuation allowances are reported with loan servicing fees on the income statement. Fair value in excess of the carrying amount of servicing assets for that stratum is not recognized.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned. The amortization of loan servicing rights is netted against loan servicing fee income.

The loan servicing portfolio is shown below (dollars in thousands):

	September 30, 2015	December 31, 2014
Total loans	$704,029	$648,122
Less: nonqualified loan sales included below	(4,383)	(8,894)
Loans serviced:
Agricultural	455,418	413,933
Commercial	8,002	10,419
Commercial real estate	4,785	4,941

Total loans serviced	468,205	429,293

Total loans and loans serviced	$1,167,851	$1,068,521

Securities

Our securities portfolio is predominately composed of municipal securities, investment grade mortgage-backed securities, and U.S. Government and agency securities. We classify substantially all of our securities as available for sale. We do not engage in active securities trading in carrying out our investment strategies.

Securities increased to $85.8 million at September 30, 2015 from $81.3 million at December 31, 2014. During the nine months ended September 30, 2015, we recognized unrealized holding gains of $0.3 million before income taxes through other comprehensive income.

The following table sets forth the amortized cost and fair values of our securities portfolio at September 30, 2015 and December 31, 2014 (dollars in thousands):

	September 30, 2015		December 31, 2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available for sale:
Municipal securities	$46,580	$46,962	$41,751	$41,849
Mortgage-backed securities	36,213	36,811	36,889	37,428
U.S. Government and agency securities	2,004	2,010	2,006	2,005

Total available for sale	$84,797	$85,783	$80,646	$81,282

Deposits

Deposits are the major source of our funds for lending and other investment purposes. Deposits are attracted principally from within our primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, time deposit accounts (including “jumbo” certificates in denominations of $100,000 or more) and retirement savings plans. We will also obtain brokered deposits on an as-needed basis.

Deposit growth was 5.1% to $636.2 million at September 30, 2015 from $605.5 million at December 31, 2014. Management believes that raising deposits has been challenging in recent years in a market with compressed interest rates. We are continually focusing our strategic efforts on expanding our relationships and generating new deposit accounts. As of September 30, 2015 and December 31, 2014, the distribution by type of deposit accounts was as follows (dollars in thousands):

	September 30, 2015		December 31, 2014
	Amount	% of Deposits	Amount	% of Deposits
Time deposits	$301,835	47.5%	$296,921	49.0%
Brokered deposits	158,346	24.9%	125,396	20.7%
Money market accounts	81,854	12.9%	69,742	11.5%
Demand, noninterest-bearing	60,685	9.5%	81,534	13.5%
NOW accounts and interest checking	28,212	4.4%	27,312	4.5%
Savings	5,289	0.8%	4,564	0.8%

Total deposits	$636,221	100.0%	$605,469	100.0%

Liquidity Management and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term and long-term nature including, but not limited to, funding loans and depositor withdrawals. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of securities and borrowings from the FHLB. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, calls of investment securities and borrowed funds and prepayments on loans are greatly influenced by general interest rates, economic conditions and competition.

Management adjusts our investments in liquid assets based upon an assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, (4) the objectives of our interest-rate risk and investment policies and (5) the risk tolerance of management and our board of directors.

Our cash flows are composed of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by (used in) operating activities was $(0.4) million and $14.9 million for the nine months ended September 30, 2015 and September 30, 2014, respectively. Net cash used in investing activities, which consists primarily of purchases of and proceeds from the sale, maturities/calls, and principal repayments of securities available for sale, as well as loan purchases, sales and originations, net of repayments was $60.1 million and $21.1 million for the nine months ended September 30, 2015 and 2014, respectively. Net cash provided by (used in) financing activities, consisting primarily of the activity in deposit accounts, FHLB advances, and proceeds from our IPO was $63.1 million and $(21.9) million for the nine months ended September 30, 2015 and 2014, respectively.

At September 30, 2015, the Bank exceeded all of its regulatory capital requirements with Tier 1 leverage capital of $112.1 million, or 13.70% of adjusted average total assets, which is above the minimum level to be well-capitalized of $40.9 million, or 5.0% of adjusted total assets, and total risk-based capital of $121.9 million, or 15.48% of risk-weighted assets, which is above the minimum level to be well-capitalized of $78.8 million, or 10.0% of risk-weighted assets.

At the holding company level, our primary sources of liquidity are dividends from the Bank, investment income and net proceeds from investment sales, borrowings and capital offerings. The main uses of liquidity are the payment of interest to holders of our junior subordinated debentures and the payment of interest or dividends to common and preferred shareholders. The Bank is subject to certain regulatory limitations regarding its ability to pay dividends to the Company; however, we do not believe that the Company will be adversely affected by these dividend limitations. At September 30, 2015, there were $54.8 million of retained earnings available for the payment of dividends by the Bank to us.

Off-Balance Sheet Arrangements

As of September 30, 2015, there were no significant changes to our contractual obligations and off-balance sheet arrangements disclosed in our Annual Report on Form 10-K for the year ended December 31, 2014. We continue to believe that we have adequate capital and liquidity available from various sources to fund projected obligations and commitments.

County Management’s Discussion and Analysis of Financial Condition and Results of Operations—December 31, 2014

General

The following discussion and analysis presents our financial condition and results of operations on a consolidated basis. However, because we conduct all of our material business operations through the Bank, the discussion and analysis relates to activities primarily conducted at the Bank.

Executive Overview

We are the holding company for Investors Community Bank, which is headquartered in Manitowoc, Wisconsin. Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans, and the interest we pay on interest-bearing liabilities, such as deposits. We generate most of our revenue from interest on loans and investments and loan- and deposit-related fees. Our loan portfolio consists of a mix of agricultural, commercial real estate, commercial and industrial, multi-family and construction, residential real estate and consumer loans. Our primary source of funding is deposits. Our largest expenses are interest on these deposits and salaries and related employee benefits. We measure our performance through various metrics, including our pre-tax net income, net interest margin, efficiency ratio, return on average assets and return on average common shareholders’ equity, earnings per share, and non-performing assets to total assets. We must also maintain appropriate regulatory leverage and risk-based capital ratios. The following table sets forth the key financial metrics we use to measure our performance.

	As of or for the Year Ended December 31,
	2014	2013	2012
		(dollars in thousands)
Pre-tax income	$12,894	$11,152	$12,235
Net interest margin	3.29%	3.35%	3.59%
Return on average assets	1.10%	0.94%	1.09%
Basic earnings per share	$1.73	$1.45	$1.56
Diluted earnings per share	$1.69	$1.43	$1.53
Non-performing assets to total assets(1)	2.42%	2.92%	2.88%

(1)	Non-performing assets consist of nonaccrual loans and other real estate owned.

Critical Accounting Policies and Estimates

Certain of our accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but are not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers. Our significant accounting policies are discussed in detail in Note 1 to our Consolidated Financial Statements as of and for the year ended December 31, 2014 included elsewhere in this proxy statement/prospectus. Those significant accounting policies that we consider to be most critical are described below. Our policies with respect to the methodology for the determination of the allowance for loan losses, OREO and fair value of financial instruments involves a degree of complexity and requires management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact results of operations. These critical policies and their application are reviewed with the board of directors annually and prior to any change in policy.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense, which affects our earnings directly. Loans are charged against the allowance for loan losses when management believes that the collectability of all or some of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that reflects management’s estimate of the level of probable incurred losses in the loan portfolio. Factors considered by management in determining the adequacy of the allowance include, but are not limited to, detailed reviews of individual loans, historical and current trends in loan charge-offs for the various portfolio segments evaluated, the level of the allowance in relation to total loans and to historical loss levels, levels and trends in non-performing and past due loans, volume of and migratory direction of adversely graded loans, external factors including regulatory, reputation, and competition, and management’s assessment of economic conditions. Our board of directors reviews the recommendations of management regarding the appropriate level for the allowance for loan losses based upon these factors.

The provision for loan losses is the charge to operating earnings necessary to maintain an adequate allowance for loan losses. We have developed policies and procedures for evaluating the overall quality of our loan portfolio and the timely identification of problem credits. Management continuously reviews these policies and procedures and makes further improvements as needed. The adequacy of our allowance for loan losses and the effectiveness of our internal policies and procedures are also reviewed periodically by our regulators and our auditors and external loan review personnel. Our regulators may advise us to recognize additions to the allowance based upon their judgments about information available to them at the time of their examination. Such regulatory guidance is taken under consideration by management, and we may recognize additions to the allowance as a result.

We continually refine our methodology for determining the allowance for loan losses by comparing historical loss ratios utilized to actual experience and by classifying loans for analysis based on similar risk characteristics. Cash receipts for accruing loans are applied to principal and interest under the contractual terms of the loan agreements; however, cash receipts on impaired and nonaccrual loans for which the accrual of interest has been discontinued are applied to principal and interest income depending upon the overall risk of principal loss to us.

Other Real Estate Owned

Assets acquired through or in lieu of loan foreclosure are initially recorded at lower of cost or fair value less estimated costs to sell, establishing a new cost basis. Subsequent to foreclosure, independent valuations are performed annually and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other non-interest expense. Costs related to the development and improvement of real estate owned is capitalized.

Fair Value of Financial Instruments

A significant portion of the Company’s assets are financial instruments carried at fair value. This includes securities available for sale and certain impaired loans. The majority of assets carried at fair value are based on either quoted market prices or market prices for similar instruments. See Note 18 “Fair Value Measurements” in the “Notes to Consolidated Financial Statements” herein for additional disclosures regarding the fair value of financial instruments.

JOBS Act Transition Period

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period.

Comparison of Financial Condition at December 31, 2014, 2013, and 2012

Total Assets. Total assets increased $14.0 million, or 1.85%, from $757.8 million at December 31, 2013 to $771.8 million at December 31, 2014. Loan increases of $78.9 million during the year was offset by a decrease in cash and due from banks of $61.3 million, limiting growth in total assets.

Total assets increased $2.6 million, or 0.3%, from $755.2 million at December 31, 2012 to $757.8 million at December 31, 2013. Total assets were generally flat for 2013 with a decrease in total net loans of $42.3 million, partially offset by an increase in cash and cash equivalents of $27.1 million and an increase in investment securities of $10.9 million.

Net Loans. Total net loans increased by $78.9 million, or 14.1%, from $558.6 million at December 31, 2013 to $637.5 million at December 31, 2014. The increase in loans was due primarily to strong growth in the agricultural and commercial real estate loan portfolios and reduced loan sale activity.

Total net loans decreased by $42.3 million, or 7.0%, from $601.0 million at December 31, 2012 to $558.6 million at December 31, 2013. The decrease in loans was due primarily to a decrease of $20.9 million, or 16.9%, in commercial real estate loans, and a decrease of $6.9 million or 11.9%, in commercial loans. The decrease in net loans reflects a transfer of $25.0 million in loans to OREO and a decrease of $51.2 million from the sale of primarily agricultural and C&I loans. This overall loan growth reflects our continuing emphasis on originating agricultural and commercial loans by taking advantage of increased loan demand. Sales of loans were strategically executed to take advantage of balance sheet management opportunities in consideration of our capital position and loan mix concentration.

The following tables set forth the composition of our loan portfolio at the dates indicated:

	As of December 31,
	2014		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent
	(dollars in thousands)
Agricultural loans	$415,164	64.1%	$375,240	65.9%	$381,893	62.3%
Commercial real estate loans	137,517	21.2	102,645	18.0	123,499	20.1
Commercial loans	53,745	8.3	51,008	9.0	57,928	9.4
Residential real estate loans	40,885	6.3	39,901	7.0	49,050	8.0
Installment and consumer other	811	0.1	344	0.1	1,120	0.2

Total gross loans	$648,122	100.0%	$569,138	100.0%	$613,490	100.0%

Allowance for loan losses	$(10,603)		$(10,495)		$(12,521)

Loans, net	$637,519		$558,643		$600,969

The following table sets forth loan origination activity:

	As of December 31,
	2014	2013	2012
	(dollars in thousands)
Total loans:
Balance at beginning of period	$569,138	$613,490	$575,061
Loan originations, net of repayments	96,116	38,269	91,835
Less: Loans sold, net of repayments	(15,165)	(51,154)	(43,418)
Less: Loans charged-off, net	(647)	(6,438)	(1,520)
Less: Transfers to other real estate owned	(1,321)	(25,029)	(8,468)

Balance at end of period	$648,122	$569,138	$613,490

The changes in the balances of “Loans sold, net of repayments” were caused by the reduced volume of loan participations sold versus prior years. The majority of our loan participations and sales relate to agricultural customers. When customers request additional funding, generally for expansion of their operations, the existing loan participations are usually repurchased, with the consent of the participating institution, to allow for repackaging of the loans. This allows the new loans, including the additional funding, to be re-participated at a later time. The decision to re-participate a loan is dependent on many factors, including in-house lending limits and longer-term interest rate options provided to the borrower. As reflected by the numbers, we have not been participating as many loans in 2014 as we have in the past, but have retained the balances internally.

Loan Servicing. As part of our growth and risk management strategy, we have actively developed a loan participation and loan sales network. Our ability to sell loan participations and whole loans benefits us by freeing up capital and funding to lend to new customers as well as to increase non-interest income through the recognition of loan sale and servicing revenue. Because we continue to service these loans, we are able to maintain a relationship with the customer. Additionally, we receive a servicing fee that offsets some of the cost of administering the loan, while maintaining the customer relationship.

The loan servicing portfolio is shown below:

	As of December 31,
	2014	2013	2012
	(dollars in thousands)
Total loans	$648,122	$569,138	$613,490
Less: nonqualified loan sales included below	(8,894)	(14,169)	(18,396)
Loans serviced
Agricultural	413,933	382,094	308,514
Commercial	10,419	25,822	37,969
Commercial real estate	4,941	6,213	16,491

Total loans serviced	429,293	414,129	362,974

Total loans and loans serviced	$1,068,521	$969,098	$958,068

Loan Maturity. The following table sets forth certain information at December 31, 2014 and December 31, 2013 regarding scheduled contractual maturities during the periods indicated. The tables do not include any estimate of prepayments, which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below.

	As of December 31, 2014				As of December 31, 2013
	Due In One Year or Less	More than One Year to Five Years	More than Five Years to Ten Years	Due More Than Ten Years	Due Under One Year	More than One Year to Five Years	More than Five Years to Ten Years	Due More than Ten Years
	(dollars in thousands)
By Loan Portfolio Class:
Agricultural loans	$278,513	$106,584	$21,527	$8,540	$252,598	$97,088	$13,994	$11,560
Commercial real estate loans	32,639	83,068	17,121	4,689	32,494	62,544	5,154	2,453
Commercial loans	31,306	16,900	2,131	3,408	30,025	16,736	2,421	1,826
Residential real estate loans	13,951	23,876	1,139	1,919	13,787	20,043	772	5,299
Installment and consumer other	159	100	—	552	224	102	—	18

Total loans	$356,568	$230,528	$41,918	$19,108	$329,128	$196,513	$22,341	$21,156

By Interest Rate Type:
Fixed	$286,783	$209,891	$33,693	$16,041	$267,465	$172,182	$17,517	$17,645
Adjustable loans at floor	26,638	10,648	6,220	—	40,344	14,438	3,658	257
Adjustable	43,147	9,989	2,005	3,067	21,319	9,893	1,166	3,254

Total loans	$356,568	$230,528	$41,918	$19,108	$329,128	$196,513	$22,341	$21,156

Securities. Our securities portfolio is predominately composed of municipal securities, investment grade mortgage-backed securities, and U.S. Government and agency securities. We classify substantially all of our securities as available for sale. We do not engage in active securities trading in carrying out our investment strategies.

Securities increased to $81.3 million at December 31, 2014 from $73.0 million at December 31, 2013. The increase in the portfolio was due to additional investment security purchases less normal pay downs during year ended December 31, 2014.

Securities increased to $73.0 million at December 31, 2013, from $62.1 million at December 31, 2012. The increase in the portfolio was primarily due to increased investments in municipal notes and U.S. Agency mortgage-backed securities during the year ended December 31, 2013. We reinvested all of the cash flows from pay downs in new securities to strategically increase our on-balance sheet liquidity position.

The following table sets forth the amortized cost and fair values of our securities portfolio at the dates indicated.

	As of December 31,
	2014		2013		2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(dollars in thousands)
Available for sale:
Municipal securities	$41,751	$41,849	$33,449	$33,735	$28,858	$29,502
Mortgage-backed securities	36,889	37,428	37,601	37,255	28,154	29,134
U.S. Government and agency securities	2,006	2,005	2,008	2,017	3,458	3,462

Total available for sale	$80,646	$81,282	$73,058	$73,007	$60,470	$62,098

At December 31, 2014 and 2013, we had no investments in a single company or entity (other than the U.S. government or an agency of the U.S. government), including both debt and equity securities, that had an aggregate book value in excess of 10% of our equity.

The following table sets forth the stated maturities and weighted average yields of investment securities at December 31, 2014 and 2013. Certain mortgage-backed securities have adjustable interest rates and will reprice periodically within the various maturity ranges. These repricing schedules are not reflected in the table below.

December 31, 2014	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(dollars in thousands)
Municipal securities	$2,007	2.28%	$39,744	1.45%	$—	—%	$—	—%	$41,751	1.49%
Mortgage-backed securities	—	—	869	4.25	2,895	4.01	33,125	2.16	36,889	2.35
U.S. Government and agency securities	—	—	2,006	0.70	—	—	—	—	2,006	0.70

Total	$2,007	2.28%	$42,619	1.47%	$2,895	4.01%	$33,125	2.16%	$80,646	1.78%

December 31, 2013	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(dollars in thousands)
Municipal securities	$4,714	3.13%	$26,231	1.68%	$2,504	1.58%	$—	—%	$33,449	1.88%
Mortgage-backed securities	—	—	—	—	2,552	4.39	35,049	2.23	37,601	2.38
U.S. Government and agency securities	—	—	2,008	0.70	—	—	—	—	2,008	0.70

Total	$4,714	3.13%	$28,239	1.61%	$5,056	3.00%	$35,049	2.23%	$73,058	1.90%

Deposits. Deposits decreased $10.8 million, or 1.8% to $605.5 million at December 31, 2014 from $616.3 million at December 31, 2013. Deposits increased $3.5 million, or 0.6%, to $616.3 million at December 31, 2013 from $612.8 million at December 31, 2012.

The decrease was attributable, in part, to an intentional reduction in the interest rates being offered on certain time deposit products, which was done to align our funding with loan demand. The result of this decrease was higher cost deposits being withdrawn upon maturity. At December 31, 2014 and 2013, deposits other than certificates of deposit and brokered deposits were $183.2 million and $144.4 million, respectively, representing 30.2% and 23.4%, respectively, of total deposits. We have used brokered deposits, in addition to our core and time deposits, to help fund our loan demand. Brokered deposits at December 31, 2014 totaled $125.4 million or 20.7% of total deposits. The shift in our deposit balance mix shows our continued long-term strategy to reduce brokered deposits and increase core deposit balances through our focus on customer relationships, in order to secure less volatile and less costly funding and cross-sell opportunities.

	As of December 31,
	2014		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent
	(dollars in thousands)
Time deposits	$296,921	49.0%	$321,257	52.1%	$313,168	51.1%
Brokered deposits	125,396	20.7	150,661	24.4	167,887	27.4
Money market accounts	69,742	11.5	52,961	8.6	53,604	8.7
Demand, noninterest-bearing	81,534	13.5	57,231	9.3	54,276	8.9
NOW accounts and interest checking	27,312	4.5	28,688	4.7	18,853	3.1
Savings	4,564	0.8	5,510	0.9	5,031	0.8

Total deposits	$605,469	100.0%	$616,308	100.0%	$612,819	100.0%

The following table sets forth the average balances and weighted average rates of our deposit products at the dates indicated.

	For the Years Ended December 31,
	2014			2013			2012
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(dollars in thousands)
Time deposits	$305,284	50.6%	1.32%	$316,751	52.9%	1.34%	$298,484	52.5%	1.53%
Brokered deposits	138,683	23.0	1.23	155,017	25.9	1.33	160,690	28.2	1.81
Money market accounts	65,592	10.9	0.45	53,078	8.9	0.51	46,632	8.2	0.67
Demand, noninterest-bearing	59,956	9.9	—	47,563	7.9	—	41,207	7.2	—
NOW accounts and interest checking	28,254	4.7	0.40	21,230	3.5	0.37	18,551	3.3	0.49
Savings	5,740	0.9	0.18	5,236	0.9	0.22	3,333	0.6	0.22

Total deposits	$603,509	100.0%	1.13%	$598,875	100.0%	1.21%	$568,897	100.0%	1.50%

The following table sets forth the maturity of time deposits, including brokered time deposits as of December 31, 2014, 2013, and 2012.

	As of December 31,
	2014	2013	2012
	(dollars in thousands)
3 months or less	$66,722	$55,896	$72,358
Over 3 through 12 months	106,532	98,953	127,458
Over 1 year through 3 years	167,409	181,522	159,749
Over 3 years	43,156	96,333	92,468

Total	$383,639	$432,704	$452,033

Borrowings. The Bank had fixed rate advances outstanding from the FHLB-Chicago in the amount of $28 million, $22 million and $25 million on December 31, 2014, December 31, 2013 and 2012, respectively. The terms of security agreements with the FHLB require the Bank to pledge collateral for such borrowings consisting of qualifying first mortgage loans, certain securities available for sale, and all stock in the FHLB. We did not have overnight advances with the FHLB at December 31, 2014 or December 30, 2013 or 2012.

In addition to the fixed rate FHLB borrowings, the Bank had an irrevocable letter of credit with FHLB dated September 14, 2009, totaling $600 thousand at December 31, 2013, and 2012, and an irrevocable letter of credit with the FHLB dated June 20, 2010 totaling $4.47 million and $4.63 million at December 31, 2013, and 2012, respectively. There was no amount outstanding under these letters of credit as of December 31, 2013 or 2012. The Bank had no irrevocable letters of credit with FHLB as of December 31, 2014.

As of December 31, 2014, 2013, and 2012 the Bank also had a $50 million line-of-credit available with the Federal Reserve Bank of Chicago. Borrowings under this line of credit are limited by the amount of securities pledged by the Bank as collateral, our available credit due to our pledged securities totaled $17.8 million, $18.3 million, and $19.2 million at December 31, 2014, 2013, and 2012, respectively. The total outstanding advances were $15 million at December 31, 2014. We did not borrow from the Federal Reserve Bank of Chicago as of December 31, 2013 or 2012.

We also have other borrowings as a result of sold loans that do not qualify for sale accounting. These agreements are recorded as financing transactions as we maintain effective control over the transferred loans. The dollar amount of the loans underlying the sale agreements continues to be carried in our loan portfolio and the transfer is reported as a secured borrowing with pledge of collateral.

The following table sets forth information concerning balances and interest rates on our borrowings at the dates and for the periods indicated.

	For the Years Ended December 31,
	2014	2013	2012
	(dollars in thousands)
FHLB Advances:
Balance outstanding at end of period	$28,000	$22,000	$25,000
Average amount outstanding during the period	$19,922	$24,121	$23,948
Maximum amount outstanding at any month end	$28,000	$25,000	$25,000
Weighted average interest rate during the period	1.61%	1.80%	2.73%
Weighted average interest rate at end of period	1.71%	1.80%	1.82%

	For the Years Ended December 31,
	2014	2013	2012
	(dollars in thousands)
Other borrowings:
Balance outstanding at end of period	$23,857	$14,169	$18,396
Average amount outstanding during the period	$12,279	$17,500	$11,883
Maximum amount outstanding at any month end	$23,857	$24,770	$19,230
Weighted average interest rate during the period	4.73%	4.96%	4.99%
Weighted average interest rate at end of period	2.33%	4.96%	4.99%

Subordinated Debentures. In September 2005 and June 2006, we formed two wholly owned subsidiary business trusts, County Bancorp Statutory Trust II, which we refer to as Trust II, and Statutory Trust III, which we refer to as Trust III, respectively, for the purpose of issuing capital securities which qualify as Tier 1 capital. Trust II issued at par $6.0 million of floating rate capital securities. The capital securities of Trust II are nonvoting, mandatorily redeemable in 2035, and are guaranteed by us. Trust III issued at par $6.0 million of floating rate capital securities. The capital securities of Trust III are nonvoting, mandatorily redeemable in 2036, and are also guaranteed by us.

We own all of the outstanding common securities of Trust II and Trust III. The trusts used the proceeds from the issuance of their capital securities to buy floating rate junior subordinated deferrable interest debentures, which we refer to as debentures, issued by the Company. These debentures are the Trusts’ only assets and interest payments from these debentures finance the distributions paid on the capital securities. These debentures are unsecured, rank junior, and are subordinate in the right of payment to all of our senior debt.

The capital securities of Trust II and Trust III have been structured to qualify as Tier 1 capital for regulatory purposes. However, the securities cannot be used to constitute more than 25% of the Company’s “core” Tier 1 capital according to regulatory requirements. We used the proceeds of the Trust II issue for general corporate purposes and we used the proceeds of the Trust III issue to redeem the securities of County Bancorp Statutory Trust I.

Comparison of Operating Results for the Years Ended December 31, 2014, 2013, and 2012

Net Income. Net income was $8.2 million for the year ended December 31, 2014, or $1.73 per share (basic) and $1.69 (diluted), compared to $7.0 million for the year ended December 31, 2013, or $1.45 per share (basic) and $1.43 (diluted). The increase of $1.2 million or 17.1% was primarily due to a $3.6 million decrease in the loan loss provision which was partially offset by a $1.7 decrease in non-interest income.

Net income decreased $600 thousand or 8.1% from $7.6 million for the year ended December 31, 2012, to $7.0 million for the year ended December 31, 2013. The decrease was primarily due to an increase in OREO expenses of $3.2 million, offset by an increase of $1.4 million in non-interest income, and a decrease of $837 thousand in salaries and employee benefits expense.

Net income before taxes increased $1.7 million or 15.6% from $11.2 million for the year ended December 31, 2013 to $12.9 million for the year ended December 31, 2014. For the year ended December 31, 2013, net income before taxes decreased $1.0 million or 8.2% from December 31, 2012 of $12.2 million. Excluding the net costs associated with OREO, net income before taxes would have been $13.4 million and $12.4 million for the years ended 2013 and 2012, respectively, an increase of $1.0 million or 8.1%.

Interest and Dividend Income. Total interest and dividend income decreased $1.1 million, or 3.4%, to $30.9 million for the years ended December 31, 2014 compared to 2013. Despite an average loan balance increase of $703 thousand, the decrease in interest on loans is primarily due to a decrease in the average yield on loans which declined 21 basis points for the year ended December 31, 2014 compared to the same period in 2013. The decrease in interest on loans was partially offset by a $100 thousand, or 9.1%, increase on interest on securities for the year ended December 31, 2014 from the year ended December 31, 2013.

Total interest and dividend income decreased $1.8 million, or 5.4%, to $32.0 million for the year ended December 31, 2013 compared to the same period in 2012. The decrease in total interest income was primarily the result of a $1.8 million decrease in interest on loans and a decrease of $101 thousand in interest on securities. The average balance of loans during the year ended December 31, 2013 increased $4.1 million, or 0.7%, to $590.3 million from $586.2 million for the year ended December 31, 2012, while the average yield on loans decreased by 33 basis points to 5.19% for the year ended December 31, 2013 from 5.52% for the year ended December 31, 2012. The average balance of investment securities increased $11.7 million, or 21.7%, to $65.6 million for the year ended December 31, 2013 from $53.9 million for the year ended December 31, 2012, and the yield on investment securities decreased by 60 basis points to 1.90% for the year ended December 31, 2013 from 2.50% for the year ended December 31, 2012.

Interest Expense. Total interest expense decreased $1.0 million and $1.2 million, or 11.5% and 11.9%, to $7.5 and $8.5 million for the years ended December 31, 2014 and 2013, respectively. This is compared to total interest expense of $9.7 million for the year ended December 31, 2012. Interest expense on interest-bearing deposit accounts decreased to $6.2 million for the year ended December 31, 2014, from $6.7 million for the year ended December 31, 2013, and $7.9 million for the year ended December 31, 2012; a decrease of $0.5 million and $1.2 million, respectively. The decrease was primarily due to the impact of maturing certificates of deposit renewing at lower rates, a shift in deposit mix toward core deposits and deposit rate reductions in core deposits.

Interest expense on FHLB advances decreased $113 thousand or 26.0%, to $322 thousand for the year ended December 31, 2014; and decreased $218 thousand, or 33.4%, to $435 thousand for the year ended December 31, 2013 from $653 thousand for the year ended December 31, 2012. The average rate decreased 19 basis points to 1.61% for the year ended December 31, 2014, and decreased 93 basis points to 1.80% for the year ended December 31, 2013 from 2.73% for the year ended December 31, 2012.

Net Interest and Dividend Income. Net interest and dividend income for the year ended December 31, 2014 decreased $99 thousand, or 0.4%, from the same period in 2013. This is compared to a decrease of $679 thousand, or 2.81%, to $23.5 million for the year ended December 31, 2013 from $24.1 million for the year ended December 31, 2012. The decrease from 2012 to 2013 resulted primarily from a $1.8 million decrease in interest income offset by a $1.2 million decrease in interest expense.

Our average interest-earning assets increased by $9.0 million or 1.3% for the year ended December 31, 2014. This is compared to an increase of $29.4 million, or 4.4%, to $701.3 million for the year ended December 31, 2013 from $671.9 million for the year ended December 31, 2012. Our net interest rate spread decreased to 3.07% for the year ended December 31, 2014 from 3.15% for the year ended December 31, 2013, and 3.35% at December 31, 2012. Our net interest margin decreased to 3.29% for the year ended December 31, 2014 from 3.35% and 3.59% for the years ended December 31, 2013 and 2012, respectively. The decreases in our interest rate spread and net interest margin reflects yields of interest-earning assets declining faster than yields of interest-bearing liabilities in this low rate environment.

Provision for Loan Losses. Based on our analysis of the components of the allowance for loan losses described in “Information About County—County Management’s Discussion and Analysis of Financial Condition and Results of Operations-December 31, 2014—Allowance for Loan Losses,” we recorded a provision for loan losses of $0.6 million for the year ended December 31, 2014, $4.2 million for the year ended December 31, 2013, and a provision of $4.2 million for the year ended December 31, 2012. The allowance for loan losses was $10.6 million or 1.64% of total loans at December 31, 2014. This compares to $10.5 million, or 1.84% of total loans at December 31, 2013 and $12.5 million, or 2.04% of total loans at December 31, 2012. Total non-performing loans, excluding performing troubled debt restructurings, were $11.6 million at December 31, 2014, $6.1 million at December 31, 2013, and $11.2 million at December 31, 2012. The allowance for loan losses reflects the estimate we believe to be appropriate to cover probable incurred losses inherent in the loan portfolio at December 31, 2014, 2013, and 2012.

Non-Interest Income. Non-interest income decreased $1.8 million or 19.3%, to $7.1 million during the year ended December 31, 2014. This is compared to an increase of $1.4 million, or 18.1%, to $8.9 million during the year ended December 31, 2013 from $7.5 million for the year ended December 31, 2012. The primary factor contributing to both the decrease in 2014 and the increase in 2013 is the Bank’s volume and activity in loan servicing fees and loan servicing rights income.

Non-Interest Expense. Non-interest expense remained relatively consistent for the year ended December 31, 2014 with an increase of less than $0.1 million or 0.4% from the year ended December 31, 2013. For the year ended December 31, 2013, non-interest expense increased $1.8 million or 11.6%, to $17.0 million from $15.2 million for the year ended December 31, 2012. The increase primarily reflected an increase of $2.9 million in expenses associated with OREO properties offset by decreases in salaries and employee benefits expense of $837 thousand as a result of lower performance based compensation.

Income Taxes. Income tax expense for the year ended December 31, 2014 was $4.7 million, an increase of $0.6 million from December 31, 2013. For the year ended December 31, 2013, income tax expense decreased $0.5 million to $4.1 million from $4.6 million for the year ended December 31, 2012. The effective tax rates as a percent of pre-tax income were approximately 36%, 37%, and 38% for the years ended December 31, 2014, 2013, and 2012, respectively.

Analysis of Net Interest Income

Net interest income represents the difference between income we earn on our interest-earning assets and the expense we pay on interest-bearing liabilities. Net interest income depends on the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned on such assets and paid on such liabilities.

Average Balances and Yields. The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. Nonaccrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the Year Ended December 31,
	2014			2013			2012
	Average Outstanding Balance(1)	Interest	Average Rate	Average Outstanding Balance	Interest	Average Rate	Average Outstanding Balance	Interest	Average Rate
	(dollars in thousands)
Interest-earning assets:
Investment securities	$77,060	$1,371	1.78%	$65,586	$1,246	1.90%	$53,896	$1,347	2.50%
Loans(2)	590,974	29,416	4.98	590,270	30,614	5.19	586,188	32,381	5.52
Federal funds sold and interest-bearing deposits with banks	42,208	110	0.26	45,403	112	0.25	31,804	73	0.23

Total interest-earning assets	710,242	$30,897	4.35	701,259	$31,972	4.56	671,888	33,801	5.03
Allowance for loan losses	(10,566)			(11,956)			(10,932)
Non-interest-earning assets	46,717			54,427			41,601

Total assets	$746,393			$743,730			$702,557

Interest-bearing liabilities:
Savings, NOW, Money Market, Interest Checking	$134,378	639	0.48%	$110,541	556	0.50%	$70,934	$435	0.61%
Time Deposits	409,175	5,515	1.35	440,771	6,127	1.39	456,756	7,455	1.63

Total interest-bearing deposits	543,553	6,154	1.13	551,312	6,683	1.21	527,690	7,890	1.50
Advances from FHLB	19,992	322	1.61	24,121	435	1.80	23,948	653	2.73
Other borrowings	12,279	581	4.73	17,500	867	4.96	11,883	592	4.99
Trust preferred securities	12,372	480	3.88	12,372	528	4.27	12,372	528	4.27

Total interest-bearing liabilities	588,196	7,537	1.28	605,305	8,513	1.41	575,893	9,663	1.68
Non-interest-bearing deposits	59,956			47,564			41,207
Other liabilities	7,185			5,782			6,232
SBLF Preferred Stock	15,000			15,000			15,000
Shareholders’ equity	76,056			70,079			64,225

Total liabilities and shareholders’ equity	$746,393			$743,730			$702,557

Net interest income		$23,360			$23,459			$24,138

Interest rate spread(3)			3.07%			3.15%			3.35%
Net interest margin(4)			3.29%			3.35%			3.59%
Ratio of interest-earning assets to interest-bearing liabilities	1.21%			1.16%			1.17%

(1)	Average balances are calculated on amortized cost.
(2)	Includes loan fee income, nonaccruing loan balances and interest received on such loans.
(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis. The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	For the Year Ended December 31, 2014 v. 2013			For the Year Ended December 31, 2013 v. 2012
	Increase (Decrease) Due to Change in Average			Increase (Decrease) Due to Change in Average
	Volume	Rate	Net	Volume	Rate	Net
	(dollars in thousands)
Interest Income:
Investment securities	$196	$(71)	$125	$946	$(1,047)	$(101)
Loans	37	(1,235)	(1,198)	227	(1,994)	(1,767)
Federal funds sold and interest-bearing deposits with banks	(10)	8	(2)	33	6	39

Total interest income	223	(1,298)	(1,075)	1,206	(3,035)	(1,829)

Interest Expense:
Savings, NOW, money market, interest checking	111	(28)	83	179	(58)	121
Time deposits	(430)	(182)	(612)	(254)	(1,074)	(1,328)
FHLB	(70)	(43)	(113)	5	(223)	(218)
Other borrowings	(248)	(38)	(286)	278	(3)	275
Junior subordinated debentures	—	(48)	(48)	—	—	—

Total interest expense	(637)	(339)	(976)	208	(1,358)	(1,150)

Net interest income	$860	$(959)	$(99)	$998	$(1,677)	$(679)

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. See the section of this proxy statement/prospectus entitled “Risk Factors.” Among our most prominent risk exposures are market risk, credit risk, interest rate risk and liquidity risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or security when it is due. Interest rate risk is the potential reduction of net interest income or the reduction in the value of assets and liabilities as a result of changes in interest rates. Market risk refers to potential losses arising from changes in interest rates, commodity prices, real estate prices and/or other relevant market rates or prices. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers when due. Other risks that we face are operational risk, technology risk, and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology, and disaster recovery. Cyber-risk is the risk of technological intrusion resulting in loss of customer information, loss of data, denial of service attacks, and cyber-theft. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having a layered approach to risk involving risk-taking, risk monitoring, and risk mitigation. In our target markets, we field an experienced lending staff supported by a centralized, robust risk management infrastructure working under well-defined credit policies and rigorous underwriting criteria. We have developed portfolio strategies and controls that are conducive to the development of a diversified loan portfolio including a variety of exposure control limits on different portfolio segments and have established an internal lending limit that is substantially below our legal lending limit. Regular total portfolio and loan level monitoring ensures timely risk recognition, provides early warning of potential problems and allows prompt attention to potential problem loans. This strategy emphasizes generally conservative loan-to-value ratios and full recourse to guarantors with substantial net worth on credit exposures. In addition to our portfolio monitoring practices, we have a comprehensive loan review system using both internal and external resources to review at least 30% of portfolio exposure annually. Formal management quarterly problem loan reviews include assessment of risk ratings and loan collateral valuation in order to identify impaired loans.

The Bank takes a proactive approach to managing problem loans. Delinquent loans greater than 15 days are reviewed by the management team weekly. When a borrower fails to make a required loan payment, management takes a number of steps to have the borrower cure the delinquency and restore the loan to a current status. Bankers make the initial contact with the borrower when the loan becomes 15 days past due. If payment is not then received by the 30th day of delinquency, additional letters and phone calls are generally made, the loan risk rating is reassessed, and a plan of collection is identified and pursued for each individual loan. The loan relationship may be downgraded and transferred to a special assets officer, depending on the prospects for the borrower bringing the loan current, the financial strength and commitment of any guarantors, the type and value of the collateral securing the loan and other factors. Collection efforts may lead to a demand of repayments, the initiation of litigation and/or foreclosure on collateral securing the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the assets or real property securing the loan generally are sold by the Bank in a commercially reasonable manner. While we develop loan workout arrangements for most problem loans, we also consider the sale of the non-performing loans. Management regularly informs the board of directors of the amount and status of delinquent loans, all loans rated special mention or worse, all nonaccrual loans, all troubled debt restructures, and all OREO. When a credit is downgraded to “special mention” and/or “substandard” it is generally transferred to a special assets officer.

Non-Performing Assets. We consider foreclosed assets and loans that are maintained on a nonaccrual basis to be non-performing assets. Loans are generally placed on nonaccrual status when collectability is judged to be uncertain or payments have become 90 days or more past due. On loans where the full collection of principal or interest payments is not probable, the accrual of interest income ceases and any already accrued interest is reversed. Interest income is not accrued on such loans until the borrower’s financial condition and payment record demonstrate an ability to service the debt. Payments received on a nonaccrual loan are first applied to the outstanding principal balance when collectability of principal is in doubt.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as OREO until it is sold. Assets acquired through or in lieu of loan foreclosure are initially recorded at fair value less costs to sell. Upon acquiring a property, the Bank engages an independent third party realtor to assist in marketing and selling the property. Management reviews all OREO on a quarterly basis and makes adjustments to listing prices and marketing strategies as deemed appropriate. On an annual basis all OREO properties are re-appraised by independent third party appraisers. Any holding costs and declines in fair value after acquisition of the property result in charges against income.

Troubled debt restructurings occur when we grant borrowers concessions that we would not otherwise grant but for economic or legal reasons pertaining to the borrower’s financial difficulties. Generally, this occurs when the cash flows of the borrower are insufficient to service the loan under its original terms. We may modify the terms of a loan as a troubled debt restructuring by reducing the loan’s stated interest rate, extending the loan’s maturity or otherwise restructuring the loan terms to enable payment. We may consider permanently reducing the recorded investment in the loan or structuring a non-accruing secondary note in a troubled debt restructuring as well but we generally do not make such concessions. Modifications involving a reduction of the stated interest rate of loans are typically for periods ranging from six months to one year. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and that is in our best interests. Loans classified as troubled debt restructurings are rated “substandard” by the Bank. Once the borrower has demonstrated sustained performance with the modified terms, the loan may be removed from non-performing status. Any loans categorized as troubled debt restructurings will continue to retain that designation through the life of the loan.

The following table provides information with respect to our non-performing assets, including troubled debt restructurings, and loans 90 days or more past due and still accruing at the dates indicated.

	As of December 31,
	2014	2013	2012	2011	2010
	(dollars in thousands)
Nonaccrual loans:
Agricultural loans	$1,293	$1,076	$1,374	$3,875	$3,227
Commercial loans	3,409	1,826	3.213	2,816	2,068
Commercial real estate loans	5,163	326	5,404	12,385	8,600
Residential real estate loans	1,690	2,828	1,221	5,739	141
Installment and Consumer Other	—	—	—	48	127

Total nonaccrual loans	11,555	6,056	11,212	24,863	14,163
Other real estate owned	7,137	16,083	10,517	6,543	581

Total non-performing assets(1)	$18,692	$22,139	$21,729	$31,406	$14,744
Loans 90+ days past due and still accruing	—	—	—		—
Performing troubled debt restructured loans	846	4,020	5,147	10,868	1,835

Total non-performing assets and performing troubled debt restructurings	$19,538	$26,159	$26,876	$42,274	$16,579

Non-performing loans to total loans	1.78%	1.06%	1.83%	4.32%	2.40%
Non-performing loans and loans past due 90 days and still accruing to total loans	1.78%	1.06%	1.83%	4.32%	2.40%
Non-performing assets to total assets(1)(2)	2.42%	2.92%	2.88%	4.63%	2.20%
Total non-performing assets and performing troubled debt restructurings to total assets	2.53%	3.45%	3.56%	6.24%	2.47%

(1)	Non-performing assets are defined as nonaccrual loans plus OREO.
(2)	Loans are presented before allowance for loan losses and do not include deferred loan origination costs (fees).

Interest income that would have been recorded for the years ended December 31, 2014, 2013 and 2012, had nonaccrual loans been current according to their original terms, amounted to $778 thousand, $497 thousand, and $797 thousand, respectively. No income related to nonaccrual loans was included in interest income for the years ended December 31, 2014, 2013 and 2012.

Total nonaccrual loans increased from December 31, 2013 to December 31, 2014, primarily due to one commercial real estate relationship of approximately $4.7 million being downgraded to “substandard” and placed on nonaccrual. That credit is currently operating under a forbearance agreement. A portion of the loan balance has been charged off. Additional loss should be mitigated due to the collateral coverage and government guarantees. Total nonaccrual loans decreased from December 31, 2012 to December 31, 2013, primarily due to collection activities, loan payoffs and the completion of foreclosures and transfer of properties into OREO.

Total OREO peaked in September 2013 at $25 million. The Bank is actively managing the OREO portfolio and the number and dollar amount of OREO properties has declined each quarter since third quarter 2013. As of

December 31, 2014, OREO totaled $7.14 million compared to $16.1 million at December 31, 2013 and $10.5 million at December 31, 2012. We expect the balance of the OREO in our portfolio and the related expenses to decline as we continue to sell more properties than we are taking back. However, in the near term, we anticipate both the level of OREO and the related expenses will remain above the levels we have historically experienced.

Special Mention and Classified Loans. Federal regulations require us to review and classify loans on a regular basis. There are four classifications for problem loans: special mention, substandard, doubtful and loss. We categorize loans into these risk categories based on relevant information about the ability of borrowers and, if appropriate, guarantors to service their debts, and the quality and projected realizable value of collateral. We analyze loans through quarterly asset quality reviews based on observable risk criteria such as overdrafts, late payments, financial performance and collateral valuations.

“Substandard loans” are inadequately protected by the current sound net worth and paying capacity of the obligor or the collateral pledged. As such they have a well-defined weakness that jeopardizes the liquidation of the debt. They are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful loans” have all the weaknesses inherent in substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. A loan classified as “loss” is considered uncollectible and of such little value that continuance as a loan of the institution is not warranted. When management classifies a loan as substandard or doubtful, a specific allowance for probable and reasonably estimable loan losses is established. If management classifies a loan as loss, an amount equal to 100% of the portion of the loan classified loss is charged to the allowance for loan losses.

The following table shows the aggregate amounts of our substandard and special mention loans.

	As of December 31,
	2014	2013	2012
	(dollars in thousands)
Classified and special mention loans:
Substandard	$24,844	$23,980	$22,901
Special mention	12,843	28,103	38,302

Total classified and special mention loans	$37,687	$52,083	$61,203

Other than as disclosed in the above tables, there are no other loans where management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	As of December 31, 2014 Loans Delinquent For:				Total Delinquent Loans
	30-89 Days		90 Days or more
	Amount	% of Delinquent Loans 30-89 Days	Amount	% of Delinquent Loans 90 Days or more	Amount	% of Delinquent
	(dollars in thousands)
Agricultural loans	$364	88.3%	$238	3.5%	$602	8.4%
Commercial real estate loans	—	—	2,592	38.5	2,592	36.3
Commercial loans	42	10.2	3,366	50.0	3,408	47.7
Residential real estate	6	1.5	534	8.0	540	7.6
Installment and consumer other	—	—	—	—	—	—

Total	$412	100.0%	$6,730	100.0%	$7,142	100.0%

	As of December 31, 2013 Loans Delinquent For:				Total Delinquent Loans
	30-89 Days		90 Days or more
	Amount	% of Delinquent Loans 30-89 Days	Amount	% of Delinquent Loans 90 Days or more	Amount	% of Delinquent
	(dollars in thousands)
Agricultural loans	$68	21.9%	$400	8.5%	$468	9.5%
Commercial real estate loans	—	—	326	7.1	326	6.6
Commercial loans	—	—	1,826	39.4	1,826	36.9
Residential real estate	244	78.1	2,083	45.0	2,327	47.0
Installment and consumer other	—	—	—	—	—	—

Total	$312	100.0%	$4,635	100.0%	$4,947	100.0%

	As of December 31, 2012 Loans Delinquent For:				Total Delinquent Loans
	30-89 Days		90 Days or more
	Amount	% of Delinquent Loans 30-89 Days	Amount	% of Delinquent Loans 90 Days or more	Amount	% of Delinquent
	(dollars in thousands)
Agricultural loans	$32	1.7%	$927	14.5%	$959	11.5%
Commercial real estate loans	1,567	81.8	1,060	16.5	2,627	31.5
Commercial loans	318	16.5	3,205	50.0	3,523	42.3
Residential real estate	—	—	1,221	19.0	1,221	14.7
Installment and consumer other	—	—	—	—	—	—

Total	$1,917	100.0%	$6,413	100.0%	$8,330	100.0%

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses inherent in the loan portfolio. This estimate includes losses associated with specifically identified loans, as well as estimated probable credit losses inherent in the remainder of the loan portfolio. Loan losses are charged against the allowance when, in our judgment, the uncollectability of all or a portion of the loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Reductions to the allowance occur as loans are charged off. We estimate the required amount of the allowance using a number of factors, including past loan loss experience, the nature of the portfolio, environmental conditions, information about specific borrower situations, and estimated collateral values. We evaluate the adequacy of the allowance for loan losses on a quarterly basis, although we may increase the frequency of our reviews as necessary. When additional allowance for loan loss is necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the sufficiency of the allowance for loan losses consists four components: (a) a general component related to performing or “pass rated” credits (the significant majority of the loan portfolio), (b) a nonimpairment component, (c) a specific component relating to loans that are individually classified as impaired, together with (d) a small unallocated portion. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

As disclosed in the notes to the financial statements, our allowance for loan losses our allowance for loan losses is comprised primarily of general reserves of $7.7 million with a limited amount of specific reserves totaling $2.9 million at December 31, 2014. This compares to $7.4 million of general reserves and $3.1 million of specific reserves at December 31, 2013.

General Component. The general component of the allowance for loan losses relates to loans that are not determined to be impaired. Management determines the appropriate loss factor for each segment of loans with similar risk characteristics within the portfolio based on that segment’s loss experience and several other quantitative, qualitative and environmental factors relevant to each segment. While loan segments generally represent groups of loans with similar risk characteristics, we may include loans categorized by loan grade, or any other characteristic that causes a loan’s risk profile to be similar to a group of loans. We consider estimated credit losses associated with each segment of our portfolio to differ from purely historical loss experience due to qualitative factors including changes in lending policies and procedures; changes in the nature and volume of the loan portfolio; and changes in our employees’ experience; quantitative factors including changes in the volume and severity of past due, nonaccrual, and adversely graded loans; changes in concentrations of credit; and changes in the value of underlying collateral for collateral dependent loans; and environmental factors including changes in economic or business conditions; and the effect of competition, legal and regulatory requirements on estimated credit losses. The historical charge-off data is updated on a rolling quarterly basis, with the oldest quarter’s charge-off data being replaced with the most recent quarter’s charge-off data. We typically give more weight to the more recent charge-off data for each specific type of loan, as we believe that is more indicative of current trends. Our quantitative, qualitative, and environmental factors are reviewed on a quarterly basis for each loan segment and our historical loss experience is reviewed quarterly to ensure that our analysis is reflective of current conditions in our loan portfolio and economy.

Non-Impaired Component. Loans that have been downgraded to special mention or substandard, but are not currently impaired, are considered to have a higher inherent of risk of loss than pass rated loans. Management judgment is needed to estimate the additional risk of loss for these types of loans. Risk allocations on non-impaired special mention and substandard loans reflect management’s assessment of the increased risk of loss associated with adversely graded loans. The allocated reserve for these loans is based upon management’s assessment of loss history and risk migration analysis. Additionally, in determining the allocation, management considers the credit attributes of individual loans, including loan to value ratios, past due status, strength and willingness of the guarantors, and other relevant attributes generally found in these groups of loans.

Specific Component. The specific component of the allowance for loan losses relates to loans that are individually evaluated and determined to be impaired. The allowance for each impaired loan is determined by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the market price reasonably obtainable for the loans or, if the loan is collateral dependent, by the fair value of the collateral less estimated costs to sell. Collateral valuations are supported by current appraisals, which are discounted by us based upon a liquidation scenario. Impairment for other types of loans is measured using the fair value of the collateral less estimated costs to sell. We identify a loan as impaired when, based upon current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. We consider a number of factors in determining impairment, including payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower.

Residential and consumer loans are individually evaluated for impairment when they reach non-performing status or become subject to a restructuring agreement.

Unallocated Component. The “unallocated” reserve component was discontinued effective January 1, 2014.

Discussion of Allowance for Loan Losses. At December 31, 2014, our allowance for loan losses was $10.6 million, or 1.64% of loans and 91.8% of nonaccrual loans. At December 31, 2013, our allowance for loan losses was $10.5 million, or 1.84% of loans and 173.3% of nonaccrual loans. Nonaccrual loans at December 31, 2014 were $11.6 million, or 1.78% of loans, compared to $6.1 million, or 1.06% of loans, at December 31, 2013 and $11.2 million, or 1.83% of loans, at December 31, 2012.

Between September 30, 2013 and December 31, 2014, the Bank’s OREO portfolio declined from $25.4 million (its peak) to $7.1 million, a reduction of $18.3 million. The reduction in the Bank’s OREO portfolio was the result of ongoing sales, a general reduction of new properties being foreclosed upon, and the write-down of some OREO balances to reflect the receipt of updated appraisals. In addition, many of the factors that are evaluated in our analysis of the allowance for loan loss have stabilized and begun showing signs of improvement, including economic and business conditions and our most recent historical loss experience. Notwithstanding the improvement in the quantitative, qualitative and environmental factors, we anticipate we will resume making provisions to the allowance for loan losses to support growth in the loan portfolio in the near future, as circumstances warrant.

The allowance for loan losses is maintained at a level that represents management’s best estimate of probable incurred losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for loan losses will be adequate to cover losses which may be realized in the future or that additional provisions for loan losses will not be required.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	As of December 31, 2014			As of December 31, 2013			As of December 31, 2012
	Amount	% of ALL	% of Loans in Category	Amount	% of ALL	% of Loans in Category	Amount	% of ALL	% of Loans in Category
	(dollars in thousands)
Agricultural loans	$3,456	32.59%	0.83%	$3,144	29.95%	0.84%	$3,333	26.62%	0.87%
Commercial real estate loans	3,326	31.37	2.42	3,254	31.01	3.17	4,838	38.64	3.92
Commercial loans	2,420	22.82	4.50	2,172	20.70	4.26	2,283	18.23	3.94
Residential real estate loans	1,392	13.13	3.40	1,819	17.33	4.56	1,755	14.02	3.58
Installment and consumer other	9	0.09	1.11	3	0.03	0.87	13	0.10	1.16
Unallocated	—	—	—	103	0.98	—	299	2.39	—

Total	$10,603	100.0%	1.64%	$10,495	100.0%	1.84%	$12,521	100.0%	2.04%

	As of December 31, 2011			As of December 31, 2010
	Amount	% of ALL	% of Loans in Category	Amount	% of ALL	% of Loans in Category
	(dollars in thousands)
Agricultural loans	$1,946	21.41%	0.61%	$3,069	23.17%	1.00%
Commercial real estate loans	3,766	41.42	2.79	3,450	26.05	2.22
Commercial loans	1,316	14.48	2.37	989	7.47	2.07
Residential real estate loans	1,954	21.50	2.95	5,306	40.06	6.98
Installment and consumer other	6	0.07	0.62	7	0.05	0.32
Unallocated	102	1.12	—	424	3.20	—

Total	$9,090	100.0%	1.58%	$13,245	100.0%	2.25%

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	For the Year Ended December 31,
	2014	2013	2012	2011	2010
	(dollars in thousands)
Balance at beginning of period	$10,495	$12,521	$9,090	$13,245	$12,901

Provision charged to operating expenses	589	4,200	4,200	4,475	4,620

Loans charged-off
Agricultural loans	(115)	—	—	(634)	(713)
Commercial real estate loans	(141)	(3,361)	(1,144)	(2,441)	(3,077)
Commercial loans	(339)	(132)	(94)	(878)	(383)
Residential real estate loans	(52)	(2,945)	(282)	(4,740)	(114)
Installment and consumer other	—	—	—	—	—

Total charge-offs	(647)	(6,438)	(1,520)	(8,693)	(4,287)

Recoveries of loans previously charged-off
Agricultural loans	21	16	72	19	11
Commercial real estate loans	126	185	352	28	—
Commercial loans	18	3	296	16	—
Residential real estate loans	1	8	32	—	—
Installment and consumer other	—	—	(1)	—	—

Total recoveries	166	212	751	63	11

Net charge-offs	(481)	(6,226)	(769)	(8,630)	(4,276)

Balance at end of period	$10,603	$10,495	$12,521	$9,090	$13,245

Net charge-offs to average loans outstanding	0.08%	1.05%	0.13%	1.47%	0.74%
Allowance for loan losses to period-end loans	1.64%	1.84%	2.04%	1.58%	2.25%

Market Risk Management

General. Market risk refers to potential losses arising from changes in interest rates, commodity prices, such as milk prices, and/or other relevant market rates or prices. We are exposed to market risk as a result of our banking activities. Our market risk is comprised primarily of interest rate risk. As a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit our exposure to changes in market interest rates. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment.

A major source of interest rate risk is a difference in the repricing of assets, on the one hand, and liabilities on the other. First, there are differences in the timing of rate changes reflecting the maturity and/or repricing of assets and liabilities. For example, the rate earned on a commercial real estate loan may be fixed for 10 years, while the rate paid on a certificate of deposit may be fixed only for a few months. Due to these timing differences, net interest income is sensitive to changes in the level and shape of the yield curve. Second, there are differences in the drivers of rate changes of various assets and liabilities known as basis risk. For example, commercial loans may reprice based on one-month LIBOR or prime, while the rate paid on retail money market demand accounts may be only loosely correlated with LIBOR and depend on competitive demand for funds. Due to these basis differences, net interest income is sensitive to changes in spreads between certain indices or repricing rates.

Another important source of interest rate risk relates to the potential exercise of explicit or embedded options. For example, most residential real estate loans can be prepaid without penalty, and most consumer deposits can be withdrawn without penalty. The exercise of such options by customers can exacerbate the timing differences discussed above.

Deposit accounts typically react more quickly to changes in market interest rates than loans because of the shorter maturities of deposits. However, given the asset sensitive nature of our balance sheet, a decrease in interest rates may adversely affect our earnings while increases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes adjustable-rate loans for retention in our loan portfolio, promoting core deposit products and time deposits, adjusting the maturities of borrowings and adjusting the investment portfolio mix and duration.

We have an asset/liability committee, which includes members of management, to communicate, coordinate and control all aspects involving asset-liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest income and net income and control exposure to interest rate risk within policy limits approved by our board of directors. These limits and guidelines reflect our tolerance for interest rate risk over both short-term and long-term horizons. We analyze our sensitivity to changes in interest rates through our net interest income simulation model. Exposures are reported on a monthly basis to the asset and liability committee and at meetings of our board of directors.

Net Interest Income Simulation Analysis. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings.

Income simulation is the primary tool for measuring the interest rate risk inherent in our balance sheet at a given point in time by showing the effect on net interest income, over specified time horizons, under a range of interest rate shock scenarios. These simulations take into account repricing, maturity and prepayment characteristics of individual products. We estimate what our net interest income would be for a one- and two-year horizon based on current interest rates. We then calculate what the net interest income would be for the same period under different interest rate assumptions.

These estimates require us to make certain assumptions, including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain and, as a result, we cannot precisely predict the impact of changes in interest rates on our net interest income. Although the net interest income table below provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results

The following table shows the estimated impact on net interest income for the one- and two-year periods beginning December 31, 2014 resulting from potential changes in interest rates. The net interest income simulation analyses assume a static balance sheet and do not include possible future actions that management might undertake to mitigate this risk.

Rate Shift	Net Interest Income Year 1 Forecast	Year 1 Change from Base	Net Interest Income Year 2 Forecast	Year 2 Change from Base
	(dollars in thousands)		(dollars in thousands)
+400 bps	$35,504	36.80%	$80,153	50.27%
+300 bps	32,870	26.65%	72,775	36.43%
+200 bps	30,221	16.44%	65,370	22.55%
+100 bps	27,569	6.23%	57,957	8.65%
Base	25,953	0.00%	53,341	0.00%
-100 bps	26,048	0.37%	53,727	0.72%

As of December 31, 2014, net interest income simulation indicated that our exposure to changing interest rates was within our internal policy guidelines. As the table illustrates, our balance sheet is asset-sensitive over a one and two year time horizon and net interest income would increase as interest rates increase. It should be noted that the magnitude of any possible increase in interest rates is constrained by the low absolute starting levels of rates. While immediate, proportional and severe shifts in interest rates upward were used as part of this analysis, we believe that any actual shift in interest rates would likely be more gradual and would therefore have a more modest impact.

Depending on the relationship between long-term and short-term interest rates, market conditions and consumer preference, we may place greater emphasis on maximizing our net interest margin than on strictly matching the interest rate sensitivity of our assets and liabilities. We believe that our level of interest rate risk is acceptable using this approach.

Economic Value of Equity Analysis. We also analyze the sensitivity of our financial condition to changes in interest rates through our economic value of equity model. This analysis measures the difference between predicted changes in the present value of our assets and predicted changes in the present value of our liabilities assuming various changes in current interest rates. As with the net interest income simulation model, the estimates of changes in the economic value of our equity require certain assumptions to be made. These assumptions include loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain and, as a result, we cannot precisely predict the impact of changes in interest rates on the economic value of our equity. Although our economic value of equity analysis provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on the economic value of our equity and will differ from actual results.

Our economic value of equity analysis as of December 31, 2014 is set forth below. The impact on our economic value of equity under all scenarios referenced in the table below are within policy guidelines.

Rate Shift(1)	Economic Value of Equity	% Change In
	(dollars in thousands)
+400	$119,197	4.62%
+300	118,068	3.63%
+200	116,698	2.43%
+100	115,069	1.00%
Base	113,932	0.00%
-100	117,290	2.95%

(1)	The calculated changes assume an immediate and proportional shock of the static yield curve.

Liquidity Management and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term and long-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of securities and borrowings from the FHLB. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, calls of investment securities and borrowed funds and prepayments on loans are greatly influenced by general interest rates, economic conditions and competition.

Management adjusts our investments in liquid assets based upon an assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, (4) the objectives of our interest-rate risk and investment policies and (5) the risk tolerance of management and our board of directors.

Our cash flows are composed of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $15.5 million, $14.3 million, and $5.9 million for the years ended December 31, 2014 2013, and 2012, respectively. Net cash provided by (used in) investing activities, which consists primarily of purchases of and proceeds from the sale, maturities/ calls, and principal repayments of securities available for sale, as well as loan purchases, sales and originations, net of repayments was $(81.1) million, $16.8 million, and $(57.9) million for the years ended December 31, 2014, 2013, and 2012, respectively. Net cash provided by (used in) financing activities, consisting primarily of the activity in deposit accounts and FHLB and Federal Discount advances, was $4.3 million, $(4.0) million, and $(68.5) million for the years ended December 31, 2014, 2013, and 2012, respectively.

At December 31, 2014, the Bank exceeded all of its regulatory capital requirements with a Tier 1 leverage capital of $104.3 million, or 13.96% of average total assets, which is above the required level of $37.4 million, or 5.0% of adjusted total assets, and total risk-based capital of $112.7 million, or 16.77% of risk-weighted assets, which is above the required level of $67.2 million, or 10.0% of risk-weighted assets. For a discussion of certain other sources of liquidity, please see “Information About County—County Management’s Discussion and Analysis of Financial Condition and Results of Operations-December 31, 2014—Comparison of Financial Condition at December 31, 2014, 2013, and 2012—Borrowings.”

At the holding company level, our primary sources of liquidity are dividends from the Bank, investment income and net proceeds from investment sales, borrowings and capital offerings. The main uses of liquidity are the payment of interest to holders of our junior subordinated debentures and interest and payment of dividends to preferred shareholders. There are certain restrictions on the payment of dividends by the Bank to us, which are described in the section captioned “Information About County—Information About County’s Business—Supervision and Regulation—Supervision and Regulation of the Bank—Dividends.” At December 31, 2014, there were $53.2 million of retained earnings available for the payment of dividends by the Bank to us. The Bank paid us $1.2 million in dividends during each year ended December 31, 2014 and 2013.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of commitments to extend credit. For information about our off-balance sheet arrangements, see Note 12 to our Consolidated Financial Statements located elsewhere in this proxy statement/prospectus.

At December 31, 2014, we had outstanding commitments to originate loans and unadvanced funds on loans of $193.0 million. We anticipate that we will have sufficient funds available to meet our current loan origination commitments. Certificates of deposit that are scheduled to mature in one year or less from December 31, 2014 totaled $173.1 million. If a substantial portion of these deposits is not retained, we may utilize FHLB advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense. At December 31, 2014, we had no irrevocable and stand-by-letters of credit from the FHLB.

For the years ended December 31, 2014, 2013, and 2012, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Effect of Inflation and Changing Prices

The consolidated financial statements and related financial data presented in this proxy statement/prospectus have been prepared according to generally accepted accounting principles in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs and the effect that general inflation may have on both short-term and long-term interest rates. Virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Although inflation expectations do affect interest rates, interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Dividends

In 2015, we paid a $0.04 per share dividend in each quarter. In the future, any declarations of dividends will be at the discretion of County’s board of directors. In determining the amount of any future dividends, County’s board of directors will take into account: (i) its financial results; (ii) its available cash, as well as anticipated cash requirements (including debt servicing); (iii) its capital requirements and the capital requirements of its subsidiaries (including the Investors Community Bank); (iv) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by County to its shareholders or by Investors Community Bank to County; (v) general economic and business conditions; and (vi) any other factors that County’s board of directors may deem relevant. Therefore, there can be no assurance that County will pay any dividends to holders of its stock, or as to the amount of any such dividends.

Dividends County can declare and pay will depend primarily upon receipt of dividends from Investors Community Bank. See the section of this proxy statement/prospectus entitled “Information About County—Information About County’s Business—Supervision and Regulation—Supervision and Regulation of the Bank—Dividends.” In addition, County’s ability to pay dividends currently or in the future may be materially limited by statutory or regulatory restrictions, and is subject to certain default provisions of its trust preferred securities and the payment of dividends on our SBLF Preferred Stock.

Directors and Executive Officers

Directors

Following is information regarding the Company’s directors as of December 31, 2015. All of the directors of County also serve as directors of Investors Community Bank. Following the merger, two current directors of Fox River Valley will be appointed to the board of directors of County.

Name	Age	Business Experience During Last Five Years	Director Since
Class I Directors (Terms expire in 2018)

William C. Censky	64	Mr. Censky is one of our founders and has served as Chairman of the Board of the Company since 1996 as well as Executive Chairman of the Bank since 1997. Mr. Censky has served on our Board of Directors since County’s inception in May 1996. Mr. Censky previously served as President of County from 1997 to September 2014 and as Chief Executive Officer of the Bank from 1997 to November 2013. Mr. Censky is an accomplished bank executive and leader with over 30 years of bank management experience ranging from being a bank Chief Executive Officer, a founding chairman of a successful de novo bank, an organizing board member for two additional de novo banks, to being the Chief Financial and Operations officer of an independent state charted bank, which qualifies him to serve as director of the Company. Mr. Censky holds a B.B.A. degree in finance and an M.B.A with concentrations in accounting and finance from the University of Wisconsin—Oshkosh.	1996

Gary J. Ziegelbauer	63	Mr. Ziegelbauer has served on our Board of Directors since May 1996. Mr. Ziegelbauer has been the President of Triangle Distributing Co., a Wisconsin beer distributor, since June 1972. His qualifications to serve on the board of the Company include his significant business experience, as well as longstanding business and personal relationships throughout Wisconsin. Mr. Ziegelbauer attended the University of Wisconsin—Whitewater and the University of Wisconsin—Green Bay.	1996

Class II Directors (Terms expire in 2016)

Mark R. Binversie	56	Mr. Binversie is one of our founders and has served as President of the Bank since March 1997. Mr. Binversie has also served on our Board of Directors since May 1996. Prior to joining us, Mr. Binversie oversaw the Agricultural Department for Firstar Bank Manitowoc for 16 years. Mr. Binversie previously owned and operated Heartland Dairy, LLC, a dairy farm, for 15 years. His agricultural lending expertise has led to his involvement in redesigning the Farm Service Agency’s Guaranteed Loan Program and his assistance in the Wisconsin Housing Economic Development Authority’s Credit Relief Outreach Program for Wisconsin’s farmers. Mr. Binversie also served as President and chairman of the Agriculture Bankers Section of the Wisconsin Bankers Association. Mr. Binversie’s qualifications to serve as a director of the Company include his operating, management and leadership experience in County and in the banking industry more generally, as well as his experience in the dairy farm sector. Mr. Binversie holds a Bachelor’s degree in Agri-Business and Economics from the University of Wisconsin—Platteville.	1996

Name	Age	Business Experience During Last Five Years	Director Since
Carmen L. Chizek	73	Mr. Chizek has served on our Board of Directors since May 1996. In 1962, Mr. Chizek founded Chizek Elevator & Transport, Inc. (formerly known as Chizek Transport, Inc.), which is a 48-state carrier trained in truckload and multiple-drop deliveries, and has been Vice President of Chizek Elevator & Transport, Inc. since January 2002. His qualifications to serve as director of the Company include his significant business experience where he expanded Chizek Transport, Inc. from a local business that hauled agricultural products from the fields of Wisconsin to a 48-state carrier, which gives him both local and national business operating experience.	1996

Edson P. Foster	67	Mr. Foster has served on our Board of Directors since April 2000. Mr. Foster has been President and Chief Executive Officer of Foster Needle Co., Inc., a manufacturing company, since July 1977 until his retirement in June 2013. He is currently Vice Chairman of Foster Needle Co., Inc. Mr. Foster’s qualifications to serve as director of the Company include his significant national and international business experience, which enables him to provide important insights in the areas of management and corporate governance. Mr. Foster holds a B.S. degree in accounting from Carroll University.	2000

Class III Directors (Terms expire in 2017)

Timothy J. Schneider	50	Mr. Schneider is one of our founders and has served as President of County since September 2014 and as Chief Executive Officer of the Bank since November 2013. Mr. Schneider has previously served as our Vice President from 1996 to September 2014, our Secretary from 1996 to 2014, and Chief Operating Officer and commercial and agricultural lender of the Bank from 1997 to 2013. Mr. Schneider has also served on our Board of Directors since May 1996. Mr. Schneider has been in the banking profession for over 24 years, during which time he gained expertise in agricultural and commercial banking as a commercial and agricultural lender, which qualifies him to serve as director of the Company. Mr. Schneider holds a Bachelor’s Degree of Business in management and economics from the University of Wisconsin—River Falls, and a degree from the Graduate School of Banking of the University of Wisconsin—Madison.	1996

Lynn D. Davis, Ph.D.	60	Dr. Davis has served on our Board of Directors since April 2014. Dr. Davis primarily works as a consulting dairy nutritionist for Nutrition Professionals, Inc. where he was a founding partner in 1983 and currently serves as President. Additionally, he is co-founder, shareholder and board member for Breeze Dairy Group, LLC, which owns two large dairy farms, Quality Roasting, Inc., a soybean processing facility and The Heifer Authority, LLC, a dairy heifer development lot. Dr. Davis understands the dairy industry by virtue of his experience as a consultant to dairy farms, as well as an owner of dairy farms, which qualifies him to serve as director of the Company. Dr. Davis has a B.S. in Animal Science from the University of Wisconsin—River Falls and an M.S. and Ph.D. in Nutritional Physiology from Iowa State University.	2014

Name	Age	Business Experience During Last Five Years	Director Since
Andrew J. Steimle	46	Mr. Steimle has served on our Board of Directors since April 2008. He is a business and real estate attorney practicing in Wisconsin since 1995, and is a founding partner of Steimle Birschbach LLC, which was founded in June 2009 and is a boutique law firm concentrating in business, real estate and estate planning. Mr. Steimle chairs the firm’s business and real estate practice groups. Mr. Steimle’s qualifications to serve as director of the Company include his representation of closely held businesses throughout Wisconsin, which gives him insight and familiarity with issues that are important to our individual customers. Mr. Steimle holds a B.B.A degree in finance from the University of Wisconsin—Milwaukee and a juris doctorate degree from Marquette University Law School.	2008

Kenneth R. Zacharias	52	Mr. Zacharias has served on our Board of Directors since April 2008. He is a Certified Public Accountant and has been a shareholder at Schenck S.C., a certified public accounting firm, since 1999. Mr. Zacharias’ qualifications to serve as director of the Company include his broad background in the income tax and general business consulting areas and a focus in the commercial real estate sector. Mr. Zacharias holds a B.A. degree in accounting from St. Norbert College.	2008

Independence of Our Board of Directors and Board Committees

Under the rules of the NASDAQ Stock Market Inc., independent directors must comprise a majority of our board of directors. The rules of the NASDAQ Stock Market Inc., as well as those of the SEC, also impose requirements with respect to the independence of our directors. Our board of directors has evaluated the independence of its members based upon the rules of the NASDAQ Stock Market Inc. and the SEC and the transactions referenced under the section titled “Information About County—Certain Relationships and Related Party Transactions.” Applying these standards, our Board of Directors determined that none of the directors, other than Messrs. Schneider, Censky, Binversie and Mueller, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of those directors is “independent” as that term is defined under the NASDAQ Listing Rules. Messrs. Schneider, Censky, Binversie and Mueller are not considered independent because they are, or within the prior three years have been, officers of County and/or the Bank. Our Board of Directors also determined that each director who serves as a member of the Audit, Compensation, and Nominating and Governance committees satisfies the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocking relationships as defined by the rules adopted by the SEC, and no County officer or employee is a member of the Compensation Committee.

Director Compensation

All County directors receive $470 for any board meeting lasting longer than 30 minutes. Non-employee directors of the Bank receive $1,250 for regular board meetings and $470 per committee meeting, with committee chairmen receiving $850 per committee meeting. Wayne D. Mueller, who is a part-time employee of the Bank and serves as our Special Projects Officer, receives the same director compensation as non-employee directors. Employee or insider directors of the Bank receive $350 per regular Board meeting, but receive no compensation for Bank committee meetings. With the exception of one director loan committee meeting and one Bank Board meeting per year, directors will only be compensated for meetings they attend.

The following table sets forth information concerning compensation accrued or paid to our non-employee directors during the year ended December 31, 2014, for their service on our Board. Directors who are also our employees receive no additional compensation for their service as directors, except as described above, and are not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Carmen Chizek	34,544	—	—	—	—	—		34,544
Lynn D. Davis	33,120	—	—	—	—	—		33,120
Edson Foster, Jr.	42,260	—	—	—	—	—		42,260
Wayne Mueller(1)	25,830	—	—	—	—	107,736	(2)	133,566
Andrew Steimle	37,350	—	—	—	—	—		37,350
Kenneth Zacharias	35,610	—	—	—	—	—		35,610
Gary Ziegelbauer	30,300	—	—	—	—	—		30,300

(1)	Mr. Mueller served as a Senior Vice President of the Bank until his retirement as of May 1, 2014, but continues to serve as a director of both the Company and the Bank. Since his retirement, Mr. Mueller has been employed on a part-time basis to assist with special assignments as the Special Projects Officer of the Bank, and is paid a retainer of $2,500 per month in such capacity.
(2)	Amount reflects $20,000 of retainer fees in his capacity as Special Projects Officer, $80,692 of salary paid to Mr. Mueller in 2014 prior to his retirement, and $7,044 of 401(k) discretionary contributions and personal benefits while employed by the Bank. Mr. Mueller participated in certain group life, health, disability insurance and medical reimbursement not disclosed in this table, that are generally available to salaried employees and do not discriminate in scope, terms and operation.

Executive Officers

All executive officers are elected annually by the Board of Directors and serve until their successors are elected and qualified. As of the date hereof, no executive officer set forth below is related to any director or other executive officer of County or the Bank by blood, marriage or adoption, and there are no arrangements or understandings between a director of County and any other person pursuant to which such person was elected an executive officer. Set forth below is information as of December 31, 2015 with respect to the principal occupations during the last five years for the executive officer.

Name and Age	Position
William C. Censky, 64	Mr. Censky is one of our founders and has served as Chairman of the Board of the Company since 1996 as well as Executive Chairman of the Bank since 1997. Mr. Censky has served on our Board of Directors since County’s inception in May 1996. Mr. Censky previously served as President of County from 1997 to September 2014 and as Chief Executive Officer of the Bank from 1997 to November 2013. Mr. Censky is an accomplished bank executive and leader with over 30 years of bank management experience ranging from being a bank Chief Executive Officer, a founding chairman of a successful de novo bank, an organizing board member for two additional de novo banks, to being the Chief Financial and Operations officer of an independent state charted bank, which qualifies him to serve as director of the Company. Mr. Censky holds a B.B.A. degree in finance and an M.B.A with concentrations in accounting and finance from the University of Wisconsin—Oshkosh.

Timothy J. Schneider, 50	Mr. Schneider is one of our founders and has served as President of County since September 2014 and as Chief Executive Officer of the Bank since November 2013. Mr. Schneider has previously served as our Vice President

Name and Age	Position

from 1996 to September 2014, our Secretary from 1996 to 2014, and Chief Operating Officer and commercial and agricultural lender of the Bank from 1997 to 2013. Mr. Schneider has also served on our Board of Directors since May 1996. Mr. Schneider has been in the banking profession for over 24 years, during which time he gained expertise in agricultural and commercial banking as a commercial and agricultural lender, which qualifies him to serve as director of the Company. Mr. Schneider holds a Bachelor’s Degree of Business in management and economics from the University of Wisconsin—River Falls, and a degree from the Graduate School of Banking of the University of Wisconsin—Madison.

Mark R. Binversie, 56	Mr. Binversie is one of our founders and has served as President of the Bank since March 1997. Mr. Binversie has also served on our Board of Directors since May 1996. Prior to joining us, Mr. Binversie oversaw the Agricultural Department for Firstar Bank Manitowoc for 16 years. Mr. Binversie previously owned and operated Heartland Dairy, LLC, a dairy farm, for 15 years. His agricultural lending expertise has led to his involvement in redesigning the Farm Service Agency’s Guaranteed Loan Program and his assistance in the Wisconsin Housing Economic Development Authority’s Credit Relief Outreach Program for Wisconsin’s farmers. Mr. Binversie also served as President and chairman of the Agriculture Bankers Section of the Wisconsin Bankers Association. Mr. Binversie’s qualifications to serve as a director of the Company include his operating, management and leadership experience in County and in the banking industry more generally, as well as his experience in the dairy farm sector. Mr. Binversie holds a Bachelor’s degree in Agri-Business and Economics from the University of Wisconsin—Platteville.

Wayne D. Mueller, 62	Mr. Mueller is one of our founders and has served as Special Operations Officer of County since April 2014. Mr. Mueller has previously served as Senior Lender and Executive Vice President of agricultural lending as well as a lender of the Bank since 1997. Mr. Mueller has also served on our Board of Directors since May 1996. Mr. Mueller also served as a member and chair of the Wisconsin Agricultural Bankers Section, a group organized by the Wisconsin Bankers Association. His qualifications to serve as a director of the Company include his operating, management and leadership experience in County and in the banking industry more generally. Mr. Mueller holds a degree in marketing from Moraine Park Technical College.

Gary R. Abramowicz, 58	Mr. Abramowicz has been our chief financial officer and treasurer, as well as chief financial officer and executive vice president of the Bank, since May 2008. Mr. Abramowicz is a certified public accountant with over 30 years of banking experience in accounting, operations management and financial management in banking, including 15 years as a chief financial officer at a bank holding company. Mr. Abramowicz holds a B.B.A. degree in accounting from the University of Wisconsin—Eau Claire.

David A. Coggins, 62	Mr. Coggins has been executive vice president of agricultural banking of the Bank since August 2009. In November 2015, Mr. Coggins was named Chief Banking Officer. Mr. Coggins has over 39 years of financial and banking experience with 34 years of prior progressive experience in lending, supervision and executive management in both agricultural and commercial lending institutions. Mr. Coggins holds a Bachelor’s degree in Animal Science from the University of Wisconsin-River Falls.

Name and Age	Position
Craig P. Mayo, 53	Mr. Mayo has been with Investors Community Bank since October 2011 and Chief Credit Officer of the Bank since July 2014. He is a seasoned banking professional with 30 years of experience in credit and sales, with a strong credit background with formal credit training. Prior to his experience at the Bank, he was Vice President and Special Loans Officer at Citizens Bank in Green Bay, Wisconsin from 2009 to 2011. Mr. Mayo holds a B.A. degree from Middlebury College.

Mark A. Miller, 59	Mr. Miller has been the secretary of the Company since March 2014, vice president and chief risk officer since January 2014 and counsel of the Bank since 2011. He also serves as Securities Compliance Officer. Prior to joining the Company, Mr. Miller was president of Miller Advisors, LLC, a law firm advising company from 2010 to 2011. Mr. Miller was also the chief executive officer and a shareholder of Whyte Hirschboeck Dudek S.C., a full-service law firm in Milwaukee, Wisconsin from 2001 to 2009 and from 1994 to 2009, respectively. Mr. Miller was also President of Miller Implement Company, a farm equipment dealership, from 1992 to 2008. Mr. Miller holds an A.B. degree in History from the University of Chicago and a juris doctorate degree from Marquette University Law School.

Executive Compensation

Overview

This section provides compensation information about the following individuals:

•	William C. Censky, our Chairman and Executive Chairman of the Bank

•	Timothy J. Schneider, our President, Chief Executive Officer of the Bank and Board Member

•	Mark R. Binversie, the President of the Bank and Board Member

In the discussion below, we referred to this group of executives as the “named executive officers.” This group includes the executive officers for whom disclosure is required under the applicable rules of the SEC. The remainder of this section provides a general summary of our compensation policies and practices and discusses the aggregate compensation we paid to our named executive officers in 2014. Unless otherwise specifically noted, the Bank actually paid all of the compensation of our named executive officers. As noted above, our named executive officers are also officers of the Bank and devote a substantial majority of their business time to the operations of the Bank. Accordingly, each executive’s compensation is paid largely to compensate him for rendering services to the Bank.

Summary Compensation

The following table sets forth information regarding compensation awarded to or earned by our named executive officers for service during the last completed fiscal year:

Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation(2) ($)	Total ($)
William C. Censky	2014	250,000	—	—	—	244,348	21,686	519,179
Chairman of the Board	2013	292,000	—	—	—	92,299	21,686	405,985

Timothy J. Schneider	2014	292,000	—	—	—	227,669	20,982	445,216
Chief Executive Officer	2013	251,200	—	—	—	56,490	20,982	328,678

Mark R. Binversie	2014	200,000	—	—	—	105,999	21,291	320,008
President	2013	196,808	—	—	—	69,365	21,092	287,265

(1)	Amounts for 2014 reflect a 75% payout of the 2014 annual incentive, a 15% payout of the 2013 annual incentive, and 10% payout of the 2012 annual incentive, which were deferred under our Annual Incentive Compensation Plan and subject to performance requirements in 2014. Amounts for 2013 reflect a 75% payout of the 2013 annual incentive and a 15% payment of the 2012 annual incentive which was deferred under our Annual Incentive Plan and subject to performance requirements in 2013. The amounts relating to the 2014, 2013 and 2012 annual incentives, respectively, for each executive are as follows: Censky—$203,880, $9,028 and $31,440; Schneider—$229,066, $3,883 and $24,720; and Binversie—$71,586, $5,071 and $29,342. Under our Annual Incentive Compensation Plan, starting with the 2012 annual incentive, 25% of an executive’s annual incentive award earned during any year is mandatorily deferred, with up to 15% of the award being paid out after the first year and the remaining 10% amount paid out after the second year. The deferred payments are subject to both service and performance requirements.
(2)	Amounts reflect 401(k) discretionary contributions, personal benefits and, as applicable, director fees, as set forth in the table below. The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms, and operation. The following table sets forth the amount of each item included for 2014.

Name and Principal Positions	401(k) Discretionary Contributions ($)	Directors Fees ($)	Life Insurance ($)	Perquisites ($)	Total ($)
William C. Censky Chairman of the Board	16,575	4,200	911	—	21,686
Timothy J. Schneider Chief Executive Officer	16,575	4,200	207	—	20,982
Mark R. Binversie President	16,575	4,200	516	—	21,291

Outstanding Equity Awards at Fiscal Year End 2015

The following table sets forth information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2015:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(3) ($)
William C. Censky	13,860			11.63	12/31/2017
	5,800			12.00	12/31/2018
	9,120			12.00	12/31/2020

Timothy J. Schneider	13,100			10.08	12/31/2016
	13,900			11.63	12/31/2017
	6,080			12.00	12/31/2018
	8,560			12.00	12/31/2020
	2,420	1,220	(1)	14.28	12/31/2023
		16,110	(2)(3)	19.71	3/16/2025
						910	(4)	$21,594
						4,028	(5)	95,584

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(3) ($)
Mark R. Binversie	13,630			$10.08	12/31/2016
	13,700			11.63	12/31/2017
	8,340			12.00	12/31/2018
	9,120			12.00	12/31/2020
	2,640	1,330	(1)	14.28	12/31/2023
		9,685	(2)	19.71	3/17/2025
						990	(4)	$23,493
						2,422	(5)	57,474

(1)	33% vested on December 31, 2014, 33% vested on December 31, 2015, and the remaining vest on December 31, 2016.
(2)	33% vest on March 17, 2016, 33% vest March 17, 2017, and the remaining options vest March 17, 2018.
(3)	Value based on the closing price of $23.73 on December 15, 2015. Our common stock began trading on the NASDAQ Global Market on January 16, 2015.
(4)	Restricted stock scheduled to vest on December 31, 2018.
(5)	Restricted stock scheduled to vest on March 17, 2020.

The Bank has executed amended and restated employment agreements with each of our named executive officers, each effective as of November 5, 2014. Each agreement automatically renews for successive terms of one year, unless the Bank or the named executive officer provides 60 days’ written notice. Each named executive officer receives an annual base salary, as described in the table below. Each named executive officer is also eligible for equity awards, and will participate in certain employee fringe benefits comparable to those that other senior executives of the Bank are generally entitled.

If a named executive officer’s employment is terminated for cause, or due to death or disability, he will be entitled to receive all benefits and salary accrued through the date of termination. If a named executive officer’s employment is terminated by us without “cause” (as defined in the agreement), he will be entitled to receive accrued salary and benefits through the date of termination, plus a lump sum severance payment equal to his respective regular severance multiple, as described in the table below, times the sum of (i) the annual base salary in effect immediately prior to termination, and (ii) the historic bonus. For purposes of this description, the “historic bonus” is equal to the average annual incentive bonus earned by the named executive officer during the three most recent fiscal years.

If at any time during the term a named executive officer’s employment is terminated by us other than for cause within six months before or within two years after a “change in control,” he will be entitled to receive accrued salary and benefits through the date of termination, plus a lump sum severance payment equal to his change in control severance multiple, as described in the table below, times the sum of (i) the annual base salary in effect immediately prior to termination, and (ii) the historic bonus. The term “change in control” means: (i) certain acquisitions of beneficial ownership of 25% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities entitle to vote generally in the election of directors; (ii) the members of the incumbent Board cease for any reason to constitute at least a majority of the new Board members; (iii) the consummation of certain mergers or consolidations to which County or the Bank is a party; (iv) the liquidation of dissolution of County or the Bank; and (v) a change in ownership of a substantial portion of County’s or the Bank’s assets.

A named executive officer may terminate his employment by giving us written notice of termination for “good reason” (as defined in the agreement). If the Bank were to materially breach any provision of the employment agreement and fail to timely cure such breach, the named executive officer would be entitled to terminate his employment for good reason and receive accrued salary and benefits through the date of termination, plus a lump sum severance payment equal to the regular severance multiple, as described in the table below, times the sum of (i) the annual base salary in effect immediately prior to termination, and (ii) the historic bonus. In the event the named executive officer terminates his employment with the Bank for good reason within six months prior to or within two years following a change in control, the named executive officer is entitled to receive accrued salary and benefits through the date of termination, plus a lump sum severance payment equal to the change in control severance multiple times the sum of (i) the annual base salary in effect immediately prior to termination, and (ii) the historic bonus.

In the event the named executive officer terminates his employment with the Bank for reasons other than good reason or for no reason, he must give written notice of his termination, specifying a termination date not less than 60 calendar days after giving the notice. However, the Bank has the right to terminate the named executive before the specified termination date. Upon termination for no good reason or for no reason, the named executive will be entitled to receive accrued salary and benefits through the date of termination, plus, if terminated prior to the end of the notice period, the portion of the base salary that would otherwise have been earned by the named executive through the end of the notice period.

Each named executive officer has also agreed to certain non-disclosure and non-competition restrictions for our benefit, as described in the following table.

Name	Annual Base Salary	Regular Severance Multiple	Change in Control Severance Multiple	Non-Compete Restricted Period after Termination
Timothy J. Schneider	$292,000	2	3	2 years
William C. Censky	$250,000	2	3	2 years
Mark R. Binversie	$200,000	2	3	2 years

Retirement Benefits

401(k) Plan. The Bank currently sponsors the Investors Community Bank 401(k) Plan , which we refer to as the 401(k) Plan. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to the 401(k) Plan and income earned on such contributions are not taxable to participants until withdrawn or distributed from the 401(k) Plan. With certain exceptions, all employees who have attained age 21 are eligible to make elective deferrals to the 401(k) Plan as of the beginning of the first date of each calendar month of the plan year following the commencement of service and are eligible to receive matching contributions and/or profit-sharing contributions after their completion of 1000 hours of service during the plan year and be employed on the last day of the plan year.

A participant may contribute up to 100% of his or her compensation to the 401(k) Plan on a pre-tax and after-tax basis, subject to the contribution limits imposed by the Code. For 2014, the elective deferral contribution limit is $17,500; provided, however, that a participant over age 50 may contribute, on a pre-tax basis, an additional $5,500 to the 401(k) Plan. In addition to pre-tax and after-tax elective deferral contributions, the 401(k) Plan provides that the Bank may make discretionary matching contributions and/or profit-sharing contributions to each participant’s account. A participant is always 100% vested in his or her elective deferral contributions. However, participants will vest in their employer matching contributions and/or profit-sharing contributions, if any, at a rate of 20% per year, beginning after the completion of their first year of service, such that the participants will be 100% vested upon completion of five years of service. The 401(k) Plan permits a participant to direct the investment of his or her own account into various investment options.

Investors Community Bank Salary Continuation Agreements. Each of our named executive officers is party to a Salary Continuation Agreement with the Bank. The Salary Continuation Agreements generally provide for an annual benefit, payable to the officers for 15 years following the officer’s separation from service with the Bank. The annual benefit for each of the officers is generally $60,000. The annual benefit assumes the officer does not separate from service with the Bank until after he has reached age 65. In the event any of the officers separates from service with the Bank at an earlier date for any reason other than for cause, he will be entitled to a reduced annual benefit based on the amount the Bank has accrued towards the Salary Continuation Agreement benefit at the time of such early termination.

Investors Community Bank Management Employees’ Elective Deferred Compensation Plan. The Bank offers its named executive officers, along with other eligible management employees, the ability to defer their compensation under a nonqualified deferred compensation plan named the Investors Community Bank Management Employees’ Elective Deferred Compensation Plan, which we refer to as the Deferred Compensation Plan. Under the Deferred Compensation Plan, a participant may elect to defer a portion of or all of their base salary and a portion of or their entire annual incentive bonus. There is no limitation on the amount participants may choose to defer.

The participant’s deferrals receive an annual return based on the prime rate minus 2.25%, unless the participant elects to direct his or her deferrals into an alternative investment vehicle. As of the date of this proxy statement, the only alternative investment vehicle is a variable annuity offered through Minnesota Mutual Life. Amounts deferred under the Deferred Compensation Plan are payable to the participant in a lump following the participant’s separation from service.

Equity and Equity-Based Incentive Plans

County Bancorp, Inc. 2012 Equity Incentive Compensation Plan

General. On March 20, 2012, the Company’s Board of Directors and shareholders adopted the County Bancorp, Inc. 2012 Equity Incentive Compensation Plan, which we refer to as the 2012 Plan, which was subsequently approved by the Company’s shareholders on April 24, 2012. The Company’s Board of Directors approved the amendment and restatement of the 2012 Plan on October 7, 2014. The purpose of the 2012 Plan is to promote the success and enhance the value of the Company by linking the personal interests of key employees to those of the Company’s shareholders, and by providing key employees with an incentive for outstanding performance. The 2012 Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key employees upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent. To this end, the 2012 Plan provides for the grant of incentive stock options, or ISOs, nonqualified stock options, or NSOs, stock appreciation rights, or SARs, and restricted stock, which we refer to collectively as the Awards.

A summary of the material terms of the 2012 Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the 2012 Plan, which is filed as an exhibit to County’s Registration Statement on Form S-1, filed with the SEC on November 10, 2014.

Administration. The 2012 Plan is administered by the Compensation Committee of County’s Board of Directors, which we refer to as the Administrator, determines all terms of awards under the 2012 Plan. The Administrator interprets the terms and the intent of the 2012 Plan. If at any time we do not have a Compensation Committee, the Company’s Board of Directors will act as Administrator for the 2012 Plan.

The Administrator determines eligibility for receiving Awards under the 2012 Plan and may adopt rules, regulations, and guidelines for administering the 2012 Plan as it deems necessary and proper. Its authority includes, but is not limited to, selecting Award recipients, establishing the terms and conditions of each Award and adopting modifications and amendments or subplans to the 2012 Plan or any related Award agreement. The Administrator may delegate, to the fullest extent as permitted under applicable law, to the Chief Executive

Officer of the Company any or all authority of the Administrator with respect to the grant of Awards to participants, other than participants who, at the time any such delegated authority is exercised, are executive officers of the Company. To the extent the Administrator determines it desirable to qualify Awards as “performance-based compensation” within the meaning of Section 162(m) of the Code, the 2012 Plan will be administered by a committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

Eligibility and Participation. All employees, directors and independent contractors of the Company, the Bank, and their affiliates, which we refer to as the participants, are eligible to receive Awards under the 2012 Plan. The Administrator may select from all eligible participants, those to whom Awards will be granted and will determine the nature and amount of each Award.

Shares Available for Awards. We have reserved 600,000 shares of common stock for issuance pursuant to the 2012 Plan. The maximum number of shares of common stock subject to ISOs and/or NSOs, which we refer to collectively as Options, that may be granted under the 2012 Plan to any participant in any single calendar year is equal to 10% shares authorized under the 2012 Plan. The maximum number of shares of restricted stock that may be issued is equal to 50% of the shares authorized under the 2012 Plan.

Any shares related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of shares, or are exchanged with the Administrator’s permission for Awards not involving shares, will be available for grant under the 2012 Plan. Moreover, if the price for Options or the tax withholding requirements with respect to any Award are satisfied by tendering shares to the Company, or if a SAR is exercised, only the number of shares issued, net of the shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of shares available for delivery under the 2012 Plan. The maximum number of shares available for issuance will not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as additional restricted stock. Shares available for issuance under the 2012 Plan may be authorized and unissued shares, or treasury shares.

Adjustments in Authorized Shares. In the event of any corporate event or transaction (including but not limited to, a change in the Company’s common stock or the capitalization of the Company), such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of common stock or property of the Company, combination of securities, exchange of securities, dividend in kind or other like change in capital structure or distribution to the Company’s shareholders, or any similar corporate event or transactions, the Administrator will substitute or adjust in an equitable manner, as applicable, the number and kind of shares that may be issued under the 2012 Plan, the number and kind of shares subject to outstanding Awards, the option price or grant price applicable to outstanding Awards, and other value determinations applicable to outstanding Awards. The Administrator may also make appropriate adjustments to the terms of any Awards to reflect such changes or distributions and to modify any other terms of outstanding Awards on an equitable basis, including modifications of performance goals and changes in the length of performance periods. Subject to the change in control provisions described below and any applicable law or regulatory requirement, without affecting the number of shares reserved or available under the 2012 Plan, the Administrator may authorize the issuance, assumption, substitution, conversion of termination of Awards under the 2012 Plan in connection with a merger, consolidation, acquisition of property or shares, or reorganization, upon such terms and conditions as it deems appropriate. The Administrator may amend or supplement the 2012 Plan as it deems appropriate to provide for such issuance, assumption, substitution conversion or termination, all without further action by the Company’s shareholders.

Vesting. Generally, Awards will vest at such times and in such amounts as determined by the Administrator in its sole discretion and as set forth in the vesting scheduled included in, or with the agreement related to, such Award, which vesting schedule may provide that all or some part of the applicable Award vests immediately upon grant, or on specified dates over a period of time, or upon attainment of performance goals specified in the agreement. If no such vesting schedule is in the agreement, then Awards will vest 20% on each of the first through fifth anniversaries of the date of grant.

Unless otherwise specified in an agreement, a participant will be fully vested in any and all Awards upon the participant’s retirement (a voluntary termination after age 60 with five years of service). Upon the termination of employment due to death or disability of the participant: (i) any and all Options and SARs granted will become immediately exercisable, provided that the participant or his or her beneficiary will have until the earlier of 12 months following such termination date, or the expiration of the Option or SAR term, to exercise any such Option or SAR; and (ii) any period of restriction for restricted stock granted that has not previously vested will end, and such restricted stock will become fully vested. Each Award agreement will set forth the extent to which a participant may have the right to exercise any Option or SAR or the right to retain restricted stock.

Options. The 2012 Plan permits the grant of ISOs, which are designated as incentive stock options and are intended to meet the requirements under Section 422 of the Code, and NSOs, which do not qualify as incentive stock options under Section 422 of the Code. Options may be granted to participants in such number and upon such terms as may be determined by the Administrator. The Administrator may not grant ISOs to non-employee directors or independent contractors.

The option price of each Option will be determined by the Administrator and will be at least 100% of the Fair Market Value of a share of common stock on the date on which the Option is granted. “Fair Market Value” means the closing price on the NASDAQ Global Market or such other established stock exchange or national market system on which the shares are listed (or the closing bid, if no sales were reported), as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; provided, however, that if a share is not susceptible of valuation by such method, the term “Fair Market Value” will mean the fair market value of a share as the Administrator may determine in conformity with pertinent law and regulations of the U.S. Treasury. If the Company grants ISOs to any 10% shareholder, the exercise price may not be less than 110% of the Fair Market Value of a share of our common stock on the date on which the Option is granted.

The term of an Option will expire at such time as the Administrator determines at the time of grant but will not be exercisable later than the tenth anniversary of the grant date. If an Option intended to qualify as an ISO is granted to any 10% shareholder, the ISO will not be exercisable later than the fifth anniversary of the grant date. Options will be exercised at such times and be subject to such restrictions and conditions as the Administrator so approves.

Except as otherwise specified in an agreement or by the Administrator, no Options granted under the 2012 Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Options granted to a participant under the 2012 Plan will be exercisable during his or her lifetime only by such participant, unless an Award agreement, the Company’s Board or the Administrator otherwise permits further transfer of NSOs.

Stock Appreciation Rights. SARs may be granted to participants as determined by the Administrator. The Administrator may grant freestanding SARs (meaning a SAR that is granted independently of any Option), tandem SARs (meaning a SAR granted in connection with a related Option, and the exercise of which will require forfeiture of the right to purchase a share under the related Option, or a SAR that is granted in tandem with an Option but the exercise of such Option does not cancel the SAR, but rather results in the exercise of the related SAR) or any combination thereof. The Committee has complete discretion in determining the number of SARs granted to each participant and in determining the terms and conditions pertaining to such SARs.

The Committee will determine the grant price for each SAR which will be at least 100% of the Fair Market Value of the shares on the grant date. The Administrator will determine the term of the SAR, but no SAR will be exercisable later than the tenth anniversary of the grant date. Freestanding SARS may be exercised upon the terms and conditions the Administrator imposes upon them in the Award agreement. Tandem SARS may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable. With respect to a tandem SAR granted in connection with an ISO:

(i) the tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the tandem SAR may be for no more than 100% of the difference between the option price of the underlying ISO and the Fair Market Value of the shares subject to the underlying ISO at the time the tandem ISO is exercised; and (iii) the tandem SAR may be exercised only when the Fair Market Value of the shares subject to the ISO exceeds the option price of the ISO. All SARs granted to a participant will be exercisable during his or her lifetime only by such participant, unless otherwise provided in the SAR agreement, or by the Company’s Board of the Administrator.

Restricted Stock. The 2012 Plan permits the grant of shares of restricted stock to participants in such amounts as the Administrator so determines. Shares of restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable “period of restriction” established by the Administrator and specified in the Award agreement, or upon earlier satisfaction of any other conditions, as specified by the Administrator, in its sole discretion and as set forth in the applicable Award agreement. Period of restriction means the period when Awards are subject to forfeiture based on the passage of time, the achievement of performance goals, and/or upon the occurrence of other events as determined by the Administrator. All rights with respect to restricted stock granted to a participant will be available during his or her lifetime only to such participant. The Administrator may impose such other conditions and/or restrictions on any shares of restricted stock as it may deem advisable, including a requirement that participants pay a stipulated purchase price for each share of restricted stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, restrictions under applicable federal or state securities laws, or any holding requirements or sale restrictions placed on the shares by the Company upon vesting of such restricted stock.

To the extent permitted or required by law, as determined by the Administrator, participants holding restricted stock may be granted the right to exercise full voting rights with respect to those shares during the period of restriction. During the period of restriction, participants holding shares of restricted stock will be credited with dividends paid with respect to restricted stock while they are so held. The Administrator may provide in an Award agreement that the grant of restricted stock is conditioned upon the participant making or refraining from making an election under Section 83(b) of the Code.

Change in Control. For Awards granted prior to October 7, 2014, upon the occurrence of a change in control (as that term is defined under the 2012 Plan), unless otherwise specifically prohibited under applicable laws or by rules or regulations of any governing governmental agencies or national securities exchanges, or unless the Administrator will determine otherwise in an Award agreement: (i) any and all Options and SARs will become immediately exercisable, and with respect to NSO and SARs, if a participant’s employment is terminated for any other reason except for cause (as that term is defined under the 2012 Plan), within 12 months of such change in control, the participant will have until the earlier of (a) 12 months following such termination date, or (b) the expiration of the NSO or SAR term to exercise any such NSO or SAR; and (ii) any period of restriction for shares of restricted stock that have not been previously vested will end and restricted stock will become fully vested and transferable.

For Awards granted after October 7, 2014, unless otherwise provided in the Award agreement, upon the occurrence of: (a) a change in control, and (b) the participant’s involuntary termination of employment (other than due to cause, as that term is defined under the 2012 Plan) that occurs within the 12-month period following such change in control: (1) any and all Options and SARs will become immediately exercisable until the earlier of: (i) 12 months following such termination date, or (ii) the expiration of the Option of SAR term; and (2) any period of restriction for shares of restricted stock that have not previously vested will end, and such restricted stock will become fully vested and transferable.

Upon the occurrence of a change in control, the Administrator may, in its sole discretion, as to any such Award, either at the time the Award is made under the 2012 Plan or any time thereafter: (a) make such adjustment to any such Award then outstanding as the Administrator deems appropriate to reflect such change in control; and/or (b) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving entity after such change in control. Additionally, in the event of any change in control with respect to Options and SARs, the Administrator may, in its sole discretion, may: (a) cancel any outstanding unexercised Options or SARs (whether or not vested) that have a per-share Option price or grant price (as applicable) that is greater than the change in control price (as defined in the 2012 Plan); or (b) cancel any outstanding unexercised Options or SARs (whether or not vested) that have a per-share Option price or grant price (as applicable) that is less than or equal to the change in control price in exchange for cash payment of an amount equal to: (i) the difference between the change in control price and the Option price or grant price (as applicable), multiplied by (ii) the total number of shares underlying such Option or SAR that are vested and exercisable at the time of the change in control. The Administrator may include such further provisions and limitations in any Award agreement as it may deem desirable.

Amendment, Modification or Termination. The Board may amend, modify suspend or terminate the 2012 Plan in whole or in part. No amendment will be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule. The Administrator may make adjustments to the terms and conditions of, and the criteria concluded in, Awards in recognition of any unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the 2012 Plan.

Tax Withholding. County has the power and right to deduct or withhold, or require a participant to remit to County, an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising or as a result of the 2012 Plan.

Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on restricted stock, or any other taxable event arising as a result of Awards granted under the 2012 Plan, County may require or participants may elect, subject to approval by the Administrator, to satisfy the withholding requirement by having County withhold shares having a Fair Market Value on the date the tax is determined equal to the tax that could be imposed on the transactions, provided that if required by the accounting rules and regulations to maintain favorable accounting treatment for Awards, the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

Certain Relationships and Related Party Transactions

General. The Audit Committee reviews all “related party transactions” for potential conflict of interest situations and approves such transactions. However, the Audit Committee will not be responsible for reviewing and approving related party transactions that are reviewed and approved by another independent body of the Board of Directors. In approving or rejecting any related party transactions, the Audit Committee considers, among other things, the material facts of the transaction, including, but not limited to, whether the transaction is on the terms generally available to an unaffiliated third party under the same or similar circumstances and to the extent of the related party’s interest in the transaction. A “related party transaction” is a transaction required to be disclosed under Item 404 of Regulation S-K.

The following is a description of transactions, from January 1, 2013 through December 31, 2014, to which we have been a party or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers or directors, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements, which are described under “Information About County—Executive Compensation—Employment Agreements” and “Information About County—Directors and Executive Officers—Director Compensation.”

Loans and Extensions of Credit. The Sarbanes-Oxley Act generally prohibits loans to executive officers and directors of public companies. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by a bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made in the ordinary courses of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank and must not involve more than the normal risk of repayment or present other unfavorable features. The aggregate amount of our loans to our directors, executive officers and their related entities was $1.2 million and $1.5 million at December 31, 2014 and December 31, 2013, respectively. These loans were originated in compliance with applicable federal regulations and, as of December 31, 2014, were performing according to their original terms.

Other Transactions. Christopher Schneider, the brother of Timothy J. Schneider, received compensation of approximately $123,000 and $144,000 in 2013 and 2014, respectively, in his capacity as an agricultural banking officer of the Bank.

INFORMATION ABOUT FOX RIVER VALLEY

Information About Fox River Valley’s and The Business Bank’s Business

History, Business, and Properties. Fox River Valley was organized in June 1998 for the purpose of holding 100% of the outstanding stock of The Business Bank, a Wisconsin commercial bank located in Appleton, Wisconsin, and became a bank holding company for The Business Bank in 1999. Fox River Valley’s main office is located at 5643 Waterford Lane, Appleton, Wisconsin. The facility is leased by The Business Bank and it is also the location of the bank. There are a total of 158 shareholders of the Company. The Company currently has no employees.

As of September 30, 2015, Fox River Valley had consolidated total assets of approximately $255 million, total loans and leases of approximately $148 million, total deposits of approximately $219 million and total shareholders’ equity of approximately $24.5 million.

The Business Bank was chartered by the Wisconsin Department of Financial Institutions in February 1999. The Business Bank’s main office is located at 5643 Waterford Lane, Appleton, Wisconsin, in a facility leased by The Business Bank. The Business Bank opened a branch location at 3193 Voyager Drive, Green Bay, Wisconsin on Monday, July 2, 2007, in an 8,000 square foot facility owned by the bank. On December 15, 2015, The Business Bank’s staff included 13 officers, plus 9 full-time and 13 part-time employees.

The Business Bank is a general business community bank. The Business Bank’s primary trade area consists of a forty-mile radius surrounding both of The Business Bank’s locations. This area includes the counties of Brown, Calumet, Door, Kewaunee, Oconto, Outagamie, Shawano and Winnebago. The foundation of The Business Bank’s business strategy is an emphasis on local management and local ownership in its commitment to The Business Bank’s market area. The following lending services are offered by The Business Bank:

•	Commercial loans

•	Small Business loans

•	Government guaranteed loans

•	Community Development loans

•	Not-for-Profit Organization loans

•	Municipal loans

•	Residential loans for 5+ Units

•	Residential loans for 1-4 Units

•	Housing rehabilitation loans

In addition, The Business Bank offers the following services:

Depository Accounts and Services

•	Non-interest bearing demand deposits

•	Interest-bearing NOW accounts

•	Money market deposit accounts

•	Certificates of deposit

•	Account analysis

•	Account reconciliation

•	Cash management

•	Lock box processing

•	Treasury tax and loan depository

•	VISA and MasterCard merchant services

•	TYME/VISA debt cards

•	Automated clearing house services

•	Bank by mail

•	Night depository

•	Cashier’s checks

•	Business Internet Banking

•	Wire transfers

•	Remote Deposit Capture

•	Courier service for deposit pick-up

Credit Services

•	Commercial loans

•	Term loans

•	Single pay notes

•	Lines of credit

•	Working capital loans

•	Real estate loans

•	Commercial mortgages

•	Construction loans

•	Government-guaranteed / sponsored loans

•	Overdraft protection

The Business Bank’s business objectives focus on deposit growth, the preservation of deposits, the maximization of the profitability of The Business Bank’s earning assets, safeguarding loan principal, serving the credit needs of The Business Bank’s trade area, preserving liquidity, and maintaining a prudent loan portfolio mix. The Business Bank’s loan portfolio at September 30, 2015 consisted of approximately 14% commercial loans and 78% real estate loans. Approximately 82% of The Business Bank’s loans are currently secured by real estate.

The Business Bank has a Director Loan Committee, composed of all of the directors. The Loan Committee establishes The Business Bank’s Loan Policy and each individual loan officer’s lending authority, reviews loans made, reviews and approves loans for amounts exceeding loan officer authority prior to making such loans, reviews and monitors past due and problem loans, reviews adequacy of The Business Bank’s loan loss reserves, and monitors and ensures compliance with The Business Bank’s Loan Policy. A list of all loans is submitted to the board of directors of The Business Bank for review and ratification on a monthly basis. Any and all loan charge-offs must be approved by the board of directors as well.

Loans are considered delinquent, and late charges will be assessed, when a borrower’s payment is ten days past due. When a borrower fails to make a required payment on a loan, The Business Bank attempts to cause the deficiency to be cured by contacting the borrower. The Business Bank’s policy is to institute foreclosure or otherwise seize collateral if other collection remedies have been exhausted, and foreclosure or seizure of the collateral is necessary in the opinion of management. Pursuant to state banking regulations, The Business Bank does not continue to accrue interest on assets if payments of principal or interest have been in default for a period of at least 90 days. At such time as interest and principal payments on the loan are brought current, the loan will be restored to an accrual status. If and once a loan is placed on a nonaccrual status, all previously accrued but uncollected interest are charged back against The Business Bank’s current income and/or loan loss reserve accounts, as appropriate. The board of directors of The Business Bank seeks to maintain a loan loss reserve of 1.50% or more of the amount of loans outstanding based upon The Business Bank’s intended loan portfolio composition and current economic conditions; however, the actual loan loss reserve may vary based upon these and other factors.

The Business Bank has established an Investment Policy to manage The Business Bank’s investment portfolio for maximum return for both long-term and short-term needs in a manner consistent with sound banking practices and relative safety of principal, and an Asset/Liability Policy, whereby The Business Bank has adopted certain processes and procedures for liquidity and capital planning, asset mix and volume controls, loan pricing policies, and deposit interest rate policies.

The Business Bank’s fiscal year end is December 31. Fox River Valley furnishes to its shareholders annual financial statements reported on by an independent certified public accountant within 120 days after the end of its fiscal year.

The general banking business in the Fox River Valley area, as in all of the State of Wisconsin, is very competitive. Commercial banks compete principally with respect to price (interest rates paid on deposits, interest rates charged on borrowings, and fees for services) and service. The Business Bank faces competition from 15 banks and 7 credit unions located in Appleton, Wisconsin, 14 banks and 14 credit unions located in Green Bay, Wisconsin, and others in the rest of The Business Bank’s primary trade area. The Business Bank also faces competition in its market area from finance companies, insurance companies, mortgage companies, securities brokerage firms, money market firms, and other providers of financial services. Most of The Business Bank’s competitors have been in business a number of years, have established customer bases, are larger and have higher lending limits than The Business Bank. Many of these financial institutions are subsidiaries of state-wide multi-bank holding companies which are significantly larger and have more resources than The Business Bank.

The Business Bank competes for loans principally through its ability to communicate effectively with its customers and understanding and meeting their financial services needs. Management believes that this personal service philosophy enhances The Business Bank’s ability to compete favorably in attracting small business customers. The Business Bank actively solicits business customers and competes for deposits by offering customers personal attention, professional service and competitive interest rates.

Outstanding Debt. Fox River Valley currently has $1.35 million in outstanding debt on a line of credit with BMO Harris Bank. The loan matures on February 9, 2016. Fox River Valley is required to make monthly payments of interest (interest rate is 30 Day LIBOR = 3.00%, resets monthly, currently 3.7012%) and monthly payments of principal.

Fox River Valley has outstanding two series of subordinated notes. The total principal amount of debt outstanding in the first series is $2,030,000. The term of these notes is 25 years, maturing on November 16, 2034. These notes have a variable interest rate; every five years the rate is reset to the five year swap rate (as reported on the Bloomberg Financial Markets) plus 4.50%, payable quarterly until maturity or redemption. The current rate is 6.1646%. The total principal amount of debt outstanding on the second series of notes is $1,896,000. These notes mature on December 3, 2017, and have an 8% annual interest rate, payable quarterly until maturity or redemption. No payment of principal on either series of notes is due until maturity, both provide for prepayment in whole or in part under specified timelines, and both provide an ability to defer interest for a period of time. Fox River Valley is current on its interest payments under all subordinated notes.

Fox River Valley also has outstanding a junior subordinated debenture to its Delaware trust subsidiary in the amount of approximately $3,500,000, and the subsidiary has outstanding a corresponding $3,500,000 in trust preferred securities to third party holder. The terms of the debenture parallel the terms of the trust preferred securities. The term of the trust preferred securities is 30 years from the date of issuance, and they mature on November 30, 2033. The securities have a variable interest; every five years to the rate is reset the five year swap rate (as made available on Bloomberg Financial Markets) plus 3.40%, payable quarterly until maturity or redemption. The current rate is 4.855%. Fox River Valley has the option to redeem the securities in whole or in part under specified timelines, and has the right to defer interest for a period of time. On November 30, 2015, Fox River Valley ended a deferral of interest period (begun in February 2011) and repaid all accrued and unpaid interest due on the securities.

Fox River Valley is currently limited in its ability to incur additional debt or make payments on certain of its outstanding debt obligations pursuant to a board resolution required by the Federal Reserve. Under the resolution, Fox River Valley must obtain written approval from the Federal Reserve prior to paying any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities, and prior to increasing its debt, including the issuance of trust preferred securities paying dividends. See “—Regulatory Issues Facing The Business Bank and Fox River Valley—Board Resolution Limiting Certain Corporate Acts.”

Management. The following persons constitute the executive officers and directors of Fox River Valley and The Business Bank:

Name	Position with Company and Bank	Served Since	Director Term Ends
William H. Hodgkiss	President/CEO and Director	2011	2018
Stanley W. Baehman	Director	1998	2016
Martin J. Bonneson	Director	2000	2017
Rick Dercks	Director	2005	2016
Robert E. Matzke	Director	1998	2016
Michael R. Reese	Chairman/Director	1998	2017
David J. Glitter	Director	2002	2017
Dennis Wojahn	Director	2005	2017
David D. Kohlmeyer	Executive Vice President/CFO	2001	n/a
Matthew Kasdorf	Chief Credit Officer/Senior Vice President	2013	n/a

Both Fox River Valley and The Business Bank have three classes of directors, who serve three-year staggered terms. At each annual meeting of shareholders, one class of directors, or approximately one-third of the total number of directors, are to be elected for a term of three years. All executive officers are appointed to their respective positions for a one-year period by the board of directors of the respective organization at the annual meeting of the board. There are no family relationships among any of the directors, executive officers or key personnel of Fox River Valley or Bank.

A majority of the number of directors then serving generally constitutes a quorum for transacting business at any meeting of the board, and if a quorum is present or participating when a vote is taken, generally the affirmative vote of greater than 50% of the directors present or participating when a vote is taken is the act of the board unless the organization’s articles of incorporation or bylaws require the vote of a greater number of directors or, as is applicable in the case of the proposed merger, requires approval of only disinterested directors.

Description of Fox River Valley’s Capital Stock. Fox River Valley’s authorized stock consists of (i) 5,000,000 shares of common stock $1.00 per share par value, all of one class, 1,633,862 of which shares, are issued and outstanding, and (ii) 1,000,000 shares of preferred stock, $1.00 per share par value, none of which is currently issued and outstanding.

Common shareholders do not have preemptive rights to purchase additional shares or other subscription rights in the event that Fox River Valley issues stock. However, other shareholders and Fox River Valley have a right of first refusal in the event that a shareholder wishes to transfer his or her stock other than to certain family members. Each share of Company stock has one vote on all matters presented to the shareholders of Fox River Valley, and may not be voted cumulatively. Each act by the shareholders of Fox River Valley requires a majority vote, except as otherwise provided by law or its bylaws or articles of incorporation.

All shares issued have been fully paid and generally nonassessable. However, §180.0622(2)(b) of the Wisconsin Statutes imposes personal liability upon shareholders of Wisconsin corporations, in an amount equal to the par value of their shares for unpaid wage claims of employees up to a maximum of six months service in any one case.

The shareholders of Fox River Valley are entitled to share pro rata in the net assets of the organization, after payment of all liabilities, if Fox River Valley is ever liquidated. The stock is not convertible into any other security. Finally, the stock is not subject to any call or redemption rights on the part of Fox River Valley.

Fox River Valley serves as transfer agent and registrar for the shares.

Recent Stock Transactions. To the best knowledge of Fox River Valley, there have been 10 different transfers of Fox River Valley stock, involving a total of 121,875 shares, between January 1, 2012 and the date of this prospectus/proxy statement. The following is a listing of sales of stock known to Fox River Valley for the dates shown, and the price per share known to Fox River Valley:

Date	Shares	Price/Share
11/7/2012	4,600	$11.00
11/7/2012	2,275	$11.00
11/7/2012	1,000	$11.00
11/7/2012	2,000	$11.00
12/3/2012	80,000	$11.00
12/21/2012	2,300	$11.00
12/24/2012	25,000	$11.00
2/8/2013	3,000	$11.00
8/30/2013	1,200	$11.00
10/10/2013	500	$12.00

All of the sales shown above were conducted between non-family members. All of the transfers of shares since January 1, 2012 involved a sale of the stock.

The per share book value of Fox River Valley’s common stock was $14.63 at December 31, 2014, and $14.94 at September 30, 2015.

Dividends. Fox River Valley has not paid dividends to its shareholders to date, and does not anticipate paying dividends in the foreseeable future.

Substantially all of Fox River Valley’s assets consist of its investment in the Bank and the availability of funds for dividends to be paid by Fox River Valley depends upon the receipt of dividends from The Business Bank. Dividends of Fox River Valley are also dependent on future earnings, the financial condition of Fox River Valley and the Bank, and other factors. No assurance can be given that future earnings of The Business Bank and resulting dividends will be sufficient to permit the legal payment of dividends to Fox River Valley at any time in the future.

Under Wisconsin law, the board of directors of The Business Bank may generally declare and pay a dividend from the bank’s undivided profits in an amount they consider appropriate. The board must provide for the payment of all expenses, losses, required reserves, taxes and interest accrued or due from the bank before the declaration of dividends from undivided profits. If dividends declared and paid in either of the two immediately preceding years exceeded net income for either of those two years respectively, the bank may not declare or pay any dividend in the current year that exceeds year-to-date net income except with the written consent of the Division of Banking. §221.0328(1), Wis. Stats.

The Business Bank’s dividends may not in any way impair or diminish the capital of the bank other than by reducing undivided profits. If a dividend is paid that does not comply with this section, every shareholder receiving the dividend is liable to restore the full amount of the dividend unless the capital is subsequently made good. §221.0328(2), Wis. Stats.

Federal regulators have authority to prohibit a bank from engaging in any action deemed by them to constitute an unsafe or unsound practice, including the payment of dividends. Federal law generally prohibits The Business Bank from paying a dividend to its holding company if the depository institution would thereafter be undercapitalized. The FDIC may prevent an insured bank from paying dividends if the bank is in default of payment of any assessment due to the FDIC. In addition, payment of dividends by a bank may be prevented by the applicable federal regulatory authority if such payment is determined, by reason of the financial condition of such bank, to be an unsafe and unsound banking practice. Under these circumstances, federal or state banking authorities have the authority to issue orders that could restrict the ability of a bank to pay sufficient dividends to its holding company in order to allow the company to pay dividends on its equity securities or service company debt. Bank holding companies may be similarly restricted by the Federal Reserve from paying dividends under certain circumstances. Fox River Valley is currently limited in its ability to pay dividends on its common stock pursuant to a board resolution required by the Federal Reserve. Under the resolution, Fox River Valley must obtain written approval from the Federal Reserve prior to paying dividends. See “—Regulatory Issues Facing The Business Bank and Fox River Valley—Board Resolution Limiting Certain Corporate Acts.”

In addition to the foregoing, Wisconsin business corporations such as Fox River Valley are prohibited by Wisconsin law from paying dividends while they are insolvent or if the payment of dividends would render them unable to pay debts as they come due in the usual course of business.

Even if Fox River Valley may legally declare dividends, the amount and timing of such dividends will be at the discretion of the board of directors. The board may in its sole discretion decide not to declare dividends.

Trading Market. No established public trading market exists for Fox River Valley’s common stock. The stock is, and is expected to remain, infrequently traded, and the market for the common stock is and will continue to be limited. Fox River Valley may be able to purchase its own shares and thereby help maintain a market for outstanding shares of its common stock, although this ability is limited.

In some circumstances, a bank holding company may not purchase its own shares without giving prior notice to the Federal Reserve. Specifically, if Fox River Valley desires to purchase its own stock, and the gross consideration paid by Fox River Valley, when aggregated with the net consideration paid by Fox River Valley for all such purchases in the past twelve months, is equal to 10% or more of Fox River Valley’s consolidated net worth, it may be required in some instances to obtain approval for so doing from the Federal Reserve. Otherwise, Fox River Valley is restricted by sound business judgment, its prior commitments, and the consolidated financial condition of Fox River Valley and its subsidiaries. In no event may a Wisconsin corporation purchase its own shares when the corporation is insolvent or when such a purchase would make it insolvent. Although Fox River Valley may generally, in the board’s discretion, purchase shares of its common stock, it is not obligated to do so. Fox River Valley is currently limited in its ability to redeem shares of its common stock pursuant to a board resolution required by the Federal Reserve. Under the resolution, Fox River Valley must obtain written approval from the Federal Reserve prior to redeeming any shares of its common stock. See “—Regulatory Issues Facing The Business Bank and Fox River Valley—Board Resolution Limiting Certain Corporate Acts.”

Indemnification Provisions. As set forth in the Wisconsin Statutes, the bylaws of Fox River Valley and The Business Bank require each organization to indemnify a director or officer from all reasonable expenses and liabilities asserted against, incurred by, or imposed on that person in any proceeding to which he or she is made or threatened to be made a party by reason of being or having been an officer or director. Indemnification will not be made if the person breached a duty to the organization in one of the following ways: (i) a willful failure to deal fairly with the organization in a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the person derived improper personal profit; or (iv) willful misconduct. The right to indemnification includes, in some circumstances, the right to receive reimbursement of costs and expenses in such a proceeding as they are incurred.

Fox River Valley and The Business Bank have purchased insurance against liabilities asserted against their respective directors, officers, employees, or agents.

Employee Benefits. The Business Bank provides the following employee benefits:

Fox River Valley Bancorp 401(k) Retirement Plan. All employees of The Business Bank who are 21 years of age are permitted to participate in the 401(k) Plan. Under the Plan, participants are permitted to reduce compensation by a specific dollar amount and have that amount contributed to the Plan on a pre-tax basis as a salary deferral. In addition, the bank can make additional contributions to the Plan on the employee’s behalf. The total deferrals by employees in any taxable year may not exceed a dollar limit set by law. The limit for 2015 is $18,500. The bank’s matching contribution is equal to the specified matching percentage for the corresponding level of an employee’s deferral as follows: 1-3%—100% matching deferral; 3-6%—50% matching deferral. In 2014, The Business Bank’s total matching contribution to the Plan was $67,725, and in 2013 it was $64,652. For 2013 and 2014, the bank made no discretionary profit-sharing contribution to the Plan.

2015 Bonus Plan. Bonuses are based on profitability of the Bank and personal objectives achievement by the participant. The amount of bonuses for a given year is determined at year end.

Health Insurance. The Business Bank pays 100% of premium. The Bank pays one half of the first year annual deductible in two equal installments.

Dental Insurance. The Business Bank pays 70% of the premium.

Life Insurance. The Business Bank pays 100% of the premium.

Long-Term Disability Plan. The Business Bank pays 100% of the premium.

Employee Assistance Program. Sponsored by The Business Bank. The Employee Assistance Program provides employees and their immediate family members confidential assistance in resolving financial, marital, alcohol/drug abuse, legal, job-related family, stress or emotional difficulties.

Stock Purchase Policy. The board of directors approved a policy generally permitting all employees after ninety days of service to purchase shares of Fox River Valley common stock. The purchase must be executed within 60 days of notice.

Transactions with Related Parties. The Business Bank has had in the ordinary course of business banking transactions such as personal and business loans with its directors, officers, and/or the owners of more than ten percent of The Business Bank and The Business Bank stock. Such loans are now and will continue to be made on the same terms, including collateral and interest rate, as those prevailing at the same time for comparable transactions with others of similar credit standing and do not and will not in the future involve more than normal risks of collectibility or present other unfavorable features.

As required under current applicable law, the maximum aggregate direct and indirect extensions of credit by The Business Bank to any executive officer or 10% shareholder, and to his or her respective related interest, do not exceed fifteen percent (15%) of The Business Bank’s capital.

Supervision and Regulation. The regulatory environment in which Fox River Valley and The Business Bank operate, and the laws to which they are subject, are generally the same as those of County and Investors Community Bank, with the exception of the obligations of County as a publicly traded company. See “Information About County—Information About County’s Business—Supervision and Regulation.”

Regulatory Issues Facing The Business Bank and Fox River Valley

Issuance of Informal Agreement

Beginning in late 2007 and continuing through most of 2009, the U.S. economy was mired in a major recession during which credit markets were extremely tight and residential and commercial real estate values decreased significantly. Even though from a statistical perspective the recession technically ended in the third or fourth quarter of 2009, economic conditions remain challenging, and, even though the decline in real estate values appears to have moderated, such values generally have not increased to their pre-recession levels and overall real estate activity has remained relatively muted until recently. Furthermore, many U.S. financial institutions continue to curtail their lending as they preserve capital to cushion against continuing high levels of problem loans. These factors led to historically high loan delinquency and foreclosure rates, which have had a material adverse impact on the financial condition of a large number of U.S. financial institutions. Many financial institutions are still working to address the business and financial issues which emerged as a result of the recession.

Because of the significant stress faced by financial institutions as a result of the recession, banking regulators increased their oversight of the institutions that they regulate and are working diligently with such institutions to reduce the risks that these institutions face and assist them in weathering weak economic conditions and depressed real estate markets. Bank regulators are still paying particularly close attention to financial institutions that have a concentration of commercial real estate and residential real estate construction and development loans in their portfolio, and to financial institutions with a higher concentration of problem loans in their portfolio. They also are closely monitoring institutions’ liquidity.

The Business Bank, like many community banks, makes many commercial real estate loans to local real estate investors and developers and small- and medium-sized businesses. Such borrowers had a particularly difficult time as the U.S. economy deteriorated in the recession, the unemployment rate increased and the credit markets became very tight, particularly for local investors and developers and small- and medium-sized businesses. As of September 30, 2015, commercial real estate loans—which include construction, land development and other land loans, multifamily loans and loans secured by nonfarm nonresidential properties for which the primary source of repayment is derived from rental income rather than from cash flow from the ongoing business operations of the borrower—comprised $114.5 million, or approximately 69% of The Business Bank’s total loan portfolio and approximately 41% of its total assets, which represented approximately 316% of the bank’s total risk-based capital as of such date. This ratio has been managed to reflect efforts in diversifying The Business Bank’s loan portfolio, resulting in a lowering of the ratio of such loans to total risk-based capital from 446% at the end of 2010 to 302% at the end of 2014.

Effective June 19, 2014, The Business Bank entered into an agreement with the FDIC, which we refer to as the Informal Agreement. The Informal Agreement is an informal administrative agreement pursuant to which the bank has agreed to take various actions and comply with certain requirements to facilitate improvement in its financial condition. To help improve its financial condition, The Business Bank has agreed to address a number of areas. In summary, the bank has agreed to maintain heightened capital, improve upon its credit administration practices, address compliance issues, adhere to a strategic plan which includes an assessment of the bank’s current financial condition, and improve the Bank’s position on certain loans and assets. Specifically:

•	Capital—The Business Bank has maintained a heightened Tier 1 leverage ratio of at least 9% (as compared to the standard 5.0% to qualify as “well capitalized”) and a total risk-based capital ratio of at least 12% (as compared to the standard 10.0% to qualify as “well capitalized”), and will continue to do so for so long as the Informal Agreement remains in effect.

•	Dividends—The Business Bank will not declare or pay any dividends without prior written consent from the FDIC. This applies to all bank dividends.

•	Classified Assets—The Business Bank has implemented a written plan to lessen the bank’s risk position in classified assets which aggregated $200,000 or more. The plan includes ways to reduce lines of credit within a six and 12-month timeframe, and the Bank submits monthly progress reports to the Bank’s board of directors on the classified assets.

•	Lending Policies—The Business Bank does not extend additional credit to or for the benefit of any borrower whose loan has been classified and is uncollected unless the board of directors adopts a written statement of reasons why such extension of additional credit is in the best interests of the bank.

•	Limitations on Increasing Total Assets—The Business Bank will not increase its total assets by more than 3% in any consecutive 3-month period without providing advance notice to the regulators, which includes the funding source to support the projected growth as well as the anticipated use of funds.

•	Compliance—The Business Bank has taken the steps necessary to eliminate and/or correct violations of law, rule and regulation and contravention of policy statements, and has adopted procedures to assure future compliance with applicable laws, rules and regulations.

•	Strategic Plan—The Business Bank has implemented a written strategic plan, which includes an assessment of the bank’s current financial condition, a description of the operating assumptions forming the basis for major projected income and expense components, projected salaries and bonuses, and strategies for repayment of Fox River Valley debt. The plan incorporates the bank’s profit plan, and is reviewed and updated at least annually. The Business Bank monitors its progress, and believes it is within the targets as outlined in the plan.

•	Ongoing Progress Reports—The Bank sends quarterly progress reports to the FDIC, and will continue to do so for so long as the Informal Agreement remains in effect.

The Business Bank has developed all of the required plans and reports set forth in the Informal Agreement and believes that it is in compliance with the Informal Agreement. However, it has incurred, and expects to continue to incur, additional regulatory compliance expense in connection with the Informal Agreement.

In general, the FDIC uses informal actions to correct less severe problems that do not present an immediate threat to a bank’s viability and when it is believed that corrective action will be taken without formal actions. Informal corrective actions are not legally enforceable. In contrast, the FDIC generally uses formal actions, such as consent orders and prompt corrective action directives, to address unsafe and unsound banking practices, to correct violations of law, and to remove individuals who present an immediate threat to an institution’s safety and soundness. Formal actions also can be pursued if the FDIC finds that an informal action has been ineffective in securing necessary corrective action. Formal corrective actions are legally enforceable. During the economic crisis of the past few years, a large number of financial institutions have entered into informal and formal agreements with their regulators.

Although Fox River Valley and The Business Bank do not believe it likely, there is a possibility that the bank could become subject to a formal enforcement action, such as a consent order, in the future. If The Business Bank were to become subject to a formal enforcement action, it is possible that such action could include higher capital requirements and impose more significant operating restrictions than what are currently set forth in the Informal Agreement.

Board Resolution Limiting Certain Corporate Acts

On August 20, 2015 Fox River Valley’s board of directors, at the request of the Federal Reserve, passed a resolution committing Fox River Valley to seek written Federal Reserve approval before taking any of the following actions:

•	paying corporate dividends;

•	paying any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities;

•	increasing debt, including the issuance of trust preferred securities; or

•	redeeming Fox River Valley common stock.

The resolution will remain in effect until management receives Federal Reserve approval to rescind the resolution. Fox River Valley is currently in compliance with the resolution, and will continue to work diligently in order to help ensure continued compliance.

Fox River Valley Management’s Discussion and Analysis of Financial Condition and Results of Operations

Fox River Valley, incorporated in Wisconsin in 1998, is a one-bank holding company organized for the purpose of holding 100% of the outstanding stock of its wholly own subsidiary The Business Bank. The Business Bank was formed with the express purpose of providing financial services to clients in the markets it serves.

The Business Bank is a general business community bank offering a wide range of services to small and medium size businesses, their owners and employees. Services include: demand interest bearing and noninterest bearing accounts, money market deposit accounts, NOW accounts, time deposits, remote merchant deposit capture, internet banking, direct deposits, credit cards, debit cards and a full range of business loans. Fox River Valley’s primary market area services customers in Outagamie County, Winnebago County and Brown County.

Management’s discussion and analysis is presented to assist the reader in understanding and evaluating the financial condition and results of operations of Fox River Valley. The analysis focuses on the consolidated financial statements, footnotes, and other financial data presented. The discussion highlights material changes from prior reporting periods and any identifiable trends which may affect Fox River Valley. Amounts have been rounded for presentation purposes. This discussion and analysis should be read in conjunction with the “Unaudited Consolidated Financial Statements of Fox River Valley Bancorp, Inc.” beginning on page F-63.

Critical Accounting Policies

General

Fox River Valley’s financial statements are prepared in accordance with GAAP. The financial information contained within the financial statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. Fox River Valley uses historical loss factors as one factor in determining the inherent loss that may be present in its loan portfolio. Actual losses could differ significantly from the historical factors that are used. The fair value of the investment portfolio is based on period end valuations but changes daily with the market. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of these transactions would be the same, the timing of events that would impact these transactions could change.

Securities Impairment

Fox River Valley monitors the investment portfolio for impairment on an individual security basis and has a process in place to identify securities that could have a potential impairment that is other than temporary. This process involves analyzing the length of time and the extent to which the fair value has been less than the amortized cost basis, the market liquidity for the security, the financial condition of the issuer and Fox River Valley’s intent and ability to hold the investment for a period of time sufficient to recover the temporary impairment. A decline in value due to a credit event that is considered other than temporary is recorded as a loss in non-interest income.

Results of Operations—Comparison of Results between the Nine Months Ended September 30, 2015 and the Nine Months Ended September 30, 2014

Net income for the nine months ended September 30, 2015 was $478,000 or $0.29 per share, compared to $463,000 or $0.28 per share for the same period in 2014, an increase of 3.6%. Noninterest income increased by $302,000 primarily as a result the recognition of gains from the sale of securities. Noninterest expense remained flat during the same period.

The following is a summary of net income, on a consolidated basis, for the nine-month period ended September 30, 2015 and 2014 (in thousands):

	For the nine month period ended September 30,
	2015	2014
Net Income from Bank Operations	$787	$767
Expenses from Parent Company Activities	(309)	(304)
Net Income	$478	$463

As shown in Table I on page 130, the net interest income for the nine month period ended September 30, 2015 decreased $123,000 or 2.8% compared to the same period in 2014. The yield on earning assets for the nine month period decreased 0.31% from the 2014 period, while the cost of funds decreased 0.22% compared to the same period in 2014, and as a result of these changes the net interest margin showed a decrease of 0.09%. The decrease in the yield on earning assets resulted from a lower level of higher yielding loans and an increased level of lower yielding interest bearing deposit balances from other banks.

The Interest Sensitivity Analysis contained in Table II on page 131 indicates that Fox River Valley is in a liability sensitive position in the one year time horizon. This would indicate that in a rising rate environment, net interest income and net interest margin would decrease as a result of liabilities repricing faster than assets. As the notes to the table indicate, the data was based in part on assumptions as to when certain assets or liabilities would mature or reprice. Approximately 46.5% of rate sensitive assets and 53.8% of rate sensitive liabilities are subject to repricing within one year. Liquid assets have been used to pay off maturing long term time deposits, which when coupled with depositors’ reluctance to tie up funds at historically low rates has resulted in the decrease in the positive GAP position in the one year time period.

Noninterest income increased $302,000 for the nine month period ended September 30, 2015 compared to the same period in 2014. The increase is due to recognition of gains from the sale of securities in 2015 and the recognition of a loss on the sale of other real estate totaling $152,000 in 2014. In addition, loan fees declined by $84,000 in 2015 compared to 2014.

Noninterest expense decreased $12,000 for the nine month period ended September 30, 2015 as compared to 2014. Employee related expenses declined $60,000, marketing expenses declined $18,000 while professional and consulting fees increased $57,000 and processing fees increased $9,000 between the two periods.

Results of Operations—Comparison of Results between the Year Ended December 31, 2014 and the Year Ended December 31, 2013

Net income for the year ended December 31, 2014 was $561,000 or $0.34 per share, compared to $159,000 or $0.10 per share for the same period in 2013, an increase of 253%. Noninterest income decreased by $196,000, while noninterest expense declined by $581,000 between the year ended December 31, 2014 and the year ended December 31, 2013.

The following is a summary of net income, on a consolidated basis, for the years ended December 31, 2014 and 2013 (in thousands):

	For the year ended December 31, 2014
	2014	2013
Net Income from Bank Operations	$974	$701
Expenses from Parent Company Activities	(412)	(542)

Net Income	$561	$159

As shown in Table III on page 132, the net interest income for the year ended December 31, 2014 decreased $328,000 or 5.4% compared to the same period in 2013. The yield on earning assets for the year ended December 31, 2014 decreased 0.31% from the 2013 period, while the cost of funds decreased 0.26% compared to the same period in 2013, and as a result of these changes the net interest margin showed a decrease of 0.09%. The decrease in the yield on earning assets resulted from a lower level of higher yielding loans and an increased level of lower yielding interest bearing deposit balances from other banks.

The Interest Sensitivity Analysis contained in Table IV on page 133 indicates that Fox River Valley is in a liability sensitive position in the one year time horizon. This would indicate that in a rising rate environment, net interest income and net interest margin would decrease as a result of liabilities repricing faster than assets. As the notes to the table indicate, the data was based in part on assumptions as to when certain assets or liabilities would mature or reprice. Approximately 52.1% of rate sensitive assets and 71.9% of rate sensitive liabilities are subject to repricing within one year. Liquid assets have been used to pay off maturing long term time deposits, which when coupled with depositors’ reluctance to tie up funds at historically low rates has resulted in the decrease in the positive GAP position in the one year time period.

Noninterest income decreased $196,000 for the year ended December 31, 2014 compared to the year ended December 31, 2013. The decrease was due to the recognition of losses from the sale of other real estate owned, which totaled $152,000 for the year ended December 31, 2014, and a decrease in fees in 2014 of $44,000 compared to 2013.

Noninterest expense decreased $581,000 for the year ended December 31, 2014 as compared to 2013. Significant changes included an increase in employee related expenses of $122,000, and decreases in FDIC insurance of $157,000, legal fees of $27,000, other real estate expenses of $46,000, consulting fees of $128,000 and write downs on other real estate of $316,000 between 2014 and 2013.

Financial Condition

Interest Bearing Bank Deposits

Fox River Valley’s subsidiary bank invests a portion of its excess liquidity in interest bearing bank deposits. Such deposits offer daily liquidity and pay market rates of interest that at September 30, 2015 were benchmarked at 0% to 0.25% by the Federal Reserve. Actual rates received vary slightly based upon money supply and demand among banks. Balances in interest bearing bank deposits at September 30, 2015 increased since year end due to reductions in the loan portfolio.

Securities

Available for sale securities are carried at fair value with unrealized gains and losses excluded from earnings and reported separately in other comprehensive income (loss). Fox River Valley currently has no securities designated as trading or held-to-maturity. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. They are included in non-interest income or expense and when applicable are reported as a reclassification adjustment in other comprehensive income (loss).

As of September 30, 2015, the cost exceeded the market value of securities available for sale by $169,000. As of December 31, 2014, the cost exceeded the market value of securities available for sale by $110,000. The portfolio is made up of primarily mortgage-backed securities and CMOs with an average portfolio life of less than five years. This short average life results in less portfolio volatility and is intended to position The Business Bank to reposition assets in response to a rising interest rate environment.

Loan Portfolio

The loan portfolio of $152.2 million decreased $4.5 million at September 30, 2015 compared to December 31, 2014. The land development loans decreased $3.7 million to $5.9 million, real estate construction and commercial real estate increased $1.8 million, commercial decreased $2.4 million, residential and multi-family real estate decreased $2.2 million and all other increased by $1.1 million. The overall decrease in the loan portfolio was attributable to stricter credit underwriting standards, increased competition and a reduction in problem credits.

Nonperforming loans include nonaccrual loans, loans 90 days or more past due and restructured loans. Nonaccrual loans are loans on which interest accruals have been suspended or discontinued. Nonperforming loans totaled $4.8 million at September 30, 2015 compared to $9.9 million at December 31, 2014. The decrease was primarily the result of the resolution of a large commercial relationship totaling $3.8 million, which resulted in a charge-off of $2.2 million. The additional reduction of $1.3 million resulted from the upgrade of a multi-family residential real estate loan. Although the potential exists for loan losses, management believes the bank is generally well secured and continues to actively work with its customers to effect payment. As of September 30, 2015, Fox River Valley held $2.1 million of real estate which was acquired through foreclosure. Residential land comprised $1.2 million of the other real estate, vacant commercial land accounted for $0.5 million and the remaining $0.4 million consisted of a commercial building. This is a decrease of $124,000 compared to December 31, 2014.

The following is a summary of information pertaining to risk elements and nonperforming loans (in thousands):

	September 30, 2015	September 30, 2014	December 31, 2014
Nonaccrual Loans
Land Development	$1,089	$1,174	$1,089
Real Estate Construction	2,534	2,534	2,534
Existing Commercial Real Estate	971	780	704
Commercial/Industrial	166	3,935	3,882
Residential Real Estate/Multi-Family	—	1,659	1,653
Total Nonperforming Loans	$4,760	$10,082	$9,862

Restructured Loans Current and Performing:
Land Development	—	—	—
Real Estate Construction	—	—	—
Existing Commercial Real Estate	1,958	2,017	2,003
Commercial/Industrial	1,342	1,338	953
Residential Real Estate/Multi-Family	—		—
Total Restructured Loans Current and Performing	$3,300	$3,355	$2,956
Nonperforming loans as a percentage of total loans	3.13%	6.44%	6.29%
Allowance for loan and lease losses to nonperforming loans	84.08%	54.50%	57.40%

Allowance for Loan Losses

The allowance for loan losses, which we refer to in this section as the allowance, is an estimate of loan losses inherent in Fox River Valley’s loan portfolio. The allowance is established through a provision for loan losses which is charged to income as an expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after loan losses and loan growth. Loan losses are charged off against the allowance when Fox River Valley determines the loan balance to be uncollectible. Cash received on previously charged off amounts is recorded as a recovery to the allowance.

The allowance consists of two primary components, general reserves and specific reserves related to impaired loans. The general component covers non-impaired loans and is based on historical losses adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on a weighted average of the actual loss history experienced by Fox River Valley over the most recent four years. Fox River Valley places more emphasis on the more current quarters in the loss history period. This actual loss experience is adjusted for economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. These factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment.

The loan is considered impaired when, based on current information and events, it is probable that Fox River Valley will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is generally measured on a loan by loan basis by either the present value of the expected future cash flows discounted at the loans’ effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Under certain circumstances, Fox River Valley has provided borrowers relief through loan restructuring. A restructuring of debt constitutes a trouble debt restructuring, which we refer to in this section as a TDR, if Fox River Valley for economic or legal reasons related to the borrower’s financial difficulties grants a concession to the borrower that it would not otherwise consider. Restructured loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans that are reported as TDRs are considered impaired and measured for impairment as described above. TDR concessions can include reduction of interest rates, extension of maturity dates, forgiveness of principal or interest due, or acceptance of other assets in full or partial satisfaction of the debt. Restructured loans can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the borrower. Nonaccrual restructured loans are included and treated with other nonaccrual loans.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Fox River Valley does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Fox River Valley maintains a separate general valuation allowance for each portfolio segment. These portfolio segments include land development, real estate construction, commercial real estate, commercial/industrial, and residential/multi-family real estate.

The allowance for loan losses of $4.0 million at September 30, 2015 is equal to 2.63% of total loans. This compares to an allowance of $5.7 million, or 3.61% of total loans, at December 31, 2014. Based on the evaluation of the loan portfolio described above, management has funded the allowance a total of $600,000 in the first nine months of 2015. Net charge-offs year to date totaled $2,334,244.

Deposits

Fox River Valley’s main source of funding is comprised of deposits received from individuals, governmental entities and businesses located within Fox River Valley’s service area. Deposit accounts include demand deposits, savings, money market and certificates of deposit. Total deposits have decreased $2.0 million since December 31, 2014. Time deposits decreased $3.9 million during this period while demand deposits and savings deposits increased $2.6 million. The increase in demand deposits and savings deposits is a result of new account growth during the year, resulting from increased sales efforts related personal and commercial accounts. As of September 30, 2015 The Business Bank had no brokered deposits. As of December 31, 2014 brokered deposits totaled $6.7 million.

Indebtedness

Fox River Valley debt consisted of the following components at the dates set forth below (in thousands):

	September 30, 2015	September 30, 2014	December 31, 2014
Line of credit	$1,530	$2,040	$2,040
Subordinated debentures	3,926	3,926	3,926
Trust preferred securities	3,610	3,610	3,610
Capital lease	94	236	203

Since December 31, 2014, scheduled principal payments on outstanding debt totaled $619,000. A total of $510,000 was paid on the line of credit and $94,000 on the capital lease. It is expected that as of the date of the proposed transaction, Fox River Valley will repay the balance on the line of credit and the subordinated debentures. County has indicated its intent to assume the balance of the trust preferred securities as part of the proposed transaction.

For additional details relative to Fox River Valley debt, see the “Unaudited Consolidated Financial Statements of Fox River Valley Bancorp, Inc.— Notes to Consolidated Financial Statements—September 30, 2015, September 30, 2014 and December 31, 2014 (Unaudited)” beginning on page F-68.

Capital

Fox River Valley seeks to maintain a strong capital base to support current operations and grow at a manageable level. As of September 30, 2015, Fox River Valley’s total risk based capital and Tier I common equity ratios were 17.14% and 9.40%, respectively, as compared to year end of 18.52% and 9.33%, respectively. For the same period, Bank-only total risk based capital and Tier I common equity ratios were 18.82% and 12.53%, respectively, as compared to year end of 20.56% and 13.09%, respectively. For both Fox River Valley and The Business Bank these ratios are in excess of required regulatory minimums to be considered “adequately capitalized.”

Liquidity

Liquidity is the ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, investments and loans maturing within one year. Fox River Valley’s ability to obtain deposits and purchase funds at favorable rates determines its liquidity exposure. As a result of Fox River Valley’s management of liquid assets and the ability to generate liquidity through liability funding, management believes that Fox River Valley maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its customers’ credit needs.

Additional sources of liquidity available to Fox River Valley include, but are not limited to, loan repayments, the ability to obtain deposits through the adjustment of interest rates and the purchasing of federal funds. To further meet its liquidity needs, Fox River Valley’s subsidiary bank also maintains a line of credit with its primary correspondent financial institution. The Business Bank also has lines of credit with the Federal Reserve Bank of Chicago and the Federal Home Loan Bank of Chicago that allow for secured borrowings.

Interest Rate Sensitivity

In conjunction with maintaining a satisfactory level of liquidity, management must also control the degree of interest rate risk assumed on the balance sheet. Managing this risk involves regular monitoring of interest sensitive assets relative to interest sensitive liabilities over specific time intervals. Fox River Valley monitors its interest rate sensitivity periodically and makes adjustments as needed. There are no off balance sheet items that will impair future liquidity.

As of September 30, 2015, Fox River Valley had a cumulative Gap Rate Sensitivity Ratio of (7.30%) for the one year repricing period. This generally indicates that earnings would decrease in an increasing interest rate environment as liabilities reprice more quickly than assets. However, in actual practice, this may not be the case as balance sheet leverage, funding needs and competitive factors within the market could dictate the need to raise deposit rates more quickly. Management constantly monitors Fox River Valley’s interest rate risk and has decided the current position is acceptable for its current capital position.

A summary of asset and liability repricing opportunities is shown in Table II, on page 131.

Effect of Newly Issued Accounting Standards

To the knowledge of management accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material effect on Fox River Valley’s financial position, result of operations or cash flows.

TABLE I

Fox River Valley Bancorp, Inc. and Subsidiaries

Net Interest Margin Analysis

(Dollar Amounts in Thousands)

(Unaudited)

	Nine Months Ended September 30, 2015			Nine Months Ended September 30, 2014			Year Ended December 31, 2014
	Average Balance	Income/ Expense	Average Rates	Average Balance	Income/ Expense	Average Rates	Average Balance	Income/ Expense	Average Rates
Assets
Investment securities	$58,309	$835	1.91%	$56,892	$910	2.14%	$57,309	$1,222	2.13%
Loans(1)	158,203	5,020	4.24%	165,100	5,475	4.43%	162,910	7,167	4.40%
Interest bearing deposits	25,215	49	0.26%	17,958	32	0.24%	20,333	51	0.25%

Total interest earning assets	$241,726	$5,904	3.27%	$239,950	6,417	3.58%	$240,552	$8,440	3.51%

Allowance for loan losses	(4,883)			(5,387)			(5,437)	—	—
Other assets	$16,324			$19,585			18,527

Total Assets	253,168			254,148			253,642

Liabilities
NOW & MMDA	112,706	474	0.56%	101,545	464	0.61%	102,457	625	0.61%
Time deposits	77,880	751	1.29%	94,533	1,113	1.57%	92,277	1,422	1.54%

Total interest-bearing deposits	190,585	1,225	0.86%	196,078	1,577	1.08%	194,734	2,048	1.05%
Other borrowings	5,284	233	5.90%	5,918	245	5.54%	5,902	334	5.67%
Subordinated debentures	3,926	207	7.04%	3,926	232	7.91%	3,926	310	7.90%

Total interest bearing liabilities	$199,795	$1,665	1.11%	$205,922	$2,055	1.33%	$204,562	$2,692	1.32%

Non-interest bearing deposits	26,078			22,199			22,978
Other liabilities	2,871			2,473			2,473

Total liabilities	228,744			230,594			230,013
Shareholders’ equity	24,424			23,554			23,629

Total liabilities and equity	$253,168			$254,148			$253,642

Net interest income		$4,239			$4,362			$5,748
Interest rate spread(2)			2.24%			2.29%			2.27%
Net interest margin			2.34%			2.43%			2.39%
Ratio of interest-earning assets to interest-bearing liabilities		1.21%			1.17%			1.18%

(1)	Includes loan fee income, non-accruing loan balances and interest received on such loans.
(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

TABLE II

Fox River Valley Bancorp, Inc. and Subsidiaries

Interest Sensitivity Analysis

September 30, 2015

(In Thousands of Dollars)

(Unaudited)

The following table presents Fox River Valley’s interest sensitivity.

	0 – 3 Months	4 – 12 Months	1 – 4 Years	Over 4 Years	Not Classified	Total
Uses of funds
Commercial Loans	$10,858	$5,696	$8,539	$2,260	$—	$27,353
Residential Loans	6,643	1,192	10,633	467	—	18,935
Commercial RE Loans	19,779	20,953	52,280	8,179	—	101,191
PRA	5	—	—	—	—	5
Cash & Due	41,257	—	—	—	—	41,257
Securities	6,310	5,983	19,710	23,060	—	55,063
Total	$84,852	$33,824	$91,162	$33,966	$—	$243,804

Sources of funds
Interest bearing deposits	$113,880	$—	$—	$—	$—	$96,634
Certificates of deposit greater than $250,000	791	21,419	44,797	3,118	—	70,125
Certificates of deposit $100,000—$250,000	—	907	1,644	972	—	3,523
Certificates of deposit less than $100,000	—	190	—	—	—	190
Capitalized lease payable	94	—	—	—	—	94
Long-term borrowings
Total	$114,765	$22,516	$46,441	$4,090	$—	$187,812

Discrete Gap	$(29,913)	$11,308	$44,721	$29,876	$—	$55,992

Cumulative Gap	$(29,913)	$(18,605)	$26,116	$55,992	$—

Ratio of Cumulative Gap to Total Assets	(11.73%)	(7.30%)	10.24%	21.96%

TABLE III

Fox River Valley Bancorp, Inc. and Subsidiaries

Net Interest Margin Analysis

(Dollar Amounts in Thousands)

(Unaudited)

	Year Ended December 31, 2014			Year Ended December 31, 2013
	Average Balance	Income/ Expense	Average Rates	Average Balance	Income/ Expense	Average Rates
Assets
Investment securities	$57,309	$1,222	2.13%	$49,909	$969	1.94%
Loans(1)	162,910	7,167	4.40%	171,177	8,299	4.85%
Interest bearing deposits	20,333	51	0.25%	23,167	65	0.28%

Total interest earning assets	$240,552	$8,440	3.51%	$244,253	$9,333	3.82%

Allowance for loan losses	(5,437)			(6,085)
Other assets	$18,527			$18,974

Total Assets	253,642			257,142

Liabilities
NOW & MMDA	102,457	625	0.61%	89,501	573	0.64%
Time deposits	92,277	1,422	1.54%	106,717	1,826	1.71%

Total interest-bearing deposits	194,734	2,048	1.05%	196,218	2,399	1.22%
Other borrowings	5,902	334	5.67%	6,577	544	8.27%
Subordinated debentures	3,926	310	7.90%	3,926	314	8.00%

Total interest bearing liabilities	$204,562	$2,692	1.32%	$206,721	$3,257	1.58%

Non-interest bearing deposits	22,978			24,877
Other liabilities	2,473			2,248

Total liabilities	230,013			233,846
Shareholders’ equity	23,629			23,296

Total liabilities and equity	$253,642			$257,142

Net interest income		$5,748			$6,076
Interest rate spread(2)			2.27%			2.36%
Net interest margin			2.39%			2.49%
Ratio of interest-earning assets to interest-bearing liabilities		1.18%			1.18%

(1)	Includes loan fee income, non-accruing loan balances and interest received on such loans.
(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

TABLE IV

Fox River Valley Bancorp, Inc. and Subsidiaries

Interest Sensitivity Analysis

December 31, 2014

(In Thousands of Dollars)

(Unaudited)

The following table presents Fox River Valley’s interest sensitivity.

	0 – 3 Months	4 – 12 Months	1 – 4 Years	Over 4 Years	Not Classified	Total
Uses of funds
Commercial Loans	$10,994	$5,157	$7,169	$1,654	$—	$24,974
Residential Loans	7,487	2,582	7,942	1,457	—	19,467
Commercial RE Loans	22,107	28,293	44,331	7,723	—	102,454
PRA	—	—	—	—	—	—
Cash & Due	32,925	—	—	—	—	32,925
Securities	6,933	8,066	21,482	22,518	—	58,999
Total	$80,447	$44,096	$80,925	$33,352	$—	$238,820

Sources of funds
Interest bearing deposits	$116,807	$—	$—	$—	$—	$116,807
Certificates of deposit greater than $250,000	12,706	9,912	52,540	—	—	75,157
Certificates of deposit $100,000—$250,000	328	100	2,086	—	—	2,514
Certificates of deposit less than $100,000	60	—	—	—	—	60
Capitalized lease payable	203	—	—	—	—	203
Long-term borrowings	—	—	—	—	—	—
Total	$130,104	$10,012	$54,626	$—	$—	$194,742

Discrete Gap	$(49,657)	$34,084	$26,299	$33,352	$—	$44,078

Cumulative Gap	$(49,657)	$(15,573)	$10,726	$44,078	$—

Ratio of Cumulative Gap to Total Assets	(19.34%)	(6.07%)	4.18%	17.17%

Table II reflects the earlier of the maturity or repricing dates for various assets and liabilities as of September 30, 2015, and Table IV reflects the earlier of the maturity or repricing dates for various assets and liabilities as of December 31, 2014. In preparing the above table, no assumptions were made with respect to loan prepayments. Loan principal payments are included in the earliest period in which the loan matures or can reprice. Proceeds from the redemption of investments and deposits are included in the period of maturity.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the merger. While County and Fox River Valley believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, the attached Annexes and the other documents to which this proxy statement/prospectus refers for a more complete understanding of the merger. The agreement and plan of merger attached hereto as Annex A, not this summary, is the legal document which governs the merger.

General

The Fox River Valley board of directors is using this proxy statement/prospectus to solicit proxies from the holders of Fox River Valley common stock for use at the Fox River Valley special meeting, at which Fox River Valley shareholders will be asked to vote on approval of the merger agreement and thereby approve the merger. When the merger is consummated, Fox River Valley will merge with and into Merger Sub and will cease to exist. Merger Sub will survive the merger, and County intends to dissolve Merger Sub shortly after the merger, which will result in The Business Bank being a wholly-owned subsidiary of County. At the effective time of the merger, holders of Fox River Valley common stock will exchange their shares for cash, shares of County common stock or a combination of cash and shares of County common stock, in each case subject to proration and adjustment. Each share of Fox River Valley common stock will be exchanged for the per share merger consideration, the stock component of which cannot be determined until two trading days before completion of the merger. See “Description of the Merger Agreement—Consideration to be received in the merger” for a detailed description of the method for determining the per share merger consideration.

Only whole shares of County common stock will be issued in the merger. As a result, cash will be paid instead of any fractional shares based on the reference price of County common stock. Shares of Fox River Valley common stock held by Fox River Valley shareholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.

Following the merger, two current directors of Fox River Valley will be appointed to the board of directors of County. Additionally, it is anticipated that William Hodgkiss, Matthew Kasdorf and David Kohlmeyer will serve in positions at Investors Community Bank after the merger. Mr. Hodgkiss has agreed to assume the position of leader of business banking of Investors Community Bank following the merger of the banks.

The companies

County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and its wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin. The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches County has developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending. County also serves business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin. County’s customers are served from its full-service locations in Manitowoc and Stevens Point, and its loan production offices in Darlington, Eau Claire, Sheboygan and Fond du Lac.

As of September 30, 2015, County had total assets of approximately $844.8 million, total loans and leases of approximately $704.0 million, total deposits of approximately $636.2 million and total shareholders’ equity of approximately $104.4 million.

County common stock is traded on NASDAQ under the ticker symbol “ICBK.”

Financial and other information relating to County, including information relating to County’s business current directors and executive officers, is set forth in “Information About County.”

County Acquisition LLC

County Acquisition LLC, a Wisconsin limited liability corporation, is a wholly-owned subsidiary of County and was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Fox River Valley Bancorp, Inc.

Fox River Valley Bancorp, Inc. is a single bank holding company that owns 100% of The Business Bank, Appleton, Wisconsin, with two banking locations in Appleton and Green Bay, Wisconsin. The Business Bank commenced its operations in 1999.

The Business Bank, Fox River Valley’s subsidiary bank, is a Wisconsin chartered bank and is regulated by the WDFI and has deposit insurance through the FDIC. The bank provides traditional banking, trust and asset management services in its local market areas.

As of September 30, 2015, Fox River Valley had consolidated total assets of approximately $255 million, total loans and leases of approximately $148 million, total deposits of approximately $219 million and total shareholders’ equity of approximately $24.5 million. Fox River Valley is not a public company and, accordingly, there is no established trading market for Fox River Valley’s common stock.

Fox River Valley’s proposals

At the Fox River Valley special meeting, holders of shares of Fox River Valley common stock will be asked to vote on approval of the merger agreement and thereby approve the merger. The merger will not be completed unless Fox River Valley’s shareholders approve the merger agreement and thereby approve the merger.

Background of the merger

Fox River Valley’s board of directors and senior management have regularly reviewed and evaluated Fox River Valley’s business, strategic direction, performance, prospects and strategic alternatives. In late 2014 and into early 2015, Fox River Valley’s board of directors and management entered into preliminary merger discussions with another Wisconsin financial institution. These discussions were initiated by a member of the board of the other financial institution, who contacted members of Fox River Valley’s board. Fox River Valley was not at that time actively seeking a buyer or strategic transaction. On December 17, 2014, Fox River Valley engaged River Branch Capital to act as the Company’s exclusive financial advisor on this specific transaction. Representatives of River Branch Capital met with the board on January 14, 2015 to discuss the process. This resulted in the other financial institution submitting a non-binding letter of intent on February 2, 2015 that Fox River Valley’s President executed, which committed Fox River Valley to maintain exclusivity with the other financial institution through April 1, 2015. The letter of intent dated February 2, 2015 was formally terminated on February 19, 2015 and those discussions were discontinued because of a determination that the businesses of the two institutions were not compatible with each other. In February 2015, Fox River Valley’s directors began more in-depth discussions among themselves regarding Fox River Valley’s strategic alternatives, including a possible sale of the organization. As a result of those discussions, the board determined that in light of the current environment and the desire expressed by numerous shareholders for liquidity in their shares, given the general lack of a market for Fox River Valley common stock, it would be in the best interests of Fox River Valley’s shareholders to find a buyer for Fox River Valley or The Business Bank. The board began the process of searching for an investment banker and a possible buyer, and facilitating a sale of the organization. After meeting with representatives of River Branch Capital LLC on April 16, 2015, to discuss the process and possible strategic options, the board engaged River Branch Capital on May 5 to act as the Company’s exclusive financial advisor. It should be noted that River Branch Holdings LLC (parent company of River Branch Capital) was acquired by Piper Jaffray Companies on September 30, 2015.

Over the past several years, County’s board of directors has also actively considered County’s business and strategic direction. In 2014, County’s board of directors and management determined that it was in County’s best interests to raise additional capital for its operations and for possible expansion into new markets. On January 22, 2015, County closed its initial public offering, in which it raised net proceeds of $16.9 million. Among other things, County intended to use the proceeds from the initial public offering to enable County and Investors Community Bank to take advantage of strategic opportunities as they may present themselves in the marketplace. After the closing of the initial public offering, County began actively looking for potential strategic opportunities and acquisitions that would allow them to expand to new markets as well as to diversify its loan portfolio. In particular, County sought to acquire another bank to diversify its loan portfolio and increase the aggregate amount of its loans by adding more commercial loans to allow County to continue to make and retain more agricultural loans without encroaching on its internal concentration limit. County’s executive management has regularly met from time to time with financial advisors, including representatives from Stephens, Inc., which we refer to as Stephens, to discuss various trends in the industry, the merger and acquisition market and particular financial institutions. The executive management team regularly reported this information to the full board of directors to keep the directors properly knowledgeable and informed on County’s strategic alternatives.

In May 2015, senior management and representatives of River Branch Capital began identifying potential bidders and the most appropriate candidates to contact about a possible strategic transaction. In June 2015, senior management and River Branch Capital representatives began the process of developing a bid package and putting together an electronic data room to facilitate due diligence. In July 2015, River Branch Capital contacted, on behalf of Fox River Valley, 11 selected potential bidders, of which 10 signed non-disclosure agreements to move forward with reviewing information about Fox River Valley and its subsidiary bank.

In July 2015, County was invited to submit a non-binding offer for the acquisition of Fox River Valley. County subsequently entered into a confidentiality agreement with Fox River Valley, and in July and August, County performed initial due diligence on Fox River Valley’s loan portfolio, customer base, material contracts, deposit base, financial statements and capital structure, among other things. After determining, based on initial due diligence, that Fox River Valley would potentially be a good acquisition candidate, the executives of County worked closely with Stephens on modeling and pricing a potential transaction with Fox River Valley to determine a possible purchase price. The management team updated the board from time to time regarding the progress of County’s due diligence and the continuing formulation of a possible range of a purchase price.

In early August, County’s management team worked closely with representatives of Stephens and Barack Ferrazzano Kirschbaum & Nagelberg LLP, which we refer to as Barack Ferrazzano, to develop a draft of a non-binding letter of intent setting forth a possible range of purchase prices. Management of County, Stephens and Barack Ferrazzano also had discussions regarding including in the non-binding letter of intent certain matters relating to employee retention, employee benefit plans, severance benefits, management positions and board seats. At a board meeting held on August 13, 2015, County management, along with representatives from Stephens and Barack Ferrazzano, discussed the proposed non-binding letter of intent in depth with the directors. The directors discussed Fox River Valley’s profit history, loan portfolio, finances, credit quality, deposit base, locations, employee base and public regulatory history. A representative from Stephens reviewed with the directors estimates of the combined companies’ loan portfolios, concentrations, deposit portfolios, estimates of profit, locations, and cost savings. After a lengthy discussion, the board unanimously approved the non-binding letter of intent with the terms presented with a proposed range for the purchase price, to be refined following further due diligence. On August 14, 2015, County submitted the non-binding letter of intent to Fox River Valley, setting forth an offer of a proposed purchase price range, to be paid 50% in cash and 50% in County common stock. The non-binding letter of intent also included other customary terms, including considering the addition of two Fox River Valley board members to County’s board, providing County’s employee benefit plans to Fox River Valley’s employees who continue with the combined entity, providing severance to employees who do not continue with County, and anticipating that certain executives for Fox River Valley would be offered a management position at the combined entity.

In addition to County’s letter of intent, in August 2015, Fox River Valley received one other initial non-binding indication of interest from another banking institution for an all-cash transaction, and one informal verbal indication of interest. On August 20, 2015, representatives of River Branch Capital met with the Fox River Valley board to discuss the current status of the bid process, and the bids that had been presented. The Fox River Valley board decided to move forward with County and one other bidder, but not to pursue the informal verbal indication of interest any further.

In August 2015, the two formal bidders were offered access to additional Fox River Valley and The Business Bank information and documents in order to conduct additional due diligence and continue negotiations, which included on-site due diligence. County’s executive officers also had in person meetings with Fox River Valley’s executives and board members to discuss cultural issues.

County conducted on-site due diligence at The Business Bank on September 9, 2015, during which County’s management met with Fox River Valley’s management. Management of both County and Fox River Valley met again at Investors Community Bank on September 16, 2015. County’s management continued to review due diligence materials provided by Fox River Valley, focusing primarily on Fox River Valley’s loan portfolio and credit files. Management of County met weekly during this period to review due diligence and update management on the status of due diligence. Throughout the due diligence process, representatives of Stephens and Barack Ferrazzano remained in contact with County to assist in the due diligence process and the pricing and negotiation of a second letter of intent. County’s management continued to update County’s board of directors on the status of the due diligence and the negotiations. On September 15, 2015, the County board of directors met with management to discuss management’s due diligence findings, specifically discussion of the credit files of The Business Bank.

On September 21, 2015, County’s board of directors met with management and representatives of Stephens to discuss the proposed price of the potential acquisition of Fox River Valley to be offered in County’s second non-binding letter of intent, based on County’s initial proposed range and subsequent due diligence. Representatives of Stephens provided a presentation to County’s board of directors modeling of the effects of different purchase prices on County’s financials and future growth. Management of County reported the findings of its credit review of Fox River Valley. County’s board further considered management’s report of their due diligence findings regarding Fox River Valley, Fox River Valley’s asset quality and financial condition, Fox River Valley’s Appleton and Green Bay markets, Fox River Valley’s similar community banking philosophy, and the perceived strength of the combined entity. Based on these considerations, the board of directors of County unanimously approved the submission of a revised non-binding letter of intent, offering as the purchase price $28.9 million. After receiving board approval, County’s management team prepared a revised draft of a letter of intent with the assistance and input from representatives of Stephens and Barack Ferrazzano. In early October 2015, County sent revised non-binding letters of intent to Fox River Valley, proposing a total aggregate purchase price of $28.9 million, with 50% paid in cash and 50% paid in County common stock, which would be subject to downward adjustment if Fox River Valley’s equity was less than $23.0 million. The revised non-binding letters of intent also included the same terms regarding board seats, County employee benefits, severance benefits, and an anticipated management position for Mr. Hodgkiss as the previous letter of intent, and also added County’s intent to explore positions at the combined entity for Messrs. Kasdorf and Kohlmeyer.

Also in early October 2015, the other formal bidder indicated a revised bid based upon the additional due diligence completed to date. Both bidders indicated that they intended to keep the two branches of The Business Bank operational.

On October 7, 2015, the Fox River Valley board, meeting in executive session, reviewed the final bids and discussed them in detail with representatives of Piper Jaffray, senior management and legal counsel. The board also discussed with its advisors the implications of structuring the transaction as a merger of Fox River Valley with and into County. The board by resolution decided to move forward with County, which submitted the highest bid, and to proceed to negotiations of a merger agreement. Fox River Valley’s President executed the letter of intent, which committed Fox River Valley to maintain exclusivity with County for 45 days to provide time to negotiate the definitive agreement. In mid-October, County and Fox River Valley began negotiating a definitive merger agreement.

Representatives for Barack Ferrazzano prepared the initial draft of the merger agreement and, after multiple discussions with County’s management team, delivered the initial draft of the merger agreement with terms that followed the letter of intent to Fox River Valley’s legal counsel on October 21, 2015. In the early part of November, Fox River Valley, County and their respective legal advisors negotiated the terms of the merger agreement, exchanging comments and revised drafts of the merger agreement. The negotiation process included various Fox River Valley board meetings, many of which were attended by Fox River Valley legal counsel and representatives of Piper Jaffray in person or by telephone conference.

County’s board of directors met on November 17, 2015, to discuss the merger agreement. Representatives of Stephens provided the board with a detailed financial analysis of the proposed transaction, including comparisons of the pricing of the transaction with other recent deals in the market, and representatives of Barack Ferrazzano led a discussion summarizing the final terms of the merger agreement, the structure of the merger, the scope of the representations and warranties, the nature of the parties’ covenants prior to closing, the regulatory approvals required, the proposed closing conditions and the termination provisions. They also discussed the directors’ fiduciary duties with regard to such a transaction. The County board engaged in a lengthy discussion regarding the proposed transaction and the rationales for proceeding with the transaction, which are discussed in more detail below. Based on this and previous discussions, the County board unanimously approved the merger agreement and the transactions contemplated in the agreement.

On November 19, 2015, the Fox River Valley board also discussed the final merger agreement. That meeting was attended by senior management, legal counsel and representatives of Piper Jaffray via telephone. At the meeting, legal counsel had a final discussion with the board regarding certain terms in the merger agreement (which terms had also been discussed at a November 16 board meeting with legal counsel and Piper Jaffray), and Piper Jaffray discussed pricing and certain terms. The board determined that the best interests of Fox River Valley and its shareholders would be served by the completion of the merger with County. The Fox River Valley board of directors unanimously approved the merger agreement and the transactions contemplated in the agreement, except that William Hodgkiss abstained from the vote because Fox River Valley’s articles of incorporation prohibit any shareholder from owning more than 20% of the shares of Fox River Valley common stock unless the acquisition is approved by a majority of “disinterested” directors. Because Mr. Hodgkiss will be employed by County after the merger (as discussed in “The Merger—Interests of certain persons in the merger”), it is possible that he would not be considered “disinterested.” The Fox River Valley board did not ask Piper Jaffray to provide a fairness opinion.

On November 19, 2015, the merger agreement was finalized and executed by each of County, Merger Sub and Fox River Valley. County and Fox River Valley issued a joint press release on November 20, 2015, announcing the execution of the merger agreement.

Fox River Valley’s reasons for the merger and recommendation of the board of directors

Fox River Valley’s board of directors has concluded that the merger offers Fox River Valley’s shareholders an attractive opportunity to achieve the board’s strategic business objectives, including increasing shareholder value, growing the size of the business and enhancing liquidity for Fox River Valley’s shareholders. In addition, Fox River Valley’s board of directors believes that the customers and communities served by The Business Bank will benefit from the merger.

In deciding to approve the merger agreement and the transactions it contemplates, Fox River Valley’s board of directors consulted with Fox River Valley’s management, as well as its legal counsel, its financial advisor and other advisors, and considered numerous factors, including the following:

•	information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Fox River Valley and County and their subsidiary banks, both individually and as a combined company;

•	the perceived risks and uncertainties attendant to The Business Bank’s operation as an independent banking organization, including the risks and uncertainties related to the continuing low-interest rate environment, competition in The Business Bank’s market area, increased regulatory costs, increased marketing costs, increased technology costs, and increased capital requirements;

•	the aggregate merger consideration was priced at 118% of common book value as of September 30, 2015, which was within the price range determined to be appropriate by the board after discussions with representatives of Piper Jaffray;

•	Fox River Valley shareholders’ expressed interest to receive liquidity from their shares of common stock, and the lack of a market for Fox River Valley common stock;

•	the value to be received by Fox River Valley’s shareholders in the merger as compared to shareholder value projected for Fox River Valley as an independent entity;

•	the market value of County common stock prior to the execution of the merger agreement;

•	the fact that Fox River Valley, with the assistance of Piper Jaffray, conducted an extensive sale process, including communicating with 11 prospective bidders, executing confidentiality agreements with 10 prospective bidders, receiving formal bids from two of the prospective bidders and an informal bid from a third, and receiving two formal final bids for consideration, and the Fox River Valley board’s view that County’s proposal was more favorable than the alternatives available to Fox River Valley, including the other acquisition proposals submitted and the alternative of continuing to operate as an independent, operating business;

•	County’s strategy to seek profitable future expansion in Fox River Valley’s trade area, leading to continued growth in overall shareholder value;

•	the fact that County, although publicly traded, maintains a community banking philosophy, and that Investors Community Bank is known to individuals and businesses in The Business Bank’s trade area, along with the fact that County indicated an intention to keep operational The Business Bank’s two current offices;

•	the fact that County is publicly held and the merger would provide access to a public trading market for Fox River Valley’s shareholders whose investments currently are in a privately held company, as well as enhanced access to capital markets to finance the combined company’s capital requirements;

•	the fact that Investors Community Bank is able to offer a wider array of retail and commercial products, which is expected to include mobile banking in the future, as well as investment management solutions to The Business Bank customers, and a larger lending limit to compete for more sizable transactions; and

•	the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

The above discussion of the information and factors considered by Fox River Valley’s board of directors is not intended to be exhaustive, but includes a description of material factors considered by Fox River Valley’s board. In view of the wide variety of factors considered by the Fox River Valley board of directors in connection with its evaluation of the merger, the Fox River Valley board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Fox River Valley’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of Fox River Valley’s shareholders.

Fox River Valley’s board of directors believes that the merger is fair to, and in the best interests of, Fox River Valley and its shareholders. Fox River Valley’s board of directors unanimously approved the merger agreement, with the exception of one director who abstained because he may not be considered “disinterested” for purposes of the vote, and recommends that shareholders vote “FOR” approval of the merger agreement.

Certain directors and officers of Fox River Valley and The Business Bank have interests in the merger different from or in addition to their interests as shareholders generally, including certain cash payments that will be made as a result of agreements currently in place in order to terminate such agreements and to be made under agreements to be entered into between the individuals and County in connection with the merger. You may wish to consider these interests in evaluating Fox River Valley’s board of directors’ recommendation that you vote in favor of the merger. See “The Merger—Interests of certain persons in the merger.” All of Fox River Valley’s directors who own shares of Fox River Valley common stock have agreed to vote their shares in favor of the merger at the special meeting.

County’s reasons for the merger

County’s board of directors believes that the merger is in the best interests of County and its shareholders. In deciding to approve the merger, County’s board of directors after consulting with its management as well as its legal and financial advisors, considered a number of factors, including:

•	management’s view that the acquisition of Fox River Valley provides an attractive opportunity to expand into desirable markets, including Appleton and Green Bay, Wisconsin;

•	Fox River Valley’s complementary relationship-oriented community banking model, and its compatibility with County and its subsidiaries;

•	a review of the demographic, economic and financial characteristics of the markets in which Fox River Valley operates, including existing and potential competition and history of the market areas with respect to financial institutions;

•	management’s desire to diversify County’s portfolio and increase the aggregate amount of its loans by adding more commercial loans to allow County to continue to make and retain more agricultural loans without encroaching on its internal concentration limit;

•	management’s review of Fox River Valley’s business, operations, earnings and financial condition, including its management, capital levels and strong asset quality;

•	anticipated efficiencies to come from integrating certain of Fox River Valley’s operations into County’s existing operations; and

•	the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

The above discussion of the information and factors considered by County’s board of directors is not intended to be exhaustive, but includes a description of material factors considered by County’s board. In view of the wide variety of factors considered by the County board of directors in connection with its evaluation of the merger, the County board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. County’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of County’s shareholders.

Accounting treatment of the merger

The merger will be accounted for as a purchase transaction in accordance with accounting principles generally accepted in the United States.

Material U.S. federal income tax consequences of the merger

The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Fox River Valley common stock. The summary is based upon the Internal Revenue Code of 1986, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those U.S. holders of Fox River Valley common stock that hold their Fox River Valley common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Fox River Valley common stock in light of their individual circumstances or to holders of Fox River Valley common stock that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	persons who are subject to alternative minimum tax;

•	insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold Fox River Valley common stock as part of a straddle, hedge, constructive sale or conversion or other integrated transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States; and

•	holders who acquired their shares of Fox River Valley common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds Fox River Valley common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.

The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. It is a condition to Fox River Valley’s obligation to complete the merger that Fox River Valley receive an opinion from Boardman & Clark LLP dated the closing date of the merger, and it is a condition to County’s obligation to complete the merger that County receive an opinion from Barack Ferrazzano Kirschbaum & Nagelberg LLP, dated the closing date of the merger, each to the effect that (i) the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, (ii) Fox River Valley and County will each be a party to such reorganization within the meaning of Section 368(a) of the Code, (iii) no gain or loss will be recognized by Fox River Valley or County in the merger, and (iv) except to the extent of any cash consideration received in the merger and except with respect to cash received in lieu of fractional share interests in County common stock, no gain or loss will be recognized by any of the holders of Fox River Valley common stock in the merger. These conditions are waivable, and County and Fox River Valley undertake to recirculate and resolicit if either of these conditions is waived and the change in tax consequences is material. These opinions are and will be based upon representation letters provided by County and Fox River Valley and upon customary factual assumptions. Neither County nor Fox River Valley has sought, and neither of them will seek, any ruling from the IRS regarding any matters relating to the merger, and the opinions described above will not be binding on the IRS or any court. Consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of County or Fox River Valley. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

The following expresses the opinion of Boardman & Clark LLP, outside legal counsel to Fox River Valley, and Barack Ferrazzano Kirschbaum & Nagelberg LLP, outside legal counsel to County, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters:

Tax Consequences of the Merger Generally. The material U.S. federal income tax consequences of the merger will be as follows:

•	no gain or loss will be recognized by County or Fox River Valley as a result of the merger;

•	gain (but not loss) will be recognized by U.S. holders of Fox River Valley common stock who receive shares of County common stock and cash in exchange for shares of Fox River Valley common stock pursuant to the merger in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the County common stock and cash received by a U.S. holder of Fox River Valley common stock exceeds such U.S. holder’s basis in its Fox River Valley common stock and (2) the amount of cash received by such U.S. holder of Fox River Valley common stock (excluding any cash received in lieu of a fractional share of County common stock which will be discussed below).

•	the aggregate tax basis of the County common stock received by a U.S. holder of Fox River Valley common stock in the merger (including fractional shares of County common stock deemed received and redeemed as described below) will be the same as the aggregate tax basis of the Fox River Valley common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share in County common stock) and increased by the amount of gain recognized on the exchange, other than with respect to cash received in lieu of a fractional share of County common stock; and

•	the holding period of County common stock received in exchange for shares of Fox River Valley common stock (including fractional shares of County common stock deemed received and redeemed as described below) will include the holding period of the Fox River Valley common stock for which it is exchanged.

Gain that U.S. holders of Fox River Valley common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their Fox River Valley common stock for more than one year as of the date of the merger. For non-corporate U.S. holders of Fox River Valley common stock, the maximum U.S. federal income tax rate on long-term capital gains is currently 20%.

If a U.S. holder of Fox River Valley common stock acquired different blocks of Fox River Valley common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Fox River Valley common stock, and the cash and shares of County common stock received will be allocated pro rata to each such block of stock. U.S. holders should consult their own tax advisors with regard to identifying the bases or holding periods of the particular shares of County common stock received in the merger.

Possible Recharacterization of Gain as a Dividend. All or part of the gain that a particular U.S. holder of Fox River Valley common stock recognizes could be treated as dividend income rather than capital gain if (i) such U.S. holder is a significant stockholder of County or (ii) such U.S. holder’s percentage ownership, taking into account constructive ownership rules, in County after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of County common stock rather than a combination of cash and shares of County common stock in the merger. This could happen, for example, because of ownership of additional shares of County common stock by such holder, ownership of shares of County common stock by a person related to such holder or a share repurchase by County from other holders of County common stock. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Fox River Valley common stock, including the application of certain constructive ownership rules, holders of Fox River Valley common stock should consult their own tax advisors regarding the potential tax consequences of the merger to them.

Cash Received Instead of a Fractional Share of County Common Stock. A U.S. holder of Fox River Valley common stock who receives cash in lieu of a fractional share of County common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by County. As a result, such U.S. holder of Fox River Valley common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

Medicare Tax on Unearned Income. A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain incurred in connection with the merger.

Backup Withholding and Information Reporting. Payments of cash to a U.S. holder of Fox River Valley common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) unless the holder provides proof of an applicable exemption satisfactory to County and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder of Fox River Valley common stock, as a result of having received County common stock in the merger, will be required to retain records pertaining to the merger. In addition, each U.S. holder of Fox River Valley common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth such holder’s basis in the Fox River Valley common stock surrendered and the fair market value of the County common stock and cash received in the merger. A “significant holder” is a holder of Fox River Valley common stock who, immediately before the merger, owned at least 5% of the vote or value of the outstanding stock of Fox River Valley or securities of Fox River Valley with a basis for federal income taxes of at least $1 million.

This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Regulatory approvals

The merger cannot proceed without obtaining all requisite regulatory approvals. County and Fox River Valley have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of County and Fox River Valley is subject to prior approval of each of the Federal Reserve and the WDFI. County intends to submit an application with each of the Federal Reserve Bank of Chicago and the WDFI as promptly as possible seeking the necessary approvals.

The merger may not be consummated until 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise.

Interests of certain persons in the merger

General. Members of the board of directors and certain executive officers of Fox River Valley and The Business Bank may have interests in the merger that are different from, or are in addition to, the interests of Fox River Valley shareholders generally. The Fox River Valley board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and determining to recommend to Fox River Valley shareholders to vote for approval of the merger agreement. As of January 26, 2016, Fox River Valley’s directors controlled, in the aggregate, 541,500 shares of Fox River Valley’s common stock, representing approximately 33% of Fox River Valley’s outstanding shares of common stock. Additionally, as of January 26, 2016, Fox River Valley’s directors, executive officers and their affiliates collectively controlled 552,575 shares, constituting approximately 34% of the shares then outstanding.

Employment Agreements. The merger agreement provided that County intends to enter into an employment agreement or employment arrangement, which will be effective only upon the consummation of the merger, with each of William Hodgkiss, Matthew Kasdorf and David Kohlmeyer. County has not yet entered into such employment agreements, so the terms of the employment agreements are not known at the time of this proxy statement/prospectus. Mr. Hodgkiss has agreed to assume the position of leader of business banking of Investors Community Bank, and Mr. Kasdorf has agreed to assume a senior credit position at Investors Community Bank.

Change in Control Agreements. The Business Bank previously entered into change in control agreements with each of Messrs. Hodgkiss, Kasdorf and Kohlmeyer. Pursuant to the merger agreement, immediately prior to the merger, Fox River Valley will terminate the change in control agreements and pay, or provide for the payment of, the change in control benefits currently expected to total approximately $912,462. The anticipated payments are as follows:

•	Mr. Hodgkiss: $341,670

•	Mr. Kasdorf: $270,000

•	Mr. Kohlmeyer: $300,792

Stock Appreciation Rights. The officers and directors listed below have participated in The Business Bank’s Stock Appreciation Incentive Compensation Plan, which provides for cash payments based upon the increase in the value of Fox River Valley common stock. The participants will be fully vested and cashed-out, and the plan terminated, prior to the merger, with the following anticipated payments:

Officers:

•	Mr. Hodgkiss: $59,480

•	Mr. Kasdorf: $19,680

•	Mr. Kohlmeyer: $156,490

Directors:

•	Mr. Bonneson: $234,622

•	Mr. Baehman: $175,231

•	Mr. Dercks: $198,995

•	Mr. Matzke: $251,173

•	Mr. Reese: $249,329

•	Mr. Wojahn: $113,243

The payments to directors listed above include the amount of board fees earned by such directors since 2002 that they deferred and directed into the Stock Appreciation Incentive Compensation Plan (totaling $878,200) plus the amount of appreciation they have earned under the plan (totaling $344,393).

Continued Director and Officer Liability Coverage. Pursuant to the terms of the merger agreement, County agreed to maintain, for up to six years following the effective time, insurance coverage under the current policy of directors’ and officers’ liability insurance maintained by Fox River Valley for actions taken prior to the effective time of the merger. If a six-year term of insurance coverage is not available, the term for the insurance will be such other maximum period of time for which coverage is available at a cost not to exceed 375% of the premiums Fox River Valley paid for its existing coverage for 2015. Following the effective time, to the extent permitted by applicable law, County has agreed to indemnify and hold harmless the current and former directors, officers and employees of Fox River Valley and its subsidiaries for all actions taken by them prior to the effective time of the merger.

Voting and support agreement

On November 19, 2015, all directors of Fox River Valley entered into a voting and support agreement with County. Under this agreement, these shareholders have each agreed to vote, subject to their fiduciary duties, their respective shares of Fox River Valley common stock:

•	in favor of the merger and the transactions contemplated by the merger agreement;

•	against any acquisition of control of any capital stock of Fox River Valley or The Business Bank through purchase, merger, consolidation or otherwise, or the acquisition by any method of a substantial portion of the assets of Fox River Valley or The Business Bank by a third party; and

•	against any action or agreement that would result in a material breach of any term or obligation of Fox River Valley under the merger agreement.

Furthermore, each of these shareholders has also agreed not to sell, assign, transfer or create an encumbrance with respect to any shares of Fox River Valley common stock that they own or solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving Fox River Valley. The shares subject to the voting and support agreement represent approximately 33% of Fox River Valley’s outstanding shares of common stock as of January 26, 2016. The voting obligations under the agreement will terminate upon the earlier of the consummation of the merger or termination of the merger agreement in accordance with its terms.

Confidentiality, Non-Solicitation and Non-Competition Agreements

On November 19, 2015, each of the directors of Fox River Valley entered into a director confidentiality, non-solicitation and non-competition agreement with County. Under these agreements, these directors have agreed to:

•	keep confidential all documents and information about Fox River Valley and The Business Bank, subject to certain exceptions;

•	not own, manage, operate, be employed by or control in any business offering the same or substantially similar products and services as those offered or sold by Fox River Valley or The Business Bank in Wisconsin for a period of one year following the effective time of the merger; and

•	not solicit any employees or customers of Fox River Valley or the Business Bank for a period of two years following the effective time of the merger.

A copy of the form of director confidentiality, non-solicitation and non-competition agreement is included as Exhibit B to the merger agreement, which is attached to this proxy statement/prospectus as Annex A.

Restrictions on resale of County common stock

The shares of County common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of County for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of County include individuals or entities that control, are controlled by, or are under common control with County and may include the executive officers, directors and significant shareholders of County.

Fox River Valley shareholder dissenters’ rights

In connection with the merger, record holders of Fox River Valley common stock who comply with the requirements of Subchapter XIII of the WBCL, which is summarized below, will be entitled to dissenters’ rights if the merger is completed. Under Subchapter XIII of the WBCL, a shareholder of a corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, the consummation of a merger to which the corporation is a party if shareholder approval is required for the merger by Section 180.1103 of the WBCL or by the articles of incorporation of the corporation.

The following is a brief summary of Subchapter XIII, which sets forth the procedures relating to the exercise of dissenters’ rights. This summary is not a complete statement of the law pertaining to dissenters’ rights under the WBCL and is qualified in its entirety by reference to Subchapter XIII, the text of which is attached to this proxy statement/prospectus as Annex B.

Any shareholder who wishes to assert dissenters’ rights must deliver a written notice of his or her intent to exercise such right to Fox River Valley Bancorp, Inc., 5643 Waterford Lane, Appleton, Wisconsin 54913, Attention: Secretary, before the vote on the merger agreement is taken at the special meeting. A PROXY OR VOTE AGAINST THE MERGER AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS’ RIGHTS.

A record holder of Fox River Valley common stock may assert dissenters’ rights as to fewer than all shares registered in that shareholder’s name only if the holder dissents with respect to all shares beneficially owned by any one person and notifies Fox River Valley in writing of the name and address of each person on whose behalf the shareholder asserts such dissenters’ rights.

A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if, in addition to meeting the other requirements to dissent, the beneficial shareholder (i) submits to Fox River Valley the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights and (ii) asserts dissenters’ rights with respect to all shares of which the shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

If the merger agreement is approved by the requisite vote of holders of Fox River Valley common stock, Fox River Valley is required to send a notice to all dissenting shareholders containing payment demand and stock certificate surrender information within ten days after such approval. The return date specified by Fox River Valley for receiving the payment demand from dissenting shareholders may not be less than 30 nor more than 60 days after the date on which the dissenters’ notice was first sent. Upon receipt of the dissenters’ notice, each dissenting shareholder must return his or her payment demand and certificate no later than the payment demand date as provided in the dissenters’ notice and certify whether he or she acquired beneficial ownership of the shares prior to the first public announcement of the terms of the merger on November 20, 2015. A payment demand may not be withdrawn without Fox River Valley’s consent.

Upon effecting the merger, within 60 days after the payment demand date, Fox River Valley will pay each dissenting shareholder who properly complied with the statutory requirements of Subchapter XIII of the WBCL, the amount that Fox River Valley estimates to be the fair value of such dissenting shareholder’s shares, plus accrued interest from the effective time; provided that, with respect to shares acquired after the first public announcement of the merger, Fox River Valley may elect to withhold payment until either such shareholder accepts Fox River Valley’s offer of fair value or a court determines the fair value of such shares.

If the merger is not effected within 60 days of the payment demand date, Fox River Valley will return all deposited certificates to dissenting shareholders. If the merger is thereafter effected, Fox River Valley will send a new dissenters’ notice and repeat the payment demand procedure described above.

If any dissenting shareholder is dissatisfied with Fox River Valley’s determination of “fair value,” such dissenting shareholder may notify Fox River Valley in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due. A dissenting shareholder must assert this right within 30 days after Fox River Valley makes or offers payment for his or her shares or the right is waived. Fox River Valley may either accept such dissenting shareholder’s estimate of fair value or commence a proceeding in the Wisconsin Circuit Court of Outagamie County to determine the fair value of the shares of all dissenting shareholders whose own estimates of fair value are not accepted by Fox River Valley.

In the event any holder of shares of Fox River Valley common stock fails to perfect his or her rights to dissent by failing to comply strictly with the applicable statutory requirements of Subchapter XIII of the WBCL, he or she will be bound by the terms of the merger agreement and will not be entitled to payment for his or her shares under Subchapter XIII of the WBCL. ANY HOLDER OF SHARES OF FOX RIVER VALLEY COMMON STOCK WHO WISHES TO OBJECT TO THE TRANSACTION AND DEMAND PAYMENT IN CASH FOR HIS OR HER SHARES SHOULD CONSIDER CONSULTING HIS OR HER OWN LEGAL ADVISOR.

Because an executed proxy relating to Fox River Valley common stock on which no voting direction is made will be voted at the special meeting in favor of the merger, a dissenting shareholder who wishes to have his or her shares of Fox River Valley common stock represented by proxy at the special meeting but preserve his or her dissenters’ rights must mark his or her proxy either to vote against the merger or to abstain from voting thereon, in addition to the foregoing requirements.

The foregoing is a brief summary of Subchapter XIII of the WBCL that sets forth the procedures for demanding statutory dissenters’ rights. This summary is qualified in its entirety by reference to Subchapter XIII, the text of which is attached hereto as Annex B. Failure to comply with all the procedures set forth in Subchapter XIII will result in the loss of a shareholder’s statutory dissenters’ rights. Consequently, if you desire to exercise your dissenters’ rights, you are urged to consult a legal adviser before attempting to exercise these rights.

DESCRIPTION OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties County and Fox River Valley made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger. The statements embodied in those representations and warranties may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General

The merger agreement provides for the merger of Fox River Valley with and into Merger Sub, with Merger Sub as the surviving company. After the consummation of the merger, County anticipates dissolving Merger Sub, and The Business Bank will be a wholly-owned subsidiary of County.

Closing and effective time

Closing. The closing of the merger will take place on the tenth business day following the satisfaction of the conditions to closing set forth in the merger agreement, or at another time that both parties mutually agree upon. See “Description of the Merger Agreement—Conditions to completion of the merger” below for a more complete description of the conditions that must be satisfied prior to closing. The date of the completion of the merger sometimes is referred to in this proxy statement/prospectus as the closing date.

Completion of the Merger. The merger will become effective on the date when the articles of merger filed by the parties are duly filed with the Wisconsin Department of Financial Institutions, or at such later date and time specified in such filing as the parties mutually agree upon. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the effective time.

Consideration to be received in the merger

Fox River Valley Common Stock. If the merger is completed, the shares of Fox River Valley common stock which you own immediately before the completion of the merger will be converted into a right to receive cash, shares of County common stock, or a combination of County common stock and cash, as described below, subject in each case to the proration and adjustment procedures described below under “Description of the Merger Agreement—Consideration to be received in the merger—Proration of Merger Consideration” and “Description of the Merger Agreement—Consideration to be received in the merger—Potential Downward Adjustment to the Merger Consideration.” Subject to possible downward adjustment and assuming that the reference price of County common stock is between $15.83 and $21.41 at closing, the aggregate merger consideration paid by County to Fox River Valley shareholders is expected to be $28,900,000. Subject to possible waiver of proration, County expects to pay approximately 50% of the aggregate merger consideration in cash and 50% in shares of County common stock.

Assuming no proration of or adjustment to the merger consideration and that the currently outstanding 1,633,862 shares of Fox River Valley common stock remain unchanged at the closing, based on a reference price of County common stock of $19.57, which is equal to the reference price of County common stock if it were calculated as if the closing date was January 26, 2016, the merger consideration that a Fox River Valley shareholder would be entitled to receive for each share of Fox River Valley common stock would be $17.69 in cash for each share of Fox River Valley common stock for which a shareholder elects the cash election. Based on the same assumptions, the per share merger consideration would be 0.9038 shares of County common stock for each share of Fox River Valley common stock for which a shareholder elects the stock election. Based on the same assumptions, the per share merger consideration would be $8.84 in cash and 0.4519 shares of County common stock for each share of Fox River Valley common stock for which a shareholder elects the combination election. Assuming no proration of or adjustment to the merger consideration, if the reference price of County common stock were equal to (i) the minimum of $15.83, each share of Fox River Valley common stock for which a stock election is made would instead be entitled to 1.1174 shares of County common stock, and (ii) the maximum of $21.41, each share of Fox River Valley common stock for which a stock election is made would be entitled to 0.8262 shares of County common stock.

Cash Consideration. Subject to possible proration and downward adjustment, for each share of Fox River Valley common stock for which you make a valid cash election with respect to your merger consideration, you will be entitled to received cash equal to the quotient obtained by dividing (i) $28,900,000 by (ii) the number of shares of Fox River Valley common stock issued and outstanding immediately prior to the effective time of the merger, which we refer to as the per share cash consideration.

Stock Consideration. Subject to possible proration and downward adjustment, for each share of Fox River Valley common stock for which you make a valid stock election with respect to your merger consideration, you will be entitled to receive a number of shares of County common stock equal to the quotient obtained by dividing (i) the aggregate share amount (as defined below) by (ii) the number of shares of Fox River Valley common stock issued and outstanding immediately prior to the effective time of the merger, which we refer to as the per share stock consideration.

The merger agreement provides that the aggregate share amount will be determined as follows (this calculation assumes that the aggregate merger consideration was to be paid only in shares of County common stock):

•	If the volume weighted average closing price of a share of County common stock as reported on NASDAQ for each of the 10 trading days ending on the second trading day prior to completion of the merger is at least $15.83 and no more than $21.41, the aggregate share amount will be the number of shares of County common stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing (i) $28,900,000 by (ii) the reference price of County common stock;

•	If the reference price of County common stock is less than $15.83, the aggregate share amount will be 1,825,648 shares of County common stock (the number of shares determined by dividing $28,900,000 by $15.83); and

•	If the reference price of County common stock is greater than $21.41, the aggregate share amount will be 1,349,837 shares of County common stock (the number of shares determined by dividing $28,900,000 by $21.41).

Mixed Consideration. Subject to possible proration and downward adjustment, for each share of Fox River Valley common stock for which you make a valid combination election with respect to your merger consideration, you will be entitled to receive a combination of the per share cash consideration and the per share stock consideration.

Double Trigger Fill. Fox River Valley may terminate the merger agreement if the reference price of County common stock as of the determination date is less than $14.90 and, between the date of the merger agreement and the determination date, County common stock underperforms the SNL U.S. Bank Index by more than 20%, and County does not, within five business days of notice of such termination, notify Fox River Valley of its election to increase the cash portion of the merger consideration by the aggregate share amount times the difference between the reference price of County common stock as of the determination date and either (i) $14.90, or (ii) the price reflective of County common stock underperforming the SNL U.S. Bank Index by 19.99%.

Potential Downward Adjustment to the Merger Consideration. The foregoing merger consideration could be subject to downward adjustment if Fox River Valley’s total adjusted shareholders’ equity is less than $23,000,000 as of the closing date, as provided in the merger agreement. If Fox River Valley’s adjusted shareholders’ equity is less than that amount, then there will be a dollar-for-dollar downward adjustment to the merger consideration, allocated equally to the cash and stock portions of the merger consideration. For example, if Fox River Valley’s total adjusted shareholders’ equity at closing is $22,000,000, which is $1.0 million below the threshold, then the aggregate merger consideration will be reduced by $1.0 million to $27.9 million, which will be paid 50% in cash and 50% in shares of County common stock.

Prior to the effective time of the merger, Fox River Valley will deliver to County a closing balance sheet for Fox River Valley as of the closing date reflecting Fox River Valley’s good faith estimate of the accounts of Fox River Valley and its subsidiaries. The closing balance sheet will be used to determine Fox River Valley’s adjusted shareholders’ equity and whether any adjustment as set forth above is necessary. The closing balance sheet will be prepared in conformity with past practices and policies of Fox River Valley and in accordance with generally accepted accounting principles, and adjusted to reflect the following:

•	the after-tax impact of any realized gains or losses on securities sold by Fox River Valley after September 30, 2015 shall be disregarded;

•	accumulated other comprehensive income shall be excluded; and

•	the after-tax impact of certain expenses paid or incurred or projected to be paid or incurred by Fox River Valley in connection with the merger agreement and the merger shall be included.

As of the date of this proxy statement/prospectus, based on Fox River Valley’s internal projections and expected transaction expenses related to the merger, Fox River Valley’s management believes that Fox River Valley’s total adjusted shareholders’ equity at closing will exceed the $23,000,000 threshold. However, because projections are inherently uncertain and merger transaction expenses could be greater than originally anticipated, a risk exists that a downward adjustment to the merger consideration could be required.

Proration of Merger Consideration. Despite your election, the merger agreement provides that the actual number of shares that may be converted into the right to receive cash consideration as part of the merger consideration (including any shares subject to the cash portion of a combination election), in the aggregate, may not exceed 50% of Fox River Valley’s common stock outstanding immediately prior to the effective time of the merger, which we refer to as the maximum cash amount, and the number of shares that may be converted into the right to receive County common stock as part of the merger consideration (including any shares subject to the stock portion of a combination election), in the aggregate, may not exceed 50% of Fox River Valley’s outstanding common stock, which we refer to as the maximum stock amount. The maximum cash amount and maximum stock amount for the merger consideration will result in the aggregate merger consideration being paid 50% in cash and 50% in shares of County common stock. If, after the results of the election forms are calculated, the number of shares of Fox River Valley common stock to be converted into cash or County common stock as part of the merger consideration exceeds either the maximum cash amount or the maximum stock amount, the exchange agent for the merger will, on a pro rata basis, redesignate those shares in order to achieve the maximum cash amount or maximum stock amount, as the case may be. Accordingly, the amount of cash and County common stock you actually receive as part of the merger consideration may be different from your election. County may, however, in its sole discretion, taking into account the actual results of all elections, at any time prior to the effective time, direct that the redesignation procedures described be waived in whole or in part, in which case the number of shares to be converted into cash or County common stock may exceed the maximum cash amount or maximum stock amount, as the case may be, although the redesignation cannot cause the tax consequences to be materially different than as described above.

Fractional shares

No fractional shares of County common stock will be issued in the merger. Instead, County will pay to each holder of Fox River Valley common stock who would otherwise be entitled to a fractional share of County common stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the reference price of County common stock by such fraction of a share to which such Fox River Valley shareholder would otherwise be entitled.

Exchange of certificates

County has engaged Computershare Trust Company, N.A. to act as its exchange agent to handle the exchange of Fox River Valley common stock for the merger consideration and the payment of cash for any fractional share interest. Fox River Valley shareholders will receive an election form and letter of transmittal with this proxy statement/prospectus in order to select the cash election, the stock election or the combination election. The completed election form and letter of transmittal, along with Fox River Valley stock certificates, must be returned to the exchange agent by 5:00 p.m., central time, on the fifth business day before the effective time of the merger. Fox River Valley shareholders who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the merger consideration. Fox River Valley shareholders that do not exchange their Fox River Valley common stock will not be entitled to receive the merger consideration or any dividends or other distributions by County until their certificates are surrendered. After surrender of the certificates representing Fox River Valley shares, any unpaid dividends or distributions with respect to the County common stock represented by the certificates will be paid without interest.

Although the merger agreement provides that a separate letter of transmittal will be mailed to Fox River Valley shareholders after the completion of the merger for such shareholders to exchange their stock certificates for merger consideration, Fox River Valley and County have subsequently agreed to combine the election form with the letter of transmittal, which should be returned to Computershare by the election deadline. Fox River Valley shareholders who do not return their stock certificates with their election form and letter of transmittal prior to the election deadline will receive transmittal materials and instructions from the exchange agent after the merger is complete.

Conduct of business pending the merger and certain covenants

Under the merger agreement, Fox River Valley has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, Fox River Valley and its subsidiaries are required to conduct their business in the ordinary course of business, consistent with prudent banking practice.

The following is a summary of the more significant restrictions imposed upon Fox River Valley, subject to the exceptions set forth in the merger agreement. Fox River Valley will not, without County’s prior written consent:

•	effect any change in the capitalization of Fox River Valley or the number of issued and outstanding shares of Fox River Valley;

•	pay any dividends or other distributions on its common stock;

•	amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into any contract material to Fox River Valley;

•	enter into loan transactions not in accordance with, or consistent with, past practices of The Business Bank;

•	enter into any new credit or new lending relationships that would require an exception to The Business Bank’s loan policy or that are not in strict compliance with such loan policy;

•	maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses on Fox River Valley’s outstanding loans and leases;

•	fail to charge-off any loans or leases that would be deemed uncollectible and place on non-accrual any loans or leases that are past due greater than 90 days;

•	sell, transfer, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to Fox River Valley and its subsidiaries, taken as a whole;

•	buy or sell any security held, or intended to be held, for investment not in accordance with its current investment policy;

•	acquire other than in the ordinary course of business all or any portion of the assets, business, deposits or properties of any other entity;

•	amend the articles of incorporation and bylaws of Fox River Valley and its subsidiaries;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

•	except as permitted by the merger agreement, increase in any manner the compensation or benefits of any of the current or former directors or employees of Fox River Valley or its subsidiaries, other than increases to employees in the ordinary course of business;

•	except as permitted by the merger agreement, establish, amend or terminate any employee benefit plan;

•	incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business;

•	enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

•	settle any action, suit, claim or proceeding against it or any of its subsidiaries in excess of $50,000;

•	make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

•	make or change any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes, settle or compromise any material tax liability, claim or assessment or file any material amended tax return; or

•	agree to take, make any commitment to take or adopt any resolutions of Fox River Valley’s board of directors in support of, any of the actions described in this section.

County has agreed to file all other applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the merger agreement. Both parties have agreed to cooperate with the other in connection with obtaining the regulatory approvals. Both parties agree:

•	to use all reasonable best efforts and to cooperate in the preparation and filing of all applications, notices and documents required to obtain regulatory approval and/or consents from governmental authorities for the merger and the merger agreement;

•	to exercise good faith and use reasonable best efforts to satisfy the conditions required to close the merger and to consummate the merger as soon as practicable;

•	that neither will intentionally act in a manner that would cause a breach of the merger agreement;

•	to promptly notify the other party in writing if any fact or condition arises that causes or constitutes a breach of any of the representations and warranties; and

•	to coordinate publicity of the transactions contemplated by the merger agreement to the media.

Fox River Valley has agreed to maintain and preserve intact its business organization and advantageous business relationships, and has also agreed to the following:

•	to provide County with an owner’s preliminary report of title issued by a title insurance company for each of Fox River Valley’s properties, except properties designated as other real estate owned;

•	to provide County with written proof of ownership by Fox River Valley and its subsidiaries of properties designated as other real estate owned.

•	to allow County to conduct environmental investigations on the properties in which Fox River Valley holds an interest;

•	to amend or terminate, as requested by County, any of its employee benefit plans; and

•	to repay certain of its outstanding indebtedness on or prior to the closing date.

The merger agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See “Description of the Merger Agreement—Employee benefit matters” and “The Merger—Interests of certain persons in the merger.”

No solicitation of or discussions relating to an acquisition proposal

The merger agreement contains provisions prohibiting Fox River Valley from soliciting, initiating or knowingly encouraging an alternative proposal to the merger. Fox River Valley has agreed that it will not, and will cause each of its subsidiaries not to, solicit, initiate or knowingly encourage any inquiry or proposal or enter into any negotiations or discussions with any person or entity concerning any proposed acquisition of Fox River Valley or its subsidiaries, or furnish any nonpublic information to any person or entity proposing or seeking such an acquisition.

However, the merger agreement provides that Fox River Valley may furnish such information pursuant to a customary confidentiality agreement and engage in such negotiations or discussions in response to an acquisition proposal that was not solicited by Fox River Valley in violation of the merger agreement, if the board of directors of Fox River Valley determines in good faith and after consultation with outside counsel that such proposal constitutes or is reasonably likely to result in a superior proposal, and the failure to take action with respect to such proposal is reasonably likely to result in a breach of the board of directors’ fiduciary duties. If the board of directors of Fox River Valley determines that it is necessary to pursue a superior proposal in order to act in a manner consistent with its fiduciary duties, the board may withdraw, modify or otherwise change the board’s recommendation with respect to the merger and the merger agreement, and/or terminate the merger agreement. However, the Fox River Valley board of directors may not terminate the merger agreement for a superior proposal unless it has first notified County and otherwise negotiated with County so that the merger may be effected. A “superior proposal” means any acquisition proposal containing terms that the Fox River Valley board of directors determines in good faith (based on the advice of its financial advisor) to be more favorable to Fox River Valley shareholders than the merger and has a reasonable prospect of being consummated in accordance with its terms.

If County terminates the merger agreement because Fox River Valley breaches its covenant not to solicit an acquisition proposal from a third party or if Fox River Valley terminates the merger agreement in order to enter into an agreement for a superior proposal, Fox River Valley will pay to County a termination fee equal to $1.15 million. See “Description of the Merger Agreement—Termination fee” below.

Representations and warranties

The merger agreement contains representations and warranties made by Fox River Valley, County and Merger Sub. These include, among other things, representations relating to:

•	valid corporate organization and existence;

•	corporate power and authority to enter into the merger and the merger agreement;

•	absence of any breach of organizational documents, law or other agreements as a result of the merger;

•	capitalization;

•	financial statements;

•	filing of necessary reports with regulatory authorities;

•	compliance with laws;

•	absence of litigation or orders;

•	absence of material adverse changes;

•	broker/finder fees; and

•	compliance with the Community Reinvestment Act;

County and Merger Sub also represent and warrant to Fox River Valley in the merger agreement relating to, among other things:

•	compliance with SEC filing requirements;

•	regulatory matters;

•	third party consents;

•	taxation of the merger;

•	opportunity for due diligence;

•	funding of the purchase price; and

•	accuracy of the information with respect to County and Merger Sub in this proxy statement/prospectus.

Fox River Valley makes additional representations and warranties to County in the merger agreement relating to, among other things:

•	ownership of its subsidiaries, including The Business Bank;

•	books of account, minutes and stock records;

•	real property, personal property and other material assets;

•	loans and its allowance for loan losses;

•	certain tax matters;

•	employee matters and employee benefits;

•	conduct of business;

•	compliance with, absence of default under and information regarding, material contracts;

•	insurance matters;

•	environmental matters;

•	affiliate transactions;

•	intellectual property;

•	investment securities; and

•	performance of obligations with respect to its trust preferred securities.

Conditions to completion of the merger

Closing Conditions for the Benefit of County and Merger Sub. County’s and Merger Sub’s obligations are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of Fox River Valley in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•	performance by Fox River Valley in all material respects of its agreements under the merger agreement;

•	approval of the merger agreement at the meeting of Fox River Valley shareholders, with holders of less than 7.5% of shares of Fox River Valley common stock exercising dissenter’s rights;

•	no commenced or threatened litigation: (i) involving a challenge to, or seeking relief in connection with, the transactions contemplated by the merger agreement, or (ii) that may have the effect of preventing or delaying any of the transactions contemplated by the merger agreement;

•	receipt of all necessary regulatory approvals;

•	the registration statement, of which this proxy statement/prospectus is a part, concerning County common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

•	receipt of an opinion from Fox River Valley’s special counsel regarding the valid existence and the valid issuance of the capital stock of Fox River Valley, its authority to enter into the merger agreement and the due execution and delivery of the merger agreement by Fox River Valley, among other things;

•	receipt of a tax opinion from Barack Ferrazzano that the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code;

•	receipt of an assignment and assumption agreement or supplemental indenture to effectuate the assignment by Fox River Valley of the assets, liabilities and obligations of Fox River Valley in connection with the trust preferred securities issued by a trust controlled by Fox River Valley;

•	no material adverse change in Fox River Valley since November 19, 2015;

•	receipt of all written consents required under any material contracts of Fox River Valley and all other written consents required to effect the transactions contemplated by the merger agreement;

•	approval of the listing of the shares of County common stock issuable pursuant to the merger agreement on NASDAQ;

•	receipt of other customary documents, certificates and instruments, including good standing certificates, certificates of regulatory authorities and secretary certificates;

•	receipt of a balance sheet of Fox River Valley, adjusted to reflect certain adjustments, specifications and charges, as set forth in the merger agreement; and

•	adjustment of the merger consideration, as applicable, as set forth in “Description of the Merger Agreement—Consideration to be received in the merger.”

Closing Conditions for the Benefit of Fox River Valley. Fox River Valley’s obligations are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of County and Merger Sub in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•	performance by County and Merger Sub in all material respects of their agreements under the merger agreement;

•	the registration statement, of which this proxy statement/prospectus is a part, concerning County common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

•	approval of the merger agreement at the meeting of Fox River Valley shareholders;

•	no commenced or threatened litigation: (i) involving a challenge to, or seeking relief in connection with, the transactions contemplated by the merger agreement, or (ii) that may have the effect of preventing or delaying any of the transactions contemplated by the merger agreement, in either case that would have a material adverse effect on County;

•	receipt of other customary documents, certificates and instruments, including good standing certificates, certificates of regulatory authorities and secretary certificates;

•	receipt of a tax opinion from Boardman & Clark LLP that the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code;

•	receipt of an assignment and assumption agreement or supplemental indenture to effectuate the assumption by County of the assets, liabilities and obligations of Fox River Valley in connection with the trust preferred securities issued by a trust controlled by Fox River Valley; and

•	approval of the listing of the shares of County common stock issuable pursuant to the merger agreement on NASDAQ.

Pursuant to the terms of the merger agreement, the tax opinion to be received by Fox River Valley was to be delivered by RSM US LLP. Subsequently, Fox River Valley and County have agreed that Fox River Valley may receive a tax opinion from Boardman & Clark LLP in lieu of a tax opinion from RSM US LLP.

Termination

County and Fox River Valley may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either County or Fox River Valley may terminate the merger agreement as follows:

•	the other party has breached or failed to perform its obligations under the merger agreement, which breach or failure to perform would result in the failure of any of the closing conditions, provided its inability to satisfy the condition was not caused by the non-breaching party’s failure to meet any of its obligations under the merger agreement;

•	any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority;

•	the merger is not completed (other than through the failure of any party seeking to terminate the agreement to comply fully with its material obligations under the merger agreement) by June 30, 2016; or

•	a court or regulatory authority has enjoined or prohibited any of the transactions contemplated in the merger agreement.

In addition, a particular party may terminate the merger agreement as follows:

•	County may terminate if Fox River Valley materially breaches any of its obligations with respect to soliciting alternative acquisition proposals or holding a meeting of its shareholders to approve the merger agreement;

•	Fox River Valley may terminate in order to enter into an agreement with respect to an unsolicited superior proposal from a third party;

•	County or Fox River Valley may terminate if, after the identification or confirmation of the presence of certain environmental conditions related to certain real property, the aggregate cost of remedying such conditions exceeds $500,000; or

•	Fox River Valley may terminate during the five business day period commencing on the determination date, if: (i) the volume weighted average closing price of County’s common stock for the ten consecutive trading days prior to the determination date is less than $14.90 per share; and (ii) the performance of County’s common stock underperforms the SNL U.S. Bank Index by more than 20%; provided, that County may offer to increase the cash portion of the merger consideration in such circumstance to prevent such a termination.

Any termination of the merger agreement will not affect any rights accrued prior to such termination.

Termination fee

Termination Fees Payable by Fox River Valley. Fox River Valley has agreed to pay to County a termination fee of $750,000 if the merger agreement is terminated by County because Fox River Valley committed a breach of or failed to perform its obligations under the merger agreement, which breach or failure to perform would result in the failure of any of the closing conditions, and such breach is not the result of County’s failure to comply or perform in all material respects with any of its obligations under the merger agreement.

Fox River Valley has agreed to pay County a termination fee of $1.15 million if the merger agreement is terminated under the following circumstances:

•	County terminates the merger agreement because Fox River Valley breaches its covenant not to solicit an acquisition proposal from a third party or its covenant to hold a shareholder meeting to approve the merger agreement;

•	Fox River Valley terminates the merger agreement in order to enter into an agreement with respect to an unsolicited superior proposal; or

•	the merger agreement is terminated by County because Fox River Valley has willfully breached or failed to perform its obligations under the merger agreement, which breach or failure to perform would result in the failure of any of the closing conditions, provided its inability to satisfy the condition was not caused by County’s failure to meet any of its obligations under the merger agreement, and within twelve months after termination of the merger agreement, Fox River Valley enters into a definitive agreement relating to an acquisition proposal with a third party.

Termination Fees Payable by County. County has agreed to pay to Fox River Valley a termination fee of $750,000 if the merger agreement is terminated by Fox River Valley because County committed a breach of or failed to perform its obligations under the merger agreement, which breach or failure to perform would result in the failure of any of the closing conditions, and such breach is not the result of Fox River Valley failure to comply or perform in all material respects with any of its obligations under the merger agreement.

Management of County and Fox River Valley after the merger

Following the merger, two current directors of Fox River Valley will be appointed to the board of directors of County. The County board of directors will otherwise remain the same after the merger and the manager of Merger Sub will continue to serve as the manager of the surviving company until it is dissolved.

Employee benefit matters

Except as more fully described above under “The Merger—Interests of certain persons in the merger,” pursuant to the merger agreement, County will assume all of the employee benefit plans sponsored or maintained by Fox River Valley or The Business Bank that are not terminated prior to the closing date. Former employees of Fox River Valley and The Business Bank may continue to participate in those plans until County terminates the plans or merges them with existing County plans. To the extent that any former employees of Fox River Valley or The Business Bank participate in any employee benefit plans sponsored or maintained by County as of the closing date, such employees will be given credit for amounts paid under a corresponding Fox River Valley or The Business Bank benefit plan during the plan year in which the closing of the merger occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such County benefit plan for the plan year in which the closing of the merger occurs. For purposes of determining eligibility to participate in and, where applicable, vesting under County’s applicable employee benefit plans, each former employee of Fox River Valley or The Business Bank will receive past service credit for his or her prior employment with Fox River Valley or The Business Bank as if each such employee had then been employed by County. County reserves the right to amend or terminate these plans and arrangements in accordance with the terms of such plans and arrangements and applicable laws. If County chooses to terminate any Fox River Valley or The Business Bank employee benefit or similar plan after the closing date, employees previously covered under the terminated plan will be eligible to participate in a similar County employee benefit plan. Also, if any former employee of Fox River Valley or The Business Bank who became an employee of County by virtue of the merger is terminated without cause within one year following the effective time of the merger, such individual will be eligible to receive severance in the amount of one week’s base salary for each full year of continuous service with Fox River Valley, The Business Bank and County.

Expenses

All expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses, except that County will pay the difference in cost between the fees charged by Fox River Valley’s auditor to audit Fox River Valley’s financial statements and the fees paid by Fox River Valley for its year-end director’s examination report.

NASDAQ stock listing

County common stock currently is listed on NASDAQ under the symbol “ICBK.” The shares to be issued to Fox River Valley’s shareholders as merger consideration also will be eligible for trading on the NASDAQ Global Market.

Amendment

The merger agreement may be amended in writing by the parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF

COUNTY AND FOX RIVER VALLEY

Security Ownership and Certain Beneficial Ownership of County

The following table sets forth certain information with respect to the beneficial ownership of County common stock and Series B Preferred Stock as of December 31, 2015, for:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each shareholder known by us to be the beneficial owner of more than 5% of our capital stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that persons and entities named in the table below have sole voting and investment power with respect to all the capital stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 5,771,001 shares of capital stock outstanding as of December 31, 2015. In computing the number of shares of common stock beneficially owned by a person and the ownership percentage of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or releasable within 60 days of December 31, 2015. We did not deem these shares outstanding, however, for purposes of computing the percentage ownership of any other person.

Additionally, although the anticipated beneficial ownership of County after the merger will not be known until the completion of the merger, the following table sets forth pro forma information giving effect to the merger assuming the issuance of 912,824 shares of County common stock to current Fox River Valley shareholders.

Name of Beneficial Owner(1)(2)(3)	Common Stock Beneficially Owned(3)(4)	Ownership of Shares of Series B Preferred Stock(4)	Percent of Class	Post- Merger Pro Forma Percent of Class
Directors and Officers:
William C. Censky	385,000	—	6.7%	5.8%
Timothy J. Schneider	177,618	—	3.1	2.7
Mark R. Binversie	327,902	—	5.7	4.9
Carmen L. Chizek	124,700	8,000	2.2	1.9
Lynn D. Davis	16,881	—	*	*
Edson P. Foster	33,500	—	*	*
Wayne D. Mueller	162,940	—	2.8	2.4
Andrew J. Steimle	17,500	—	*	*
Kenneth R. Zacharias	12,000	—	*	*
Gary Ziegelbauer	416,300		7.2	6.2
All Executive Officers and Directors as a Group (14 persons)	1,805,917	—	31.3%	27.1%

5 Percent Beneficial Owner:
Wellington Management, LLP(5)	451,332		7.8%	6.8%
EJF Capital LLC(6)	300,000		5.2	4.5

*	Represents beneficial ownership of less than 1.00% of the outstanding shares of common stock.
(1)	Except as otherwise indicated, the address of each beneficial owner in the table is: c/o County Bancorp, Inc., 860 North Rapids Road, Manitowoc, Wisconsin 54221.

(2)	Except as otherwise indicated, the number includes shares held by, jointly with, or in trust for the benefit of, the person’s spouse and dependent children. Shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.
(3)	Amounts include the following numbers of shares pledged as security for personal loans with one or more third-party lenders: for Mr. Censky—121,830; for Mr. Schneider—111,500; for Mr. Binversie—110,630; for Mr. Zacharias—12,000; and for all other executive officers—25,000.
(4)	The U.S. Treasury does not beneficially own any of our shares of common stock or Series B Preferred Stock and beneficially owns 100% of the issued and outstanding SBLF Preferred Stock.
(5)	Information with respect to Wellington Management, LLP, which we refer to as Wellington, located at 280 Congress Street, Boston, Massachusetts 02210, is based solely on a Schedule 13F filed with the SEC on November 16, 2015 by Wellington. Wellington has shared voting and dispositive power with respect to 451,332 shares of common stock.
(6)	Information with respect to EJF Capital LLC, which we refer to as EJF, located at 2107 Wilson Boulevard, Suite 410, Arlington, Virginia 22201, is based solely on a Schedule 13G filed with the SEC on January 23, 2015 by EJF, Emanuel J. Friedman and EJF Sidecar Fund, Series LLC—Series D, which we refer to as the EJF Sidecar Fund. EJF has shared voting and dispositive power with respect to 300,000 shares of common stock. EJF serves as the manager of the EJF Sidecar Fund and various managed accounts and may be deemed to share beneficial ownership of the 49,567 shares of common stock of which EFJ Sidecar Fund is the record owner and the 250,433 shares of common stock of which the managed accounts are the record owner. Emanuel J. Friedman is the controlling member of EJF and may be deemed to share beneficial ownership of the shares of common stock over which EJF may share beneficial ownership

Security Ownership and Certain Beneficial Ownership of Fox River Valley

The following table shows, as of December 31, 2015, the beneficial ownership of Fox River Valley common stock of each person who beneficially owns more than 5% of Fox River Valley’s outstanding common stock, of each Fox River Valley director, of each executive officer of Fox River Valley and all of Fox River Valley’s directors and officers as a group. Except as otherwise noted in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth. Except as indicated in the footnotes to the table below, the business address of the persons listed below is c/o Fox River Valley Bancorp, Inc., 5643 Waterford Lane, Appleton, Wisconsin 54913. Applicable percentage ownership is based on 1,633,862 shares of capital stock outstanding as of December 31, 2015.

Name	Common Stock beneficially owned	Percent of Outstanding
Directors and Executive Officers
Stanley W. Baehman	89,400	5.5%
Martin J. Bonneson	98,972	6.1%
Rick Dercks(1)	139,744	8.6%
William C. Hodgkiss	2,300	*
Robert E. Matzke	36,220	2.2%
Michael Reese	166,864	10.2%
Dennis Wojahn	8,000	*
David J. Gitter	0	*
Matthew Kasdorf	0	*
David D. Kohlmeyer	11,075	*

All directors and executive officers as a group (10 persons)	552,575	33.8%

*	Represents beneficial ownership of less than 1.00% of the outstanding shares of common stock.
(1)	Includes 80,000 shares owned in the name of JILY Ltd Partnership, of which Mr. Dercks is president, for which he has sole discretion for purposes of voting.

The information presented in the table is based on information furnished by the specified persons and was determined in accordance with Rule 13d-3 under the Exchange Act, as required for purposes of this proxy statement/prospectus. Briefly stated, under that rule shares are deemed to be beneficially owned by any person or group having the power to vote or direct the vote of, or the power to dispose or direct the disposition of, such shares, or who has the right to acquire beneficial ownership thereof within 60 days. Beneficial ownership for the purposes of this proxy statement/prospectus is not necessarily to be construed as an admission of beneficial ownership for other purposes.

COMPARISON OF RIGHTS OF COUNTY SHAREHOLDERS AND FOX RIVER VALLEY SHAREHOLDERS

As a shareholder of Fox River Valley, your rights are governed by Fox River Valley’s articles of incorporation, as amended, and its amended and restated bylaws, each as currently in effect. Upon completion of the merger, the rights of Fox River Valley shareholders who receive shares of County common stock in exchange for their shares of Fox River Valley common stock and become shareholders of County will be governed by County’s amended and restated articles of incorporation and amended and restated bylaws, as well as the rules and regulations applying to public companies. County and Fox River Valley are both incorporated in Wisconsin and are subject to the WBCL.

The following discussion summarizes material similarities and differences between the rights of Fox River Valley shareholders and County shareholders and is not a complete description of all of the differences. This discussion is qualified in its entirety by reference to the WBCL and County’s and Fox River Valley’s respective articles of incorporation and bylaws.

	County Shareholder Rights	Fox River Valley Shareholder Rights
Authorized Capital Stock:

County is authorized to issue 50 million shares of common stock, par value $0.01 per share, and 600,000 shares of preferred stock, par value $0.01 per share, which we refer to as County preferred stock. Of the 600,000 shares of County preferred stock, (i) 15,000 have been designated Series B Nonvoting Noncumulative Perpetual Preferred Stock; (ii) 15,000 have been designated Noncumulative Perpetual Preferred Stock, Series C; and (iii) 570,000 have not been classified.

On December 31, 2015, County had 5,771,001 shares of common stock outstanding, 8,000 shares of Series B Preferred Stock outstanding and 15,000 shares of SBLF Preferred Stock outstanding. Further issuance of shares of County’s preferred stock may affect the relative rights of the holders of its common stock, depending upon the exact terms, qualifications, limitations and relative rights and preferences, if any, of the shares of the preferred stock as determined by County’s board of directors.

Fox River Valley is authorized to issue 5 million shares of common stock, par value $1.00 per share. On December 31, 2015, Fox River Valley had 1,633,862 shares of common stock outstanding.

Dividends:	Subject to any rights of holders of County preferred stock, County may pay dividends if, as and when declared	Fox River Valley may pay dividends if, as and when declared by its board of directors from any funds legally

	County Shareholder Rights	Fox River Valley Shareholder Rights
	by its board of directors from any funds legally available therefor.	available therefor. Additionally, Fox River Valley is currently limited in its ability to pay dividends on its common stock pursuant to a board resolution required by the Federal Reserve. See “Information About Fox River Valley—Information About Fox River Valley’s and The Business Bank’s Business—Regulatory Issues Facing The Business Bank and Fox River Valley—Board Resolution Limiting Certain Corporate Acts.”

Voting Limitations:	County’s articles of incorporation and bylaws do not impose voting restrictions on shares held in excess of a beneficial ownership threshold.	Fox River Valley’s articles of incorporation impose voting restrictions on shares held in excess of a 20% beneficial ownership limit, unless the acquisition has been approved by a majority of disinterested Fox River Valley directors.

Transfer Restrictions	County’s articles of incorporation and bylaws do not impose restrictions on transfers of County common stock.	Fox River Valley’s articles of incorporation prohibit the acquisition by any person of beneficial ownership of more than 20% of any equity securities of Fox River Valley, unless the acquisition has been approved by a majority of disinterested Fox River Valley Directors. In addition, Fox River Valley’s bylaws provide that other shareholders and Fox River Valley have a right of first refusal in the event that a shareholder wishes to transfer his or her stock other than to certain family members, and rights to purchase shares upon the death of a shareholder unless the deceased shareholder’s shares pass to certain family members.

Business Combinations with Interested Stockholders:	County’s articles of incorporation provide that the corporation elects to be subject to the provisions of the WBCL with respect to business combinations with interested stockholders, as more fully described under “Description of County Capital Stock—Anti-Takeover Effect of Governing Documents and Applicable Law—Wisconsin Antitakeover	The WBCL provides that unless the articles of incorporation provide otherwise, the provisions of the WBCL with respect to business combinations with interested stockholders do not apply to corporations that do not have a class of voting stock registered or traded on a national securities exchange or registered under section 12(g) of the

	County Shareholder Rights	Fox River Valley Shareholder Rights
	Statutes—Wisconsin Business Combination Statutes.”	Exchange Act on the interested stockholder’s stock acquisition date. Fox River Valley’s articles of incorporation do not elect to be subject to those provisions.

Number of Directors; Classification:

The County board of directors currently consists of ten members. County’s bylaws provide that the number of directors constituting the entire board of directors shall be determined by a majority of the then authorized number of directors, but the authorized number of directors may not be less than one.

County’s board of directors is divided into three classes, with each class consisting of approximately one-third of the total number of directors. Directors are elected for three-year terms, with one class of directors up for election at each annual meeting of shareholders.

The Fox River Valley board of directors currently consists of eight members. Fox River Valley’s bylaws authorize 11 directors, which number is subject to increase or decrease by amendment to the bylaws adopted by the shareholders.

Fox River Valley’s board of directors is divided into three classes, with each class consisting of approximately one-third of the total number of directors. Directors are elected for three-year terms, with one class of directors up for election at each annual meeting of shareholders.

Election of Directors; Vacancies:

Each County shareholder is entitled to one vote for each share of the voting stock held by such shareholder. Directors are elected by a plurality vote. Under County’s bylaws, no person shall be elected or appointed to the board of directors if the term will begin on or after such person’s 70th birthday.

County’s articles of incorporation do not provide for cumulative voting.

County’s bylaws provide that any vacancy on the board of directors may be filled by a majority vote of the directors then in office, and if no director remains in office, a vacancy may be filled by the shareholders. The WBCL provides that any vacancy on the board of directors may also be filled by the shareholders.

Each Fox River Valley shareholder is entitled to one vote for each share of the voting stock held by such shareholder. Directors are elected by a plurality vote.

Fox River Valley’s articles of incorporation do not provide for cumulative voting.

Fox River Valley’s bylaws provide that that any vacancy on the board of directors may be filled by a majority vote of the board of directors then in office or by the shareholders.

Removal of Directors:	County’s bylaws provide that a director may be removed at a shareholders’ meeting, only for cause, by the affirmative vote of a majority	Fox River Valley’s bylaws provide that a director may be removed at a shareholders’ meeting, with or without cause, if the number of votes

	County Shareholder Rights	Fox River Valley Shareholder Rights
	of the outstanding shares entitled to vote.	cast to remove the director exceeds the number of votes cast not to remove him or her.

Call of Special Meeting of Directors:	County’s bylaws provide that a special meeting of the board of directors may be called by or at the request of the chairman of the board, the president, the secretary or any one director.	Fox River Valley’s bylaws provide that a special meeting of the board of directors may be called by or at the request of the chairman, the president or one-third of the total number of directors.

Limitation on Director Liability:

County’s articles of incorporation and bylaws provide that no director will be personally liable to the corporation or any of its shareholders for monetary damages for any breach of fiduciary duty to the fullest extent permitted by the WBCL unless the person asserting liability proves that the breach constitutes:

•    a willful failure to deal fairly with the corporation or its shareholders in a matter in which the director has a material conflict of interest;

•    a violation of criminal law, unless the director has reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•    a transaction from which the director received an improper personal benefit; or

•    willful misconduct.

Fox River Valley’s bylaws provide that a director will not be personally liable to the corporation or any of its shareholders for monetary damages for any breach of fiduciary duty unless the person asserting liability proves that the breach constitutes:

•    a willful failure to deal fairly with the corporation or its shareholders in a matter in which the director has a material conflict of interest;

•    a violation of criminal law, unless the director has reasonable cause to believe his or her conduct was lawful;

•    a transaction from which the director received an improper personal benefit; or

•    willful misconduct.

Indemnification:

County’s bylaws provide for indemnification of its officers and directors to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation.

The bylaws also provide that in cases not included under the above provision, the corporation shall

Fox River Valley’s bylaws provide for indemnification of its officers and directors to the fullest extent authorized by the WBCL against all expense, liability and loss reasonably incurred or suffered by the officer or director.

The WBCL requires indemnification against liability incurred by an officer or director in a proceeding to which the officer or director was a party because he or she was an officer or directror, unless liability was incurred

	County Shareholder Rights	Fox River Valley Shareholder Rights

indemnify a director or officer against all liabilities and expenses incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty he or she owes to the corporation and the breach or failure to perform constitutes any of the following:

•    a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

•    a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•    a transaction from which the director or officer derived an improper personal profit; or

•    willful misconduct.

because he or she breached or failed to perform a duty he or she owes to the corporation and the breach or failure to perform constitutes any of the following:

•    a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

•    a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•    a transaction from which the director or officer derived an improper personal profit; or

•    willful misconduct.

Call of Special Meetings of Shareholders:

County’s bylaws provide that a special meeting of the shareholders may be called by the chairman of the board, the president, the board of directors or, if and as required by the WBCL, upon the written demand of holders of shares with at least 10% of the votes entitled to be cast.

Written notice stating the place, day, hour and purpose of the special meeting must be delivered not less than 10 days nor more than 60 days before the date of the meeting.

Fox River Valley’s bylaws provide that a special meeting of the shareholders may be called by the chairman, the president, 50% of the authorized number of directors (which therefore requires 6 directors) or upon the written demand of holders of at least 10% of all votes entitled to be cast.

Written notice stating the place, day, hour and purpose of the special meeting must be delivered not less than 10 days nor more than 60 days before the date of the meeting.

	County Shareholder Rights	Fox River Valley Shareholder Rights
Quorum of Shareholders:	County’s bylaws provide that a majority of the votes entitled to be cast by shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.	Fox River Valley’s bylaws provide that a majority of the outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at a shareholders’ meeting.

Advance Notice Regarding Shareholders Proposals (other than Nomination of Candidates for Election to the Board of Directors):

County’s bylaws provide that any action proposed to be taken at a shareholders’ meeting may be proposed by any shareholder entitled to vote for such proposed action. A shareholder entitled to vote for the election of directors at a meeting may propose action to be taken at a meeting only if written notice of such shareholder’s intent to make such proposal is given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the corporation not later than: (i) with respect to a proposal to be considered at an annual meeting of shareholders, 90 days in advance of such meeting; or (ii) with respect to a proposal to be considered at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

Such notice shall contain the name and address of the shareholder, the number of shares held of record by the shareholder, the date or dates on which the shareholder acquired such shares and a description of the proposed business to be brought before the shareholders’ meeting.

Fox River Valley’s bylaws provide that proposals for any business to be considered by shareholders at any annual or special meeting of shareholders may be made by any shareholder of the corporation entitled to vote generally in the election of directors. In order for a shareholder to make any such proposals, and for such other business to be properly before the annual or special meeting, he or she must give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the secretary: (i) with respect to an annual meeting, not less than 60 days nor more than 90 days prior to the date of the previous year’s annual meeting of shareholders, except that if no annual meeting was held in the previous year, no later than the close of business on the tenth day following the day on which notice of the annual meeting was mailed to shareholders; and (ii) with respect to a special meeting, not later than the close of business on the tenth day following the day on which notice of the special meeting was mailed to shareholders.

Each such notice given by a shareholder to the secretary with respect to business proposals to be brought before a meeting of shareholders shall set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the corporation’s books, of the shareholder proposing such business;

	County Shareholder Rights	Fox River Valley Shareholder Rights
(iii) the class and number of shares of the corporation beneficially owned by such shareholder; and (iv) any material interest of the shareholder in such business. In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the corporation.

Advance Notice Regarding Shareholders Nomination of Candidates for Election to the Board of Directors:

County’s bylaws provide that nominations for the election of directors may be made by any shareholder entitled to vote for the election of directors. A shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the corporation not later than: (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; or (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

Such notice shall contain the name and address of the shareholder, the number of shares held of record by the shareholder, the date or dates on which the shareholder acquired such shares and background information about the proposed nominee or nominees.

Fox River Valley’s bylaws provide that nominations for the election of directors at any annual or special meeting of shareholders may be made by any shareholder of the corporation entitled to vote generally in the election of directors. In order for a shareholder to make any such nominations, and for such nominations to be properly before the annual or special meeting, he or she must give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the secretary: (i) with respect to an annual meeting, not less than 60 days nor more than 90 days prior to the date of the previous year’s annual meeting of shareholders, except that if no annual meeting was held in the previous year, no later than the close of business on the tenth day following the day on which notice of the annual meeting was mailed to shareholders; and (ii) with respect to a special meeting, not later than the close of business on the tenth day following the day on which notice of the special meeting was mailed to shareholders.

Each such notice given by a shareholder to the secretary with respect to nominations for election of directors shall set forth in writing: (i) the name, age, business address and residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the number of shares of stock of the corporation beneficially owned by each such

	County Shareholder Rights	Fox River Valley Shareholder Rights
nominee; (iv) a description of all arrangements or understandings between such shareholders and such nominees and any other person (naming such person) pursuant to which the nomination is to be made by the shareholders; (v) such other information as would be required to be included, or would be otherwise required to be disclosed, in a proxy statement soliciting proxies for the election of the proposed nominee pursuant to Regulation 14A of the Exchange Act, including any information that would be required to be included had the nominee been nominated by the board of directors; (vi) the written consent of each nominee to be named in a proxy statement as a nominee and to serve, if elected, as a director; and (vii) as to the shareholder giving such notice: (A) his or her name and address as they appear on the corporation’s books; (B) the class and number of shares of the corporation which are beneficially owned by such shareholder; and (C) a representation that such shareholder is a holder of shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination. In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the corporation.

Shareholder Action by Written Consent:	County’s bylaws provide that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.	Fox River Valley’s bylaws provide that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Appointment and Removal of Officers:	County’s bylaws provide that the officers shall be appointed by the board of directors for a term as	Fox River Valley’s bylaws provide that the officers shall be elected annually by the board of directors at the first

	County Shareholder Rights	Fox River Valley Shareholder Rights

determined by the board of directors. If no term is specified, the officer shall hold office until he or she resigns, dies, is removed or a different person is appointed to the office.

Any officer may be removed by the board of directors with or without cause.

regular meeting of the board of directors held after each annual meeting of shareholders. Each officer will hold office until a successor is duly elected or until the officer’s death.

Any officer may be removed by the board of directors by the affirmative vote of greater than 50% of the directors present or participating when a vote is taken whenever in the judgment of such directors the best interests of the corporation will be served thereby.

Amendment to Charter and Bylaws:

County’s articles of incorporation may be amended as provided in the WBCL, which provides that unless the articles of incorporation or bylaws require a greater vote or a vote by voting groups, the amendment is adopted if approved by all of the following: (i) a majority of the votes entitled to be cast on the amendment by each voting group with respect to which the amendment would create dissenters’ rights; and (ii) the votes required by every other voting group entitled to vote on the amendment.

The bylaws of County may be amended or repealed or new bylaws may be adopted by either the shareholders by a majority vote at any regular meeting or special meeting of the shareholders or the affirmative vote of not less than a majority of the directors present at a meeting at which a quorum is present, except that no bylaw adopted by the shareholders may be amended or repealed by the board of directors if the bylaw so provides and a bylaw adopted or amended by the shareholders that fixes a greater or lower quorum requirement or greater voting requirement for the board of directors may not be amended by the directors unless the bylaws expressly allows the directors to amend or repeal such bylaw.

Fox River Valley’s articles of incorporation may be amended as provided in the WBCL, which provides that unless the articles of incorporation or bylaws require a greater vote or a vote by voting groups, the amendment is adopted if approved by all of the following: (i) a majority of the votes entitled to be cast on the amendment by each voting group with respect to which the amendment would create dissenters’ rights; and (ii) the votes required by every other voting group entitled to vote on the amendment.

The bylaws of Fox River Valley may be altered, amended or repealed or new bylaws may be adopted by either the shareholders if the votes cast favoring the action exceed the votes cast opposing the action or the affirmative vote of greater than 50% of the directors present or participating when a vote is taken, except that no bylaw adopted by the shareholders may be amended or repealed by the board of directors if the bylaw so provides.

DESCRIPTION OF COUNTY CAPITAL STOCK

The following description of the capital stock of County does not purport to be complete and is qualified, in all respects, to applicable Wisconsin law and provisions of County’s amended and restated articles of incorporation and County’s amended and restated bylaws. County’s amended and restated articles of incorporation and County’s amended and restated bylaws are incorporated by reference and will be sent to shareholders of County and shareholders of Fox River Valley upon request. See “Where You Can Find More Information.”

General

County is a corporation organized under Chapter 180 of the WBCL. The following is a description of the material terms of County’s capital stock in accordance with County’s amended and restated articles of incorporation and amended and restated bylaws (hereinafter, articles of incorporation and bylaws, respectively) and certain material provisions of the WBCL, Wisconsin and federal bank holding company laws.

Common stock

County’s articles of incorporation presently authorize 50,000,000 shares of $0.01 par value common stock, of which 5,733,919 were outstanding as of September 30, 2015.

Voting Rights. Each share of common stock is entitled to one vote per share on all matters with respect to which shareholders are entitled to vote. Under County’s articles of incorporation and the WBCL, shareholder approval is required for various matters, including the election of directors, and other “extraordinary” corporate decisions and transactions, such as the authorization of additional common stock for certain changes of corporate name, a merger with another company, the dissolution of County, or a sale of substantially all of County’s assets. County’s articles of incorporation and bylaws provide for a classified board of directors consisting of two to three classes, as nearly equal as possible, with each class serving staggered three year terms.

Dividends. Subject to the rights and preferences of any shares of preferred stock that have been issued or might be issued in the future, holders of shares of common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available for that purpose.

Liquidation. In the event of the liquidation or dissolution of County, each holder of common stock would be entitled to recover, after payment of all of County’s debts and liabilities, and subject to any liquidation preferences established for any shares of preferred stock that are outstanding or might be issued in the future, a pro rata portion of all assets of County available for distribution to holders of common stock.

Rights and Preferences. Holders of County common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to County common stock. The rights, preferences and privileges of the holders of County common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of County preferred stock that County may designate in the future.

Fully Paid and Nonassessable. All outstanding shares of County common stock are fully paid and non-assessable, and the shares of common stock to be issued in connection with the merger agreement will be fully paid and non-assessable.

Series A Preferred Stock

Previously, County had issued Series A Preferred Stock. However, all shares of Series A Preferred Stock were subsequently redeemed and the class was extinguished.

Series B Nonvoting Noncumulative Perpetual Preferred Stock

County’s articles of incorporation presently authorize 15,000 shares of Series B Nonvoting Noncumulative Perpetual Preferred Stock. As of the date of this proxy statement/prospectus, 8,000 shares of Series B Preferred Stock are outstanding.

Voting Rights. Shares of Series B Preferred Stock are not entitled to any voting rights, except for those voting rights that may not be denied under the WBCL. Under the WBCL, Series B Preferred Stock would be entitled to vote on, among other items, increases and decreases in the number of authorized shares of Series B Preferred Stock, any change that is prejudicial to the holders of outstanding Series B Preferred Stock, and any exchange or reclassification of all or part of the shares of Series B Preferred Stock into shares of another class.

Dividends. Shares of Series B Preferred Stock are entitled to non-cumulative dividends equal to the sum of the “Prime rate of interest” (the highest quoted base rate on corporate loans at large U.S. money center commercial Bank) and 0.50%, but in no case will the dividend rate be less than 4.00% per annum. Dividends payable with respect to Series B Preferred Stock have no preference in right of payment over dividends payable with respect to common stock or any other class or series of County’s capital stock.

Liquidation and Rank. I n the event of a liquidation, dissolution, or winding up of County, holders of shares of Series B Preferred Stock would be entitled to receive $1,000 per share of Series B Preferred Stock, plus any declared but unpaid dividend from the preceding quarter, and any unpaid and accumulated quarterly dividend prorated from the first day of the calendar quarter in which the liquidation, dissolution, or winding up occurs to the effective date of such liquidation or dissolution. Shares of Series B Preferred Stock are entitled to this payment upon liquidation or dissolution before any payment can be made or any assets distributed to the holders of common stock or any other class or series of County’s capital stock.

Conversion. Each share of Series B Preferred Stock is convertible into share(s) of common stock upon the occurrence of one of two events: (i) County fails to pay a quarterly dividend in full within 15 calendar days of the applicable payment date on eight separate occasions, or (ii) County pays a dividend on any other class or series of common or preferred stock after it has omitted payment of four dividends on the Series B Preferred Stock. The conversion feature on the Series B Preferred Stock is triggered regardless of whether: (i) the omitted dividends occur with respect to consecutive or non-consecutive payment dates; or (ii) subsequent to the 15th calendar day referred to in this paragraph County pays such dividend. When converted, each share of Series B Preferred Stock will be exchanged for that number of shares of common stock having an aggregate value equal to the sum of: (i) $1,000; (ii) any declared but unpaid dividend from the preceding quarter; and (iii) the unpaid and accumulated quarterly dividend prorated from the first day of the calendar quarter in which the conversion right was exercised to the issuance of the common stock. For purposes of converting Series B Preferred Stock, the per-share value of the common stock would be the most recent per-share appraised value of the common stock on an undiluted basis. However, if no appraisal has been performed within the 18 months next preceding the date of valuation, then the per share value of the common stock is calculated by multiplying the ratio that the most recent per-share appraised value bears to per-share book value as of the date of such appraisal, by per share book value based on County’s audited financial statements as of the year-end next preceding the year in which the valuation occurs. Any holder of Series B Preferred Stock who exercises conversion rights is required to exercise such rights as to all of the holder’s shares of Series B Preferred Stock. However, the amount of common stock issued to any individual can never exceed 10% or more of the then-issued and outstanding shares of common stock, unless any required regulatory approval is obtained; provided, however, that in lieu of seeking and obtaining such regulatory approval, such holder of Series B Preferred Stock may elect to convert only a portion of the share of Series B Preferred Stock held, and shall retain ownership of the remainder and have an ongoing right to exercise the conversion right to those remaining shares of Series B Preferred Stock.

Redemption. Subject to approval by the Federal Reserve, but otherwise at County’s election and in County’s exclusive discretion, County has the right to redeem any or all of the shares of Series B Preferred Stock upon 30 days’ notice to the holder(s) of such shares. Upon redemption, each share of Series B Preferred Stock would be exchanged for: (i) one-thousand dollars ($1,000); (ii) any declared but unpaid quarterly dividend; and (iii) the unpaid and accumulated quarterly dividend prorated for the then current calendar quarter.

Fully Paid and Non-Assessable. The outstanding shares of Series B Preferred Stock are fully paid and non-assessable.

Series C Noncumulative Perpetual Preferred Stock

County has 15,000 shares of Series C Noncumulative Perpetual Preferred Stock authorized and outstanding. The SBLF Preferred Stock was issued to the U.S. Treasury on August 23, 2011 as part of the federal government’s SBLF Program. County has given notice of redemption to the holders of the SBLF Preferred Stock and, subject to regulatory approval, intends to redeem the SBLF Preferred Stock in the first quarter of 2016.

Voting Rights. The holders of the SBLF Preferred Stock do not have voting rights other than with respect to certain matters relating to the rights of holders of SBLF Preferred Stock, on certain corporate transactions and, if applicable, the election of additional directors described below.

In addition to any other vote or consent required by law or by County’s articles of incorporation, the written consent of the U.S. Treasury, if the U.S. Treasury holds any shares of SBLF Preferred Stock, or the holders of a majority of the outstanding shares of SBLF Preferred Stock, voting as a single class, if the U.S. Treasury does not hold any shares of SBLF Preferred Stock, is required to:

•	amend County’s articles of incorporation for the SBLF Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the SBLF Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up by or of County;

•	amend County’s articles of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the SBLF Preferred Stock;

•	consummate a binding share exchange or reclassification involving the SBLF Preferred Stock or a merger or consolidation with another entity, unless: (i) the shares of SBLF Preferred Stock remain outstanding or, in the case of a merger or consolidation in which County is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) the shares of SBLF Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of the SBLF Preferred Stock immediately prior to consummation of the transaction, taken as a whole; provided, that in all cases, County’s obligations are assumed by the resulting entity or its ultimate parent;

•	sell all, substantially all or any material portion of, County’s assets, if the SBLF Preferred Stock will not be redeemed in full contemporaneously with the consummation of such sale; or

•	consummate a Holding Company Transaction (as defined below), unless as a result of the Holding Company Transaction each share of SBLF Preferred Stock will be converted into or exchanged for one share with an equal liquidation preference of preference securities of County or the acquirer. Any such preferred stock must entitle its holders to dividends from the date of issuance of such stock on terms that are equivalent to the terms of the SBLF Preferred Stock, and must have such other rights, preferences, privileges and voting powers, and limitations and restrictions that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of the SBLF Preferred Stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that: (i) any increase in the amount of County’s authorized shares of preferred stock; and (ii) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the SBLF Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative, and the distribution of assets upon County’s liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the SBLF Preferred Stock and will not require the vote or consent of the holders of the SBLF Preferred Stock.

A “Holding Company Transaction” means the occurrence of: (i) any transaction that results in a person or group (a) becoming the direct or indirect ultimate beneficial owner of County’s common equity representing more than 50% of the voting power of the outstanding shares of County common stock or (b) being otherwise required to consolidate for GAAP purposes, or (ii) any consolidation or merger of County or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of County’s consolidated assets to any person other than one of County’s subsidiaries; provided that, in the case of either clause (i) or (ii), County or the acquiror is or becomes a bank holding company or savings and loan holding company.

To the extent holders of the SBLF Preferred Stock are entitled to vote, holders of shares of the SBLF Preferred Stock will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the SBLF Preferred Stock would otherwise be required, all outstanding shares of the SBLF Preferred Stock have been redeemed by County or called for redemption upon proper notice and sufficient funds have been deposited by County in trust for the redemption.

Dividends. The SBLF Preferred Stock is entitled to receive non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1. The SBLF Preferred Stock pays a contractual dividend rate of between 1.0% and 9.0% depending on the amount of qualified small business lending the Bank engages in and the amount of time the SBLF Preferred Stock remains outstanding. As of the date hereof, the SBLF Preferred Stock is paying a dividend rate of 1.0%. In the first quarter of 2016, regardless of the levels of small business lending at Investors Community Bank, the dividend rate will increase to 9.0% until such time as the SBLF Preferred Stock is redeemed.

Dividends on the SBLF Preferred Stock are non-cumulative. If for any reason County’s board of directors does not declare a dividend on the SBLF Preferred Stock for a particular dividend period, then the holders of the SBLF Preferred Stock will have no right to receive any dividend for that dividend period, and County will have no obligation to pay a dividend for that dividend period. County must, however, within five calendar days, deliver to the holders of the SBLF Preferred Stock a written notice executed by County’s chief executive officer and chief financial officer stating County’s board of directors’ rationale for not declaring dividends. County’s failure to pay a dividend on the SBLF Preferred Stock also will restrict County’s ability to pay dividends on and repurchase other classes and series of County’s capital stock, including County common stock.

When dividends have not been declared and paid in full on the SBLF Preferred Stock for an aggregate of four or more dividend periods, and during that time County was not subject to a regulatory determination that prohibits the declaration and payment of dividends, County must, within five calendar days of each missed payment, deliver to the holders of the SBLF Preferred Stock a certificate executed by at least a majority of the members of County’s board of directors stating that it used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the directors’ fiduciary obligations. In addition, (i) County’s failure to pay dividends on the SBLF Preferred Stock for five or more dividend periods, whether consecutive or not, will give the holders of the SBLF Preferred Stock the right to appoint a non-voting observer on County’s board of directors, and (ii) County’s failure to pay dividends on the SBLF Preferred Stock for six or more dividend periods, whether consecutive or not, and if the aggregate liquidation preference of the SBLF Preferred Stock then outstanding is of $25,000,000 or more, will give the holders of the SBLF Preferred Stock the right to elect two directors. However, given that the liquidation preference for the SBLF Preferred Stock is less than $25,000,000, it is unlikely that the foregoing provisions described in the last sentence would be applicable.

No Sinking Fund. The SBLF Preferred Stock is not subject to any sinking fund.

Priority of Dividends. So long as any share of the SBLF Preferred Stock remains outstanding, County may declare and pay dividends on County common stock only if full dividends on all outstanding shares of SBLF Preferred Stock for the most recently completed dividend period have been or are contemporaneously declared and paid. If a dividend is not declared and paid in full on the SBLF Preferred Stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no dividend or distribution may be declared or paid on County common stock.

Restrictions on Repurchases. So long as any share of the SBLF Preferred Stock remains outstanding, County may repurchase or redeem shares of County common stock, only if dividends on all outstanding shares of SBLF Preferred Stock for the most recently completed dividend period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for payment has been set aside for the benefit of the holders of the SBLF Preferred Stock as of the applicable record date). If a dividend is not declared and paid in full on the SBLF Preferred Stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no redemptions or repurchases of County common stock may be carried out, except in certain limited cases.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of County’s affairs, holders of the SBLF Preferred Stock will be entitled to receive for each share of SBLF Preferred Stock, out of County’s assets or proceeds available for distribution to County’s shareholders, subject to any rights of County’s creditors, before any distribution of assets or proceeds is made to or set aside for the holders of County common stock, payment of an amount equal to the sum of: (i) the $1,000 liquidation preference amount per share; and (ii) the amount of any accrued and unpaid dividends on the SBLF Preferred Stock.

For purposes of the liquidation rights of the SBLF Preferred Stock, neither a merger nor consolidation of County with another entity nor a sale, lease or exchange of all or substantially all of County’s assets will constitute a liquidation, dissolution or winding up of County’s affairs.

Redemption and Repurchases. The SBLF Preferred Stock may be redeemed at any time at County’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, regardless of whether such dividends have been declared for that period, all subject to the approval of the federal banking regulator.

To exercise the optional redemption right, County must give notice of the redemption to the holders of record of the SBLF Preferred Stock, not less than 30 days and not more than 60 days before the date of redemption. In the case of a partial redemption of the SBLF Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as County’s board of directors or a committee of the board of directors determines to be fair and equitable but in any event the shares to be redeemed shall not be less than the lesser of: (i) the amount equal to 25% of the aggregate liquidation amount of the SBLF Preferred Stock as of the date first issued; and (ii) all of the outstanding SBLF Preferred Stock.

Shares of SBLF Preferred Stock that County redeems, repurchases or otherwise acquires will revert to authorized but unissued shares of preferred stock, which may then be reissued by County as any series of preferred stock other than the SBLF Preferred Stock.

Conversion. Holders of the SBLF Preferred Stock have no right to exchange or convert their shares into any other securities.

Fully Paid and Nonassessable. The outstanding shares of SBLF Preferred Stock are fully paid and non-assessable.

Registration Rights. As part of the terms of County’s participation in the U.S. Treasury’s SBLF Program, County agreed to provide the holders of County’s SBLF Preferred Stock with the right to demand that County file a registration statement or request that their shares be covered by a registration statement that County is otherwise filing. Under the securities purchase agreement, County must file a registration statement covering all of the SBLF Preferred Stock of such holders as promptly as practicable after the date County becomes subject to the reporting requirements of the Exchange Act, and no later than 30 days after such date. Notwithstanding the foregoing, if County is not eligible to file a registration statement on Form S-3 (which County currently is not eligible for), then County will not be obligated to file such a registration statement unless requested to do so by the U.S. Treasury. In the event that County proposes to register any of County’s securities under the Securities Act, either for County’s own account or for the account of other security holders, these holders are entitled to notice of such registration and are entitled to certain “piggyback” registration rights allowing the holder to include their preferred stock in such registration, subject to certain limitations. County may, in certain circumstances, defer such registrations, and any underwriters will have the right, subject to certain limitations, to limit the number of shares included in such registrations. The U.S. Treasury exercised its piggyback registration rights in connection with the registration statement filed by County that was declared effective on January 15, 2015.

Preferred Stock—Not Classified

County’s articles of incorporation authorize 570,000 shares of Preferred Stock that are not classified, par value $0.01 per share. County’s board of directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, shares of preferred stock out of the shares designated as Preferred Stock with such dividend, redemption, exchange, conversion and voting rights as may be specified in the particular series. In the event of a liquidation or dissolution of County, the issued shares of preferred stock would have priority over common stock to receive the amount specified in each particular series out of the remaining assets of County; however, such shares of preferred stock could rank senior, junior or equal to Series B Preferred Stock and the SBLF Preferred Stock in this regard. Additionally, the board of directors has authority, to the maximum extent permitted by Wisconsin law, to fix and determine the relative rights and preferences of each series of preferred stock. The issuance of one or more additional series of preferred stock could have an adverse effect on certain rights, including voting rights, of the holders of common stock. County has no current plan or intention to issue additional shares of preferred stock.

Exchange agent and registrar

Computershare Trust Company, N.A. is the exchange agent for the merger and the registrar for the County common stock.

NASDAQ Global Market

County common stock is listed on the NASDAQ Global Market under the trading symbol “ICBK.”

Anti-Takeover Effect of Governing Documents and Applicable Law

Certain provisions of County’s articles of incorporation and bylaws and of the WBCL discussed below may delay or make more difficult acquisitions or changes of control of County unless they are approved by the board of directors. These provisions could have the effect of discouraging third parties from making proposals which shareholders may otherwise consider to be in their best interests. These provisions may also make it more difficult for third parties to replace County’s current management without the concurrence of the board of directors.

Management of County may consider proposing additional provisions, either by way of amendments to the articles of incorporation or bylaws, or otherwise, for adoption at a shareholders’ meeting, which could contain further limitations on unsolicited takeover attempts. County presently has no proposals under consideration for additional antitakeover provisions.

Provisions of governing documents

Number of Directors; Vacancies; Removal. County’s board of directors is divided into three classes serving staggered three-year terms. As a result, at least two shareholders’ meetings will generally be required for shareholders to change a majority of the directors. The board of directors is authorized to create new directorships and to fill the positions it creates. The board of directors (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason. Any director appointed to fill a vacancy or to a newly created directorship will hold office until the next election for the class of directors to which the new director has been appointed. Shareholders may remove directors for cause at a special shareholders’ meeting called for that purpose at which a quorum is present and a majority of the votes are cast in favor of removal of the director. These provisions of the articles of incorporation could prevent shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees. County’s bylaws provide that no director will be appointed if the term for which he or she is elected or appointed will begin on or after such person’s seventieth birthday. Notwithstanding the foregoing, any director who attains age 70 while serving on County’s board will be permitted to serve for the remainder of his or her then-current term.

Special Meetings. County’s bylaws provide that shareholders may act at a meeting of shareholders. The chairman of the board, the president or the board of directors may call special meetings of shareholders and are required to call special meetings upon written demand by holders of common stock with at least 10% of the votes entitled to be cast at the special meeting.

Amendments to the Articles of Incorporation. The WBCL allows amendments to the articles of incorporation at any time to add or change a provision that is required or permitted to be included in a corporation’s articles of incorporation or to delete a provision that is not required to be included in the articles of incorporation. The board of directors may propose one or more amendments to County’s articles of incorporation for submission to shareholders and may condition its submission of the proposed amendment on any basis if the board of directors notifies each shareholder, whether or not entitled to vote, of the related shareholders’ meeting and includes certain information regarding the proposed amendment in that meeting notice.

Amendments to the Bylaws. The shareholders may amend or repeal the existing bylaws and adopt new bylaws by a majority vote of the shareholders in attendance and constituting a quorum at a shareholders’ meeting. The bylaws also provide that the board of directors may amend or repeal the existing bylaws and adopt new bylaws by the vote of at least a majority of the directors present at a meeting at which a quorum is present. However, the board of directors may not amend, repeal or readopt any bylaw adopted by shareholders if that bylaw so provides, and the board of directors may not amend or repeal a bylaw adopted or amended by shareholders that fixes a greater or lower quorum requirement or a greater voting requirement for the board of directors than otherwise is provided in the WBCL, unless the bylaws expressly provide that it may be amended or repealed by a specified vote of the board of directors. Further, a bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for shareholders or voting groups of shareholders than otherwise is provided in the WBCL may not be adopted, amended or repealed by the board of directors. Action by the board of directors that changes the quorum or voting requirement for the board of directors must meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirement then in effect, except where a different voting requirement is specified in the bylaws. In addition, the board of directors may not amend, alter or repeal a bylaw if the articles of incorporation, the particular bylaw or the WBCL reserve this power exclusively to the shareholders.

Ability to Issue Preferred Stock. As of the date of this proxy statement/prospectus, the board of directors has the authority to issue up to 570,000 shares of $0.01 par value preferred stock and has the power to issue those shares in one or more series and fix the designations, rights, preferences, and limitations of each series. This could allow the board of directors to designate a new class of preferred stock with conversion or voting rights that make an unsolicited takeover attempt far less likely.

Bank Regulatory Requirements

The ability of a third party to acquire County’s stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The BHCA requires any “bank holding company” to obtain the approval of the Federal Reserve before acquiring, directly or indirectly, more than 5% of County’s outstanding common stock. Any “company,” as defined in the BHCA, other than a bank holding company is required to obtain the approval of the Federal Reserve before acquiring “control” of County. “Control” generally means: (i) the ownership or control of 25% or more of a class of voting securities; (ii) the ability to elect a majority of the directors; or (iii) the ability otherwise to exercise a controlling influence over management and policies. A person, other than an individual, that controls County for purposes of the BHCA is subject to regulation and supervision as a bank holding company under the BHCA. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of County’s outstanding common stock (or any other class of County’s voting securities).

Wisconsin Antitakeover Statutes

Wisconsin Business Combination Statutes. County is subject to Sections 180.1140 to 180.1144 of the WBCL, which prohibit a Wisconsin corporation from engaging in a “business combination” with an interested stockholder for a period of three years following the interested stockholder’s stock acquisition date, unless before such date, the board of directors of the corporation approved either the business combination or the purchase of stock made by the interested stockholder on that stock acquisition date.

County may engage in a business combination with an interested shareholder after the expiration of the three-year period with respect to such shareholder only if one or more of the following is satisfied:

•	County’s board of directors approved the acquisition of stock before such shareholder’s acquisition date;

•	the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such shareholder; or

•	the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

Section 180.1140 defines a business combination between a “resident domestic corporation” and an “interested stockholder” to include the following:

•	a merger or share exchange with an interested stockholder or a corporation that is, or after the merger or share exchange would be, an affiliate or associate of an interested stockholder;

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets to or with an interested shareholder or affiliate or associate of an interested shareholder equal to 5% or more of the aggregate market value of the assets or outstanding stock of the resident domestic corporation or 10% of its earning power or income;

•	the issuance or transfer of stock or rights to purchase stock with an aggregate market value equal to 5% or more of the outstanding stock of the resident domestic corporation; and

•	certain other transactions involving an interested stockholder.

Section 180.1140(8)(a) defines an “interested stockholder” as a person who beneficially owns, directly or indirectly, at least 10% of the voting power of the outstanding voting stock of a resident domestic corporation or who is an affiliate or associate of the resident domestic corporation and beneficially owned at least 10% of the voting power of the then outstanding voting stock within the last three years.

Section 180.1140(9)(a) defines a “resident domestic corporation” as a Wisconsin corporation that, as of the relevant date, satisfies any of the following: (i) its principal offices are located in Wisconsin; (ii) it has significant business operations located in Wisconsin; (iii) more than 10% of the holders of record of its shares are residents of Wisconsin; or (iv) more than 10% of its shares are held of record by residents in Wisconsin. County is a resident domestic corporation for purposes of these statutory provisions.

Wisconsin Fair Price Statute. Sections 180.1130 to 180.1133 of the WBCL provide that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a “significant shareholder” require a supermajority vote of shareholders in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula. A “significant shareholder” for this purpose is defined as a person or group who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or is an affiliate of the corporation and beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. Any business combination to which the statute applies must be approved by 80% of the voting power of the corporation’s stock and at least two-thirds of the voting power of the corporation’s stock not beneficially owned by the significant shareholder who is a party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following standards have been met:

•	the aggregate value of the per share consideration is at least equal to the highest of:

•	the highest per share price paid for any shares of the same class of common stock of the corporation by the significant shareholder either in the transaction in which it became a significant shareholder or within two years before the date of the business combination, whichever is higher;

•	the market value per share of the same class of the corporation’s common stock on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher; or

•	the highest preferential amount per share of the same class or series of common stock in a liquidation or dissolution to which holders of the shares would be entitled; and

•	either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

Wisconsin Control Share Voting Restrictions Statute. Pursuant to Section 180.1150 of the WBCL, unless otherwise provided in the articles of incorporation or otherwise specified by the board of directors, the voting power of shares of a resident domestic corporation held by any person, including shares issuable upon conversion of convertible securities or upon exercise of options or warrants, in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. County is governed by the provisions of this section because neither County’s amended and restated articles of incorporation, nor any resolution adopted by County’s board of directors, provides or specifies otherwise.

Wisconsin Defensive Action Restrictions. Section 180.1134 of the WBCL provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote on the proposal is required before such corporation can take certain actions while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. This statute requires shareholder approval for the corporation to do either of the following: (i) acquire more than 5% of its outstanding voting shares at a price above the market value from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless an equal offer is made to acquire all voting shares and all securities that may be converted into voting shares; or (ii) sell or option assets of the resident domestic corporation that amount to 10% or more of the market value of the resident domestic corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the resident domestic corporation. County has more than three independent directors.

Constituency or Stakeholder Provision. Pursuant to Section 180.0827 of the WBCL, in discharging his or her duties to County and in determining what he or she believes to be in County’s best interests, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which County operates and any other factors that the director or officer considers pertinent.

LEGAL MATTERS

Certain matters pertaining to the validity of the authorization and issuance of the County common stock to be issued in the merger have been passed upon by Barack Ferrazzano Kirschbaum & Nagelberg LLP. Certain matters pertaining to the federal income tax consequences of the merger have been passed upon by Barack Ferrazzano Kirschbaum & Nagelberg LLP and Boardman & Clark LLP.

EXPERTS

The consolidated financial statements of County as of and for the years December 31, 2014 and 2013, have been audited by CliftonLarsonAllen LLP, independent registered public accounting firm, as set forth in its report dated March 30, 2015, included in this proxy statement/prospectus. Such consolidated financial statements are included in this proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

County files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document County files with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, N.E., Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. County’s SEC filings are also available on its web site at http://www.investorscommunitybank.com.

County filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of County common stock to be issued to Fox River Valley’s shareholders upon completion of the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of County in addition to being a proxy statement of Fox River Valley for its meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

As a registered bank holding company, Fox River Valley files unaudited quarterly and annual reports called “Consolidated Financial Statements for Bank Holding Companies” on Form FR Y-9SP with the Federal Reserve, which we refer to as a Consolidated Financial Report. In addition, The Business Bank files unaudited quarterly and annual reports called “Consolidated Reports of Condition and Income” with the FDIC, which we refer to as a Bank Call Report.

The Consolidated Financial Reports and Bank Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council. The financial statements and other information in the Consolidated Financial Reports and Bank Call Reports are not audited by independent auditors. Because of the special supervisory, regulatory and economic policy needs served by the Consolidated Financial Reports and Bank Call Reports, those regulatory instructions do not in all cases follow generally accepted accounting principles in the United States, including the opinions and statements of the Financial Accounting Standards Board or the Accounting Principles Board. Although Consolidated Financial Reports and Bank Call Reports are primarily supervisory and regulatory documents, rather than financial accounting documents, and do not provide a complete range of financial disclosure, they nevertheless provide important information concerning Fox River Valley’s financial condition and results of operations and the financial condition and results of operations of The Business Bank.

The publicly available portions of the Consolidated Financial Reports filed by Fox River Valley are publicly available on the Federal Financial Institutions Examination Council’s website at http://www.ffiec.gov and the publicly available portions of the Bank Call Reports filed by The Business Bank are publicly available on the FDIC’s website at http://www.fdic.gov.

INDEX TO FINANCIAL STATEMENTS OF COUNTY AND FOX RIVER VALLEY

Unaudited Condensed Consolidated Financial Statements of County Bancorp, Inc.—September 30, 2015:

Consolidated Balance Sheets as of September 30, 2015 and December 31, 2014 (Unaudited)	F-1

Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2015 and 2014 (Unaudited)	F-2

Consolidated Statements of Comprehensive Income for the Three and Nine Ended September 30, 2015 and 2014 (Unaudited)	F-3

Consolidated Statements of Shareholders’ Equity for the Nine Months Ended September 30, 2015 and 2014 (Unaudited)	F-4

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2015 and 2014 (Unaudited)	F-5

Notes to Unaudited Consolidated Financial Statements	F-6

Audited Consolidated Financial Statements of County Bancorp, Inc.—December 31, 2014:

Report of Independent Registered Public Accounting Firm	F-21

Consolidated Balance Sheets as of December 31, 2014 and 2013	F-22

Consolidated Statements of Operations for the Years Ended December 31, 2014 and 2013	F-23

Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2014 and 2013	F-24

Consolidated Statements of Shareholders’ Equity for the Years Ended December 31, 2014 and 2013	F-25

Consolidated Statements of Cash Flows for the Years Ended December 31, 2014 and 2013	F-26

Notes to Consolidated Financial Statements December 31, 2014 and 2013	F-27

Unaudited Consolidated Financial Statements of Fox River Valley Bancorp, Inc.—September 30, 2015:

Consolidated Balance Sheets as of September 30, 2015, September 30, 2014 and December 31, 2014 (Unaudited)	F-63

Consolidated Statements of Operations for the Nine Months Ended September 30, 2015 and September 30, 2014 and the Year Ended December 31, 2014 (Unaudited)	F-64

Consolidated Statements of Comprehensive Income for the Nine Months Ended September 30, 2015 and September 30, 2014 and the Year Ended December 31, 2014 (Unaudited)	F-65

Consolidated Statements of Shareholders’ Equity for the Nine Months Ended September 30, 2015 and September 30, 2014 and the Year Ended December 31, 2014 (Unaudited)	F-66

Consolidated Cash Flows for the Nine Months Ended September 30, 2015 and September 30, 2014 and the Year Ended December 31, 2014 (Unaudited)	F-67

Notes to Consolidated Financial Statements—September 30, 2015, September 30, 2014 and December 31, 2014 (Unaudited)	F-68

Unaudited Consolidated Financial Statements of Fox River Valley Bancorp, Inc.—December 31, 2014:

Consolidated Balance Sheets as of December 31, 2014 and 2013 (Unaudited)	F-92

Consolidated Statements of Operations for the Years Ended December 31, 2014 and 2013 (Unaudited)	F-93

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 2015 and December 31, 2014

(Unaudited)

	September 30, 2015	December 31, 2014
	(dollars in thousands)
ASSETS
Cash and cash equivalents	$13,026	$10,480
Securities available-for-sale, at fair value	85,783	81,282
FHLB Stock, at cost	3,507	1,252
Loans held for sale	13,712	4,114
Loans, net of allowance for loan losses of $9,833 as of September 30, 2015; $10,603 as of December 31, 2014	694,196	637,519
Premises and equipment, net	5,771	4,596
Loan servicing rights	7,721	7,746
Other real estate owned, net	3,024	7,137
Cash surrender value of bank owned life insurance	11,082	10,863
Deferred tax asset, net	2,047	2,321
Accrued interest receivable and other assets	4,922	4,446

Total assets	$844,791	$771,756

LIABILITIES
Deposits:
Noninterest-bearing	$60,685	$81,534
Interest-bearing	575,536	523,935

Total deposits	636,221	605,469
Other borrowings	4,383	23,857
Advances from FHLB	64,000	28,000
Subordinated debentures	12,372	12,372
Accrued interest payable and other liabilities	8,379	7,015

Total liabilities	725,355	676,713

Small Business Lending Fund redeemable preferred stock-variable rate, noncumulative, nonparticipating, $1,000 stated value; 15,000 shares authorized and issued, $15,000 redemption amount	$15,000	$15,000

SHAREHOLDERS’ EQUITY
Preferred stock-variable rate, non-cumulative, nonparticipating, $1,000 stated value; 15,000 shares authorized; 8,000 shares issued	8,000	8,000
Common stock—$0.01 par value; 50,000,000 authorized; 6,143,689 shares issued and 5,733,919 shares outstanding at September 30, 2015 and 4,908,560 shares issued and 4,498,790 shares outstanding at December 31, 2014	18	5
Surplus	34,118	16,970
Retained earnings	66,274	59,254
Treasury stock, at cost, 409,770 shares at September 30, 2015 and December 31, 2014	(4,572)	(4,572)
Accumulated other comprehensive income	598	386

Total shareholders’ equity	104,436	80,043

Total liabilities and shareholders’ equity	$844,791	$771,756

See accompanying notes to consolidated financial statements.

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(dollars in thousands except per share data)
INTEREST AND DIVIDEND INCOME
Loans, including fees	$8,393	$7,225	$23,687	$21,704
Taxable securities	251	217	715	662
Tax-exempt securities	109	117	322	364
Federal funds sold and other	11	23	41	90

Total interest and dividend income	8,764	7,582	24,765	22,820

INTEREST EXPENSE
Deposits	1,575	1,549	4,541	4,666
FHLB advances and other borrowed funds	219	108	624	695
Subordinated debentures	99	120	339	360

Total interest expense	1,893	1,777	5,504	5,721

Net interest income	6,871	5,805	19,261	17,099
Provision for loan losses	(867)	—	(1,325)	—

Net interest income after provision for loan losses	7,738	5,805	20,586	17,099

Non-interest income:
Services charges	238	388	744	559
Gain on sale of loans, net	44	69	166	251
Loan servicing fees	1,185	1,267	3,623	3,634
Other	256	74	777	723

Total non-interest income	1,723	1,798	5,310	5,167

Non-interest expense:
Employee compensation and benefits	2,643	2,570	8,232	7,628
Occupancy	100	75	260	229
Write-down of other real estate owned	—	44	182	729
Other	1,392	1,575	4,309	4,149

Total non-interest expense	4,135	4,264	12,983	12,735

Income before income taxes	5,326	3,339	12,913	9,531
Income tax expense	1,996	1,068	4,839	3,403

NET INCOME	$3,330	$2,271	$8,074	$6,128

NET INCOME PER SHARE:
Basic	$0.56	$0.48	$1.37	$1.29
Diluted	$0.55	$0.47	$1.34	$1.26
Dividends paid per share	$0.04	$—	$0.12	$—

See accompanying notes to consolidated financial statements.

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Three and Nine Months Ended September 30, 2015 and 2014

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(dollars in thousands)
Net income	$3,330	$2,271	$8,074	$6,128
Other comprehensive income (loss):
Unrealized gains (losses) on securities available for sale	524	(155)	347	549
Income tax (expense) benefit	(204)	61	(135)	(216)

Total other comprehensive income (loss)	320	(94)	212	333

Comprehensive income	$3,650	$2,177	$8,286	$6,461

See accompanying notes to consolidated financial statements.

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2015 and 2014

(Unaudited)

	Preferred Stock	Common Stock	Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	(dollars in thousands)
Balance at December 31, 2013	$8,000	$5	$16,004	$51,514	$(3,683)	$(31)	$71,809
Net income	—	—	—	6,128	—	—	6,128
Other comprehensive income	—	—	—	—	—	333	333
Stock compensation expense, net of tax	—	—	110	—	—	—	110
Purchase of treasury stock (44,790 shares)	—	—	—	—	(812)	—	(812)
Cash dividends declared on preferred stock	—	—	—	(239)	—	—	(239)
Cash dividends declared on SBLF preferred stock	—	—	—	(113)	—	—	(113)
Proceeds from sale of common stock (44,790 shares)	—	—	506	—	—	—	506

Balance at September 30, 2014	$8,000	$5	$16,620	$57,290	$(4,495)	$302	$77,722

Balance at December 31, 2014	$8,000	$5	$16,970	$59,254	$(4,572)	$386	$80,043
Net income	—	—	—	8,074	—	—	8,074
Other comprehensive income	—	—	—	—	—	212	212
Stock compensation expense, net of tax	—	—	266	—	—	—	266
Cash dividends declared on common stock	—	—	—	(687)	—	—	(687)
Cash dividends declared on preferred stock	—	—	—	(239)	—	—	(239)
Cash dividends declared on SBLF preferred stock	—	—	—	(128)	—	—	(128)
Proceeds from sale of common stock (1,220,750 shares)	—	13	16,882	—	—	—	16,895

Balance at September 30, 2015	$8,000	$18	$34,118	$66,274	$(4,572)	$598	$104,436

See accompanying notes to consolidated financial statements.

COUNTY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2015 and 2014

(Unaudited)

	September 30, 2015	September 30, 2014
	(dollars in thousands)
Cash flows from operating activities
Net income	$8,074	$6,128
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of premises and equipment	444	461
Recovery of loan losses	(1,325)	—
Realized loss on sales of other real estate owned	260	235
Write-down of other real estate owned	182	729
Realized loss (gain) on sales of premises and equipment	4	(1)
Increase in cash surrender value of bank owned life insurance	(219)	(213)
Deferred income tax expense	136	672
Stock compensation expense, net	266	110
Net amortization of securities	431	374
Net change in:
Accrued interest receivable and other assets	(476)	48
Loans held for sale	(9,598)	5,972
Loan servicing rights	25	(115)
Accrued interest payable and other liabilities	1,363	484

Net cash provided by (used in) operating activities	(433)	14,884

Cash flows from investing activities
Proceeds from maturities, principal repayments, and call of securities available for sale	6,691	8,352
Purchases of securities available for sale	(11,274)	(12,843)
Purchases of FHLB stock	(2,255)	—
Loan originations and principal collections, net	(56,882)	(23,928)
Proceeds from sales of premises and equipment	—	25
Purchases of premises and equipment	(1,623)	(978)
Capitalized additions to other real estate owned	(39)	(423)
Proceeds from sales of other real estate owned	5,240	8,714

Net cash used in investing activities	(60,142)	(21,081)

Cash flows from financing activities
Net increase (decrease) in demand and savings deposits	(521)	24,580
Net increase (decrease) in certificates of deposits	31,274	(40,957)
Net change in other borrowings	(19,473)	(4,822)
Proceeds from FHLB Advances	404,500	5,000
Repayment of FHLB Advances	(368,500)	(5,000)
Payments to acquire treasury stock	—	(812)
Proceeds from issuance of common stock	16,895	506
Dividends paid on common stock	(687)	—
Dividends paid on preferred stock	(239)	(239)
Dividends paid on SBLF preferred stock	(128)	(113)

Net cash provided by (used in) financing activities	63,121	(21,857)

Net change in cash and cash equivalents	2,546	(28,054)
Cash and cash equivalents, beginning of period	10,480	71,780

Cash and cash equivalents, end of period	$13,026	$43,726

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$5,516	$5,674
Income taxes	3,960	2,925
Noncash investing activities:
Transfer from loans to other real estate owned	$1,530	$1,321
Loans charged off	1,894	218

See accompanying notes to consolidated financial statements.

County Bancorp, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

NOTE 1—BASIS OF PRESENTATION

The unaudited consolidated financial statements of County Bancorp, Inc. (the “Company”) and its subsidiaries have been prepared, in the opinion of management, to reflect all adjustments necessary for a fair presentiation of the financial position, results of operations, and cash flows for the interim period. The results of operations for the nine months ended September 30, 2015 may not necessarily be indicative of the results to be expected for the entire fiscal year.

Management of the Company is required to make estimates and assumptions which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported amounts of income and expenses during the reported periods. Actual results could differ significantly from those estimates.

These unaudited interim financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). Certain information in footnote disclosure normally included in financial statements prepared in accordance with GAAP has been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission (“SEC”). These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Form 10-K for the year ended December 31, 2014.

The Company qualifies as an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”). Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. As an emerging growth company, the Company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company elected to take advantage of the benefits of this extended transition period.

NOTE 2—EARNINGS PER SHARE

Earnings per common share (“EPS”) is computed using the two-class method. Basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the applicable period. Diluted earnings per share is computed using the weighted-average number of shares determined for the basic earnings per common share plus the dilutive effect of share-based compensation using the treasury stock method.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014*	2015	2014*
Net income from continuing operations	$3,330	$2,271	$8,074	$6,128
Less: preferred stock dividends including SBLF	118	116	367	352

Income available to common shareholders for basic EPS	$3,212	$2,155	$7,707	$5,776

Average number of common shares issued	6,545	5,248	6,428	5,247
Less: weighted average treasury shares	410	380	410	365
Less: weighted average nonvested equity incentive plan shares	401	404	383	417

Weighted average number of common shares outstanding	5,734	4,464	5,635	4,465
Effect of dilutive options	124	115	119	118

Weighted average number of common shares outstanding used to calculate diluted earnings per common share	5,858	4,579	5,754	4,583

*	Adjusted for 10-for-1 stock split on April 4, 2014

NOTE 3—SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of securities available for sale as of September 30, 2015 and December 31, 2014 are as follows (dollars in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
September 30, 2015
U.S. government and agency securities	$2,004	$6	$—	$2,010
Municipal securities	46,580	387	(5)	46,962
Mortgage-backed securities	36,213	635	(37)	36,811

	$84,797	$1,028	$(42)	$85,783

December 31, 2014
U.S. government and agency securities	$2,006	$1	$(2)	$2,005
Municipal securities	41,751	237	(139)	41,849
Mortgage-backed securities	36,889	636	(97)	37,428

	$80,646	$874	$(238)	$81,282

The amortized cost and fair value of securities at September 30, 2015 and December 31, 2014, by contractual maturity, are shown below (dollars in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
September 30, 2015
Due in one year or less	$5,318	$5,346
Due from one to five years	39,406	39,728
Due from five to ten years	3,860	3,898
Due after ten years	—	—
Mortgage-backed securities	36,213	36,811

	$84,797	$85,783

December 31, 2014
Due in one year or less	$2,007	$2,011
Due from one to five years	41,750	41,843
Due from five to ten years	—	—
Due after ten years	—	—
Mortgage-backed securities	36,889	37,428

	$80,646	$81,282

There were no sales for realized gains or losses for the nine months ended September 30, 2015 and 2014, respectively.

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temorarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2015 and December 31, 2014 (dollars in thousands):

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
September 30, 2015
U.S. government and agency securities	$—	$—	$—	$—	$—	$—
Municipal securities	2,106	(5)	283	—	2,389	(5)
Mortgage-backed securities	4,087	(20)	2,150	(17)	6,237	(37)

	$6,193	$(25)	$2,433	$(17)	$8,626	$(42)

December 31, 2014
U.S. government and agency securities	$997	$(2)	$—	$—	$997	$(2)
Municipal securities	16,724	(100)	3,736	(39)	20,460	(139)
Mortgage-backed securities	6,698	(33)	5,651	(64)	12,349	(97)

	$24,419	$(135)	$9,387	$(103)	$33,806	$(238)

The unrealized loss on the investments at September 30, 2015 and December 31, 2014 is due to normal fluctuations and pricing inefficiencies. The contractual terms of the investments do not permit the issuers to settle the securities at a price less than the amortized cost basis of the investment. Because the Company does not intend to sell the investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of the amortized cost basis, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at September 30, 2015 and December 31, 2014.

NOTE 4—LOANS

The components of loans were as follows (dollars in thousands):

	September 30, 2015	December 31, 2014
Agricultural loans	$469,166	$415,164
Commercial real estate loans	147,638	137,517
Commercial loans	52,597	53,745
Residential real estate loans	34,326	40,885
Installment and consumer other	302	811

Total gross loans	704,029	648,122
Allowance for loan losses	(9,833)	(10,603)

Loans, net	$694,196	$637,519

Changes in the allowance for loan losses by portfolio segment for the nine months ended September 30, 2015 and 2014 were as follows (dollars in thousands):

	Agricultural	Commercial Real Estate	Commercial	Residential Real Estate	Installment and Consumer Other	Unallocated	Total
September 30, 2015
Balance, beginning of year	$3,456	$3,326	$2,420	$1,392	$9	$—	$10,603
Provision for (recovery of) loan losses	2,993	(1,673)	(1,719)	(920)	(6)	—	(1,325)
Loans charged off	(1,145)	(162)	(415)	(172)	—	—	(1,894)
Recoveries	47	743	1,196	463	—	—	2,449

Balance, end of period	$5,351	$2,234	$1,482	$763	$3	$—	$9,833

	Agricultural	Commercial Real Estate	Commercial	Residential Real Estate	Installment and Consumer Other	Unallocated	Total
September 30, 2014
Balance, beginning of year	$3,144	$3,254	$2,172	$1,819	$3	$103	$10,495
Provision for (recovery of) loan losses	257	(199)	531	(222)	—	(367)	—
Loans charged off	(115)	—	(103)	—	—	—	(218)
Recoveries	17	61	18	—	1	—	97

Balance, end of period	$3,303	$3,116	$2,618	$1,597	$4	$(264)	$10,374

The following tables present the balances in the allowance for loan losses and the recorded investment and unpaid principal balance in loans by portfolio segment and based on impairment method as of September 30, 2015 and December 31, 2014 (dollars in thousands):

	September 30, 2015
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total
Allowance for loan losses:
Agricultural loans	$935	$4,416	$5,351
Commercial real estate loans	295	1,939	2,234
Commercial loans	1,057	425	1,482
Residential real estate loans	—	763	763
Installment and consumer other	—	3	3

Total ending allowance for loan losses	2,287	7,546	9,833

Loans:
Agricultural loans	20,599	448,567	469,166
Commercial real estate loans	5,891	141,747	147,638
Commercial loans	5,240	47,357	52,597
Residential real estate loans	17	34,309	34,326
Installment and consumer other	—	302	302

Total loans	31,747	672,282	704,029

Net loans	$29,460	$664,736	$694,196

	December 31, 2014
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total
Allowance for loan losses:
Agricultural loans	$242	$3,214	$3,456
Commercial real estate loans	519	2,807	3,326
Commercial loans	1,848	572	2,420
Residential real estate loans	285	1,107	1,392
Installment and consumer other	—	9	9

Total ending allowance for loan losses	2,894	7,709	10,603

Loans:
Agricultural loans	10,897	404,267	415,164
Commercial real estate loans	3,041	134,476	137,517
Commercial loans	8,910	44,835	53,745
Residential real estate loans	1,996	38,889	40,885
Installment and consumer other	—	811	811

Total loans	24,844	623,278	648,122

Net loans	$21,950	$615,569	$637,519

The following tables present the aging of the recorded investment in past due loans at September 30, 2015 and December 31, 2014 (dollars in thousands):

	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Loans Not Past Due	Total Loans
September 30, 2015
Agricultural loans	$730	$584	$1,989	$3,303	$465,863	$469,166
Commercial real estate loans	—	—	2,418	2,418	145,220	147,638
Commercial loans	185	—	2,907	3,092	49,505	52,597
Residential real estate loans	—	—	8	8	34,318	34,326
Installment and consumer other	—	—	—	—	302	302

Total	$915	$584	$7,322	$8,821	$695,208	$704,029

December 31, 2014
Agricultural loans	$355	$9	$238	$602	$414,562	$415,164
Commercial real estate loans	—	—	2,592	2,592	134,925	137,517
Commercial loans	—	42	3,366	3,408	50,337	53,745
Residential real estate loans	6	—	534	540	40,345	40,885
Installment and consumer other	—	—	—	—	811	811

Total	$361	$51	$6,730	$7,142	$640,980	$648,122

The following table lists information on nonaccrual, restructured, and certain past due loans (dollars in thousands):

	September 30, 2015	December 31, 2014
Nonaccrual loans, 90 days or more past due	$7,322	$6,730
Nonaccrual loans 30-89 days past due	642	200
Nonaccrual loans, less than 30 days past due	3,208	4,625
Restructured loans not on nonaccrual status	617	846
90 days or more past due and still accruing	—	—

The following table presents the recorded investment in nonaccrual and loans past due 90 days or more at September 30, 2015 and December 31, 2014 (dollars in thousands):

	September 30, 2015	December 31, 2014
Agricultural loans	$2,512	$1,293
Commercial real estate loans	4,899	5,163
Commercial loans	3,744	3,409
Residential real estate loans	17	1,690

Total	$11,172	$11,555

The average recorded investment in total impaired loans for the nine months ended September 30, 2015 and for the year ended December 31, 2014 amounted to approximately $28,296,000 and $38,565,000, respectively. Interest income recognized on total impaired loans for the nine months ended September 30, 2015 and for the year ended December 31, 2014 amounted to approximately $1,331,000 and $1,326,000, respectively. For nonaccrual loans included in impaired loans, the interest income that would have been recognized had those loans been performing in accordance with their original terms would have been approximately $605,000 and $778,000 for the nine months ended September 30, 2015 and for the year ended December 31, 2014, respectively.

Troubled Debt Restructurings

The Company has allocated approximately $214,000 and $538,000 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings (“TDR”) at September 30, 2015 and December 31, 2014, respectively. The Company has no additional lending commitments at September 30, 2015 and December 31, 2014 to customers with outstanding loans that are classified as TDRs.

A TDR on nonaccrual status is classified as a nonaccrual loan until evaluation supports reasonable assurance of repayment and of performance according to the modified terms of the loan. Once this assurance is reached, the TDR is classified as a restructured loan. There were no unfunded commitments on these loans at September 30, 2015, and December 31, 2014. The following table presents the TDRs by loan class at September 30, 2015 and December 31, 2014 (in thousands):

	Non-Accrual	Restructured and Accruing	Total
September 30, 2015
Agricultural loans	$554	$—	$554
Commercial real estate loans	2,482	488	2,970
Commercial loans	239	129	368
Residential real estate loans	—	—	—
Installment and consumer other	—	—	—

Total	$3,275	$617	$3,892

December 31, 2014
Agricultural loans	$—	$—	$—
Commercial real estate loans	2,571	542	3,113
Commercial loans	—	304	304
Residential real estate loans	1,156	—	1,156
Installment and consumer other	—	—	—

Total	$3,727	$846	$4,573

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of the borrowers to service their debt, such as current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Company analyzes agricultural, commercial, and commercial real estate loans individually by classifying the credits as to credit risk. The process of analyzing loans for changes in risk rating is ongoing through routine monitoring of the portfolio and annual internal credit reviews for credits with total exposure in excess of $300,000. The Company uses the following definitions for credit risk ratings:

Sound. Credits classified as sound show very good probability of ongoing ability to meet and/or exceed obligations.

Acceptable. Credits classified as acceptable show a good probability of ongoing ability to meet and/or exceed obligations.

Satisfactory. Credits classified as satisfactory show fair probability of ongoing ability to meet and/or exceed obligations.

Low Satisfactory. Credits classified as low satisfactory show fair probability of ongoing ability to meet and/or exceed obligations. Low satisfactory credits may be newer or have less of an established track record of financial performance, inconsistent earnings, or may be going through an expansion.

Watch. Credits classified as watch show some questionable probability of ongoing ability to meet and/or exceed obligations.

Special Mention. Credits classified as special mention show potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loans or of the institution’s credit position at some future date.

Substandard. Credits classified as substandard generally have well-defined weaknesses that jeopardize the repayment of the debt. They have a distinct possibility that a loss will be sustained if the deficiencies are not corrected.

Doubtful. Credits classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable.

The Company categorizes residential real estate, installment and consumer other loans as satisfactory at the time of origination based on information obtained as to the ability of the borrower(s) to service their debt, such as current financial information, employment status and history, historical payment experience, credit scores and type and amount of collateral among other factors. The Company updates relevant information on these types of loans at the time of refinance, troubled debt restructuring or other indications of financial difficulty, downgrading as needed using the same category descriptions as for agricultural, commercial, and commercial real estate loans. In addition, the Company further considers current payment status as an indicator of which risk category to assign the borrower.

The greater the level of deteriorated risk as indicated by a loan’s assigned risk category, the greater the likelihood a loss will occur in the future. If the loan is impaired then the loan loss reserves for the loan is recorded at the loss level of impairment. If the loan is not impaired, then its loan loss reserves are determined by the application of a loss rate that increases with risk in accordance with the allowance for loan loss analysis.

Based on the most recent analysis performed by management, the risk category of loans by class of loans is as follows as of September 30, 2015 and December 31, 2014 (dollars in thousands):

	As of September 30, 2015
	Sound/ Acceptable/ Satisfactory/ Low Satisfactory	Watch	Special Mention	Substandard	Total Loans
Agricultural loans	$407,488	$37,940	$3,139	$20,599	$469,166
Commercial real estate loans	123,301	13,782	4,664	5,891	147,638
Commercial loans	40,435	5,459	1,463	5,240	52,597
Residential real estate loans	26,527	4,579	3,203	17	34,326
Installment and consumer other	302	—	—	—	302

Total	$598,053	$61,760	$12,469	$31,747	$704,029

	As of December 31, 2014
	Sound/ Acceptable/ Satisfactory/ Low Satisfactory	Watch	Special Mention	Substandard	Total Loans
Agricultural loans	$342,598	$59,078	$2,591	$10,897	$415,164
Commercial real estate loans	104,609	23,540	6,327	3,041	137,517
Commercial loans	36,205	7,568	1,062	8,910	53,745
Residential real estate loans	29,738	6,288	2,863	1,996	40,885
Installment and consumer other	811	—	—	—	811

Total	$513,961	$96,474	$12,843	$24,844	$648,122

NOTE 5—LOAN SERVICING RIGHTS

Loans serviced for others are not included in the accompanying consolidated balance sheets. The risks inherent in servicing assets relate primarily to changes in prepayments that result from shifts in interest rates. The unpaid principal balances of mortgage and other loans serviced for others were approximately $468.2 million and $429.3 million at September 30, 2015 and December 31, 2014, respectively. The fair value of these rights were approximately $10.2 million and $10.0 million at September 30, 2015 and December 31, 2014, respectively. The fair value of servicing rights was determined using an assumed discount rate of 10 percent and prepayment speeds primarily ranging from 4 percent to 9 percent, depending upon the stratification of the specific right, and nominal credit losses.

The following summarizes servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances (dollars in thousands):

	September 30,	December 31,
	2015	2014
Loan servicing rights:
Balance, beginning of period	$7,746	$7,529
Additions	2,444	3,414
Disposals	(1,039)	(1,243)
Amortization	(1,430)	(1,954)

Balance, end of period	$7,721	$7,746

NOTE 6—DEPOSITS

Deposits are summarized as follows at September 30, 2015 and December 31, 2014 (dollars in thousands):

	September 30,	December 31,
	2015	2014
Demand deposits	$60,685	$81,534
Savings	160,624	140,296
Certificates of deposit	414,912	383,639

Total deposits	$636,221	$605,469

At September 30, 2015 and December 31, 2014, brokered deposits amounted to $158.3 million and $125.4 million, respectively, and are included in savings and certificates of deposit categories.

NOTE 7—EQUITY INCENTIVE PLAN

Under the Company’s 2012 Equity Incentive Compensation Plan (the “Plan”), the Company may grant options to purchase shares of common stock and issue restricted stock to its directors, officers and employees. Both qualified and non-qualified stock options and restricted stock may be granted and issued, respectively, under the Plan.

The exercise price of each option equals the market price of the Company’s stock on the date of grant and an option’s maximum term is ten years. Vesting periods range from one to five years from the date of grant. The restricted stock has a cliff vesting period of five years from the date of issuance.

The status of the Company’s Plan and changes in the Plan as of September 30, 2015 are as follows:

	September 30, 2015
	Number of Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value(1)
Outstanding, beginning of year	336,051	$11.57
Granted	79,415	19.31
Exercised	(10,000)	6.90
Forfeited/expired	(5,000)	12.18

Outstanding, end of period	400,466	$13.21	$2,375

Options exercisable at period-end	240,400	$11.29	$1,887
Weighted-average fair value of options granted during the period(2)		$4.99

(1)	In thousands. The aggregate intrinsic value of a stock option in the table above represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders exercised their options on September 30, 2015 and December 31, 2014. This amount changes based on changes in the market value of the Company’s stock.
(2)	The fair value (present value of the estimated future benefit to the option holder) of each option grant is estimated on the date of grant using the Black-Scholes option pricing model.

Activity in restricted stock awards (“RSA”) as of September 30, 2015 is as follows:

	September 30, 2015
	RSAs	Weighted Average Grant Price
Outstanding, beginning of year	34,080	$12.88
Granted	14,379	19.71
Vested	—	—
Forfeited/expired	—	—

Outstanding, end of period	48,459	$14.90

For the nine months ended September 30, 2015 and 2014, share-based compensation expense, including options and restricted stock awards, applicable to the Plan was $266,000 and $110,000, respectively.

As of September 30, 2015, unrecognized share-based compensation expense related to nonvested options amounted to $728,000 and is expected to be recognized over a weighted average period of 2.66 years.

NOTE 8—REGULATORY MATTERS

The Company (on a consolidated basis) and Investors Community Bank (the “Bank”) are each subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets, as such terms are defined in the regulations. Management believed, as of September 30, 2015 and December 31, 2014, that the Company and the Bank met all capital adequacy requirements to which they were subject.

As of September 30, 2015, the Bank’s capital ratios met those required to be considered as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables.

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table (dollars in thousands):

	Actual		Minimum For Capital Adequacy Purposes:		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2015
Total Capital (to risk weighted assets):
Consolidated	$140,064	17.78%	$63,035	8.00%	Not applicable
Bank	121,947	15.48%	63,020	8.00%	$78,775	10.00%
Tier 1 Capital (to risk weighted assets):
Consolidated	130,210	16.53%	47,276	6.00%	Not applicable
Bank	112,093	14.23%	47,265	6.00%	63,020	8.00%
Tier 1 Capital (to average assets):
Consolidated	130,210	15.91%	32,744	4.00%	Not applicable
Bank	112,093	13.70%	32,723	4.00%	40,904	5.00%
Tier 1 Common Equity Ratio (to risk weighted assets):
Consolidated	94,838	12.04%	35,457	4.50%	Not applicable
Bank	112,093	14.23%	35,449	4.50%	51,204	6.50%

December 31, 2014
Total Capital (to risk weighted assets):
Consolidated	$115,471	17.16%	$53,819	8.00%	Not applicable
Bank	112,725	16.77%	53,778	8.00%	$67,223	10.00%
Tier 1 Capital (to risk weighted assets):
Consolidated	107,029	15.91%	26,909	4.00%	Not applicable
Bank	104,289	15.51%	26,889	4.00%	40,334	6.00%
Tier 1 Capital (to average assets):
Consolidated	107,029	14.32%	29,901	4.00%	Not applicable
Bank	104,289	13.96%	29,880	4.00%	37,351	5.00%

The Basel III Capital Rules, which became effective January 1, 2015, revised the prompt corrective action requirements by, among other things: (i) introducing a Common Equity Tier 1 ratio requirement at each level (other than critically undercapitalized), with the required Common Equity Tier 1 ratio being 6.5% for “well-capitalized” status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category (other than critically undercapitalized), with the minimum Tier 1 capital ratio for “well-capitalized” status being 8% (compared to the prior ratio of 6%); and (iii) eliminating the former provision that provided that a bank with a composite supervisory rating of 1 may have a 3% Leverage Ratio and still be adequately capitalized. The Basel III Capital Rules do not change the total risk based capital requirement for any prompt corrective action category.

NOTE 9—FAIR VALUE MEASUREMENTS

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are independent, knowledgeable, and both able and willing to transact.

ASC 820-10 requires the use of valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, ASC 820-10 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1—Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2—Valuation is based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3—Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Company in estimating the fair value disclosures for financial instruments:

Cash and Cash Equivalents and Interest-Bearing Deposits in Banks

The carrying amounts of cash and short-term instruments approximate fair values based on the short-term nature of the assets.

Fair values of other interest-bearing deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Securities Available for Sale

Where quoted prices are available in an active market, the Company classifies the securities within Level 1 of the valuation hierarchy. Securities are defined as both long and short positions. Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, the Company estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes and credit spreads.

Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include U.S. government and agency securities, corporate bonds and other securities. Mortgage-backed securities are included in Level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, the Company classifies those securities in Level 3.

Loans

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial and agricultural loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Loans Held for Sale

The carrying value of loans held for sale generally approximates fair value based on the short-term nature of the assets. If management identifies a loan held for sale that will ultimately sell at a value less than its carrying value, it is recorded at the estimated value.

Loan Servicing Rights

Fair value is based on market prices for comparable loan servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.

Other Real Estate Owned

Loans on which the underlying collateral has been repossessed are adjusted to fair value upon transfer to other real estate owned. Subsequently, other real estate owned is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral, or management’s estimation of the value of the collateral. Due to the significance of the unobservable inputs, all other real estate owned are classified as Level 3.

Deposits

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, statement savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Other Borrowings

The carrying amounts of federal funds purchased, other borrowings, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on current market rates for similar types of borrowing arrangements.

Advances from FHLB

Current market rates for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. Fair values are estimated using discounted cash flow analyses based on current market rates for similar types of borrowing arrangements.

Subordinated Debentures

The carrying amounts approximate fair value.

Accrued Interest

The carrying amounts approximate fair value.

Commitments to Extend Credit and Standby Letters of Credit

As of September 30, 2015 and December 31, 2014, the carrying and fair values of the commitment to extend credit and standby letters of credit are not considered significant.

Assets and liabilities measured at fair value on a recurring basis are summarized below (dollars in thousands):

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
September 30, 2015
Securities available for sale:
U.S. government and agency securities	$—	$2,010	$—	$2,010
Municipal securities	—	46,962	—	46,962
Mortgage-backed securities	—	36,811	—	36,811

Total assets at fair value	$—	$85,783	$—	$85,783

December 31, 2014
Securities available for sale:
U.S. government and agency securities	$—	$2,005	$—	$2,005
Municipal securities	—	41,849	—	41,849
Mortgage-backed securities	—	37,428	—	37,428

Total assets at fair value	$—	$81,282	$—	$81,282

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, they are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy for which a nonrecurring change in fair value has been recorded (dollars in thousands):

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Impairment Losses
September 30, 2015
Impaired loans	$—	$—	$29,460	$2,287
Other real estate owned	—	—	3,024	182

Total assets at fair value	$—	$—	$32,484	$2,469

December 31, 2014
Impaired loans	$—	$—	$21,950	$2,894
Other real estate owned	—	—	7,137	1,190

Total assets at fair value	$—	$—	$29,087	$4,084

The significant inputs used in the fair value measurements for Level 3 assets measured at fair value on a nonrecurring basis are as follows:

September 30, 2015
	Valuation Techniques	Unobservable Inputs	Range (Average)
Impaired loans	Evaluation of collateral	Estimation of value	NM*
Other real estate owned	Appraisal	Appraisal adjustment	4%-28% (14%)

December 31, 2014
	Valuation Techniques	Unobservable Inputs	Range (Average)
Impaired loans	Evaluation of collateral	Estimation of value	NM*
Other real estate owned	Appraisal	Appraisal adjustment	3%-28% (9%)

*	Not Meaningful. Evaluations of the underlying assets are completed for each impaired loan with a specific reserve. The types of collateral vary widely and could include accounts receivables, inventory, a variety of equipment, and real estate. Collateral evaluations are reviewed and discounted as appropriate based on knowledge of the specific type of collateral. In the case of real estate, an independent appraisal may be obtained. Types of discounts considered include aging of receivables, condition of the collateral, potential market for the collateral, and estimated disposal costs. These discounts will vary from loan to loan, thus providing a range would not be meaningful.

The estimated fair values, and related carrying or notional amounts, of the Company’s financial instruments are as follows (dollars in thousands):

	September 30,		December 31,
	2015		2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Input Level
Financial assets:
Cash and cash equivalents	$13,026	$13,026	$10,480	$10,480	1
FHLB Stock	3,507	3,507	1,252	1,252	2
Securities available for sale	85,783	85,783	81,282	81,282	2
Loans, net of allowance for loan losses	694,196	706,041	637,519	647,973	3
Loans held for sale	13,712	13,712	4,114	4,114	3
Accrued interest receivable	2,476	2,476	2,219	2,219	2
Loan servicing rights	7,721	10,191	7,746	10,043	3
Financial liabilities:
Deposits:
Time	414,912	421,208	383,639	388,141	3
Other deposits	221,309	221,309	221,830	221,830	1
Other borrowings	4,383	4,383	23,857	23,857	3
Advances from FHLB	64,000	65,130	28,000	28,510	3
Subordinated debentures	12,372	12,372	12,372	12,372	3
Accrued interest payable	1,273	1,273	1,284	1,284	2

NOTE 10—OTHER REAL ESTATE OWNED

Changes in other real estate owned are as follows (dollars in thousands):

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Balance, beginning of period	$3,166	$11,445	$7,137	$16,083
Assets foreclosed	1,485	1,321	1,530	1,321
Write-down of other real estate owned	—	(44)	(182)	(729)
Net gain (loss) on sales of other real estate owned	26	(173)	(260)	(235)
Capitalized additions to other real estate owned	—	—	39	423
Proceeds from sale of other real estate owned	(1,653)	(4,400)	(5,240)	(8,714)

Balance, end of period	$3,024	$8,149	$3,024	$8,149

Expenses applicable to other real estate owned include the following (dollars in thousands):

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Net loss (gain) on sales of other real estate owned	$(26)	$173	$260	$235
Write-down of other real estate owned	—	44	182	729
Operating expenses, net of rental income	88	90	18	175

	$62	$307	$460	$1,139

NOTE 11—COMMITMENTS AND CONTINGENCIES

During the second quarter of 2015, the Company began construction on its new branch in Stevens Point, Wisconsin. The project is estimated to be completed during the first quarter of 2016 at a cost of $3.6 million, of which $1.5 million has been incurred as of September 30, 2015.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

County Bancorp, Inc.

Manitowoc, Wisconsin

We have audited the accompanying consolidated balance sheets of County Bancorp, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of County Bancorp, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ CliftonLarsonAllen LLP

Milwaukee, Wisconsin

March 30, 2015

COUNTY BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2014 and 2013

	2014	2013
	(dollars in thousands except per share data)
ASSETS
Cash and cash equivalents	$10,480	$71,780
Securities available for sale, at fair value	81,282	73,007
FHLB Stock, at cost	1,252	1,252
Loans held for sale	4,114	7,352
Loans, net of allowance for loan losses of $10,603 in 2014 and $10,495 in 2013	637,519	558,643
Premises and equipment, net	4,596	4,235
Loan servicing rights	7,746	7,529
Other real estate owned, net	7,137	16,083
Cash surrender value of bank owned life insurance	10,863	10,577
Deferred tax asset, net	2,321	3,323
Accrued interest receivable and other assets	4,446	4,039

Total assets	$771,756	$757,820

LIABILITIES
Deposits:
Noninterest-bearing	$81,534	$57,231
Interest-bearing	523,935	559,077

Total deposits	605,469	616,308
Other borrowings	23,857	14,169
Advances from FHLB	28,000	22,000
Subordinated debentures	12,372	12,372
Accrued interest payable and other liabilities	7,015	6,162

Total liabilities	$676,713	$671,011

Small Business Lending Fund redeemable preferred stock-variable rate, noncumulative, nonparticipating, $1,000 stated value; 15,000 shares authorized, 15,000 shares issued $15,000 redemption amount	15,000	15,000

SHAREHOLDERS’ EQUITY
Preferred stock-variable rate, non-cumulative, nonparticipating, $1,000 stated value; 15,000 shares authorized; 8,000 shares issued in 2014 and 2013	8,000	8,000
Common stock-$0.01 par; 50,000,000 authorized; 4,908,560 shares issued and 4,498,790 shares outstanding in 2014 and 4,818,800 shares issued and 4,468,820 shares outstanding in 2013	5	5
Surplus	16,970	16,004
Retained earnings	59,254	51,514
Treasury stock, at cost 409,770 and 349,980 shares, respectively	(4,572)	(3,683)
Accumulated other comprehensive income (loss)	386	(31)

Total shareholders’ equity	80,043	71,809

Total liabilities and shareholders’ equity	$771,756	$757,820

See accompanying notes to the consolidated financial statements

COUNTY BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2014 and 2013

	2014	2013
	(dollars in thousands except per share data)
INTEREST AND DIVIDEND INCOME
Loans, including fees	$29,416	$30,614
Taxable securities	897	745
Tax-exempt securities	474	501
Federal funds sold and other	110	112

Total interest and dividend income	30,897	31,972

INTEREST EXPENSE
Deposits	6,154	6,683
Federal funds purchased and other borrowed funds	903	1,302
Subordinated debentures	480	528

Total interest expense	7,537	8,513

Net interest income	23,360	23,459
Provision for loan losses	589	4,200

Net interest income after provision for loan losses	22,771	19,259

Non-interest income
Services charges	788	756
Gain on sale of loans, net	321	521
Loan servicing fees	4,938	5,895
Other	1,101	1,685

Total non-interest income	7,148	8,857

Non-interest expense
Employee compensation and benefits	10,209	8,938
Occupancy	299	290
Other	6,517	7,736

Total non-interest expense	17,025	16,964

Income before income taxes	12,894	11,152
Income tax expense	4,684	4,140

NET INCOME	$8,210	$7,012

NET INCOME PER SHARE:
Basic	$1.73	$1.45
Diluted	$1.69	$1.43

See accompanying notes to the consolidated financial statements

COUNTY BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2014 and 2013

	2014	2013
	(dollars in thousands)
Net income	$8,210	$7,012
Other comprehensive income (loss):
Unrealized gains (losses) on securities available for sale	687	(1,679)
Income tax (expense) benefit	(270)	661

Total other comprehensive income (loss)	417	(1,018)

Comprehensive income	$8,627	$5,994

See accompanying notes to the consolidated financial statements

COUNTY BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2014 and 2013

	Preferred Stock	Common Stock	Surplus	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	(dollars in thousands except share data)
Balance at December 31, 2012	$7,000	$5	$15,687	$(2,770)	$44,942	$987	$65,851
Net income	—	—	—	—	7,012	—	7,012
Other comprehensive (loss)	—	—	—	—	—	(1,018)	(1,018)
Stock compensation expense, net of tax	—	—	248	—	—	—	248
Purchase of treasury stock (78,060 shares)	—	—	—	(913)	—	—	(913)
Cash dividends declared on preferred stock	—	—	—	—	(290)	—	(290)
Cash dividends declared on SBLF preferred stock	—	—	—	—	(150)	—	(150)
Proceeds from sale of preferred stock	1,000	—	—	—	—	—	1,000
Proceeds from sale of common stock (10,000 shares)	—	—	69	—	—	—	69

Balance at December 31, 2013	$8,000	$5	$16,004	$(3,683)	$51,514	$(31)	$71,809

Net income	—	—	—	—	8,210	—	8,210
Other comprehensive income	—	—	—	—	—	417	417
Stock compensation expense, net of tax	—	—	154	—	—	—	154
Purchase of treasury stock (59,790 shares)	—	—	—	(889)	—	—	(889)
Cash dividends declared on preferred stock	—	—	—	—	(320)	—	(320)
Cash dividends declared on SBLF preferred stock	—	—	—	—	(150)	—	(150)
Proceeds from sale of common stock (84,790 shares)	—	—	812		—	—	812

Balance at December 31, 2014	$8,000	$5	$16,970	$(4,572)	$59,254	$386	$80,043

See accompanying notes to the consolidated financial statements

COUNTY BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2014 and 2013

	2014	2013
	(dollars in thousands)
Cash flows from operating activities
Net income	$8,210	$7,012
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	611	462
Provision for loan losses	589	4,200
Realized loss (gain) on sales of other real estate owned	278	(737)
Write-down of other real estate owned	1,190	2,373
Realized loss on sales of premises and equipment	—	3
Increase in cash surrender value of bank owned life insurance	(286)	(296)
Deferred income tax expense (benefit)	731	(68)
Stock compensation expense	154	248
Net amortization of securities	512	491
Net change in:
Accrued interest receivable and other assets	(407)	(722)
Prepaid FDIC deposit	—	1,332
Loans held for sale	3,238	1,044
Loan servicing rights	(217)	(1,411)
Accrued interest payable and other liabilities	853	363

Net cash provided by operating activities	15,456	14,294
Cash flows from investing activities
Proceeds from maturities and calls of securities available for sale	11,566	12,719
Purchases of securities available for sale	(19,664)	(25,799)
Loan originations and principal collections, net	(80,786)	13,098
Proceeds from sales of premises and equipment	65	—
Purchases of premises and equipment	(1,038)	(998)
Proceeds from sales of other real estate owned	8,799	17,827

Net cash (used in) provided by investing activities	(81,058)	16,847
Cash flows from financing activities
Net increase in demand and savings deposits	38,226	22,820
Net decrease in certificates of deposits	(49,065)	(19,331)
Net change in other borrowings	(5,312)	(4,227)
Proceeds from FHLB Advances	11,000	2,300
Repayment of FHLB Advances	(5,000)	(5,300)
Proceeds from other borrowings	15,000	—
Payments to acquire treasury stock	(889)	(913)
Proceeds from issuance of common stock	812	69
Proceeds from issuance of preferred stock	—	1,000
Dividends paid on preferred stock	(320)	(290)
Dividends paid on SBLF preferred stock	(150)	(150)

Net cash provided by (used in) financing activities	4,302	(4,022)

Net change in cash and cash equivalents	(61,300)	27,119
Cash and cash equivalents, beginning of period	71,780	44,661

Cash and cash equivalents, end of period	$10,480	$71,780

Supplemental disclosure of cash flow information Cash paid during the period for:
Interest	$7,531	$8,732
Income taxes paid	4,497	4,080

Noncash investing activities
Transfer from loans to other real estate owned	$1,321	$25,029
Loans charged off	647	6,438

See accompanying notes to the consolidated financial statements

COUNTY BANCORP, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of County Bancorp, Inc. (the “Company”) and its subsidiaries conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practice within the banking industry. The following is a description of the more significant of those policies.

Nature of Business and Significant Concentrations of Credit Risk

The Company is the sole shareholder of Investors Community Bank (“the Bank”). The Bank is the sole shareholder of ICB Investments Corp, a wholly-owned Nevada subsidiary and sole member of Investors Insurance Services, LLC and ABS 1, LLC, which are both Wisconsin limited liability companies. The Company commenced operations in May of 1996; the Bank commenced operations in March of 1997. The Nevada subsidiary commenced operations in 2001. In July of 2010, the Bank formed Investors Insurance Services, LLC for the sole purpose of protecting the Bank from liability risk when selling crop insurance. Selling crop insurance had historically been a business function performed within the Bank and is not a new service. In September of 2011, the Bank formed ABS 1, LLC, for the sole purpose of holding real estate and personal property for sale which was obtained through repossession.

The Bank provides a full range of banking and related financial services which includes real estate lending, business services, and agricultural finance to individual and corporate customers primarily located within the state of Wisconsin. The Bank’s primary source of revenue is providing loans to customers, who are predominantly engaged in dairy farming and commercial activities. Its primary deposit products are savings and term certificate accounts. The Bank is subject to competition from other financial institutions and is regulated by federal and state banking agencies and undergoes periodic examinations by those agencies.

The Company has no other significant activities other than ownership of the Bank. Note 3 discusses the types of securities that the Company invests in. Note 4 discusses the types of lending that the Company engages in.

Agricultural loans, including agricultural operating, real estate and construction, represent 64% and 66% of our total loan portfolio at December 31, 2014 and 2013, respectively. Commercial real estate, including commercial construction loans represent 21% and 18% of our total loan portfolio at December 31, 2014 and 2013, respectively.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank’s wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company also has two wholly-owned subsidiaries, County Bancorp Statutory Trust II and Statutory Trust III that are both Delaware statutory trusts, which have not been consolidated in accordance with accounting guidance related to variable interest entities.

Use of Estimates in Preparing Financial Statements

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of valuation of securities available for sale, the allowance for loan

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

losses, loan servicing rights, other real estate owned, fair values of financial instruments, and deferred tax assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within 90 days.

In the normal course of business, the Company maintains balances with correspondent banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) up to specified limits. Management believes these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal.

Securities Available for Sale

Available for sale securities are carried at fair value with unrealized gains and losses excluded from earnings and reported separately in other comprehensive income (loss). The Company currently has no securities designated as trading or held-to-maturity. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. They are included in non-interest income or expense and, when applicable, are reported as a reclassification adjustment in other comprehensive income (loss).

Declines in the fair value of individual available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The Company monitors the investment security portfolio for impairment on an individual security basis and has a process in place to identify securities that could potentially have a credit impairment that is other than temporary. This process involves analyzing the length of time and the extent to which the fair value has been less than the amortized cost basis, the market liquidity for the security, the financial condition and near-term prospects of the issuer, expected cash flows, and the Company’s intent and ability to hold the investment for a period of time sufficient to recover the temporary impairment. A decline in value due to a credit event that is considered other than temporary is recorded as a loss in non-interest income.

Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank of Chicago (the “FHLB”), is required to maintain an investment in the capital stock of the FHLB based on the level of borrowings and other factors, and may invest additional amounts. Based on the redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. It is periodically evaluated by management for impairment. Because it is viewed as a long term investment, impairment is based on ultimate recovery of par value. Both stock and cash dividends are reported as income.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value. Gains and losses on loan sales (sale proceeds minus carrying value) are recorded in non-interest income and direct loan origination costs and fees are deferred at origination of the loan and are recognized in non-interest income upon sale of the loan.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted for unearned income and the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, non-refundable fees and direct loan origination costs on real estate and commercial loans are, in the opinion of management, insignificant and recognized as current income and are not accounted for as an adjustment of yield of the related loan categories.

The accrual of interest on mortgage and commercial loans is discontinued at the time the principal and interest is 90 days delinquent unless the credit is well-secured and in the process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on nonaccrual loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses (hereinafter referred to as “allowance”) is an estimate of loan losses inherent in the Company’s loan portfolio. The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after loan losses and loan growth. Loan losses are charged off against the allowance when the Company determines the loan balance to be uncollectible. Cash received on previously charged off amounts is recorded as a recovery to the allowance.

The allowance consists of two primary components, general reserves and specific reserves related to impaired loans. The general component covers non-impaired loans and is based on historical losses adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on a weighted average of the actual loss history experienced by the Company over the most recent four years. The Company places more emphasis, or weight, on the more current quarters in the loss history period. This actual loss experience is adjusted for economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. These factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is generally measured on a loan by loan basis

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

by either the present value of expected future cash flows discounted at the loans’ effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Under certain circumstances, the Company will provide borrowers relief through loan restructurings. A restructuring of debt constitutes a troubled debt restructuring (“TDR”) if the Company for economic or legal reasons related to the borrower’s financial difficulties grants a concession to the borrower that it would not otherwise consider. Restructured loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans that are reported as TDRs are considered impaired and measured for impairment as described above. TDR concessions can include reduction of interest rates, extension of maturity dates, forgiveness of principal or interest due, or acceptance of other assets in full or partial satisfaction of the debt. Restructured loans can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the borrower. Nonaccrual restructured loans are included and treated with other nonaccrual loans.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

The Company maintains a separate general valuation allowance for each portfolio segment. These portfolio segments include agricultural, commercial, commercial real estate, residential real estate, installment and consumer other with risk characteristics described as follows:

Agricultural: Agricultural loans generally possess a lower inherent risk of loss than real estate portfolio segments because these loans are generally underwritten to existing cash flows of operating businesses. Debt coverage is provided by business cash flows and economic trends influenced by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.

Commercial: Commercial loans generally possess a lower inherent risk of loss than real estate portfolio segments because these loans are generally underwritten to existing cash flows of operating businesses. Debt coverage is provided by business cash flows and economic trends influenced by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.

Commercial Real Estate: Commercial real estate loans generally possess a higher inherent risk of loss than other real estate portfolio segments, except land and construction loans. Adverse economic developments or an overbuilt market impact commercial real estate projects and may result in troubled loans. Trends in vacancy rates of commercial properties impact the credit quality of these loans. High vacancy rates reduce operating revenues and the ability for the properties to produce sufficient cash flow to service debt obligations.

Residential Real Estate: The degree of risk in residential mortgage and home equity lending depends primarily on the loan amount in relation to collateral value, the interest rate and the borrower’s ability to repay in an orderly fashion. These loans generally possess a lower inherent risk of loss than other real estate portfolio segments. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate that the borrowers’ capacity to repay their obligations may be deteriorating.

Installment and Consumer Other: The installment and consumer other loan portfolio is usually comprised of a large number of small loans. Most loans are made directly for consumer purchases. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate the borrowers’ capacity to repay their obligations may be deteriorating.

Although management believes the allowance to be adequate, ultimate losses may vary from its estimates. At least quarterly, the board of directors reviews the adequacy of the allowance, including consideration of the

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

relevant risks in the portfolio, current economic conditions and other factors. If the board of directors and management determine that changes are warranted based on those reviews, the allowance is adjusted. In addition, the Company’s primary regulator reviews the adequacy of the allowance. The regulatory agencies may require additions to the allowance based on their judgment about information available at the time of their examinations.

Bank Premises and Equipment

Land is carried at cost. Bank premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on the straight line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any recognized gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and improvements are capitalized and a deduction is made from the property accounts for retirements of capitalized renewals or improvements. Gains and losses on dispositions are included in current operations.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded. The Company maintains a separate allowance for off balance sheet commitments. Management estimates anticipated losses using historical data and utilization assumptions. The allowance for off balance sheet commitments is included in other liabilities.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or the fair value less costs to sell.

Loan Servicing Rights

Servicing assets are recognized as separate assets when rights are acquired through the sale of financial assets. Servicing rights resulting from the sale or securitization of loans originated by the Company are initially measured at fair value at the date of transfer. The Company subsequently measures each class of servicing asset using the amortization method. Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income. The amortized assets are assessed for impairment or increased obligation based on fair value at each reporting date.

Fair value is based on market prices for comparable servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. These variables change from quarter-to-quarter as market conditions and projected interest rates change, and may have an adverse impact on the value of the servicing right and may result in a reduction to non-interest income.

Servicing assets measured using the amortization method are evaluated and measured for impairment. Impairment is determined by stratifying rights into tranches based on predominant characteristics, such as

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the carrying amount of the servicing assets for that tranche. The valuation allowance is adjusted to reflect changes in the measurement of impairment after the initial measure of the impairment.

Changes in the valuation allowances are reported with loan servicing fees on the income statement. Fair value in excess of the carrying amount of servicing assets for that stratum is not recognized.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of loan servicing rights is netted against loan servicing fee income.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure less estimated costs to sell, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other non-interest expense.

Impairment losses on assets to be held and used are measured at the amount by which the carrying amount of a property exceeds its fair value. The evaluation of impairment is inherently subjective and requires estimates that are susceptible to significant revisions as more information becomes available. Due to potential changes in conditions, it is at least reasonably possible that changes in fair values will occur in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements. Costs of significant asset improvements are capitalized, whereas costs relating to holding assets are expensed. Revenue and expenses from operations and changes in the valuation allowance are included in other non-interest expense.

Cash Surrender Value of Bank Owned Life Insurance

The Company has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized, if lower.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not the some portion or all of the deferred tax asset will not be realized.

The Company files income taxes returns in the U.S. federal jurisdiction and in the state of Wisconsin. The Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2011.

The Company recognizes interest and penalties on income taxes as a component of other non-interest expense.

Comprehensive Income

Recognized revenue, expenses, gains, and losses are included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income.

Equity Incentive Plan

Stock compensation accounting guidance requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.

Treasury Stock

Common stock shares repurchased are recorded as treasury stock at cost.

Earnings per Share

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

Treasury shares are not deemed outstanding for earnings per share calculations.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company—put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

The transfer of a participating interest in an entire financial asset must also meet the definition of a participating interest. A participating interest in a financial asset has all of the following characteristics: (1) from the date of transfer, it must represent a proportionate (pro rata) ownership interest in the financial asset, (2) from the date of transfer, all cash flows received, except any cash flows allocated as any compensation for servicing or other services performed, must be divided proportionately among participating interest holders in the amount equal to their share ownership, (3) the rights of each participating interest holder must have the same priority, (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to do so.

Advertising Costs

Advertising costs are expensed as incurred.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 18. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Stock Split

On April 1, 2014, the board of directors approved a 10-for-1 stock split of the Company’s common stock effective April 4, 2014. The accompanying financial statements give effect to this stock split.

Segments

The Company’s operations consist of one segment called community banking.

New Accounting Pronouncements

In January 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-04, Receivables—Troubled Debt Restructuring by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans Foreclosure. The update clarifies when an in substance foreclosure occurs, that is, when a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. This is the point when the consumer mortgage loan should be derecognized and the real property recognized. This update will be effective for annual periods beginning after December 31, 2015 and early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09 Revenue from Contracts with Customers (“Topic 606”) (“ASU 2014-09”). This update is the culmination of efforts by the FASB and the International Accounting Standards

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Board (“IASB”) to develop a common revenue standard for GAAP and International Financial Reporting Standards (“IFRS”) and creates a new Topic 606—Revenue from Contracts with Customers. ASU 2014-09 supersedes Topic 605—Revenue Recognition and most industry-specific guidance. The core principal of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those good or services. The guidance in ASU 2014-09 describes a 5-step process entities can apply to achieve the core principle or revenue recognition and requires disclosures sufficient to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers and the significant judgments used in determining that information. The amendments in ASU 2014-09 are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period and early application is not allowed. The Company is currently evaluating the effects of ASU 2014-09 on its financial statements and disclosures, if any.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications did not result in any changes to previously reported net income or shareholders’ equity.

NOTE 2—RESTRICTIONS ON CASH AND CASH EQUIVALENTS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2014 and 2013, these reserve balances amounted to $6,478,000 and $4,306,000, respectively.

NOTE 3—SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of securities available for sale are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(dollars in thousands)
December 31, 2014
U.S. government and agency securities	$2,006	$1	$(2)	$2,005
Municipal securities	41,751	237	(139)	41,849
Mortgage-backed securities	36,889	636	(97)	37,428

	$80,646	$874	$(238)	$81,282

December 31, 2013
U.S. government and agency securities	$2,008	$9	$—	$2,017
Municipal securities	33,449	418	(132)	33,735
Mortgage-backed securities	37,601	435	(781)	37,255

	$73,058	$862	$(913)	$73,007

NOTE 3—SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and fair value of securities at December 31, 2014 and 2013, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(dollars in thousands)
December 31, 2014
Due in one year or less	$2,007	$2,011
Due from one to five years	41,750	41,843
Due from five to ten years	—	—
Due after ten years	—	—
Mortgage-backed securities	36,889	37,428

Total	$80,646	$81,282

December 31, 2013
Due in one year or less	$4,714	$4,769
Due from one to five years	28,239	28,493
Due from five to ten years	2,504	2,489
Due after ten years	—	—
Mortgage-backed securities	37,601	37,256

Total	$73,058	$73,007

There were no sales for realized gains or losses for the year ended December 31, 2014 and 2013 of securities available for sale.

At December 31, 2014 and 2013, the carrying amount of securities pledged to secure the FHLB advances was $11,739,000 and $9,142,000, respectively, in addition to the FHLB stock. At December 31, 2014 and 2013, the carrying amount of securities pledged to secure the Federal Reserve Bank Line of Credit was $17,837,000 and $18,277,000, respectively.

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2014 and 2013.

NOTE 3—SECURITIES AVAILABLE FOR SALE (Continued)

Securities available for sale that have been in a continuous unrealized loss position are as follows:

	Less Than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
December, 31, 2014
U.S. government and agency securities	$997	$(2)	$—	$—	$997	$(2)
Municipal securities	16,724	(100)	3,736	(39)	20,460	(139)
Mortgage-backed securities	6,698	(33)	5,651	(64)	12,349	(97)

Total debt securities	$24,419	$(135)	$9,387	$(103)	$33,806	$(238)

December 31, 2013
Municipal securities	$10,132	$(126)	$976	$(6)	$11,108	$(132)
Mortgage-backed securities	22,024	(670)	2,890	(111)	24,914	(781)

Total debt securities	$32,156	$(796)	$3,866	$(117)	$36,022	$(913)

The unrealized loss on the investments at December 31, 2014 and 2013 is due to normal fluctuations and pricing inefficiencies. The contractual terms of the investments do not permit the issuers to settle the securities at a price less than the amortized cost basis of the investment. Because the Company does not intend to sell the investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of the amortized cost basis, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2014 or 2013.

Other-Than-Temporary Impairment

Upon acquisition of a security, the Company decides whether it is within the scope of the accounting guidance for beneficial interests in securitized financial assets or will be evaluated for impairment under the accounting guidance for investments in debt and equity securities.

The accounting guidance for beneficial interest in securitized financial assets provides incremental impairment guidance for a subset of the debt securities within the scope of the guidance for investments in debt and equity securities. For securities where the security is a beneficial interest in securitized financial assets, the Company uses the beneficial interest in securitized financial asset impairment model. For securities where the security is not a beneficial interest in securitized financial assets, the Company uses debt and equity securities impairment model.

The Company routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. Economic models are used to determine whether an other-than-temporary impairment has occurred on these securities. While all securities are considered, the securities primarily impacted by other-than-temporary impairment testing are private-label mortgage-backed securities. For each private-label mortgage-backed security in the investment portfolio (including but not limited to those whose fair value is less than their amortized cost basis) an extensive, regular review is conducted to determine if an other-than-temporary impairment has occurred, Various inputs to the economic models are used to determine if an unrealized loss is other-than-temporary. The most significant inputs are the default rate and the severity of the decline in value. Other inputs may include the actual collateral attributes, which include geographic concentrations, credit ratings, and other performance indicators of the underlying assets.

At December 31, 2014, 51 debt securities had unrealized losses with aggregate depreciation of 0.70% from the Company’s amortized cost basis. At December 31, 2013, 39 debt securities had unrealized losses with aggregate

NOTE 3—SECURITIES AVAILABLE FOR SALE (Continued)

depreciation of 2.47% from the Company’s amortized cost basis. These unrealized losses related principally to GNMA mortgage-backed and municipal debt securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the intent and ability to hold debt security until maturity, for the foreseeable future if classified as available for sale, the decline is not deemed to be other-than-temporary.

NOTE 4—LOANS

The components of loans were as follows:

	December 31,
	2014	2013
	(dollars in thousands)
Agricultural loans	$415,164	$375,240
Commercial real estate loans	137,517	102,645
Commercial loans	53,745	51,008
Residential real estate loans	40,885	39,901
Installment and consumer other	811	344

Total loans	648,122	569,138
Allowance for loan losses	(10,603)	(10,495)

Loans, net	$637,519	$558,643

The following table presents the aging of the recorded investment in past due loans at December 31, 2014, December 31, 2013:

	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Loans Not Past Due	Total Loans
	(dollars in thousands)
December 31, 2014
Agricultural loans	$355	$9	$238	$602	$414,562	$415,164
Commercial real estate loans	—	—	2,592	2,592	134,925	137,517
Commercial loans	—	42	3,366	3,408	50,337	53,745
Residential real estate loans	6	—	534	540	40,345	40,885
Installment and consumer other	—	—	—	—	811	811

Total	$361	$51	$6,730	$7,142	$640,980	$648,122

December 31, 2013
Agricultural loans	$68	$—	$400	$468	$374,772	$375,240
Commercial real estate loans	—	—	326	326	102,319	102,645
Commercial loans	—	—	1,826	1,826	49,182	51,008
Residential real estate loans	123	121	2,083	2,327	37,574	39,901
Installment and consumer other	—	—	—	—	344	344

Total	$191	$121	$4,635	$4,947	$564,191	$569,138

NOTE 4—LOANS (Continued)

The following table lists information on nonaccrual, restructured, and certain past due loans:

	December 31,
	2014	2013
	(dollars in thousands)
Nonaccrual loans, 90 days or more past due	$6,730	$4,635
Nonaccrual loans, 30-89 days past due	200	207
Nonaccrual loans, less than 30 days past due	4,625	1,215
Restructured loans not on nonaccrual status	846	4,020
90 days or more past due and still accruing	—	—

The following table presents the recorded investment in nonaccrual and loans past due over 90 days on accrual by class of loan:

	December 31,
	2014	2013
	(dollars in thousands)
Agricultural loans	$1,293	$1,076
Commercial real estate loans	5,163	326
Commercial loans	3,409	1,826
Residential real estate loans	1,690	2,828

Total	$11,555	$6,056

All nonaccrual loans are considered to be impaired. Total loans considered impaired and their related reserve balances are as follows:

	December 31,
	2014	2013
	(dollars in thousands)
Impaired loans without a specific allowance	$6,532	$7,352
Impaired loans with a specific allowance	18,312	44,933

Total impaired loans	$24,844	$52,285

Specific allowance related to impaired loans	$2,894	$3,096

The average recorded investment in total impaired loans for the years ended December 31, 2014 and 2013 amounted to approximately $38,565,000 and $54,914,000, respectively. Interest income recognized on total impaired loans for the years ended December 31, 2014 and 2013 amounted to approximately $1,326,000 and $3,436,000, respectively. For nonaccrual loans included in impaired loans, the interest income that would have been recognized had those loans been performing in accordance with their original terms would have been approximately $778,000 and $497,000 for the years ended December 31, 2014 and 2013, respectively.

NOTE 4—LOANS (Continued)

The following tables present loans individually evaluated for impairment by class of loans at December 31, 2014 and 2013:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
	(dollars in thousands)
December 31, 2014
With no related allowance:
Agricultural loans	$1,682	$1,653	$—
Commercial real estate loans	570	342	—
Commercial loans	4,796	4,460	—
Residential real estate loans	77	77	—

	7,125	6,532	—

With an allowance recorded:
Agricultural loans	11,305	9,244	242
Commercial real estate loans	2,709	2,699	519
Commercial loans	5,380	4,450	1,848
Residential real estate loans	3,866	1,919	285

	23,260	18,312	2,894

Total	$30,385	$24,844	$2,894

December 31, 2013
With no related allowance:
Agricultural loans	$3,756	$3,756	$—
Commercial real estate loans	1,585	1,196	—
Commercial loans	2,158	1,715	—
Residential real estate loans	2,074	685	—

	9,573	7,352	—

With an allowance recorded:
Agricultural loans	25,527	25,527	268
Commercial real estate loans	5,189	5,189	833
Commercial loans	9,359	9,047	1,637
Residential real estate loans	5,563	5,170	358

	45,638	44,933	3,096

Total	$55,211	$52,285	$3,096

Changes in the allowance for loan losses are as follows:

	December 31,
	2014	2013
	(dollars in thousands)
Balance, beginning of year	$10,495	$12,521
Provision for loan losses	589	4,200
Loans charged off	(647)	(6,438)
Recoveries	166	212

Balance, end of period	$10,603	$10,495

NOTE 4—LOANS (Continued)

Changes in the allowance for loan losses by portfolio segment were as follows:

	December 31, 2014
	Beginning Balance	Provision for Loan Losses	Loans Charged Off	Loan Recoveries	Ending Balance
	(dollars in thousands)
Agricultural loans	$3,144	$406	$(115)	$21	$3,456
Commercial real estate loans	3,254	87	(141)	126	3,326
Commercial loans	2,172	569	(339)	18	2,420
Residential real estate loans	1,819	(376)	(52)	1	1,392
Installment and consumer other	3	6	—	—	9
Unallocated	103	(103)	—	—	—

Total	$10,495	$589	$(647)	$166	$10,603

	December 31, 2013
	Beginning Balance	Provision for Loan Losses	Loans Charged Off	Loan Recoveries	Ending Balance
	(dollars in thousands)
Agricultural loans	$3,333	$(205)	$—	$16	$3,144
Commercial real estate loans	4,838	1,592	(3,361)	185	3,254
Commercial loans	2,283	18	(132)	3	2,172
Residential real estate loans	1,755	3,001	(2,945)	8	1,819
Installment and consumer other	13	(10)	—	—	3
Unallocated	299	(196)	—	—	103

Total	$12,521	$4,200	$(6,438)	$212	$10,495

NOTE 4—LOANS (Continued)

The following table presents the balances in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method at:

	December 31, 2014
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total
	(dollars in thousands)
Allowance for loan losses:
Agricultural loans	$242	$3,214	$3,456
Commercial real estate loans	519	2,807	3,326
Commercial loans	1,848	572	2,420
Residential real estate loans	285	1,107	1,392
Installment and consumer other	—	9	9
Unallocated	—	—	—

Total ending allowance for loan losses	2,894	7,709	10,603

Loans:
Agricultural loans	10,897	404,267	415,164
Commercial real estate loans	3,041	134,476	137,517
Commercial loans	8,910	44,835	53,745
Residential real estate loans	1,996	38,889	40,885
Installment and consumer other	—	811	811

Total loans	24,844	623,278	648,122

Net loans	$21,950	$615,569	$637,519

	December 31, 2013
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total
	(dollars in thousands)
Allowance for loan losses:
Agricultural loans	$268	$2,876	$3,144
Commercial real estate loans	833	2,421	3,254
Commercial loans	1,637	535	2,172
Residential real estate loans	358	1,461	1,819
Installment and consumer other	—	3	3
Unallocated	—	103	103

Total ending allowance for loan losses	3,096	7,399	10,495

Loans:
Agricultural loans	29,283	345,957	375,240
Commercial real estate loans	6,385	96,260	102,645
Commercial loans	10,762	40,246	51,008
Residential real estate loans	5,855	34,046	39,901
Installment and consumer other	—	344	344

Total loans	52,285	516,853	569,138

Net loans	$49,189	$509,454	$558,643

NOTE 4—LOANS (Continued)

Troubled Debt Restructurings

The Company has allocated $538,000 and $506,000 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings at December 31, 2014 and 2013, respectively. The Company has no additional lending commitments at December 31, 2014 and 2013 to customers with outstanding loans that are classified as troubled debt restructurings.

A TDR on nonaccrual status is classified as a nonaccrual loan until evaluation supports reasonable assurance of repayment and of performance according to the modified terms of the loan. Once this assurance is reached, the TDR is classified as a restructured loan. At December 31, 2014, there were $4,573,000 TDR loans, of which $3,727,000 were classified as nonaccrual and $846,000 were classified as restructured and accruing. There were no unfunded commitments on these loans. At December 31, 2013, there were $7,015,000 TDR loans, of which $2,995,000 were classified as nonaccrual and $4,020,000 were classified as restructured and accruing and there were no unfunded commitments on these loans.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of the borrowers to service their debt, such as current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. The Company analyzes agricultural, commercial, and commercial real estate loans individually by classifying the credits as to credit risk. The process of analyzing loans for changes in risk rating is ongoing through routine monitoring of the portfolio and annual internal credit reviews for credits with total exposure in excess of $300,000. The Company uses the following definitions for credit risk ratings:

Sound. Credits classified as sound show very good probability of ongoing ability to meet and/or exceed obligations.

Acceptable. Credits classified as acceptable show a good probability of ongoing ability to meet and/or exceed obligations.

Satisfactory. Credits classified as satisfactory show fair probability of ongoing ability to meet and/or exceed obligations.

Watch. Credits classified as watch show some questionable probability of ongoing ability to meet and/or exceed obligations.

Special Mention. Credits classified as special mention show potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loans or of the institution’s credit position at some future date.

Substandard. Credits classified as substandard generally have well-defined weaknesses that jeopardize the repayment of the debt. They have a distinct possibility that a loss will be sustained if the deficiencies are not corrected.

Doubtful. Credits classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable.

The Company categorizes residential real estate, installment and consumer other loans as satisfactory at the time of origination based on information obtained as to the ability of the borrower(s) to service their debt, such as

NOTE 4—LOANS (Continued)

current financial information, employment status and history, historical payment experience, credit scores and type and amount of collateral among other factors. The Company updates relevant information on these types of loans at the time of refinance, troubled debt restructuring or other indications of financial difficulty, downgrading as needed using the same category descriptions as for agricultural, commercial, and commercial real estate loans. In addition, the Company further considers current payment status as an indicator of which risk category to assign the borrower.

The greater the level of deteriorated risk as indicated by a loan’s assigned risk category, the greater the likelihood a loss will occur in the future. If the loan is impaired then the loan loss reserves for the loan is recorded at the loss level of impairment. If the loan is not impaired, then its loan loss reserves are determined by the application of a loss rate that increases with risk in accordance with the allowance for loan loss analysis.

Based on the most recent analysis performed by management, the risk category of loans by class of loans is as follows:

	As of December 31, 2014
	Sound/ Acceptable/ Satisfactory	Watch	Special Mention	Substandard	Total Loans
	(dollars in thousands)
Agricultural loans	$342,598	$59,078	$2,591	$10,897	$415,164
Commercial real estate loans	104,609	23,540	6,327	3,041	137,517
Commercial loans	36,205	7,568	1,062	8,910	53,745
Residential real estate loans	29,738	6,288	2,863	1,996	40,885
Installment and consumer other	811	—	—	—	811

Total	$513,961	$96,474	$12,843	$24,844	$648,122

	As of December 31, 2013
	Sound/ Acceptable/ Satisfactory	Watch	Special Mention	Substandard	Total Loans
	(dollars in thousands)
Agricultural loans	$307,673	$39,004	$21,244	$7,319	$375,240
Commercial real estate loans	67,259	25,604	2,719	7,063	102,645
Commercial loans	32,300	11,280	1,023	6,405	51,008
Residential real estate loans	27,598	5,993	3,117	3,193	39,901
Installment and consumer other	344	—	—	—	344

Total	$435,174	$81,881	$28,103	$23,980	$569,138

NOTE 5—PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	December 31		Estimated
	2014	2013	Useful Life
	(dollars in thousands)
Land	$896	$275	N/A
Bank premises	3,718	3,711	35-40 years
Furniture, fixtures, and equipment	3,282	3,583	3-7 years

	7,896	7,569
Accumulated depreciation	(3,300)	(3,334)

	$4,596	$4,235

NOTE 5—PREMISES AND EQUIPMENT (Continued)

Depreciation expense charged to operations for the years ended December 31, 2014 and 2013 totaled $611,000 and $462,000, respectively.

NOTE 6—LOAN SERVICING RIGHTS

Loans serviced for others are not included in the accompanying consolidated balance sheets. The risks inherent in servicing assets relate primarily to changes in prepayments that result from shifts in interest rates. The unpaid principal balances of mortgage and other loans serviced for others were approximately $429,293,000 and $414,129,000 at December 31, 2014 and 2013, respectively.

The fair values of these rights were approximately $10,043,000 and $9,438,000, respectively. The fair value of servicing rights was determined using an assumed discount rate of 10 percent and prepayment speeds primarily ranging from 4 percent to 9 percent, depending upon the stratification of the specific right, and nominal anticipated credit losses.

The following summarizes servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:

	December 31,
	2014	2013
	(dollars in thousands)
Loan servicing rights:
Balance at beginning of period	$7,529	$6,117
Additions	3,414	4,592
Disposals	(1,243)	(1,363)
Amortization	(1,954)	(1,817)

Balance at end of period	$7,746	$7,529

NOTE 7—OTHER REAL ESTATE OWNED

Changes in other real estate owned are as follows:

	December 31,
	2014	2013
	(dollars in thousands)
Balance at beginning of period	$16,083	$10,517
Assets foreclosed	1,321	25,029
Write-down of other real estate owned	(1,190)	(2,373)
Net gain (loss) on sales of other real estate owned	(278)	737
Proceeds from sales of other real estate owned	(8,799)	(17,827)

Balance at end of period	$7,137	$16,083

Expenses applicable to other real estate owned include the following:

	December 31,
	2014	2013
	(dollars in thousands)
Net loss (gain) on sales of other real estate owned	$278	$(737)
Write-down of other real estate owned	1,190	2,373
Operating expenses, net of rental income	130	581

	$1,598	$2,217

NOTE 8—DEPOSITS

Deposits are summarized as follows:

	December 31,
	2014	2013
	(dollars in thousands)
Demand deposits	$81,534	$57,231
Savings	140,296	126,373
Certificates of deposit	383,639	432,704

Total deposits	$605,469	$616,308

Certificates of deposit in amounts of more than $250,000 at December 31, 2014 were approximately $134,931,000 and certificates of deposits in amounts of $100,000 or more at December 31, 2013 were approximately $295,545,000

The scheduled maturities of certificates of deposit are as follows:

	December 31,
	2014	2013
	(dollars in thousands)
1 year or less	$173,074	$156,586
1 to 2 years	75,212	124,602
2 to 3 years	92,197	55,183
3 to 4 years	22,811	78,798
Over 4 years	20,345	17,535

	$383,639	$432,704

NOTE 9—ADVANCES FROM FHLB AND OTHER BORROWINGS

The Bank had advances outstanding from the FHLB in the amount of $28,000,000 and $22,000,000 on December 31, 2014 and 2013, respectively. These advances, rate and maturities are as follows:

			December 31,
Loan Type	Maturity	Rate	2014	2013
Fixed rate, fixed term	03/19/2014	3.00%	—	5,000
Fixed rate, fixed term	07/16/2015	3.59%	2,000	2,000
Fixed rate, fixed term	08/25/2015	1.79%	1,000	1,000
Fixed rate, fixed term	08/25/2015	1.89%	2,000	2,000
Fixed rate, fixed term	11/09/2015	0.44%	1,750	1,750
Fixed rate, fixed term	06/28/2016	0.96%	2,150	2,150
Fixed rate, fixed term	03/15/2017	1.46%	2,000	2,000
Fixed rate, fixed term	11/15/2017	0.95%	3,800	3,800
Fixed rate, fixed term	04/23/2018	1.07%	2,300	2,300
Fixed rate, fixed term	08/14/2019	1.77%	2,000	—
Fixed rate, fixed term	12/30/2020	2.09%	4,000	—
Fixed rate, fixed term	08/16/2021	2.29%	3,000	—
Fixed rate, fixed term	12/30/2021	2.29%	2,000	—

Total Advances from FHLB			$28,000	$22,000

The terms of security agreements with FHLB require the Bank to pledge collateral for their respective borrowings. The collateral consists of qualifying first mortgage loans, certain securities available for sale, and all stock in FHLB.

NOTE 9—ADVANCES FROM FHLB AND OTHER BORROWINGS (Continued)

In addition to the borrowings summarized above, at December 31, 2013, the Bank had irrevocable letters of credit totaling $600,000 and $4,474,000, dated September 14, 2009 and June 20, 2010, respectively. There was no amount outstanding under these letters of credit as of December 31, 2013. The Bank had no irrevocable letters of credit with FHLB as of December 31, 2014.

Future maturities of borrowings are as follows:

	December 31,
	2014	2013
	(dollars in thousands)
1 year or less	$6,750	$5,000
1 to 2 years	2,150	6,750
2 to 3 years	5,800	2,150
3 to 4 years	2,300	5,800
Over 4 years	11,000	2,300

	$28,000	$22,000

As of December 31, 2014 and 2013, the Bank also had a $50,000,000 line-of-credit available with the Federal Reserve Bank of Chicago. Borrowings under this line of credit are limited by the amount of securities pledged by the Bank as collateral, which totaled $17,837,000 and $18,277,000 at December 31, 2014 and 2013, respectively. The outstanding advances included in other borrowings totaled $15,000,000 and $0 at December 31, 2014 and 2013, respectively. The Federal Discount Window interest rate was 0.75% for outstanding advances at December 31, 2014.

Also included in other borrowings, are borrowings as a result of sold loans that do not qualify for sale accounting. These agreements are recorded as financing transactions as the Bank maintains effective control over the transferred loans. The dollar amount of the loans underlying the sale agreements continues to be carried in the Bank’s loan portfolio and the transfer is reported as a secured borrowing with pledge of collateral. At December 31, 2014 and 2013, the amount of these borrowings were $8,857,000 and $14,169,000, respectively.

The following table sets forth information concerning balances and interest rates on other borrowings as of and for the periods indicated.

	December 31,
	2014	2013
	(dollars in thousands)
Other Borrowings:
Balance outstanding at end of period	$23,857	$14,169
Average amount outstanding during the period	12,279	17,498
Maximum amount outstanding at any month end	23,857	24,770
Weighted average interest rate during the period	4.73%	4.96%
Weighted average interest rate at end of period	2.33%	4.96%

NOTE 10—SUBORDINATED DEBENTURES AND SBLF PREFERRED STOCK

In September 2005 and June 2006, the Company formed wholly owned subsidiary business trusts, County Bancorp Statutory Trust II (“Trust II”) and Statutory Trust III (“Trust III”) (together, the “Trusts”), which are both Delaware statutory trusts, for the purpose of issuing capital securities which qualify as Tier 1 capital of the Company. Trust II issued at par $6.0 million of floating rate capital securities in an exempt offering. The capital securities are nonvoting, mandatorily redeemable in 2035, and guaranteed by the Company. Trust III issued at

NOTE 10—SUBORDINATED DEBENTURES AND SBLF PREFERRED STOCK (Continued)

par $6.0 million of floating rate capital securities in an exempt offering. The capital securities are nonvoting, mandatorily redeemable in 2036, and guaranteed by the Company.

The capital securities carry an interest rate identical to that of the related debentures. In Trust II, holders of capital securities are entitled to receive cumulative cash distributions, at a rate of 6.1% through September 2015, and a rate based on the three month LIBOR plus 1.53% thereafter through maturity. In Trust III, holders of capital securities are entitled to receive cumulative cash distributions, at a rate based on the three month LIBOR plus 1.69% through maturity, which was 1.93% as of December 31, 2014.

The distribution rate payable on the capital securities is cumulative and payable quarterly in arrears. The Company has the right, subject to events in default, to defer payments of interest on the debentures at any time by extending the interest payment period for a period not exceeding 20 consecutive quarters with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity dates of the debentures. The capital securities are subject to mandatory redemption upon payment of the debentures. Trust II and III mature on September 15, 2035 and June 15, 2036, respectively, may be called not earlier than September 15, 2015 and June 15, 2016, respectively, if certain conditions are met, or at any time within 180 days following the occurrence and continuation of certain changes in either tax treatment or the capital treatment of Trust II and Trust III, the debentures, or the capital securities. If the debentures are redeemed before they mature, the redemption price will be the principal amount plus any accrued but unpaid interest. The Company has the right to terminate Trust II and Trust III and cause the debentures to be distributed to the holders of the capital securities in liquidation of such Trusts.

The Company owns all of the outstanding common securities of Trust II and Trust III. The Trusts used the proceeds from the issuance of their capital securities to buy floating rate junior subordinated deferrable interest debentures (“debentures”) issued by the Company. These debentures are the Trusts’ only assets and interest payments from these debentures finance the distributions paid on the capital securities. These debentures are unsecured, rank junior, and are subordinate in the right of payment to all senior debt of the Company.

The capital securities of Trust II and Trust III have been structured to qualify as Tier 1 capital for regulatory purposes. However, the securities cannot be used to constitute more than 25 percent of the Company’s “core” Tier 1 capital according to regulatory requirements. The Company utilized the proceeds of the Trust II issuances for general corporate purposes and Trust III issuances to redeem the securities of County Bancorp Statutory Trust I.

The Small Business Lending Fund (SBLF) Preferred Stock qualifies as Tier 1 capital and will accrue noncumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1. The dividend rate, as a percentage of the liquidation amount, fluctuated on a quarterly basis during the first 10 quarters during which the preferred stock was outstanding, based upon changes in the level of “Qualified Small Business Lending” (“QSBL”), by the Company’s subsidiary bank. The dividend rate was based upon the percentage change in QSBL between each dividend period and the baseline QSBL level, as determined in accordance with the Purchase Agreement.

Beginning with the fourth quarter of 2013, the dividend rate was fixed at an annualized 1.00% through the fourth quarter of 2015. If the SBLF Preferred Stock remains outstanding in the first quarter of 2016, the dividend rate will be fixed at 9%. Such dividends are not cumulative, but the Company may only declare and pay dividends on its common stock (or any other equity securities junior to the SBLF Preferred Stock) if it has declared and paid dividends for the current dividend period on the SBLF Preferred Stock, and will be subject to other restrictions on its ability to repurchase or redeem other securities.

The Company may redeem the shares of SBLF Preferred Stock, in whole or in part, at any time at a redemption price equal to the sum of the liquidation amount per share ($1,000 per share) and the per-share amount of any

NOTE 10—SUBORDINATED DEBENTURES AND SBLF PREFERRED STOCK (Continued)

unpaid dividends for the then-current period, subject to any required prior approval by the Company’s primary federal banking regulator. The terms of the SBLF Preferred Stock impose limits on the ability of the Company to pay dividends and repurchase shares of common stock. Under the terms of the SBLF Preferred Stock, no repurchases may be effected, and no dividends may be declared or paid on preferred shares ranking pari passu with the SBLF Preferred Stock, junior preferred shares, or other junior securities (including the common stock) during the current quarter and for the next three quarters following the failure to declare and pay dividends on the SBLF Preferred Stock, except that, in any such quarter in which the dividend is paid, dividend payments on shares ranking pari passu may be paid to the extent necessary to avoid any resulting material covenant breach.

NOTE 11—INCOME TAXES

Allocation of income tax expense between current and deferred portions consists of the following for:

	December 31,
	2014	2013
	(dollars in thousands)
Current
Federal income tax	$3,122	$3,325
State income tax	831	883

Total current	3,953	4,208
Deferred income tax expense (benefit)	731	(68)

Total	$4,684	$4,140

The reasons for the difference between income tax expense and the amount computed by applying the statutory tax rates to income before taxes are as follows:

	December 31,
	2014	2013
	(dollars in thousands)
Statutory federal tax rate	34%	34%

Income tax at statutory federal rate	$4,384	$3,792
Increase (reduction) resulting from:
State income taxes, net of federal income tax benefit	662	583
Tax exempt interest	(174)	(217)
Increase in cash surrender value	(97)	(101)
Other	(91)	83

Income tax expense	$4,684	$4,140

Effective tax rate	36%	37%

NOTE 11—INCOME TAXES (Continued)

The components of the net deferred tax asset are as follows:

	December 31,
	2014	2013
	(dollars in thousands)
Deferred tax assets:
Management salary continuation accrued	$724	$647
Allowance for loan losses	4,172	3,781
Deferred compensation	302	384
Interest on nonaccrual loans	104	42
Other real estate owned	711	1,804
Available for sale investment securities	—	20
Other	285	161

Total deferred tax assets	6,298	6,839
Deferred tax liabilities:
Loan servicing rights	3,048	2,962
Depreciation and amortization	446	268
FHLB stock dividend	106	106
Available for sale investment securities	250	—
Other	127	180

Total deferred tax liabilities	3,977	3,516

Net deferred tax asset	$2,321	$3,323

NOTE 12—OFF-BALANCE SHEET ACTIVITIES

Credit-Related Financial Instruments

The Bank is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance sheet instruments.

Financial instruments, whose contract amount represents credit risk as of December 31, were as follows:

	December 31,
	2014	2013
	(dollars in thousands)
Commitments to extend credit and unused lines of credit, including unused credit card lines	$192,968	$136,873
Standby letters of credit	560	4,803

Commitments to extend credit are agreements to lend funds to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

NOTE 12—OFF-BALANCE SHEET ACTIVITIES (Continued)

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are usually collateralized and contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the payment or the performance of a Bank customer to a third party. Both standby and performance letters of credit are generally issued for terms of one to four years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting these commitments.

NOTE 13—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivative Loan Commitments

Loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding. The Company enters into commitments to fund loans at specified times in the future, with the intention that these loans will subsequently be sold in the secondary market. A loan commitment binds the Company to lend funds to a potential borrower at a specified interest rate and within a specified period of time, generally up to 60 days after inception of the rate lock.

Outstanding derivative loan commitments expose the Company to the risk that the price of the loans arising from exercise of the loan commitment might decline from inception of the rate lock to funding of the loan due to increases in interest rates. If interest rates increase, the value of these loan commitments decreases. Conversely, if interest rates decrease, the value of these loan commitments increases. The notional amount of interest rate lock commitments was $0 at December 31, 2014 and 2013.

Collateral Requirements

To reduce credit risk related to the use of derivatives financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Company’s credit evaluation of the customer. Collateral held varies, but may include cash, securities, accounts receivable, inventory, property, plant and equipment and real estate. If the counterparty does not have the right and ability to redeem the collateral or the Company is permitted to sell or re-pledge the collateral on short notice, the Company records the collateral in its balance sheet at fair value with a corresponding obligation to return it.

NOTE 14—EMPLOYEE BENEFIT PLANS

The Company has a 401(k) plan covering substantially all employees. The Company’s contributions are based upon the discretion of the board of directors. Total expense for the years ended December 31, 2014 and 2013 was $425,000 and $475,000, respectively.

On May 1, 2006, the Company entered into salary continuation agreements with five key employees. Under these agreements, the key employees will receive $60,000 per year beginning on their retirement age, defined as age 65, and continuing for 15 years.

During 2011, the Company entered into salary continuation agreements with two additional key employees. Under these agreements, the key employees will receive amounts ranging between $36,000 and $60,000 annually, depending on their age at retirement, commencing upon retirement and continuing for 15 years.

As of December 31, 2014 and 2013, respectively, the Company had accrued $1,840,000 and $1,643,000 in conjunction with these salary continuation agreements. The payouts under these agreements for the years ending December 31, 2014 and 2013 was $26,250 and $0, respectively.

NOTE 15—EQUITY INCENTIVE PLAN

Under the Company’s 2012 Equity Incentive Compensation Plan (the “Plan”), the Company may grant options and issue restricted stock to its directors, officers and employees for shares of common stock. Both qualified and non-qualified stock options and restricted stock may be granted and issued, respectively, under the Plan.

The exercise price of each option equals the market price of the Company’s stock on the date of grant and an option’s maximum term is ten years. Vesting periods range from one to five years from the date of grant. The restricted stock has a cliff vesting period of five years from the date of issuance.

On January 1, 2014, the Company granted 4,970 shares in restricted stock awards (after giving effect to a 10-for-1 stock split effected on April 4, 2014) to certain members of management at an exercise prices of $14.28 per share. The shares were awarded at no cost to the employee and have a cliff-vesting period of five years from date of issue. Compensation cost to be recognized over the five-year period, net of income tax is $57,000. As of December 31, 2014, none of the awards were vested, and none were forfeited. Unrecognized compensation expense, net of income tax, is $45,000.

The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	December 31,
	2014	2013
Risk-free interest rates	1.38-2.17%	1.38-2.25%
Dividend yields	—	—
Expected volatility	35.00%	35.00%
Weighted-average expected life of the options	7.00 years	7.00 years

The expected volatility is based on historical volatility. The risk free rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience. The dividend yield assumption is based on the Company’s history of not declaring dividends on its common stock.

The status of the Company’s stock option plan and changes in that plan as of for the years ended December 31 are as follows:

	December 31, 2014			December 31, 2013
Options	Number of Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value(1)	Number of Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value(1)
	(dollars in thousands except option and per share data)
Outstanding, beginning of year	405,100	$11.02		364,010	$10.59
Granted	26,631	14.46		51,090	13.28
Exercised	(84,790)	9.58		(10,000)	6.90
Forfeited/expired	(10,890)	13.79		—	—

Outstanding, end of period	336,051	$11.57	$561,617	405,100	$11.02	$484,488

Options exercisable at period-end	206,600	$10.79	$505,352	220,180	$9.88	$515,001
Weighted-average fair value of options granted during the period(2)		$3.52			$3.43

(1)	The aggregate intrinsic value of a stock option in the table above represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders exercised their options on December 31, 2014 and 2013. This amount changes based on changes in the market value of the Company’s stock.

NOTE 15—EQUITY INCENTIVE PLAN (Continued)

(2)	The fair value (present value of the estimated future benefit to the option holder) of each option grant is estimated on the date of grant using the Black-Scholes option pricing model.

Information pertaining to options outstanding at December 31, 2014 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 6.90-10.08	87,490	1.51 Years	$9.24	87,490	$9.24
11.63-12.45	181,730	4.58 Years	11.92	106,930	11.81
13.02-15.19	66,831	8.90 Years	13.67	12,180	13.02

Outstanding at end of year	336,051	4.64 Years	$11.57	206,600	$10.79

Information pertaining to options outstanding at December 31, 2013 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 6.90-10.08	141,120	2.27 Years	$8.87	141,120	$8.87
11.63-12.45	212,890	5.52 Years	11.91	79,060	11.69
13.02-15.19	51,090	9.31 Years	13.27	—	—

Outstanding at end of year	405,100	4.87 Years	$11.02	220,180	$9.88

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested options, December 31, 2013	184,920	$2.16
Granted	26,631	3.52
Vested	(62,100)	2.37
Forfeited/exercised	(20,000)	1.96

Nonvested options, December 31, 2014	129,451	2.37

Activity in restricted stock awards during 2014 were as follows:

	RSAs	Weighted Average Grant Price
Outstanding at beginning of year	38,290	$12.48
Granted	4,970	14.28
Vested	(9,180)	12.00
Forfeited or expired	(—)	—

Outstanding at end of year	34,080	$12.88

NOTE 15—EQUITY INCENTIVE PLAN (Continued)

Activity in the restricted stock awards during 2013 were as follows:

	RSAs	Weighted Average Grant Price
Outstanding at beginning of year	20,160	$12.00
Granted	18,130	13.02
Vested	(—)	—
Forfeited or expired	(—)	—

Outstanding at end of year	38,290	$12.48

For the years ended December 31, 2014 and 2013, share-based compensation expense, including options and restricted stock awards, applicable to the Plan was $193,000 and $311,000 and the recognized tax benefit related to this expense was $39,000 and $63,000.

As of December 31, 2014, unrecognized share-based compensation expense related to nonvested options amounted to $322,000 and is expected to be recognized over a weighted average period of 1.95 years.

NOTE 16—REGULATORY MATTERS

The Company (on a consolidated basis) and Bank are each subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2014 and 2013, that the Company and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2014, the most recent notification from the banking regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category.

NOTE 16—REGULATORY MATTERS (Continued)

The Company’s and Bank’s actual capital amounts and ratios are presented in the following table:

	Actual		Minimum For Capital Adequacy Purposes:		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2014:
Total Capital (to risk weighted assets)
Consolidated	$115,471	17.16%	$53,819	8.00%	Not applicable
Bank	112,725	16.77	53,778	8.00	$67,223	10.00%
Tier 1 Capital (to risk weighted assets)
Consolidated	107,029	15.91	26,909	4.00	Not applicable
Bank	104,289	15.51	26,889	4.00	40,334	6.00
Tier 1 Capital (to average assets)
Consolidated	107,029	14.32	29,901	4.00	Not applicable
Bank	104,289	13.96	29,880	4.00	37,351	5.00

December 31, 2013:
Total Capital (to risk weighted assets)
Consolidated	$106,725	17.86%	$47,818	8.00%	Not applicable
Bank	104,194	17.44	47,800	8.00	$59,750	10.00%
Tier 1 Capital (to risk weighted assets)
Consolidated	99,212	16.60	23,909	4.00	Not applicable
Bank	96,683	16.18	23,900	4.00	35,850	6.00
Tier 1 Capital (to average assets)
Consolidated	99,212	13.14	30,211	4.00	Not applicable
Bank	96,683	12.81	30,190	4.00	37,738	5.00

NOTE 17—RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates.

Activity consisted of the following:

	December 31,
	2014	2013
	(dollars in thousands)
Beginning balance	$1,481	$3,898
New loans	254	322
Repayments	(579)	(2,739)

Ending balance	$1,156	$1,481

Deposits from related parties held by the Bank at December 31, 2014 and 2013 amounted to $14,798,000 and $13,979,000, respectively.

NOTE 18—FAIR VALUE MEASUREMENTS

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is considered a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

The Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1—Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2—Valuation is based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3—Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

NOTE 18—FAIR VALUE MEASUREMENTS (Continued)

The following methods and assumptions were used by the Company in estimating the fair value disclosures for financial instruments:

Cash and Cash Equivalents and Interest-Bearing Deposits in Banks

The carrying amounts of cash and short-term instruments approximate fair values based on the short-term nature of the assets.

Fair values of other interest-bearing deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Securities Available for Sale

Where quoted prices are available in an active market, the Company classifies the securities within Level 1 of the valuation hierarchy. Securities are defined as both long and short positions. Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, the Company estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes and credit spreads.

Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include U.S. government and agency securities, corporate bonds and other securities. Mortgage-backed securities that are included in Level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, the Company classifies those securities in Level 3.

Loans

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial and agricultural loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Loans Held for Sale

The carrying value of loans held for sale generally approximates fair value based on the short-term nature of the assets. If management identifies a loan held for sale that will ultimately sell at a value less than its carrying value, it is recorded at the estimated value.

Loan Servicing Rights

Fair value is based on market prices for comparable loan servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.

Other Real Estate Owned

Loans on which the underlying collateral has been repossessed are adjusted to fair value upon transfer to other real estate owned. Subsequently, other real estate owned is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral, or management’s estimation of the value of the collateral. Due to the significance of the unobservable inputs, all other real estate owned are classified as Level 3.

NOTE 18—FAIR VALUE MEASUREMENTS (Continued)

Deposits

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Other Borrowings

The carrying amounts of federal funds purchased, other borrowings and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on current market rates for similar types of borrowing arrangements.

Advances from FHLB

Current market rates for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. Fair values are estimated using discounted cash flow analyses based on current market rates for similar types of borrowing arrangements.

Subordinated Debentures

The carrying amounts approximate fair value.

Accrued Interest

The carrying amounts approximate fair value.

Commitments to Extend Credit and Standby Letters of Credit

As of December 31, 2014 and 2013, the carrying and fair values of the commitment to extend credit and standby letters of credit are not considered significant.

NOTE 18—FAIR VALUE MEASUREMENTS (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
	(dollars in thousands)
December 31, 2014
Securities available for sale
U.S. government and agency securities	$—	$2,005	$—	$2,005
Municipal securities	—	41,849	—	41,849
Mortgage-backed securities	—	37,428	—	37,428

Total assets at fair value	$—	$81,282	$—	$81,282

December 31, 2013
Securities available for sale
U.S. government and agency securities	$—	$2,017	$—	$2,017
Municipal securities	—	33,735	—	33,735
Mortgage-backed securities	—	37,255	—	37,255

Total assets at fair value	$—	$73,007	$—	$73,007

Assets Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, they are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy for which a nonrecurring change in fair value has been recorded:

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Impairment Losses
	(dollars in thousands)
December 31, 2014
Impaired loans	$—	$—	$21,950	$2,894
Other real estate owned	—	—	7,137	1,190

Total assets at fair value	$—	$—	$29,087	$4,084

December 31, 2013
Impaired loans	$—	$—	$49,189	$3,096
Other real estate owned	—	—	16,083	2,373

Total assets at fair value	$—	$—	$65,272	$5,469

NOTE 18—FAIR VALUE MEASUREMENTS (Continued)

The significant inputs used in the fair value measurements for Level 3 assets measured at fair value on a nonrecurring basis are as follows:

December 31, 2014
	Valuation Techniques	Unobservable Inputs	Range (Average)
Impaired loans	Evaluation of collateral	Estimation of value	NM*
Other real estate owned	Appraisal	Appraisal adjustment	3%-28%(9%)

December 31, 2013
	Valuation Techniques	Unobservable Inputs	Range (Average)
Impaired loans	Evaluation of collateral	Estimation of value	NM*
Other real estate owned	Appraisal	Appraisal adjustment	6%-10%(8%)

*	Not Meaningful. Evaluations of the underlying assets are completed for each impaired loan with a specific reserve. The types of collateral vary widely and could include accounts receivables, inventory, a variety of equipment and real estate. Collateral evaluations are reviewed and discounted as appropriate based on knowledge of the specific type of collateral. In the case of real estate, an independent appraisal may be obtained. Types of discounts considered include aging of receivables, condition of the collateral, potential market for the collateral, and estimated disposal costs. These discounts will vary from loan to loan, thus providing a range would not be meaningful.

Impaired Loans

In accordance with the provisions of the loan impairment guidance, impairment was measured for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, or discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceeds the recorded investments in such loans. Impaired loans for which an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. Collateral values are estimated using Level 3 inputs based on customized discounting criteria.

Impairment amounts on impaired loans represent specific valuation allowance and write-downs during the period presented on impaired loans that were individually evaluated for impairment based on the estimated fair value of the collateral less estimated selling costs, excluding impaired loans fully charged-off.

Other Real Estate Owned

Foreclosed assets are recorded at fair value based on property appraisals, less estimated selling costs, at the date of the transfer with any impairment amount charged to the allowance for loan losses. Subsequent to the transfer, foreclosed assets are carried at the lower of cost or fair value, less estimated selling costs with changes in fair value or any impairment amount recorded in the other non-interest expense. Values are estimated using Level 3 inputs based on customized discounting criteria. The carrying value of foreclosed assets is not re-measured to fair value on a recurring basis but is subject to fair value adjustments when the carrying value exceeds the fair value, less estimated selling costs.

NOTE 18—FAIR VALUE MEASUREMENTS (Continued)

The estimated fair values, and related carrying or notional amounts, of the Company’s financial instruments are as follows:

	December 31,
	2014		2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Input Level
	(dollars in thousands)
Financial assets:
Cash and cash equivalents	$10,480	$10,480	$71,780	$71,780	1
FHLB Stock	1,252	1,252	1,252	1,252	2
Securities available for sale	81,282	81,282	73,007	73,007	2
Loans, net of allowance for loan losses	637,519	647,973	558,643	567,401	3
Loans held for sale	4,114	4,114	7,352	7,352	3
Accrued interest receivable	2,219	2,219	2,079	2,079	2
Loan servicing rights	7,746	10,043	7,529	9,438	3

Financial liabilities:
Deposits
Time	383,639	388,141	432,704	439,591	3
Other deposits	221,830	221,830	183,604	183,604	1
Other borrowings	23,857	23,857	14,169	14,169	3
Advances from FHLB	28,000	28,510	22,000	22,335	3
Subordinated debentures	12,372	12,372	12,372	12,372	3
Accrued interest payable	1,284	1,284	1,278	1,278	2

NOTE 19—EARNINGS PER SHARE

Earnings per common share (“EPS”) has been computed based on the following:

	Years Ended December 31,
	2014	2013
	(in thousands)
Net Income from continuing operations (for EPS purposes)	$8,210	$7,013
Less: preferred stock dividends	470	441

Income available to common shareholders for basic EPS	$7,740	$6,572

Average number of common shares issued	5,247	5,207
Less: weighted average treasury shares	376	289
Less: weighted average nonvested equity incentive plan shares	402	399

Weighted average number of common shares outstanding	4,469	4,519
Effect of dilutive options	112	3

Weighted average number of common shares outstanding used to calculate diluted earnings per common share	4,581	4,522

NOTE 20—DIVIDEND AND CAPITAL RESTRICTIONS

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements. Cash dividends paid to the Company by the Bank were $1,200,000 for the years ended December 31, 2014 and December 31, 2013.

NOTE 21—SUBSEQUENT EVENTS

Management evaluated subsequent events through the date the financial statements were issued. Events or transactions occurring after December 31, 2014, but prior to issuance that provided additional evidence about conditions that existed at December 31, 2014, have been recognized in the financial statements for the year ended December 31, 2014. Events or transactions that provided evidence about conditions that did not exist at December 31, 2014, but arose before the consolidated financial statements were issued have not been recognized in the consolidated financial statements for the year ended December 31, 2014.

On January 22, 2015, we closed our initial public offering (“IPO”), in which we offered 1,357,000 shares of common stock for gross proceeds of $21.4 million. Of the 1,375,000 shares sold, 1,210,750 shares were sold by the Company (including 177,000 shares subject to the underwriters’ over-allotment option, which was exercised in full on January 16, 2015) and 146,250 shares were sold by certain selling shareholders. The Company did not receive any proceeds from the sale of shares by the selling shareholders. The net proceeds from our IPO were approximately $17 million (including the exercise of the underwriters’ over-allotment option) after deducting underwriting discounts and commissions of approximately $1.2 million and other offering expenses of approximately $825 thousand for total expenses of approximately $2.0 million.

FOX RIVER VALLEY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 2015, September 30, 2014 and December 31, 2014

(Unaudited)

	9/30/2015	9/30/2014	12/31/2014
	(dollars in thousands except per share data)
ASSETS
Cash and Cash Equivalents	$44,302	$33,202	$39,095
Securities available for sale, at fair value	54,992	56,391	58,830
FHLB Stock, at cost	374	374	374
Loans, net of allowance for loan losses of $4,002, $5,495 and $5,663, respectively	148,279	151,140	151,128
Premises and equipment, net	1,485	1,677	1,607
Other real estate owned, net	2,118	2,294	2,242
Deferred tax asset, net	2,673	3,010	2,778
Accrued interest receivable and other assets	985	878	912

Total assets	$255,208	$248,966	$256,966

LIABILITIES
Deposits:
Noninterest-bearing	$30,673	$25,229	$25,984
Interest-bearing	187,888	187,530	194,569

Total deposits	218,561	212,759	220,553
Other borrowings	1,530	2,040	2,040
Capitalized lease	94	236	203
Subordinated debentures	3,926	3,926	3,926
Trust preferred securities, net	3,610	3,610	3,610
Accrued interest payable and other liabilities	3,034	2,667	2,724

Total liabilities	$230,755	$225,238	$233,056

SHAREHOLDERS’ EQUITY
Common stock-$1 par; 5,000,000 authorized; 1,633,862 shares issued and outstanding	1,634	1,634	1,634
Surplus	14,695	14,695	14,695
Retained Earnings	8,169	7,593	7,691
Accumulated other comprehensive income (loss)	(45)	(194)	(110)

Total shareholders’ equity	24,453	23,728	23,910

Total liabilities and shareholders’ equity	$255,208	$248,966	$256,966

See accompanying notes to the consolidated financial statements

FOX RIVER VALLEY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

September 30, 2015, September 30, 2014 and December 31, 2014

(Unaudited)

	9/30/2015	9/30/2014	12/31/2014
	(dollars in thousands except per share data)
INTEREST AND DIVIDEND INCOME
Loans, including fees	$5,038	$5,473	$7,167
Taxable securities	799	832	1,118
Tax-exempt securities	36	78	103
Federal funds sold and other	49	32	51

Total interest and dividend income	5,922	6,415	8,439

INTEREST EXPENSE
Deposits	1,225	1,577	2,048
Federal funds purchased and other borrowed funds	45	67	88
Subordinated debentures	168	143	201
Capitalized lease	20	36	45
Trust preferred securities, net	203	232	310

Total interest expense	1,661	2,055	2,692
Provision for loan losses	673	450	600

Net interest income after provision for loan losses	3,588	3,910	5,147
Non-interest income
Service charges	92	98	134
Other	15	(136)	(133)
Gain on sale of securities, net	221	(1)	(1)

Total non-interest income	328	(39)	(0)
Non-interest expense
Employee compensation and benefits	1,643	1,704	2,387
Occupancy	318	318	417
Other	1,197	1,148	1,497

Total non-interest expense	3,158	3,170	4,301

Income before taxes	758	701	846

Income tax expense	280	238	285

NET INCOME	$478	$463	$561

NET INCOME PER SHARE:
Basic	$0.29	$0.28	$0.34
Diluted	$0.29	$0.28	$0.34

See accompanying notes to the consolidated financial statements

FOX RIVER VALLEY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

September 30, 2015, September 30, 2014 and December 31, 2014

(Unaudited)

	9/30/2015	9/30/2014	12/31/2014
	(dollars in thousands)
Net income
Other comprehensive income (loss):	$478	$463	$561
Unrealized gains (losses) on securities available for sale	100	336	470
Income tax (expense) benefit	(35)	(115)	(165)

Total other comprehensive income (loss)	65	221	305

Comprehensive income	543	684	866

See accompanying notes to the consolidated financial statements

FOX RIVER VALLEY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

September 30, 2014, December 31, 2014 and September 30, 2015

(dollars in thousands)

(Unaudited)

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2013	$1,634	$14,695	$7,130	$(415)	$23,044
Net income			463		463
Other comprehensive income				221	221
Issuance of Stock	—	—			—

Balance at September 30, 2014	$1,634	$14,695	$7,593	$(194)	$23,728

Net income			98		98
Other comprehensive income				84	84
Issuance of Stock	—	—			—

Balance at December 31, 2014	$1,634	$14,695	$7,691	$(110)	$23,910

Net Income			478		478
Other comprehensive income				65	65
Issuance of Stock	—	—			—

Balance at September 30, 2015	$1,634	$14,695	$8,169	$(45)	$24,453

See accompanying notes to the consolidated financial statements

FOX RIVER VALLEY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED CASH FLOWS

September 30, 2015, September 30, 2014 and December 31, 2014

(Unaudited)

	September 30, 2015	September 30, 2014	December 31, 2014
	(dollars in thousands)
Cash flows from operating activities
Net income	$478	$463	$561
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	220	286	287
Provision for loan losses	673	450	600
Realized loss (gain) on sales of real estate owned	19	2	54
Write-down of other real estate owned	7	—	—
Realized loss (gain) on sales of bank real estate	—	127	127
Deferred income tax expense (benefit)	105	—	232
Net amortization of securities	449	414	722
Deferred compensation expense, net	160	94	138
Net change in:
Accrued interest receivable and other assets	(104)	198	227
Accrued interest payable and other liabilities	298	546	329

Net cash provided by operating activities	2,305	2,580	3,277
Cash flows from investing activities
Proceeds from maturities and calls of securities available for sale	17,932	7,846	10,092
Purchases of securities available for sale	(13,854)	(6,319)	(10,917)
Loan originations and principal collections, net	2,192	7,433	7,445
Purchases of premises and equipment	(75)	(66)	(66)
Proceeds from sales of bank real estate	—	107	107
Proceeds from sales of other real estate owned	99	81	81

Net cash (used in) provided by investing activities	6,294	9,082	6,742
Cash flows from financing activities
Net increase in demand and savings deposits	1,120	(4,642)	12,161
Net decrease in certificates of deposits	(3,894)	(14,255)	(23,489)
Net change in other borrowings	(618)	(602)	(635)

Net cash provided by (used in) financing activities	(3,392)	(19,499)	(11,963)
Net change in cash and cash equivalents	5,207	(7,837)	(1,944)
Cash and cash equivalents beginning of period	39,095	41,039	41,039

Cash and cash equivalents, end of period	$44,302	$33,202	$39,095

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,225	$2,055	$2,093
Income taxes paid	20	60	(157)

Noncash investing activities
Transfer from loans to other real estate owned	$—	$—	$34
Loans charged off	2,470	1,381	1,381

See accompanying notes to the consolidated financial statements

FOX RIVER VALLEY BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2015, September 30, 2014 and December 31, 2014

(Unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Fox River Valley Bancorp, Inc. (the “Company”) and its subsidiaries attempt to conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practice within the banking industry. The following is a description of the more significant of those policies.

Nature of Business and Significant Concentrations of Credit Risk

The Company is the sole shareholder of The Business Bank (“the Bank”). The Company commenced operations in June, 1998; the Bank commenced operations in 1999.

The Bank provides a full range of banking services which include real estate lending, business services and commercial lending to corporate clients located within the state of Wisconsin. The Bank’s primary source of revenue is providing loans to clients, who are predominantly engaged in commercial activities. Its primary deposit products are checking, savings and term certificate accounts. The Bank is subject to competition from other financial institutions and is regulated by federal and state banking agencies and undergoes periodic examinations by those agencies.

The Company has no other significant activities other than ownership of the Bank. Note 3 discusses the types of securities that the Bank invests in. Note 4 discusses the types of lending that the Bank engages in.

Commercial real estate loans represented 61% and 58% of the total loan portfolio as of September 30, 2015 and September 30, 2014, respectively. Commercial real estate loans as of December 31, 2014 represented 58% of the total loan portfolio. Commercial loans represented 14% and 15% of the total loan portfolio as of September 30, 2015 and September 30, 2014, respectively. Commercial loans represented 15% of the total loan portfolio as of December 31, 2014.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company also has one wholly owned subsidiary, Fox River Valley Trust I that is a Delaware statutory trust, which has not been consolidated in accordance with accounting guidance related to variable interest entities.

Use of Estimates in Preparing Financial Statements

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of valuation of securities available for sale, the allowance for loan losses, other real estate owned and deferred tax assets.

Cash and Cash Equivalents

In the normal course of business, the Company maintains balances with correspondent banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“the FDIC”) up to specified limits. Management believes these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities Available for Sale

Available for sale securities are carried at fair value with unrealized gains and losses excluded from earnings and reported separately in other comprehensive income (loss). The Company currently has no securities designated as trading or held-to-maturity. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. They are included in non-interest income or expense and when applicable are reported as a reclassification adjustment in other comprehensive income (loss).

The Company monitors the investment portfolio for impairment on an individual security basis and has a process in place to identify securities that could have a potential impairment that is other than temporary. This process involves analyzing the length of time and the extent to which the fair value has been less than the amortized cost basis, the market liquidity for the security, the financial condition of the issuer and the Company’s intent and ability to hold the investment for a period of time sufficient to recover the temporary impairment. A decline in value due to a credit event that is considered other than temporary is recorded as a loss in non-interest income.

Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank of Chicago (“the FHLB”), is required to maintain an investment in capital stock of the FHLB based on the level of borrowings and other factors and may invest additional amounts. Based on the redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. It is periodically evaluated by management for impairment. Because it is viewed as a long term investment, impairment is based on ultimate recovery of par value. Cash dividends are reported as income.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted for unearned income and the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, non-refundable fees and direct loan origination costs on loans are deferred and are accounted for as an adjustment to yield of the related loan category.

The accrual of interest on all loans is discontinued at the time principal and interest is 90 days delinquent. Past due status is based upon on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off are reversed against interest income. The interest on non-accrual loans is accounted for on the cash-basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses (hereinafter referred to as “allowance”) is an estimate of loan losses inherent in the Company’s loan portfolio. The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after loan losses and loan growth. Loan losses are charged off against the allowance when the Company determines the loan balance to be uncollectible. Cash received on previously charged off amounts is recorded as a recovery to the allowance.

The allowance consists of two primary components, general reserves and specific reserves related to impaired loans. The general component covers non-impaired loans and is based on historical losses adjusted for current

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

factors. The historical loss experience is determined by portfolio segment and is based on a weighted average of the actual loss history experienced by the Company over the most recent four years. The Company places more emphasis, or weight, on the more current quarters in the loss history period. This actual loss experience is adjusted for economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. These factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment.

The loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is generally measured on a loan by loan basis by either the present value of the expected future cash flows discounted at the loans’ effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Under certain circumstances, the Company will provide borrowers relief through loan restructuring. A restructuring of debt constitutes a trouble debt restructuring (“TDR”) if the Company for economic or legal reasons related to the borrower’s financial difficulties grants a concession to the borrower that it would not otherwise consider. Restructured loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans that are reported as TDRs are considered impaired and measured for impairment as described above. TDR concessions can include reduction of interest rates, extension of maturity dates, forgiveness of principal or interest due, or acceptance of other assets in full or partial satisfaction of the debt. Restructured loans can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the borrower. Nonaccrual restructured loans are included and treated with other nonaccrual loans.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

The Company maintains a separate general valuation allowance for each portfolio segment. These portfolio segments include land development, real estate construction, existing commercial real estate, commercial/industrial, residential/multi-family and all other.

Land Development and Real Estate Construction

Land development and real estate construction loans possess one of the highest levels of inherent risk within the loan portfolio. In addition to the conditions that may adversely impact commercial real estate loans and commercial/industrial loans, the risk associated with the underlying value of land and possible fluctuations in land values add another layer of risk to this form of lending.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Commercial Real Estate

Commercial real estate loans generally possess a higher inherent risk of loss than other real estate portfolio segments, except land and real estate construction loans. Adverse economic development or an overbuilt market impact commercial real estate projects and may result in troubled loans. Trends in vacancy rates of commercial properties impact the credit quality of these loans. High vacancy rates reduce operating revenues and the ability for the properties to produce sufficient cash flow to service debt obligations.

Commercial/Industrial

Commercial/industrial loans generally possess a lower inherent risk of loss than real estate portfolio segments because these loans are generally underwritten to existing cash flows of operating businesses. Debt coverage is provided by business cash flows and economic trends influenced by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.

Residential/Multi-Family Real Estate

The degree of risk in residential and multi-family mortgages depends primarily on the loan amount in relation to collateral value, the interest rate, and the borrower’s ability to repay in an orderly fashion. These loans generally possess a lower inherent risk of loss than other real estate portfolio segments. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate that the borrower’s capacity to repay their obligations may be deteriorating.

Although management believes the allowance to be adequate, ultimate losses may vary from its estimates. At least quarterly, the board of directors reviews the adequacy of the allowance, including consideration of the relevant risks in the portfolio, current economic conditions and other factors. If the board of directors and management determine that changes are warranted based on those reviews, the allowance is adjusted. In addition, the Company’s primary regulator reviews the adequacy of the allowance. The regulatory agencies may require additions to the allowance based on their judgment about information available at the time of their examination.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on the straight line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any recognized gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and improvements are capitalized and a deduction is made from the property accounts for retirements of capitalized renewals or improvements. Gains and losses on disposition are included in current operations.

Off—Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosures are held for sale and are initially recorded at fair value at the date of acquisition, less estimated costs to sell, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

or value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowances are included in other non-interest expense.

Impairment losses on assets to be held and used are measured at the amount by which the carrying amount of a property exceeds its fair value. The evaluation of impairment is inherently subjective and requires estimates that are susceptible to significant revisions as more information becomes available. Due to potential changes in conditions, it is at least reasonably possible that changes in fair values will occur in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements. Costs of significant asset improvements are capitalized, whereas costs related to holding assets are expensed. Revenue and expense from operations and changes in the valuation allowance are included in other non-interest expense.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted law to the taxable income or excess of deductions over revenues. The Company determines deferred taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based upon the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes if any. A tax position that meets the more-than-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgement. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion of all of the deferred tax will not be realized.

The Company files income tax returns in the U.S. federal jurisdiction and in the state of Wisconsin.

The Company recognizes interest and penalties on income taxes as a component of other non-interest expense.

Comprehensive Income/(Loss)

Recognized revenue, expenses, gains and losses are included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income/(loss).

Earnings per Share

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Transfers of Financial Assets

The transfer of a participating interest in an entire financial asset must meet the definition of a participating interest. A participating interest in a financial asset has all of the following characteristics: (1) from the date of transfer, it must represent a proportionate (pro rata) ownership interest in the financial asset, (2) from the date of transfer, all cash flows received, except any cash flows allocated as any compensation for servicing or other services performed, must be divided proportionately among participating interest holders in the amount equal to their share ownership, (3) the rights of each participating interest holder must have the same priority, (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to do so.

Advertising/Marketing Costs

Advertising/marketing costs are expenses as incurred.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 16. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Segments

The Company’s operations consist of one segment called community banking.

NOTE 2—RESTRICTIONS ON CASH AND CASH EQUIVALENTS

The Bank is required to maintain average balances on hand with the Federal Reserve Bank. As of September 30, 2015, September 30, 2014 and December 31, 2014, these reserve balances amounted to $550,000, $328,000 and $364,000, respectively.

NOTE 3—SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of securities available for sale are as follows:

	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value
September 30, 2015	Unaudited Statement (dollars in thousands)
U.S. government and agency securities	$4,155		$(137)	$4,018
Municipal securities	—	—	—	—
Mortgage-backed securities/Collateralized mortgage obligations	50,907	354	(288)	50,974

	$55,062	$354	$(425)	$54,992

September 30, 2014
U.S. government and agency securities	$4,266	$17	$(14)	$4,269
Municipal securities	3,987	110	(3)	4,094
Mortgage-backed securities/Collateralized mortgage obligations	48,434	270	(677)	48,028

	$56,687	$397	$(694)	$56,391

December 31, 2014
U.S. government and agency securities	$4,241	$10	$(552)	$4,227
Municipal securities	3,979	104	(3)	4,080
Mortgage-backed securities/Collateralized mortgage obligations	50,778	297	(24)	50,523

	$58,998	$411	$(579)	$58,830

NOTE 3—SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and fair value of securities at September 30, 2015 and 2014 and December 31, 2014, by contractual maturity, are shown below.

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
September 30, 2015	Unaudited Statement (dollars in thousands)
Due in one year or less	$—	$—
Due from one to five years	2,128	2,064
Due from five to ten years	—	—
Due after ten years	2,027	1,954
Mortgage backed securities/collateralized mortgage obligations	50,907	50,974

Total	$55,062	$54,992

September 30, 2014
Due in one year or less	$478	$486
Due from one to five years	2,398	2,464
Due from five to ten years	3,231	3,271
Due after ten years	2,146	2,142
Mortgage backed securities/collateralized mortgage obligations	48,434	48,028

Total	$56,687	$56,391

December 31, 2014
Due in one year or less	$477	$482
Due from one to five years	2,398	2,447
Due from five to ten years	3,226	3,273
Due after ten years	2,119	2,105
Mortgage backed securities/collateralized mortgage obligations	50,778	50,523

Total	$58,998	$58,830

Year-to-date for the period ended September 30, 2015, Mortgage-backed securities with an amortized cost of $5,728 and Municipal securities with an amortized cost of $3,395 were sold resulting in the recognition of gains totaling $131 and $90, respectively. For the year ended December 31, 2014, a Mortgage-backed security with an amortized cost of $673 was sold resulting in a loss of $1.

At September 30, 2015, September 30, 2014 and December 31, 2014, the carrying value of securities pledged to support deposits was $38,238, $35,282 and $34,487, respectively. The carrying value of securities pledged to support a letter of credit issued on behalf of a client was $542 and $632, respectively as of the same dates.

NOTE 3—SECURITIES AVAILABLE FOR SALE (Continued)

Temporarily Impaired Securities

The following table shows the unrealized losses and fair value of the Company’s investment securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of September 30, 2015, September 30, 2014 and December 31, 2014.

	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	Unaudited Statement
	(dollars in thousands)
September 30, 2015
U.S. government and agency securities	$1,117	$(12)	$2,901	$(125)	$992	$(137)
Municipal securities	—	—	—	—	—	—
Mortgage-backed securities/collateralized mortgage obligations	9,499	(66)	8,036	(222)	17,535	(288)

Total debt securities	$10,616	$(78)	$10,937	$(347)	$18,527	$(425)

September 30, 2014
U.S. government and agency securities	$—	$—	$2,116	$(14)	$(14)	$(14)
Municipal securities	100	(1)	221	(2)	98	(3)
Mortgage-backed securities/collateralized mortgage obligations	12,159	(105)	15,980	(572)	28,139	(677)

Total debt securities	$12,259	$(106)	$18,317	$(588)	$28,223	$(694)

December 31, 2014
U.S. government and agency securities	$—	$—	$3,094	$(24)	$3,094	$(24)
Municipal securities	98	—	220	(3)	318	(3)
Mortgage-backed securities/collateralized mortgage obligations	11,444	(85)	12,275	(467)	23,719	(552)

Total debt securities	$11,542	$(85)	$15,589	$(494)	$27,131	$(579)

The unrealized loss on investment securities is due to normal fluctuations in interest rates. Because the Company does not intend to sell the securities and it is not more-likely-than-not that the Company will be required to sell the securities before recovery of the amortized cost basis, which may be at maturity, the Company does not consider the securities to be other-than-temporarily impaired as of the respective dates shown.

NOTE 4—LOANS

The components of loans were as follows:

	Sept. 30, 2015	Sept. 30, 2014	Dec. 31, 2014
	Unaudited Statement
	(dollars in thousands)
Land Development	$5,884	$11,303	$9,588
Real Estate Construction	6,521	4,656	5,651
Existing Commercial Real Estate	93,382	90,564	91,543
Commercial/Industrial	21,099	23,765	23,525
Residential Real Estate/Multi-Family	18,935	20,411	21,120
All Other	6,460	5,936	5,364

Total Loans	$152,281	$156,635	$156,791
Allowance for Loan Losses	(4,002)	(5,495)	(5,663)

Loans, Net	$148,279	$151,140	$151,128

NOTE 4—LOANS (Continued)

The following table presents the aging of the recorded investment in past due loans as of September 30, 2015, September 30, 2014 and December 31, 2014.

	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Loans Not Past Due	Total Loans
September 30, 2015	Unaudited Statement (dollars in thousands)
Land Development	$—	$—	$600	$600	$5,284	$5,884
Real Estate Construction	—	—	2,534	2,534	3,987	6,521
Existing Commercial Real Estate	—	—	—	—	93,382	93,382
Commercial/Industrial	—	1,456	81	1,537	19,562	21,099
Residential Real Estate/Multi-Family	—	—	—	—	18,935	18,935
All Other	—	—	—	—	6,460	6,460

Total	$—	$1,456	$3,215	$4,671	$147,610	$152,281

September 30, 2014
Land Development	$—	$—	$1,174	$1,174	$10,129	$11,303
Real Estate Construction	—	—	2,534	2,534	2,122	4,656
Existing Commercial Real Estate	—	—	70	70	90,494	90,564
Commercial/Industrial	75	—	3,935	4,010	19,755	23,765
Residential Real Estate/Multi-Family	—	—	1,659	1,659	18,752	20,411
All Other	—	—	—	—	5,936	5,936

Total	$75	$—	$9,372	$9,447	$147,188	$156,635

December 31, 2014
Land Development	$—	$—	$1,089	$1,089	$8,499	$9,588
Real Estate Construction	—	—	2,534	2,534	3,117	5,651
Existing Commercial Real Estate	—	—	—	—	91,543	91,543
Commercial/Industrial	—	—	3,882	3,882	19,643	23,525
Residential Real Estate/Multi-Family	—	—	1,653	1,653	19,467	21,120
All Other	—	—		—	5,364	5,364

Total	$—	$—	$9,158	$9,158	$147,633	$156,791

The following table lists information on nonaccrual, restructured, and certain past due loans:

	September 30, 2015	September 30, 2014	December 31, 2014
	Unaudited Statement
	(dollars in thousands)
Nonaccrual loans, 90 days or more past due	$3,216	$9,372	$9,158
Nonaccrual loans, 30-89 days or more past due	—	—	—
Nonaccrual loans, less than 30 days past due	1,545	710	704
Restructured loans not on nonaccrual status	3,300	3,355	2,955
90 days or more past due and still accruing	—	—	—

NOTE 4—LOANS (Continued)

The following table presents the recorded investment in nonaccrual and loans past due over 90 days on accrual by class of loan:

	September 30, 2015	September 30, 2014	December 31, 2014
	Unaudited Statement
	(dollars in thousands)
Land Development	$1,089	$1,174	$1,089
Real Estate Construction	2,534	2,534	2,534
Existing Commercial Real Estate	971	780	704
Commercial/Industrial	166	3,935	3,882
Residential Real Estate/Multi-Family	—	1,659	1,653

Total	$4,760	$10,082	$9,862

All nonaccrual loans are considered to be impaired. Total loans considered impaired and their related reserve balances are as follows:

	September 30, 2015	September 30, 2014	December 31, 2014
	Unaudited Statement
	(dollars in thousands)
Impaired loans without a specific allowance	$2,938	$4,387	$3,923
Impaired loans with a specific allowance	7,561	10,033	9,849

Total impaired loans	$10,499	$14,420	$13,772

Specific allowance related to impaired loans	$2,192	$2,867	$2,867

The following table presents loans individually evaluated for impairment by class of loans as of September 30, 2015, September 30, 2014 and December 31, 2014:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
	Unaudited Statement
	(dollars in thousands)
September 30, 2015
With no related allowance:
Land Development	$600	$600	$—
Real Estate Construction	—	—	—
Existing Commercial Real Estate	2,553	2,244	—
Commercial/Industrial	94	94	—
Residential Real Estate/Multi-Family	—	—	—

	$3,247	$2,938	$—
With an allowance recorded:
Land Development	$1,115	$574	$171
Real Estate Construction	—	—	—
Existing Commercial Real Estate	5,506	5,417	1,782
Commercial/Industrial	1,638	1,570	239
Residential Real Estate/Multi-Family	—	—	—

	$8,259	$7,561	$2,192

	$11,506	$10,499	$2,192

NOTE 4—LOANS (Continued)

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
	Unaudited Statement
	(dollars in thousands)
September 30, 2014
With no related allowance:
Land Development	$600	$600	$—
Real Estate Construction	—	—	—
Existing Commercial Real Estate	2,409	2,409	—
Commercial/Industrial	1,398	1,378	—
Residential Real Estate/Multi-Family	—	—	—

	$4,407	$4,387	$—
With an allowance recorded:
Land Development	$1,115	$574	$151
Real Estate Construction	—	—	—
Existing Commercial Real Estate	5,318	5,229	1,762
Commercial/Industrial	4,723	4,230	954
Residential Real Estate/Multi-Family	—	—	—

	$11,156	$10,033	$2,867

	$15,563	$14,420	$2,867

December 31, 2014
With no related allowance:
Land Development	$600	$600	$—
Real Estate Construction	—	—	—
Existing Commercial Real Estate	2,320	2,320	—
Commercial/Industrial	1,002	1,002	—
Residential Real Estate/Multi-Family	—	—	—

	$3,922	$3,922	$—
With an allowance recorded:
Land Development	$1,115	$574	$151
Real Estate Construction	—	—	—
Existing Commercial Real Estate	5,289	5,201	1,762
Commercial/Industrial	4,626	4,075	954
Residential Real Estate/Multi-Family	—	—	—

	$11,030	$9,850	$2,867

	$14,952	$13,772	$2,867

Changes in the allowance for loan losses are as follows:

	September 30, 2015	September 30, 2014	December 31, 2014
	Unaudited Statement
	(dollars in thousands)
Balance, beginning of year	$5,663	$6,359	$6,359
Provision for loan losses	673	450	600
Loans charged off	(2,470)	(1,381)	(1,381)
Recoveries	136	67	85

Balance, end of period	$4,002	$5,495	$5,663

NOTE 4—LOANS (Continued)

Changes in the allowance for loan losses by portfolio segment were as follows:

	September 30, 2015
	Beginning Balance	Provision for Loan Losses	Loans Charged Off	Loan Recoveries	Ending Balance
	Unaudited Statement
	(dollars in thousands)
Land Development	$564	$105	$—	$—	$669
Real Estate Construction	37	15	—	—	52
Existing Commercial Real Estate	2,432	802	(307)	127	3,054
Commercial/Industrial	1,131	1,051	(2,163)	9	28
All Other	164	30	—	—	194
Unallocated	1,335	(1,330)	—	—	5

	$5,663	$673	$(2,470)	$136	$4,002

	September 30, 2014
	Beginning Balance	Provision for Loan Losses	Loans Charged Off	Loan Recoveries	Ending Balance
	Unaudited Statement
	(dollars in thousands)
Land Development	$475	$97	$—	$—	$572
Real Estate Construction	25	12	—	—	37
Existing Commercial Real Estate	3,005	737	(1,343)	37	2,436
Commercial/Industrial	833	314	(35)	28	1,140
All Other	123	48	(3)	2	170
Unallocated	1,898	(758)	—	—	1,140

	$6,359	$450	$(1,381)	$67	$5,495

	December 31, 2014
	Beginning Balance	Provision for Loan Losses	Loans Charged Off	Loan Recoveries	Ending Balance
	Unaudited Statement
	(dollars in thousands)
Land Development	$475	$89	$—	$—	$564
Real Estate Construction	25	12	—	—	37
Existing Commercial Real Estate	3,005	718	(1,343)	52	2,432
Commercial/Industrial	833	302	(35)	31	1,131
All Other	123	42	(3)	2	164
Unallocated	1,898	(563)	—	—	1,335

	$6,359	$600	$(1,381)	$85	$5,663

NOTE 4—LOANS (Continued)

Based on the most recent analysis performed by management, the risk category of loans by class of loans is as follows:

	September 30, 2015
	Sound/ Acceptable/ Satisfactory	Watch	Special Mention	Substandard	Total Loans
	Unaudited Statement
	(dollars in thousands)
Land Development	$4,750	$—	$45	$1,089	$5,884
Real Estate Construction	3,987	—	—	2,534	6,521
Existing Commercial Real Estate	84,118	6,096	—	3,168	93,382
Commercial/Industrial	17,998	1,351	—	1,750	21,099
Residential Real Estate/Multi-Family	16,232	1,093	1,610	—	18,935
All Other	6,460	—	—	—	6,460

	$133,545	$8,540	$1,655	$8,541	$152,281

	September 30, 2014
	Sound/ Acceptable/ Satisfactory	Watch	Special Mention	Substandard	Total Loans
	Unaudited Statement
	(dollars in thousands)
Land Development	$10,081	$—	$48	$1,174	$11,303
Real Estate Construction	2,122	—	—	2,534	4,656
Existing Commercial Real Estate	73,435	11,901	2,141	3,087	90,564
Commercial/Industrial	16,765	1,029	363	5,608	23,765
Residential Real Estate/Multi-Family	17,193	1,559	1,659	—	20,411
All Other	5,936	—	—	—	5,936

	$125,532	$14,489	$4,211	$12,403	$156,635

	December 31, 2014
	Sound/ Acceptable/ Satisfactory	Watch	Special Mention	Substandard	Total Loans
	Unaudited Statement
	(dollars in thousands)
Land Development	$8,452		$47	$1,089	$9,588
Real Estate Construction	3,117			2,534	5,651
Existing Commercial Real Estate	74,664	11,768	2,127	2,984	91,543
Commercial/Industrial	17,050	975	338	5,162	23,525
Residential Real Estate/Multi-Family	18,293	1,174	1,653		21,120
All Other	5,364				5,364

	$126,940	$13,917	$4,165	$11,769	$156,791

NOTE 5—PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	September 30 2015	September 30, 2014	December 31 2014	Estimated Useful Life
	Unaudited Statement
	(dollar in thousands)
Land	$280	$280	$280	N/A
Bank premises	2,406	2,406	2,406	25-30 years
Furniture, fixtures, and equipment	1,586	1,510	1,511	3-10 years

	4,272	4,196	4,197
Accumulated depreciation	(2,787)	(2,519)	(2,590)

	$1,485	$1,677	$1,607

Depreciation expense charged to operations for the periods ended September 30, 2015, September 30, 2014 and December 31, 2014 totaled $196,000, $186,000 and $258,000, respectively.

NOTE 6—OTHER REAL ESTATE OWNED

Changes in other real estate owned are as follows:

	September 30, 2015	September 30, 2014	December 31, 2014
	Unaudited Statement
	(dollar in thousands)
Balance at beginning of period	$2,242	$2,343	$2,343
Assets foreclosed	—	34	34
Write-down of other real estate owned	(7)	—	—
Net gain (loss) on sales of other real estate owned	(18)	(2)	(54)
Proceeds from sales of other real estate owned	(99)	(81)	(81)

Balance at end of period	$2,118	$2,294	$2,242

Expenses applicable to other real estate owned include the following:

	September 30, 2015	September 30, 2014	December 31, 2014
	Unaudited Statement
	(dollar in thousands)
Net loss (gain) on sales of other real estate owned	$18	$2	$54
Write-down of other real estate owned	7	—	—
Operating expenses, net of rental income	64	71	81

	$89	$73	$135

NOTE 7—DEPOSITS

Deposits are summarized as follows:

	September 30, 2015	September 30, 2014	December 31, 2014
	Unaudited Statement
	(dollar in thousands)
Demand deposits	$30,673	$25,229	$25,984
NOW	17,245	10,059	16,243
Savings/MMDA	96,805	90,507	100,595
Certificates of deposit	73,838	86,964	77,731

Total deposits	$218,561	$212,759	$220,553

NOTE 7—DEPOSITS (Continued)

Certificates of deposit in amounts more than $250,000 as of September 30, 2015 were approximately $1,504,000 and certificates of deposits in amounts of $100,000 or more as of September 30, 2014 and December 31, 2014 were approximately $81,006,000 and $72,271,000.

The scheduled maturities of certificates of deposit are as follows:

	September 30, 2015	September 30, 2014	December 31, 2014
	Unaudited Statement
	(dollar in thousands)
1 year or less	$23,308	$30,924	$23,105
1 to 2 years	33,916	23,736	23,414
2 to 3 years	11,186	25,650	24,555
3 to 4 years	1,339	6,654	6,657
Over 4 years	4,089	—	0

	$73,838	$86,964	$77,731

NOTE 8—CAPITALIZED LEASE AND OTHER BORROWINGS

The primary office of the Company and The Business Bank located at 5643 Waterford Lane, Appleton, Wisconsin is leased under an agreement with Midwest Properties, Greenville, Wisconsin. Under the terms of the current lease the Bank is obligated to pay monthly rents equal to $15,025. The lease is “triple net” with the Bank responsible for the payment of utilities, real estate taxes and insurance expenses. The current lease expires on April 30, 2016. As of September 30, 2015 the Bank was negotiating to extend the lease of the facility.

Due to the nature of the lease it is accounted for as a capitalized lease, as such the balance of $94,000 reflected on the balance sheet represents the remaining liability for future payments due under the current arrangement.

Other borrowings consist of a line of credit with BMO/Harris Bank, N.A. secured by the stock of the Bank. The line of credit is represented by a one year term note which matures on February 9, 2016. Interest on the note is payable monthly at a rate equal to LIBOR plus 3.50% (as of September 30, 2015 3.7012%), via a charge to a cash collateral account held at BMO/Harris Bank, N.A. for the benefit of the Company.

For liquidity purposes the Bank maintains secured lines of credit through the Federal Reserve Bank of Chicago and the Federal Home Loan Bank of Chicago. Both lines are secured by pledges of specific loans held in the Bank’s portfolio. The total value of loans pledged to secure such borrowings as of September 30, 2015, September 30, 2014 and December 31, 2014 were $19,266,000, $22,773,000 and $21,619,000, respectively. No borrowings were outstanding on either of the lines as of September 30, 2015, September 30, 2014 or December 31, 2014.

NOTE 9—SUBORDINATED DEBENTURES

In December 2009 the Company issued subordinated notes (debentures) with a final maturity of twenty five years, due in 2034 with principal equal to $2,030,000. The notes were offered to bona fide Wisconsin residents who were “accredited investors”.

The notes carry an interest rate equal to 5 year LIBOR plus 4.50%, which resets every five years. The current rate is equal to 6.165% through November 15, 2019. Interest payments are due quarterly.

The notes are callable by the Company at par, subject to approval by the Federal Reserve Bank of Chicago, every five years beginning November 15, 2014. The notes must be repaid in full, at par upon the occurrence of a change in control of the Company or Bank.

NOTE 9—SUBORDINATED DEBENTURES (Continued)

The notes were structured to qualify as Tier II capital for regulatory purposes. However, the securities cannot be used to constitute more than 50% of the Company’s Tier II capital.

In December 2012 the Company issued subordinated notes (debentures) with a final maturity of five years, due in 2017 with principal equal to $1,896,000. The notes were offered to bona fide Wisconsin residents who were “accredited investors”.

The notes carry an interest rate equal to 8.00% with interest payments due quarterly.

The notes are callable by the Company at par, subject to approval by the Federal Reserve Bank of Chicago, on the anniversary date of December 3 each year beginning December 3, 2015. The Company does not intend to call the notes during 2015. The notes must be repaid in full, at par upon the occurrence of a change in control of the Company or Bank.

NOTE 10—INCOME TAXES

Allocation of income tax expense between current and deferred portion consists of the following as of September 30, 2015, September 30, 2014 and December 31, 2014:

	9/30/2015	9/30/2014	12/31/2014
	(dollars in thousands)
Current
Federal income tax	237	220	$265
State income tax	60	55	67

Total current	297	275	332
Deferred income tax expense (benefit)	17	37	20

Total	280	238	285

The reasons for the difference between income tax expense and the amount computed by applying the statutory tax rates to income before taxes are as follows:

	9/30/2015	9/30/2014	12/31/2014
	(dollars in thousands)
Statutory federal tax rate	34%	34%	34%

Income tax at statutory federal rate	258	238	288
Increase (reduction) resulting from:
State income taxes, net of federal tax benefit	41	46	57
Tax exempt interest	(19)	(59)	(77)
Other	0	13	17

Income tax expense	$280	$238	$285
Effective tax rate	37%	28%	34%

NOTE 10—INCOME TAXES (Continued)

The components of the net deferred tax asset are as follows as of September 30, 2015, September 30, 2014 and December 31, 2014:

	9/30/2015	9/30/2014	12/31/2014
	(dollars in thousands)
	Unaudited
Deferred tax assets:
Allowance for loan losses	$1,333	$1,940	$1,455
Deferred compensation	562	558	562
Capital lease	31	35	31
Deferred ORE rental income	10	10	10
OREO	460	460	460
Charitable contributions	8	4	8
AMT credit	20	20	20
Federal net operating loss carryforward	224	—	224
State net operating loss carryforward	27	—	27

Total deferred tax assets	2,675	3,027	2,797
Deferred tax liabilities:
Fixed assets	(36)	(44)	(36)
Prepaid expense	(43)	(50)	(43)
Deferred loan costs	—	—	(17)
Non-accrual loan interest	77	77	77

Total deferred tax liabilities	(2)	(17)	(19)

Net deferred tax asset	$2,673	$3,010	$2,778

NOTE 11—OFF-BALANCE SHEET ACTIVITIES

Credit Related Financial Instruments

The Bank is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. The financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance sheet instruments.

Financial instruments, whose contract amount represents credit risk as of September 30, 2015 and December 31, 2014, can be found on the attached Note 11.

Commitments to extend credit are agreements to lend funds to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are usually collateralized and contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

NOTE 11—OFF-BALANCE SHEET ACTIVITIES (Continued)

Standby letters of credit are conditional commitments issues by the Bank to guarantee the payment or the performance of a Bank customer to a third party. Both standby and performance letters of credit are generally issued for terms of one to four years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting these commitments.

Financial instruments, whose contract amount represents credit risk as of September 30, 2015, September 30, 2014 and December 31, 2014 were as follows:

	September 30, 2015	September 30, 2014	December 31, 2014
	Unaudited Statement (dollar in thousands)
Commitments to extend credit and unused lines of credit, including unused credit card lines	$37,844	$31,912	$30,579
Standby letters of credit	651	540	349

NOTE 12—EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS

Employee 401(k) Plan

The Company has a simple 401(k) plan covering substantially all employees. Under the terms of the plan the Company matches employee contributions up to the first 3.0% at a rate of 100%; the Company matches the second 3.0% of employee contributions at a rate of 50%.

Deferred Directors Compensation Plan

Under the Company’s 2002 Deferred Directors Compensation plan directors may elect to defer fees earned. Such deferred fees are used to purchase units of the Company’s stock at the book value at the beginning of the year in which the fees were earned. Units purchased in the plan appreciate in value in line with the appreciation in the book value of the Company’s stock. The appreciation in the value of units held in the plan is recognized as an expense in the year incurred. The value of such units may not drop below the original amount of the fees deferred in the plan.

As of December 31, 2014 the cumulative value of fees deferred by directors participating in the plan amounted to $711,050, units awarded in the plan represented 63,376 shares of Company stock with an appreciated value of $927,830.

As of September 30, 2015 the cumulative value of fees deferred by directors participating in the plan amounted to $753,850, units awarded in the plan represented 66,957 shares of Company stock with an appreciated value of $1,002,345.

As of September 30, 2014 the cumulative value of fees deferred by directors participating in the plan amounted to $921,350, units awarded in the plan represented 69,299 shares of Company stock with an appreciated value of $1,003,250.

Deferred Officers Compensation Plans

Under the Company’s 2002 Deferred Officers Compensation Plan phantom units of Company stock are granted to officers based upon performance. Units granted in the plan are issued at the book value of the Company’s stock as of the end of the year in which they were granted. Units have a cliff vesting period of five years from the end of the year in which they were granted. Units appreciate in value based upon the difference in book value of

NOTE 12—EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS (Continued)

the Company’s stock as of the year end in which they were issued and the book value of the Company’s stock as of the end of the current year. The appreciation in the value of units issued under the plan is recognized as an expense in the year incurred. Units can only be paid out upon the resignation or retirement of an officer and may be paid out quarterly over a five year period at the discretion of the Board of Directors. The value of such units is determined as the book value of the Company’s stock as of the end of the year prior to the officer’s date of resignation.

As of December 31, 2014 there were 15,000 fully vested units issued and outstanding to officers with an appreciated value of $84,437. The value of payments remaining to former officers in the plan was equal to $308,216.

As of September 30, 2015 there were 15,000 fully vested units issued and outstanding to officers with an appreciated value of $98,539. The value of payments remaining to former officers in the plan was equal to $236,112.

As of September 30, 2014 there were 15,000 fully vested units issued and outstanding to officers with an appreciated value of $96,013. The value of payments remaining to former officers in the plan was equal to $332,221.

Under the Company’s 2007 Deferred Officers Compensation Plan phantom units of Company stock are granted to officers based upon performance. Units granted in the plan are issued at the book value of the Company’s stock as of the end of the year in which they were granted. Units have a vesting period of five years from the end of the year in which they were granted at the rate of 20% per year. Units appreciate in value based upon the difference in book value of the Company’s stock as of the year end in which they were issued and the book value of the Company’s stock as of the end of the current year. The appreciation in the value of units issued under the plan is recognized as an expense in the year incurred. Officers can elect to be paid out for any units vested in the plan based upon the value of the units as of the previous year end. Vested units must be paid out at the end of the five year period or upon the resignation or retirement of an officer. The value of such units is determined as the book value of the Company’s stock as of the end of the year prior to the officer’s date of resignation.

As of December 31, 2014 the value of units vested and outstanding to officers totaled $7,176.

As of September 30, 2015 the value of units vested and outstanding to officers participating in the plan totaled $13,248.

As of September 30, 2014 the value of units vested and outstanding to officers participating in the plan totaled $4,064.

NOTE 13—TRUST PREFERRED SECURITIES

In November 2003 the Company formed a wholly owned subsidiary business trust, Fox River Valley Capital Trust I, a Delaware statutory trust, for the purpose of issuing capital securities which qualify as Tier II capital for the Company. The Trust issued $3.5 million of floating rate, junior subordinated debentures. The debentures are non-voting, mandatorily redeemable in 2033 and guaranteed by the Company.

The distribution rate payable on the debentures is cumulative and payable quarterly in arrears. The Company has the right, subject to events in default, to defer payments of interest on the debentures at any time by extending the interest payment period not exceeding 20 consecutive quarters with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the debentures.

Beginning with interest due and payable on November 30, 2010 the Company exercised the right to defer interest payments on the debentures. As of September 30, 2015, September 30, 2014 and December 31, 2014, interest

NOTE 13—TRUST PREFERRED SECURITIES (Continued)

deferred and accrued on the debentures totaled approximately $1,113,500, $802,154 and $846,100, respectively. The Company expects to receive approval from the Federal Reserve Bank of Chicago to pay the accrued interest on the debentures, with said payment to be made on November 30, 2015.

The Trust may redeem some or all of the capital securities, at par, with 30 days advance notice, on or after November 30, 2008, but only on May 30 or November 30 of any given year, and only in a minimum amount of $500,000 and in increments of $10,000 thereafter, or the full amount of the capital securities. The Trust may redeem all of the capital securities at any time upon the occurrence and during the continuation of a Tax Event, an Investment Company event or a Capital Treatment Event, at any time within 90 days following the Event.

The notes carry an interest rate equal to 5 year LIBOR plus 3.40%, which resets every five years. The current rate is equal to 4.855% through November 30, 2018. Interest payments are due quarterly.

NOTE 14—REGULATORY MATTERS

Qualitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I capital (as defined in the regulations to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets’ (as defined). Management believes, as of September 30, 2015, September 30, 2014 and December 31, 2014, that the Company and Bank meet all of the capital adequacy requirements to which they are subject.

The Company’s and Bank’s actual capital amounts and ratios as of September 30, 2015, September 30, 2014 and December 31, 2014 are presented in the following table:

	Actual Capital		Regulatory Minimum Capital Requirements
	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of September 30, 2015:

Total Capital (to risk weighted assets):
Company	$32,149	17.14%	$13,018	8.00%
Bank	36,241	18.82%	19,510	12.00%

Tier I Capital (to average assets):
Company	24,498	9.40%	10,237	4.00%
Bank	32,239	12.53%	22,835	9.00%

As of September 30, 2014:

Total Capital (to risk weighted assets):
Company	$31,653	17.96%	$14,098	8.00%
Bank	34,928	20.40%	20,550	12.00%

Tier I Capital (to average assets):
Company	23,922	9.58%	9,985	4.00%
Bank	32,746	12.99%	22,681	9.00%

As of December 31, 2014:

Total Capital (to risk weighted assets):
Company	$31,671	18.52%	$13,681	8.00%
Bank	35,132	20.56%	20,506	12.00%

Tier I Capital (to average assets):
Company	24,020	9.33%	10,300	4.00%
Bank	32,952	13.09%	22,650	9.00%

NOTE 14—REGULATORY MATTERS (Continued)

The Bank continues to operate under capital restrictions established by the Federal Deposit Insurance Corporation and the Wisconsin Department of Financial Institutions which requires the Bank to maintain a minimum Tier I capital ratio of 9.00% and a minimum Total Risk Based capital ratio of 12.00%.

NOTE 15—RELATED PARTY TRANSACTIONS

Activity consisted of the following:

	September 30 2015	September 30 2014	December 31 2014
	Unaudited Statement (dollar in thousands)
Beginning balance	$8,735	$9,254	$9,254
New loans/increased commitments	6,809	620	400
Repayments/payoffs	(565)	(1,827)	(919)

Ending balance	$14,979	$8,047	$8,735

Deposits from related parties held by the Bank at September 30, 2015 September 30, 2014 and December 31, 2014 amounted to $2,752,000, $3,590,000 and $2,643,000, respectively.

NOTE 16—FAIR VALUE MEASUREMENTS

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is considered a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

The Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1—Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

NOTE 16—FAIR VALUE MEASUREMENTS (Continued)

Level 2—Valuation is based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active, or inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset.

Level 3—Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgement or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Company in estimating the fair value disclosures for financial instruments:

Cash and Cash Equivalents and Interest-Bearing Deposits in Banks

The carrying amounts of cash and short-term instruments approximate fair values based on the short-term nature of the assets.

Fair values of other interest-bearing deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

Securities Available for Sale

Where quoted prices are available in an active market, the Company classifies the securities within Level 1 of the valuation hierarchy. Securities are defined as both long and short positions. Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, the Company estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes and credit spreads.

Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include U.S. government and agency securities, corporate bonds and other securities. Mortgage-backed securities are included in Level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, the Company classifies those securities in Level 3.

Other Real Estate Owned

Loans on which the underlying collateral has been repossessed are adjusted to fair value upon transfer to other real estate owned. Subsequently, other real estate owned is carried at the lower of the carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral, or management’s estimation of the value of the collateral. Due to the significance of the unobservable inputs, all other real estate owned are classified as Level 3.

Accrued Interest

The carrying amounts approximate fair value.

Commitments to Extend Credit and Standby Letters of Credit

As of September 30, 2015, September 30, 2014 and December 31, 2014, the carrying and fair values of the commitments to extend credit and standby letters of credit are not considered significant.

NOTE 16—FAIR VALUE MEASUREMENTS (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized on the Note 16 attachment.

Assets Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis; this is, they are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The table on the Note 16 attachment presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy for which a nonrecurring change in fair value has been recorded.

Assets and liabilities measured at fair value on a recurring basis as summarized below:

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
September 30, 2015	Unaudited Statement (dollars in thousands)
Securities available for sale
U.S. government and agency securities	$—	$4,018	$—	$4,018
Municipal securities	—	—	—	$—
Mortgage-backed securities/CMOs	—	50,974	—	50,974

Total assets at fair value	$—	$54,992	$—	$54,992

September 30, 2014
Securities available for sale
U.S. government and agency securities	$—	$4,269	$—	$4,269
Municipal securities	—	4,094	—	$4,094
Mortgage-backed securities/CMOs	—	48,028	—	48,028

Total assets at fair value	$—	$56,392	$—	$56,391

December 31, 2014
Securities available for sale
U.S. government and agency securities	$—	$4,227	$—	$4,227
Municipal securities	—	4,080	—	$4,080
Mortgage-backed securities/CMOs	—	50,523	—	50,523

Total assets at fair value	$—	$58,830	$—	$58,830

Assets measured at fair values on a nonrecurring basis are summarized below:

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Impairment Losses
September 30, 2015	Unaudited Statement (dollars in thousands)
Impaired Loans	$—	$—	$10,499	$10,499
Other real estate owned	—	—	2,118	$2,118

Total assets at fair value	$—	$—	$12,617	$12,617

September 30, 2014
Impaired Loans	$—	$—	$14,420	$14,420
Other real estate owned	—	—	2,294	$2,294

Total assets at fair value	$—	$—	$16,714	$16,714

December 31, 2014
Impaired Loans	$—	$—	$13,772	$13,772
Other real estate owned	—	—	2,242	$2,242

Total assets at fair value	$—	$—	$16,014	$16,014

NOTE 17—DIVIDEND AND CAPITAL RESTRICTIONS

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. Due to the existence of the Informal Agreements between the Bank and the FDIC the Bank may not declare or pay any dividends without prior written consent from the FDIC. Due to existence of the Informal Agreement between the Company and the Federal Reserve Bank the Company may not pay any dividends without prior written consent from the Federal Reserve Bank.

NOTE 18—SUBSEQUENT EVENTS

Management evaluated subsequent events through the date the financial statements were issued. Events or transactions occurring after September 30, 2015, but prior to issuance that provided additional evidence about conditions that existed at September 30, 2015, have been recognized in the financial statements for the period ending September 30, 2015. Events or transactions that provided evidence about conditions that did not exist at September 30, 2015, but arose before the consolidated financial statements were issued have not been recognized in the consolidated financial statements for the period ended September 30, 2015.

FOX RIVER VALLEY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

Years Ended December 31, 2014 and 2013

(Unaudited)

	12/31/2014	12/31/2013
	(dollars in thousands except per share data)
ASSETS
Cash and Cash Equivalents	$39,095	$41,039
Securities available for sale, at fair value	58,830	57,638
FHLB Stock, at cost	374	374
Loans, net of allowance for loan losses of $5,663 in 2014 and $6,359 in 2013	151,128	159,142
Premises and equipment, net	1,607	2,092
Other real estate owned, net	2,242	2,343
Deferred tax asset, net	2,778	3,010
Accrued interest receivable and other assets	912	1,077

Total assets	$256,966	$266,715

LIABILITIES
Deposits:
Noninterest-bearing	$25,984	$25,602
Interest-bearing	194,569	205,318

Total deposits	220,553	230,920
Other borrowings	2,040	2,550
Capitalized lease	203	328
Subordinated debentures	3,926	3,926
Trust preferred securities, net	3,610	3,610
Accrued interest payable and other liabilities	2,724	2,337

Total liabilities	$233,056	$243,671

SHAREHOLDERS’ EQUITY
Common stock-$1 par; 5,000,000 authorized; 1,633,862 shares issued and outstanding	1,634	1,634
Surplus	14,695	14,695
Retained Earnings	7,691	7,130
Accumulated other comprehensive income (loss)	(110)	(415)

Total shareholders’ equity	23,910	23,044

Total liabilities and shareholders’ equity	$256,966	$266,715

See accompanying notes to the consolidated financial statements

FOX RIVER VALLEY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2014 and 2013

(Unaudited)

	12/31/2014	12/31/2013
	(dollars in thousands except per share data)
INTEREST AND DIVIDEND INCOME
Loans, including fees	$7,167	$8,045
Taxable securities	1,118	875
Tax-exempt securities	103	94
Federal funds sold and other	51	65

Total interest and dividend income	8,439	9,079

INTEREST EXPENSE
Deposits	2,048	2,399
Federal funds purchased and other borrowed funds	88	134
Subordinated debentures	201	314
Capitalized lease	45	50
Trust preferred securities, net	310	360

Total interest expense	2,692	3,257
Provision for loan losses	600	900

Net interest income after provision for loan losses	5,147	4,922
Non-interest income
Service charges	134	154
Other	(133)	42
Gain on sale of securities, net	(1)	—

Total non-interest income	—	196
Non-interest expense
Employee compensation and benefits	2,387	2,265
Occupancy	417	432
Other	1,497	2,185

Total non-interest expense	4,301	4,882

Income before taxes	846	236

Income tax expense	285	77

NET INCOME	$561	$159

NET INCOME PER SHARE:
Basic	$0.34	$0.10
Diluted	$0.34	$0.10

See accompanying notes to the consolidated financial statements

FOX RIVER VALLEY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2014 and 2013

(Unaudited)

	12/31/2014	12/31/2013
	(dollars in thousands)
Net income
Other comprehensive income (loss):	$561	$159
Unrealized gains (losses) on securities available for sale	470	(415)
Income tax (expense) benefit	(165)	145

Total other comprehensive income (loss)	305	(270)

Comprehensive income	866	(111)

See accompanying notes to the consolidated financial statements

FOX RIVER VALLEY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2014 and 2013

(dollars in thousands)

(Unaudited)

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2012	$1,631	$14,665	$6,971	$342	$23,609
Net income			159		159
Other comprehensive income				(757)	(757)
Issuance of Stock	3	30			33

Balance at December 31, 2013	$1,634	$14,695	$7,130	$(415)	$23,044

Net Income			561		561
Other comprehensive income				305	305
Issuance of Stock	—	—			—

Balance at December 31, 2014	$1,634	$14,695	$7,691	$(110)	$23,910

See accompanying notes to the consolidated financial statements

FOX RIVER VALLEY BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED CASH FLOWS

December 31, 2014 and December 31, 2013

(Unaudited)

	December 31, 2014	December 31, 2013
	(dollars in thousands)
Cash flows from operating activities
Net income	$561	$159
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	287	211
Provision for loan losses	600	900
Realized loss (gain) on sales of real estate owned	54	275
Write-down of other real estate owned	—	—
Realized loss (gain) on sales of bank real estate	127	—
Deferred income tax expense (benefit)	232	(499)
Net amortization of securities	722	664
Deferred compensation expense, net	138	72
Net change in:
Accrued interest receivable and other assets	227	166
Accrued interest payable and other liabilities	329	(280)

Net cash provided by operating activities	3,277	1,668
Cash flows from investing activities
Proceeds from maturities and calls of securities available for sale	10,092	11,290
Purchases of securities available for sale	(10,917)	(29,126)
Loan originations and principal collections, net	7,445	11,884
Purchases of premises and equipment	(66)	(29)
Proceeds from sales of bank real estate	107	—
Proceeds from sales of other real estate owned	81	1,045

Net cash (used in) provided by investing activities	6,742	(4,936)
Cash flows from financing activities
Net increase (decrease) in demand and savings deposits	12,161	(11,575)
Net decrease in certificates of deposits	(23,489)	(17,178)
Net change in other borrowings	(635)	1,150
Dividends on common stock	—	—

Net cash provided by (used in) financing activities	(11,963)	(27,603)
Net change in cash and cash equivalents	(1,944)	(30,871)
Cash and cash equivalents beginning of period	41,039	71,910

Cash and cash equivalents, end of period	$39,095	$41,039

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$2,093	$3,259
Income taxes paid	(157)	173

Noncash investing activities
Transfer from loans to other real estate owned	$34	$934
Loans charged off	1,381	537

See accompanying notes to the consolidated financial statements

FOX RIVER VALLEY BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and December 31, 2013

(Unaudited)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Fox River Valley Bancorp, Inc. (the “Company”) and its subsidiaries attempt to conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practice within the banking industry. The following is a description of the more significant of those policies.

Nature of Business and Significant Concentrations of Credit Risk

The Company is the sole shareholder of The Business Bank (“the Bank”). The Company commenced operations in June, 1998; the Bank commenced operations in 1999.

The Bank provides a full range of banking services which include real estate lending, business services and commercial lending to corporate clients located within the state of Wisconsin. The Bank’s primary source of revenue is providing loans to clients, who are predominantly engaged in commercial activities. Its primary deposit products are checking, savings and term certificate accounts. The Bank is subject to competition from other financial institutions and is regulated by federal and state banking agencies and undergoes periodic examinations by those agencies.

The Company has no other significant activities other than ownership of the Bank. Note 3 discusses the types of securities that the Bank invests in. Note 4 discusses the types of lending that the Bank engages in.

Commercial real estate loans represented 61% of the total loan portfolio as of December 31, 2014 and 2013. Commercial loans represented 15% of the total loan portfolio as of December 31, 2014 and 2013.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company also has one wholly owned subsidiary, Fox River Valley Trust I that is a Delaware statutory trust, which has not been consolidated in accordance with accounting guidance related to variable interest entities.

Use of Estimates in Preparing Financial Statements

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of valuation of securities available for sale, the allowance for loan losses, other real estate owned and deferred tax assets.

Cash and Cash Equivalents

In the normal course of business, the Company maintains balances with correspondent banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“the FDIC”) up to specified limits. Management believes these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities Available for Sale

Available for sale securities are carried at fair value with unrealized gains and losses excluded from earnings and reported separately in other comprehensive income (loss). The Company currently has no securities designated as trading or held-to-maturity. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. They are included in non-interest income or expense and when applicable are reported as a reclassification adjustment in other comprehensive income (loss).

The Company monitors the investment portfolio for impairment on an individual security basis and has a process in place to identify securities that could have a potential impairment that is other than temporary. This process involves analyzing the length of time and the extent to which the fair value has been less than the amortized cost basis, the market liquidity for the security, the financial condition of the issuer and the Company’s intent and ability to hold the investment for a period of time sufficient to recover the temporary impairment. A decline in value due to a credit event that is considered other than temporary is recorded as a loss in non-interest income.

Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank of Chicago (“the FHLB”), is required to maintain an investment in capital stock of the FHLB based on the level of borrowings and other factors and may invest additional amounts. Based on the redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. It is periodically evaluated by management for impairment. Because it is viewed as a long term investment, impairment is based on ultimate recovery of par value. Cash dividends are reported as income.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted for unearned income and the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, non-refundable fees and direct loan origination costs on loans are deferred and are accounted for as an adjustment to yield of the related loan category.

The accrual of interest on all loans is discontinued at the time principal and interest is 90 days delinquent. Past due status is based upon on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off are reversed against interest income. The interest on non-accrual loans is accounted for on the cash-basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses (hereinafter referred to as “allowance”) is an estimate of loan losses inherent in the Company’s loan portfolio. The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after loan losses and loan growth. Loan losses are charged off against the allowance when the Company determines the loan balance to be uncollectible. Cash received on previously charged off amounts is recorded as a recovery to the allowance.

The allowance consists of two primary components, general reserves and specific reserves related to impaired loans. The general component covers non-impaired loans and is based on historical losses adjusted for current

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

factors. The historical loss experience is determined by portfolio segment and is based on a weighted average of the actual loss history experienced by the Company over the most recent four years. The Company places more emphasis, or weight, on the more current quarters in the loss history period. This actual loss experience is adjusted for economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. These factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment.

The loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is generally measured on a loan by loan basis by either the present value of the expected future cash flows discounted at the loans’ effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Under certain circumstances, the Company will provide borrowers relief through loan restructuring. A restructuring of debt constitutes a trouble debt restructuring (“TDR”) if the Company for economic or legal reasons related to the borrower’s financial difficulties grants a concession to the borrower that it would not otherwise consider. Restructured loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans that are reported as TDRs are considered impaired and measured for impairment as described above. TDR concessions can include reduction of interest rates, extension of maturity dates, forgiveness of principal or interest due, or acceptance of other assets in full or partial satisfaction of the debt. Restructured loans can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the borrower. Nonaccrual restructured loans are included and treated with other nonaccrual loans.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

The Company maintains a separate general valuation allowance for each portfolio segment. These portfolio segments include land development, real estate construction, existing commercial real estate, commercial/industrial, residential/multi-family and all other.

Land Development and Real Estate Construction

Land development and real estate construction loans possess one of the highest levels of inherent risk within the loan portfolio. In addition to the conditions that may adversely impact commercial real estate loans and commercial/industrial loans, the risk associated with the underlying value of land and possible fluctuations in land values add another layer of risk to this form of lending.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Commercial Real Estate

Commercial real estate loans generally possess a higher inherent risk of loss than other real estate portfolio segments, except land and real estate construction loans. Adverse economic development or an overbuilt market impact commercial real estate projects and may result in troubled loans. Trends in vacancy rates of commercial properties impact the credit quality of these loans. High vacancy rates reduce operating revenues and the ability for the properties to produce sufficient cash flow to service debt obligations.

Commercial/Industrial

Commercial/industrial loans generally possess a lower inherent risk of loss than real estate portfolio segments because these loans are generally underwritten to existing cash flows of operating businesses. Debt coverage is provided by business cash flows and economic trends influenced by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.

Residential/Multi-Family

The degree of risk in residential and multi-family mortgages depends primarily on the loan amount in relation to collateral value, the interest rate, and the borrower’s ability to repay in an orderly fashion. These loans generally possess a lower inherent risk of loss than other real estate portfolio segments. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate that the borrower’s capacity to repay their obligations may be deteriorating.

Although management believes the allowance to be adequate, ultimate losses may vary from its estimates. At least quarterly, the board of directors reviews the adequacy of the allowance, including consideration of the relevant risks in the portfolio, current economic conditions and other factors. If the board of directors and management determine that changes are warranted based on those reviews, the allowance is adjusted. In addition, the Company’s primary regulator reviews the adequacy of the allowance. The regulatory agencies may require additions to the allowance based on their judgment about information available at the time of their examination.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on the straight line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any recognized gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and improvements are capitalized and a deduction is made from the property accounts for retirements of capitalized renewals or improvements. Gains and losses on disposition are included in current operations.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosures are held for sale and are initially recorded at fair value at the date of acquisition, less estimated costs to sell, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

or value less estimated costs to sell. Revenue and expenses from operations and changes in the valuation allowances are included in other non-interest expense.

Impairment losses on assets to be held and used are measured at the amount by which the carrying amount of a property exceeds its fair value. The evaluation of impairment is inherently subjective and requires estimates that are susceptible to significant revisions as more information becomes available. Due to potential changes in conditions, it is at least reasonably possible that changes in fair values will occur in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements. Costs of significant asset improvements are capitalized, whereas costs related to holding assets are expensed. Revenue and expense from operations and changes in the valuation allowance are included in other non-interest expense.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted law to the taxable income or excess of deductions over revenues. The Company determines deferred taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based upon the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes if any. A tax position that meets the more-than-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgement. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion of all of the deferred tax will not be realized.

The Company files income tax returns in the U.S. federal jurisdiction and in the state of Wisconsin.

The Company recognizes interest and penalties on income taxes as a component of other non-interest expense.

Comprehensive Income/(Loss)

Recognized revenue, expenses, gains and losses are included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income/(loss).

Earnings per Share

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Transfers of Financial Assets

The transfer of a participating interest in an entire financial asset must meet the definition of a participating interest. A participating interest in a financial asset has all of the following characteristics: (1) from the date of transfer, it must represent a proportionate (pro rata) ownership interest in the financial asset, (2) from the date of transfer, all cash flows received, except any cash flows allocated as any compensation for servicing or other services performed, must be divided proportionately among participating interest holders in the amount equal to their share ownership, (3) the rights of each participating interest holder must have the same priority, (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to do so.

Advertising/Marketing Costs

Advertising/marketing costs are expenses as incurred.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 16. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Segments

The Company’s operations consist of one segment called community banking.

NOTE 2—RESTRICTIONS ON CASH AND CASH EQUIVALENTS

The Bank is required to maintain average balances on hand with the Federal Reserve Bank. As of December 31, 2014 and December 31, 2013, these reserve balances amounted to $364,000 and $398,000, respectively.

NOTE 3—SECURITIES AVAILABLE FOR SALE

The amortized cost and fair value of securities available for sale are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	Unaudited Statement
	(dollars in thousands)
December 31, 2014
U.S. government and agency securities	$4,241	$10	$(552)	$4,227
Municipal securities	3,979	104	(3)	4,080
Mortgage-backed securities/collateralized mortgage obligations	50,778	297	(24)	50,523

	$58,998	$411	$(579)	$58,830

December 31, 2013
U.S. government and agency securities	$4,338	$11	$(85)	$4,264
Municipal securities	4,560	87	(25)	4,622
Mortgage-backed securities/collateralized mortgage obligations	49,371	329	(948)	48,752

	$58,269	$427	$(1,058)	$57,638

The amortized cost and fair value of securities at December 31, 2014 and December 31, 2013, by contractual maturity, are shown below.

NOTE 3—SECURITIES AVAILABLE FOR SALE (Continued)

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	Unaudited Statement (dollars in thousands)
December 31, 2014
Due in one year or less	$477	$482
Due from one to five years	2,398	2,447
Due from five to ten years	3,226	3,273
Due after ten years	2,119	2,105
Mortgage backed securities/collateralized mortgage obligations	50,778	50,523

Total	$58,998	$58,830

December 31, 2013
Due in one year or less	$301	$302
Due from one to five years	2,979	3,061
Due from five to ten years	3,393	3,356
Due after ten years	2,225	2,167
Mortgage backed securities/collateralized mortgage obligations	49,371	48,752

Total	$58,269	$57,638

For the year ended December 31, 2014, a Mortgage-backed security with an amortized cost of $673 was sold resulting in a loss of $1. There were no security sales in 2013.

At December 31, 2014 and December 31, 2013, the carrying value of securities pledged to support deposits was $34,487 and $36,884, respectively. The carrying value of securities pledged to support a letter of credit issued on behalf of a client was $632 and $694, respectively as of the same dates.

NOTE 3—SECURITIES AVAILABLE FOR SALE (Continued)

Temporarily Impaired Securities

The following table shows the unrealized losses and fair value of the Company’s investment securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2014 and December 31, 2013.

	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	Unaudited Statement
	(dollars in thousands)
December 31, 2014
U.S. government and agency securities	$—	$—	$3,094	$(24)	$3,094	$(24)
Municipal securities	98	—	220	(3)	318	(3)
Mortgage-backed securities/collateralized mortgage obligations	11,444	(85)	12,275	(467)	23,719	(552)

Total Debt Securities	$11,542	$(86)	$15,589	$(494)	$27,131	$(579)

December 31, 2013
U.S. government and agency securities	$3,138	$(85)	$—	$—	$3,138	$(85)
Municipal securities	1,433	(25)	—	—	1,433	(25)
Mortgage-backed securities/collateralized mortgage obligations	26,264	(770)	3,611	(178)	29,875	(948)

Total debt securities	$30,835	$(880)	$3,611	$(178)	$34,446	$(1,058)

The unrealized loss on investment securities is due to normal fluctuations in interest rates. Because the Company does not intend to sell the securities and it is not more-likely-than-not that the Company will be required to sell the securities before recovery of the amortized cost basis, which may be at maturity, the Company does not consider the securities to be other-than-temporarily impaired as of the respective dates shown.

NOTE 4—LOANS

The components of loans were as follows:

	December 31, 2014	December 31, 2013
	Unaudited Statement
	(dollars in thousands)
Land Development	$9,588	$12,630
Real Estate Construction	5,651	4,617
Existing Commercial Real Estate	91,543	100,118
Commercial/Industrial	23,525	25,026
Residential Real Estate/Multi-Family	21,120	18,184
All Other	5,364	5,098

Total Loans	$156,791	$165,673
Allowance for Loan Losses	(5,663)	(6,359)

Loans, Net	$151,128	$159,314

NOTE 4—LOANS (Continued)

The following table presents the aging of the recorded investment in past due loans as of December 31, 2014 and December 31, 2013.

	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Loans Not Past Due	Total Loans
	Unaudited Statement
	(dollars in thousands)
December 31, 2014
Land Development	$—	$—	$1,089	$1,089	$8,499	$9,588
Real Estate Construction	—	—	2,534	2,534	3,117	5,651
Existing Commercial Real Estate	—	—	—	—	91,543	91,543
Commercial/Industrial	—	—	3,882	3,882	19,643	23,525
Residential Real Estate/Multi-Family	—	—	1,653	1,653	19,467	21,120
All Other	—	—		—	5,364	5,364

Total	$—	$—	$9,158	$9,158	$147,633	$156,791

December 31, 2013
Land Development	$260	$—	$600	$860	$11,770	$12,630
Real Estate Construction	—	—	2,534	2,534	2,083	4,617
Existing Commercial Real Estate	—	—	1,178	1,178	98,940	100,118
Commercial/Industrial	246	—	—	246	24,780	25,026
Residential Real Estate/Multi-Family	—	—	—	—	18,184	18,184
All Other	—	—	—	—	5,098	5,098

Total	$506	$—	$4,312	$4,818	$160,855	$165,673

The following table lists information on nonaccrual, restructured, and certain past due loans:

	December 31, 2014	December 31, 2013
	Unaudited Statement
	(dollars in thousands)
Nonaccrual loans, 90 days or more past due	$9,158	$4,312
Nonaccrual loans, 30-89 days or more past due	—	—
Nonaccrual loans, less than 30 days past due	704	7,850
Restructured loans not on nonaccrual status	2,955	—
90 days or more past due and still accruing	—	—

The following table presents the recorded investment in nonaccrual and loans past due over 90 days on accrual by class of loan:

	December 31, 2014	December 31, 2013
	Unaudited Statement
	(dollars in thousands)
Land Development	$1,089	$1,174
Real Estate Construction	2,534	2,534
Existing Commercial Real Estate	704	4,603
Commercial/Industrial	3,882	3,851
Residential Real Estate/Multi-Family	1,653	—

Total	$9,862	$12,162

NOTE 4—LOANS (Continued)

All nonaccrual loans are considered to be impaired. Total loans considered impaired and their related reserve balances are as follows:

	December 31,	December 31,
	2014	2013
	Unaudited Statement
	(dollars in thousands)
Impaired loans without a specific allowance	$3,923	$1,901
Impaired loans with a specific allowance	9,849	13,406

Total impaired loans	$13,772	$15,307

Specific allowance related to impaired loans	$2,867	$2,608

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2014 and December 31, 2013:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
	Unaudited Statement
	(dollars in thousands)
December 31, 2014
With no related allowance:
Land Development	$600	$600	$—
Real Estate Construction	—	—	—
Existing Commercial Real Estate	2,320	2,320	—
Commercial/Industrial	1,002	1,002	—
Residential Real Estate/Multi-Family	—	—	—

	$1,920	$3,922	$—
With an allowance recorded:
Land Development	$1,115	$574	$151
Real Estate Construction	—	—	—
Existing Commercial Real Estate	5,289	5,201	1,762
Commercial/Industrial	4,626	4,075	954
Residential Real Estate/Multi-Family	—	—	—

	$11,030	$9,850	$2,867

	$12,950	$13,772	$2,867

December 31, 2013
With no related allowance:
Land Development	$600	$600	$—
Real Estate Construction	—	—	—
Existing Commercial Real Estate	455	455	—
Commercial/Industrial	853	771	—
Residential Real Estate/Multi-Family	75	75	—

	$1,983	$1,901	$—
With an allowance recorded:
Land Development	$1,141	$574	$151
Real Estate Construction	—	—	—
Existing Commercial Real Estate	9,182	8,981	2,284
Commercial/Industrial	4,124	3,851	173
Residential Real Estate/Multi-Family	—	—	—

	$14,447	$13,406	$2,608

	$16,430	$15,307	$2,608

NOTE 4—LOANS (Continued)

Changes in the allowance for loan losses are as follows:

	December 31, 2014	December 31, 2013
	Unaudited Statement
	(dollars in thousands)
Balance, beginning of year	$6,359	$5,850
Provision for loan losses	600	900
Loans charged off	(1,381)	(537)
Recoveries	85	146

Balance, end of year	$5,663	$6,359

Changes in the allowance for loan losses by portfolio segment were as follows:

	December 31, 2014
	Beginning Balance	Provision for Loan Losses	Loans Charged Off	Loan Recoveries	Ending Balance
	Unaudited Statement
	(dollars in thousands)
Land Development	$475	$89	$—	$—	$564
Real Estate Construction	25	12	—	—	37
Existing Commercial Real Estate	3,005	718	(1,343)	52	2,432
Commercial/Industrial	833	302	(35)	31	1,131
Consumer/All Other	123	42	(3)	2	164
Unallocated	1,898	(563)	—	—	1,335

	$6,359	$600	$(1,381)	$85	$5,663

	December 31, 2013
	Beginning Balance	Provision for Loan Losses	Loans Charged Off	Loan Recoveries	Ending Balance
	Unaudited Statement
	(dollars in thousands)
Land Development	$599	$65	$(242)	$53	$475
Real Estate Construction	20	5	—	—	25
Existing Commercial Real Estate	2,605	398	—	2	3,005
Commercial/Industrial	875	48	(161)	71	833
Consumer/All Other	215	22	(134)	20	123
Unallocated	1,536	362	—	—	1,898

	$5,850	$900	$(537)	$146	$6,359

NOTE 4—LOANS (Continued)

Based on the most recent analysis performed by management, the risk category of loans by class of loans is as follows:

	December 31, 2014
	Sound/ Acceptable/ Satisfactory	Watch	Special Mention	Substandard	Total Loans
	Unaudited Statement
	(dollars in thousands)
Land Development	$8,452		$47	$1,089	$9,588
Real Estate Construction	3,117			2,534	5,651
Existing Commercial Real Estate	74,664	11,768	2,127	2,984	91,543
Commercial/Industrial	17,050	975	338	5,162	23,525
Residential Real Estate/Multi-Family	18,293	1,174	1,653		21,120
All Other	5,364				5,364

	$126,940	$13,917	$4,165	$11,769	$156,791

	December 31, 2013
	Sound/ Acceptable/ Satisfactory	Watch	Special Mention	Substandard	Total Loans
	Unaudited Statement
	(dollars in thousands)
Land Development	$11,300	$106	$50	$1,174	$12,630
Real Estate Construction	2,083	—	—	2,534	4,617
Existing Commercial Real Estate	81,087	11,587	541	6,903	100,118
Commercial/Industrial	17,038	3,292	—	4,696	25,026
Residential Real Estate/Multi-Family	14,836	1,647	1,701	—	18,184
All Other	5,098	—	—	—	5,098

	$131,442	$16,632	$2,292	$15,307	$165,673

NOTE 5—PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	December 31 2014	December 31 2013	Estimated Useful Life
	Unaudited Statement
	(dollar in thousands)
Land	$280	$574	N/A
Bank premises	2,406	2,406	25-30 years
Furniture, fixtures, and equipment	1,511	1,445	3-10 years

	4,197	4,425
Accumulated depreciation	(2,590)	(2,333)

	$1,607	$2,092

Depreciation expense charged to operations for the periods ended December 31, 2014 and December 31, 2013 totaled $257,000 and $244,000, respectively.

NOTE 6—OTHER REAL ESTATE OWNED

Changes in other real estate owned are as follows:

	December 31, 2014	December 31, 2013
	Unaudited Statement
	(dollars in thousands)
Balance at beginning of period	$2,343	$2,728
Assets foreclosed	34	934
Write-down of other real estate owned	—	—
Net gain (loss) on sales of other real estate owned	(54)	(275)
Proceeds from sales of other real estate owned	(81)	(1,044)

Balance at end of period	$2,242	$2,343

Expenses applicable to other real estate owned include the following:

	December 31, 2014	December 31, 2013
	Unaudited Statement
	(dollar in thousands)
Net loss (gain) on sales of other real estate owned	$53	$(275)
Write-down of other real estate owned	—	—
Operating expenses, net of rental income	81	127

	$134	$(148)

NOTE 7—DEPOSITS

Deposits are summarized as follows:

	December 31, 2014	December 31, 2013
	Unaudited Statement
	(dollar in thousands)
Demand deposits	$25,984	$25,774
NOW	16,243	12,110
Savings/MMDA	100,595	91,987
Certificates of deposit	77,731	101,221

Total deposits	$220,553	$231,092

Certificates of deposits in amounts of $100,000 or more as of December 31, 2014 and December 31, 2013 were approximately $72,271,000 and $90,221,000, respectively.

NOTE 7—DEPOSITS (Continued)

The scheduled maturities of certificates of deposit are as follows:

	December 31, 2014	December 31, 2013
	Unaudited Statement
	(dollar in thousands)
1 year or less	$23,105	$39,710
1 to 2 years	23,414	22,974
2 to 3 years	24,555	16,835
3 to 4 years	6,657	15,049
Over 4 years	0	6,653

	$77,731	$101,221

NOTE 8—CAPITALIZED LEASE AND OTHER BORROWINGS

The primary office of the Company and The Business Bank located at 5643 Waterford Lane, Appleton, Wisconsin is leased under an agreement with Midwest Properties, Greenville, Wisconsin. Under the terms of the current lease the Bank is obligated to pay monthly rents equal to $15,025. The lease is “triple net” with the Bank responsible for the payment of utilities, real estate taxes and insurance expenses. The current lease expires on April 30, 2016.

Due to the nature of the lease it is accounted for as a capitalized lease, as such the balance of $94,000 reflected on the balance sheet represents the remaining liability for future payments due under the current arrangement.

Other borrowings consist of a line of credit with BMO/Harris Bank, N.A. secured by the stock of the Bank. The line of credit is represented by a one year term note which matures on February 9 of each year. Interest on the note is payable monthly at a fixed rate of 4.00% and 4.50% as of December 31, 2014 and 2013, respectively, via a charge to a cash collateral account held at BMO/Harris Bank, N.A. for the benefit of the Company.

For liquidity purposes the Bank maintains secured lines of credit through the Federal Reserve Bank of Chicago and the Federal Home Loan Bank of Chicago. Both lines are secured by pledges of specific loans held in the Bank’s portfolio. The total value of loans pledged to secure such borrowings as of December 31, 2014 and December 31, 2013 were $21,619,000 and $12,457,000, respectively. No borrowings were outstanding on either of the lines as of December 31, 2014 or December 31, 2013.

NOTE 9—SUBORDINATED DEBENTURES

In December 2009 the Company issued subordinated notes (debentures) with a final maturity of twenty five years, due in 2034 with principal equal to $2,030,000. The notes were offered to bona fide Wisconsin residents who were “accredited investors”.

The notes carry an interest rate equal to 5 year LIBOR plus 4.50%, which resets every five years. As of December 31, 2014 and 2013 the rate was equal to 6.165% and 8.00%, respectively. The current rate of 6.165% will remain unchanged through November 15, 2019. Interest payments are due quarterly.

The notes are callable by the Company at par, subject to approval by the Federal Reserve Bank of Chicago, every five years beginning November 15, 2014. The notes must be repaid in full, at par upon the occurrence of a change in control of the Company or Bank.

The notes were structured to qualify as Tier II capital for regulatory purposes. However, the securities cannot be used to constitute more than 50% of the Company’s Tier II capital.

NOTE 9—SUBORDINATED DEBENTURES (Continued)

In December 2012 the Company issued subordinated notes (debentures) with a final maturity of five years, due in 2017 with principal equal to $1,896,000. The notes were offered to bona fide Wisconsin residents who were “accredited investors”.

The notes carry an interest rate equal to 8.00% with interest payments due quarterly.

The notes are callable by the Company at par, subject to approval by the Federal Reserve Bank of Chicago, on the anniversary date of December 3 each year beginning December 3, 2015. The notes must be repaid in full, at par upon the occurrence of a change in control of the Company or Bank.

NOTE 10—INCOME TAXES

Allocation of income tax expense between current and deferred portion consisted of the following as of December 31, 2014 and 2013:

	2014	2013
	(dollars in thousands)
Current
Federal income tax	$265	$48
State income tax	67	19

Total current	332	66
Deferred income tax expense (benefit)	47	(11)

Total	$285	$77

The reasons for the difference between income tax expense and the amount computed by applying the statutory tax rates to income before taxes are as follows:

	(dollars in thousands)
Statutory federal tax rate	34%	34%

Income tax at statutory federal rate	288	80
Increase (reduction) resulting from:
State income taxes, net of federal tax benefit	57	24
Tax exempt interest	(77)	(71)
Other	17	44

Income tax expense	$285	$77

Effective tax rate	34%	33%

NOTE 10—INCOME TAXES (Continued)

The components of the net deferred tax asset are as follows as of December 31, 2014 and 2013:

	2014	2013
	(dollars in thousands) Unaudited
Deferred tax assets:
Allowance for loan losses	$1,455	$1,940
Deferred compensation	562	558
Capital lease	31	35
Deferred ORE rental income	10	10
OREO	460	460
Charitable contributions	8	4
AMT credit	20	20
Federal net operating loss carryforward	224	—
State net operating loss carryforward	27	—

Total deferred tax assets	2,797	3,027
Deferred tax liabilities:
Fixed assets	(36)	(44)
Prepaid expense	(43)	(50)
Deferred loan costs	(17)	—
Non-accrual loan interest	77	77

Total deferred tax liabilities	(19)	(17)

Net deferred tax asset	$2,778	$3,010

NOTE 11—OFF-BALANCE SHEET ACTIVITIES

Financial instruments, whose contract amount represents credit risk as of December 31, 2014 and December 31, 2013 were as follows:

	December 31, 2014	December 31, 2013
	Unaudited Statement
	(dollar in thousands)
Commitments to extend credit and unused lines of credit, including unused credit card lines	$30,579	$42,542
Standby letters of credit	349	518

NOTE 12—EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS

Employee 401(k) Plan

The Company has a simple 401(k) plan covering substantially all employees. Under the terms of the plan the Company matches employee contributions up to the first 3.0% at a rate of 100%; the Company matches the second 3.0% of employee contributions at a rate of 50%.

Deferred Directors Compensation Plan

Under the Company’s 2002 Deferred Directors Compensation plan directors may elect to defer fees earned. Such deferred fees are used to purchase units of the Company’s stock at the book value at the beginning of the year in which the fees were earned. Units purchased in the plan appreciate in value in line with the appreciation in the book value of the Company’s stock. The appreciation in the value of units held in the plan is recognized as an expense in the year incurred. The value of such units may not drop below the original amount of the fees deferred in the plan.

NOTE 12—EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS (Continued)

As of December 31, 2014 the cumulative value of fees deferred by directors participating in the plan amounted to $874,550, units awarded in the plan represented 70,406 shares of Company stock with an appreciated value of $1,030,742.

As of December 31, 2013 the cumulative value of fees deferred by directors participating in the plan amounted to $810,750, units awarded in the plan represented 65,884 shares of Company stock with an appreciated value of $925,665.

Deferred Officers Compensation Plans

Under the Company’s 2002 Deferred Officers Compensation Plan phantom units of Company stock are granted to officers based upon performance. Units granted in the plan are issued at the book value of the Company’s stock as of the end of the year in which they were granted. Units have a cliff vesting period of five years from the end of the year in which they were granted. Units appreciate in value based upon the difference in book value of the Company’s stock as of the year end in which they were issued and the book value of the Company’s stock as of the end of the current year. The appreciation in the value of units issued under the plan is recognized as an expense in the year incurred. Units can only be paid out upon the resignation or retirement of an officer and may be paid out quarterly over a five year period at the discretion of the Board of Directors. The value of such units is determined as the book value of the Company’s stock as of the end of the year prior to the officer’s date of resignation.

As of December 31, 2014 there were 15,000 fully vested units issued and outstanding to officers with an appreciated value of $98,966. The value of payments remaining to former officers in the plan was equal to $300,863.

As of December 31, 2013 there were 20,000 fully vested units issued and outstanding to officers with an appreciated value of $108,000. The value of payments remaining to former officers in the plan was equal to $389,561.

Under the Company’s 2007 Deferred Officers Compensation Plan phantom units of Company stock are granted to officers based upon performance. Units granted in the plan are issued at the book value of the Company’s stock as of the end of the year in which they were granted. Units have a vesting period of five years from the end of the year in which they were granted at the rate of 20% per year. Units appreciate in value based upon the difference in book value of the Company’s stock as of the year end in which they were issued and the book value of the Company’s stock as of the end of the current year. The appreciation in the value of units issued under the plan is recognized as an expense in the year incurred. Officers can elect to be paid out for any units vested in the plan based upon the value of the units as of the previous year end. Vested units must be paid out at the end of the five year period or upon the resignation or retirement of an officer. The value of such units is determined as the book value of the Company’s stock as of the end of the year prior to the officer’s date of resignation.

As of December 31, 2014 the value of units vested and outstanding to officers totaled $7,176.

As of December 31, 2013 there was no value to the units vested and outstanding to officers participating in the plan.

NOTE 13—TRUST PREFERRED SECURITIES

In November 2003 the Company formed a wholly owned subsidiary business trust, Fox River Valley Capital Trust I, a Delaware statutory trust, for the purpose of issuing capital securities which qualify as Tier II capital for the Company. The Trust issued $3.5 million of floating rate, junior subordinated debentures. The debentures are non-voting, mandatorily redeemable in 2033 and guaranteed by the Company.

NOTE 13—TRUST PREFERRED SECURITIES (Continued)

The distribution rate payable on the debentures is cumulative and payable quarterly in arrears. The Company has the right, subject to events in default, to defer payments of interest on the debentures at any time by extending the interest payment period not exceeding 20 consecutive quarters with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the debentures.

Beginning with interest due and payable on November 30, 2010 the Company exercised the right to defer interest payments on the debentures. As of December 31, 2014 and December 31, 2013 interest deferred and accrued on the debentures totaled approximately $846,100 and $670,100, respectively.

The Trust may redeem some or all of the capital securities, at par, with 30 days advance notice, on or after November 30, 2008, but only on May 30 or November 30 of any given year, and only in a minimum amount of $500,000 and in increments of $10,000 thereafter, or the full amount of the capital securities. The Trust may redeem all of the capital securities at any time upon the occurrence and during the continuation of a Tax Event, an Investment Company event or a Capital Treatment Event, at any time within 90 days following the Event.

The notes carry an interest rate equal to 5 year LIBOR plus 3.40%, which resets every five years. The interest rate as of December 31, 2014 and 2013 was equal to 4.855%. The rate will remain unchanged through November 30, 2018. Interest payments are due quarterly.

NOTE 14—REGULATORY MATTERS

Qualitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I capital (as defined in the regulations to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets’ (as defined). Management believes, for the years ended December 31, 2014 and December 31, 2013, that the Company and Bank meet all of the capital adequacy requirements to which they are subject.

The Company’s and Bank’s actual capital amounts and ratios as of December 31, 2014 and December 31, 2013 are presented in the following table:

			Regulatory Minimum Capital Requirements
	Actual Capital
	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2014:

Total Capital (to risk weighted assets):
Company	$31,671	18.52%	$13,681	8.00%
Bank	35,132	20.56%	20,506	12.00%

Tier I Capital (to average assets):
Company	24,020	9.33%	10,300	4.00%
Bank	32,952	13.09%	22,650	9.00%

As of December 31, 2013:

Total Capital (to risk weighted assets):
Company	$31,269	17.14%	$14,551	8.00%
Bank	34,167	18.82%	21,874	12.00%

Tier I Capital (to average assets):
Company	23,459	9.40%	9,979	4.00%
Bank	31,979	12.53%	22,972	9.00%

NOTE 14—REGULATORY MATTERS (Continued)

The Bank continues to operate under capital restrictions established by the Federal Deposit Insurance Corporation and the Wisconsin Department of Financial Institutions which requires the Bank to maintain a minimum Tier I capital ratio of 9.00% and a minimum Total Risk Based capital ratio of 12.00%.

NOTE 15—RELATED PARTY TRANSACTIONS

Activity consisted of the following:

	December 31 2014	December 31 2013
	Unaudited Statement
	(dollar in thousands)
Beginning balance	$9,254	$7,099
New loans/increased commitments	400	7,750
Repayments/payoffs	(919)	(5,595)

Ending balance	$8,735	$9,254

Deposits from related parties held by the Bank at December 31, 2014 and December 31, 2013 amounted to $2,643,000 and $2,443,000 respectively.

NOTE 16—FAIR VALUE MEASUREMENTS

Assets and liabilities measured at fair value on a recurring basis as summarized below:

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
December 31, 2014	Unaudited Statement (dollars in thousands)
Securities available for sale
U.S. government and agency securities	$—	$4,227	$—	$4,227
Municipal securities	—	4,080	—	$4,080
Mortgage-backed securities/CMOs	—	50,523	—	50,523

Total assets at fair value	$—	$58,830	$—	$58,830

December 31, 2013
Securities available for sale
U.S. government and agency securities	$—	$4,264	$—	$4,264
Municipal securities	—	4,622	—	4,622
Mortgage-backed securities/CMOs	—	48,752	—	48,752

Total assets at fair value	$—	$57,638	$—	$57,638

Assets measured at fair values on a nonrecurring basis are summarized below:

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Impairment Losses
December 31, 2014	Unaudited Statement (dollars in thousands)
Impaired Loans	$—	$—	$13,772	$13,772
Other real estate owned	—	—	2,242	$2,242

Total assets at fair value	$—	$—	$16,014	$16,014

December 31, 2013
Impaired Loans	$—	$—	$15,307	$15,307
Other real estate owned	—	—	2,343	$2,343

Total assets at fair value	$—	$—	$17,650	$17,650

NOTE 17—DIVIDEND AND CAPITAL RESTRICTIONS

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. Due to the existence of the Informal Agreements between the Bank and the FDIC the Bank may not declare or pay any dividends without prior written consent from the FDIC. Due to existence of the Informal Agreement between the Company and the Federal Reserve Bank the Company may not pay any dividends without prior written consent from the Federal Reserve Bank.

Annex A

AGREEMENT AND PLAN OF MERGER

AMONG

COUNTY BANCORP, INC.,

COUNTY ACQUISITION LLC

AND

FOX RIVER VALLEY BANCORP, INC.

NOVEMBER 19, 2015

A-1

i

Company Disclosure Schedules

Section 3.1	Company Organization
Section 3.2	Company Subsidiary Organization
Section 3.4	No Conflict
Section 3.5(b)	Company Capitalization
Section 3.6	Company Subsidiary Capitalization
Section 3.7	Financial Statements and Reports
Section 3.8	Books and Records
Section 3.9	Properties

Section 3.10	Loans; Loan Loss Reserve
Section 3.11	Taxes
Section 3.12	Employee Benefits
Section 3.14	Legal Proceedings; Orders
Section 3.15	Absence of Certain Changes and Events
Section 3.16	Material Contracts
Section 3.18	Insurance
Section 3.19	Compliance with Environmental Laws
Section 3.20	Transactions with Affiliates
Section 3.22	Approval Delays
Section 3.25	Investments
Section 3.26	Trust Preferred Securities

Acquiror Disclosure Schedules

Section 4.2	Merger Sub Organization
Section 4.13	Consents and Approvals
Section 7.5	Employees and Employee Benefits

Exhibits

Exhibit A	Form of Voting and Support Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Opinion of Company Counsel

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of November 19, 2015, by and among County Bancorp, Inc., a Wisconsin corporation (“Acquiror”), County Acquisition LLC, a Wisconsin limited liability company and wholly-owned subsidiary of Acquiror (“Merger Sub”), and Fox River Valley Bancorp, Inc., a Wisconsin corporation (the “Company”).

RECITALS

A. The parties to this Agreement desire to effect a merger of the Company with and into Merger Sub (the “Merger”) in accordance with this Agreement and the applicable provisions of the WBCL, with Merger Sub as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”).

B. The respective boards of directors of the Company and Acquiror, and the sole member of Merger Sub, have approved the Merger upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the WBCL, approved and declared the advisability of this Agreement and have determined that consummation of the Merger in accordance with the terms of this Agreement is in the best interests of their respective companies and shareholders (or member, in the case of Merger Sub).

C. The Company wishes to transfer to Acquiror, and Acquiror wishes to assume, upon the terms and conditions set forth herein: (i) certain assets and certain liabilities related to the trust preferred securities (the “Trust Preferred Securities”) issued by the Trust; and (ii) the obligations of the Company pursuant to the subordinated notes issued by the Company to the Trust (such obligations, the “Trust Debentures” and such transfer and assumption as described in clauses (i) and (ii), the “TRUPS Assumption”).

D. The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also agree to certain prescribed conditions to the Merger and other transactions.

AGREEMENTS

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Merger. Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the WBCL, at the Effective Time, the Company shall be merged with and into Merger Sub pursuant to the provisions of, and with the effects provided in, the WBCL, the separate corporate existence of the Company shall cease and Merger Sub will be the Surviving Entity.

Section 1.2 Effective Time; Closing.

(a) Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at

10:00 a.m., local time, on the date that is within ten (10) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Acquiror and the Company may agree in writing (the “Closing Date”). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b) The parties hereto agree to file on the Closing Date articles of merger with the State of Wisconsin Department of Financial Institutions Division of Corporate & Consumer Services (the “Wisconsin Articles of Merger”), executed in accordance with applicable Legal Requirements. The Merger shall become effective as of the date and time to be agreed upon by the parties and specified in the Wisconsin Articles of Merger (the “Effective Time”).

Section 1.3 Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Wisconsin Articles of Merger, and the applicable provisions of the WBCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4 Organizational Documents of the Surviving Entity. The articles of organization and operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of organization and operating agreement of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.

Section 1.5 Manager of the Surviving Entity. The manager of Merger Sub immediately prior to the Effective Time shall be the manager of the Surviving Entity.

Section 1.6 Bank Merger. The parties will cooperate and use their reasonable best efforts to effect the Bank Merger at a time to be determined following the Merger. At the effective time of the Bank Merger, the separate corporate existence of the Bank will terminate. Acquiror Bank will be the surviving bank and will continue its corporate existence under applicable Legal Requirements. The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for affiliated bank merger transactions of such type. The parties will cooperate and use their reasonable best efforts, at Acquiror’s sole expense, to ensure that, in connection with the Bank Merger, any OREO held by the Bank or a Subsidiary of the Bank shall transfer directly to ABS 1, LLC, a wholly-owned subsidiary of Acquiror Bank.

Section 1.7 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Acquiror nor the Company by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

Section 1.8 TRUPS Assumption. As of the Effective Time and upon the terms and conditions set forth herein: (a) the Company will sell, assign, transfer, convey and deliver to Acquiror, and Acquiror will acquire from the Company, all of the rights, title and interests of Company in the Trust, including the common securities of the Trust, free and clear of any security interest, lien, encumbrance or other charge and all records associated therewith; (b) Acquiror will assume and discharge all of the Company’s covenants, agreements and obligations under and relating to the Trust Preferred Securities and the Trust Debentures, including the due and punctual payment of interest on all of the Trust Debentures; and (c) Acquiror will cause the Trust to discharge its obligations with respect to the Trust Preferred Securities arising after the Effective Time in accordance with the terms and conditions of the agreements related to the Trust Preferred Securities and the TRUPS Assumption.

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Section 1.9 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that it deems such a change to be desirable; provided, that: (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger or (ii) materially impede or delay consummation of the Merger. If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

Section 2.1 Merger Consideration; Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holder of any of the following securities:

(a) Each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall thereafter represent one membership interest of the Surviving Entity.

(b) Each Outstanding Company Share (other than an Outstanding Company Share to be cancelled and retired pursuant to Section 2.1(c) and Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration and thereupon shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. Each certificate previously evidencing any Outstanding Company Share (a “Company Stock Certificate”) (other than shares cancelled and retired pursuant to Section 2.1(c) and Dissenting Shares) shall thereafter represent only the right to receive, upon surrender of such certificate in accordance with Section 2.5, the Per Share Merger Consideration. The holders of Company Stock Certificates shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by law.

(c) Each share of Company Common Stock held as treasury stock or otherwise held by the Company or the Bank (other than in a fiduciary or secured party capacity), if any, immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no Per Share Merger Consideration shall be exchanged therefor.

(d) The aggregate consideration to be paid in the Merger (the “Merger Consideration”) shall be $28,900,000, as adjusted pursuant to Section 8.15(b). The Merger Consideration is intended to be paid fifty percent (50%) in cash and fifty percent (50%) in shares of Acquiror Common Stock.

(e) “Per Share Merger Consideration” shall mean one of the following:

(i) an amount of cash equal to the quotient obtained by dividing (A) $28,900,000 by (B) the number of Outstanding Company Shares (the “Per Share Cash Consideration”);

(ii) a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (A) the Aggregate Share Amount (as defined below) by (B) the number of Outstanding Company Shares (the “Per Share Stock Consideration”); or

(iii) a combination of the Per Share Cash Consideration and the Per Share Stock Consideration determined in accordance with Section 2.2(a).

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(iv) The “Aggregate Share Amount” shall be determined as follows:

(A) If the volume weighted average closing price of a share of common stock, par value $0.01 per share, of Acquiror (“Acquiror Common Stock”) as reported on the NASDAQ Global Market for each of the ten (10) trading days ending on the second (2nd) trading day preceding the Closing Date (the “Acquiror Common Stock Price”) is at least $15.83 and no more than $21.41, the Aggregate Share Amount shall be the number of shares of Acquiror Common Stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing (I) the Merger Consideration by (II) the Acquiror Common Stock Price;

(B) If the Acquiror Common Stock Price is less than $15.83, the Aggregate Share Amount shall be 1,825,648 shares of Acquiror Common Stock (the Merger Consideration divided by $15.83); and

(C) If the Acquiror Common Stock Price is greater than $21.41, the Aggregate Share Amount shall be 1,349,837 shares of Acquiror Common Stock (the Merger Consideration divided by $21.41).

(f) If, between the date of this Agreement and the Effective Time, shares of Acquiror Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, then the number of shares of Acquiror Common Stock issued to holders of Company Common Stock at the Effective Time pursuant to this Agreement will be appropriately and proportionally adjusted so that the number of such shares of Acquiror Common Stock (or such class of shares into which shares of Acquiror Common Stock have been changed) that will be issued in exchange for the shares of Company Common Stock will equal in number of such shares that the holders of Company Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares, readjustment or stock dividend had the record date therefore had been immediately following the Effective Time.

(g) Notwithstanding the foregoing, the Merger Consideration is subject to adjustment pursuant to Section 8.15(b). In the event that the Closing Balance Sheet has Adjusted Tangible Equity for the Company that is less than the Minimum Adjusted Tangible Equity applicable to the Company, the Merger Consideration shall be reduced dollar-for-dollar by an amount equal to the amount of such shortfall. Any such reduction shall be allocated equally to the cash and stock portions of the Merger Consideration.

Section 2.2 Election Procedures.

(a) Subject to the proration and redesignation procedures set forth in Section 2.3 below, each holder of record of shares of Company Common Stock (excluding shares to be canceled pursuant to Section 2.1(c) and Dissenting Shares) will be entitled to elect to receive for each such share (i) the Per Share Cash Consideration (a “Cash Election”); (ii) the Per Share Stock Consideration (a “Stock Election”); or (iii) fifty percent (50%) of the Per Share Cash Consideration and fifty percent (50%) of the Per Share Stock Consideration (a “Combination Election”). All such elections shall be made on a form designed for that purpose prepared by the Company and acceptable to Acquiror (an “Election Form”). Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (“Nominees”) may submit multiple Election Forms, provided that such Nominee certifies that each such Election Form covers all the shares of Company Common Stock held by each such Nominee for a particular beneficial owner.

(b) The maximum number of shares of Company Common Stock to be converted into the right to receive Per Share Cash Consideration for such shares, consisting of (i) those shares subject to Cash Elections and (ii) those shares subject to the cash portion of Combination Elections shall be fifty percent (50%) of the number of Outstanding Company Shares (excluding shares to be canceled and retired pursuant to Section 2.1(c) and Dissenting Shares) (the “Maximum Cash Election Number”). The maximum number of shares of Company Common Stock to be converted into the right to receive Per Share Stock Consideration for such shares, consisting of (i) those shares subject to Stock Elections and (ii) those shares subject to the stock portion of

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Combination Elections, shall be fifty percent (50%) of the number of Outstanding Company Shares (excluding shares to be canceled and retired pursuant to Section 2.1(c) and Dissenting Shares) (the “Maximum Stock Election Number”). Notwithstanding the foregoing, the percentages used in the preceding definitions are subject to waiver or modification pursuant to Section 2.3(d).

(c) The Election Form shall be mailed with the proxy statement/prospectus to all holders of record of shares of Company Common Stock as of the record date of the Company Shareholders’ Meeting. Thereafter, the Company and Acquiror shall each use its reasonable and diligent efforts to mail or make available the Election Form to all persons who become holders of shares of Company Common Stock during the period between the record date for the Company Shareholders’ Meeting and 5:00 p.m., central time, on the date ten (10) Business Days prior to the anticipated Effective Time. To be effective, an Election Form must be received by Computershare Trust Company, N.A., Acquiror’s exchange agent (the “Exchange Agent”), on or before 5:00 p.m., central time, on the fifth (5th) Business Day prior to the Effective Time (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. All elections will be irrevocable.

(d) Any Election Form received by the Exchange Agent after the Election Deadline shall be deemed to be a Combination Election and any holder of Company Common Stock not returning an Election Form to the Exchange Agent shall be deemed to have made a Combination Election. In addition, if the Exchange Agent shall have determined that any purported Stock Election or Cash Election was not properly made, such purported Stock Election or Cash Election shall be deemed to be of no force and effect and the holder of shares of Company Common Stock making such purported Stock Election or Cash Election shall for all purposes hereof be deemed to have made a Combination Election.

Section 2.3 Proration and Redesignation Procedures.

(a) All shares of Company Common Stock which are subject to Cash Elections, and that portion of shares of Company Common Stock which are subject to Combination Elections and would, but for the application of this Section 2.3, be converted into Per Share Cash Consideration, are referred to herein as “Cash Election Shares.” All shares of Company Common Stock which are subject to Stock Elections, and that portion of shares of Company Common Stock which are subject to Combination Elections and would, but for the application of this Section 2.3, be converted into Per Share Stock Consideration, are referred to herein as “Stock Election Shares.”

(b) If, after the results of the Election Forms are calculated, the number of shares of Company Common Stock to be converted into shares of Acquiror Common Stock exceeds the Maximum Stock Election Number, Acquiror shall cause the Exchange Agent to determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to reduce the number of such shares to the Maximum Stock Election Number. All holders who have Stock Election Shares shall, on a pro rata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number is achieved.

(c) If, after the results of the Election Forms are calculated, the number of shares of Company Common Stock to be converted into cash exceeds the Maximum Cash Election Number, Acquiror shall cause the Exchange Agent to determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Maximum Cash Election Number. All holders who have Cash Election Shares shall, on a pro rata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number is achieved.

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(d) Notwithstanding the foregoing, Acquiror may, in its sole discretion, taking into account the actual results of the election process described in Section 2.2, direct at any time prior to the Effective Time that the redesignation procedures provided in this Section 2.3 be waived in whole or in part. In such event, the percentage limits specified in Section 2.2(b) for the Maximum Cash Election Number and the Maximum Stock Election Number, respectively, shall be disregarded and the procedures provided for in clause (b) or (c) above shall be applied substituting such percentage limits as Acquiror shall designate between the percentage limits specified in Section 2.2(b) and the percentages reflected in the actual results of such election process; provided, however, that such actions would not adversely affect the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(e) After the redesignation procedures, if any, required by this Section 2.3 are completed, each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration, and each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration. Company Stock Certificates shall be exchanged, as applicable, for (i) certificates evidencing the Per Share Stock Consideration, or (ii) the Per Share Cash Consideration, multiplied in each case by the number of shares previously evidenced by the canceled Company Stock Certificate, upon the surrender of such certificates in accordance with the provisions of Section 2.5, without interest.

Section 2.4 No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued as Per Share Stock Consideration in the Merger. Each holder of shares of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Acquiror Common Stock Price by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.

Section 2.5 Exchange of Certificates.

(a) At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent for the benefit of the holders of Company Stock Certificates for exchange in accordance with this Article 2: (i) a sufficient number of shares of Acquiror Common Stock for payment of the aggregate Per Share Stock Consideration; (ii) sufficient cash for payment of the aggregate Per Share Cash Consideration; and (iii) sufficient cash for payment of cash in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.4. Such amount of cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the “Conversion Fund.” Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(b) Within five (5) Business Days after the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of one or more Company Stock Certificates a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of the Company Stock Certificates pursuant to this Agreement.

(c) Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed Letter of Transmittal, duly executed, the holder of such Company Stock Certificate shall be entitled to promptly receive in exchange therefor his, her or its portion of the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled. No interest will be paid or accrued on the Per Share Merger Consideration deliverable upon surrender of a Company Stock Certificate.

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(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

(e) No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article 2 promptly after the surrender of a Company Stock Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 2.1(b). No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Acquiror Common Stock into which such holder’s Company Common Stock shall have been converted.

(f) Any portion of the Conversion Fund that remains unclaimed by the shareholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for the issuance of the Per Share Stock Consideration, the payment of the Per Share Cash Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on such Per Share Stock Consideration. Notwithstanding the foregoing, none of Acquiror, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity in its reasonable judgment, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article 2, the Per Share Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.

Section 2.6 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Dissenting Shares pursuant to, and who complies in all respects with, Sections 180.1301 through 180.1331 of the WBCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1 and the holders of such Dissenting Shares shall be entitled only to such rights as may be granted to such holders pursuant to the WBCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Sections 180.1301 through 180.1331 of the WBCL, then such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in this Article 2.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as Previously Disclosed and except as set forth in the specific Schedule relating to each specific and corresponding Section or Subsection below, the Company hereby represents and warrants to Acquiror as of the date of this Agreement and as of the Closing Date as follows:

Section 3.1 Company Organization. The Company: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The Company has delivered or made available to Acquiror copies of the Company Articles of Incorporation and Company Bylaws and all amendments thereto, each of which are true, complete and correct, and in full force and effect as of the date of this Agreement. The Company has no Subsidiaries other than the Bank and the Trust.

Section 3.2 Company Subsidiary Organization. The Bank is a Wisconsin state chartered bank duly organized, validly existing and in good standing under the laws of Wisconsin. The Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Bank. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund as permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Acquiror copies of the charter and bylaws of the Bank and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.

Section 3.3 Authorization; Enforceability. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3.4 No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors or shareholders of, the Company or any of its Subsidiaries; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals and except for the exercise by any dissenting shareholder of the Company of such shareholder’s rights under the WBCL; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to

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declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Company Material Contract; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its Subsidiaries. Except for the Requisite Regulatory Approvals and the Company Shareholder Approval, neither the Company nor any of its Subsidiaries is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.5 Company Capitalization.

(a) The authorized capital stock of the Company currently consists exclusively of 5,000,000 shares of Company Common Stock, of which, as of September 30, 2015 (the “Company Capitalization Date”), 1,633,862 shares were issued and outstanding; and (ii) 1,000,000 shares of the Company’s preferred stock, $1.00 par value per share (“Company Preferred Stock”), of which no shares were designated and outstanding as of the Company Capitalization Date. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of the Company on any matter. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b) No Equity-Based Awards were outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, the Company has not: (i) issued or repurchased any shares of Company Common Stock or Company Preferred Stock or other equity securities of the Company; or (ii) issued or awarded any Equity-Based Awards. From the Company Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Company Benefit Plan.

(c) None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. Except as set forth in Section 3.5(c) of the Company Disclosure Schedules, as of the date of this Agreement there are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Except as permitted by this Agreement, since the Company Capitalization Date, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of the Company or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of the Company. The Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.6 Company Subsidiary Capitalization. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid and nonassessable (except as provided in Section 220.07 of the Wisconsin Statutes). No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or

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agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.7 Financial Statements and Reports; Regulatory Filings.

(a) True and complete copies of the following financial statements (collectively, the “Company Financial Statements”) have been made available to Acquiror: (i) the unaudited consolidated balance sheets of Company and its Subsidiaries as of December 31, 2013 and 2014, and the related statements of income and changes in shareholders’ equity; and (ii) the unaudited consolidated interim balance sheet of Company and its Subsidiaries as of September 30, 2015 and the related statement of income and changes in shareholders’ equity and cash flows for the nine (9)-month period then ended.

(b) To the Knowledge of the Company, the Company Financial Statements have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. The Company Financial Statements are complete and correct in all material respects and fairly present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal, recurring year-end adjustments. The Company Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Company Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein. The books, records and accounts of the Company and each of its Subsidiaries fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Company and each of its Subsidiaries, as applicable.

(c) The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2013, with all applicable federal or state securities or banking authorities. Such forms, reports and documents: (i) complied as to form with applicable material Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

Section 3.8 Books and Records. The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable material Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of the Company and its Subsidiaries.

Section 3.9 Properties. Except for real or personal property that the Bank owns as OREO (as to which the Company makes no representations or warranties), the Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent Company Financial Statements; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and

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reflected on the Company Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; (d) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (e) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (collectively, the “Permitted Exceptions”). The Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. Except for buildings and structures that the Bank owns as OREO (as to which the Company makes no representations or warranties), all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 3.10 Loans; Loan Loss Reserve.

(a) Each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.

(b) All Company Loans originated or purchased by the Bank were made or purchased in all material respects in accordance with the policies of the board of directors of the Bank and in the Ordinary Course of Business of the Bank. The Bank’s ownership interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and the Bank has complied in all material respects with all Legal Requirements relating to such Company Loans.

(c) The Bank is not a party to any Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or to the Knowledge of the Company in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; or (v) with respect to which the Bank is aware of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan.

(d) The Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined and calculated on the basis of the Bank’s quarterly review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.

(e) To the Knowledge of the Company: (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and

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all uncollectible loans have been charged off, provided, however, nothing contained in this Agreement shall be construed as a guarantee by the Company or the Bank of the enforceability of any Company Loan, the sufficiency of the value of any collateral pledged to secure such Company Loan, or the value or condition of any OREO.

Section 3.11 Taxes.

(a) The Company and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by them on or before the Closing Date for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects. The Company and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by the Company and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b) There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Neither the Company nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect. None of the Company or any of its Subsidiaries is a party to a tax sharing, tax allocation or similar agreement.

(c) The Company and each of its Subsidiaries have delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by the Company and its Subsidiaries with respect to the last two (2) fiscal years.

(d) To the Knowledge of the Company, the Company and each of its Subsidiaries have not: (i) engaged in or been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2); (ii) failed to properly report any “reportable transaction” within the meaning as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b); or engaged in any transaction that could affect the Tax liability for any Tax Returns not closed by applicable statute of limitations which a “significant purpose of such transaction was the avoidance or evasion of U.S. federal income tax” for purposes of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. The Company has delivered to Acquiror true and complete copies of the following with respect to each Company Benefit Plan: (i) copies of each Company Benefit Plan, and all related plan descriptions; (ii) the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iii) other material plan documents, including:

(i) all contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;

(ii) all notices and other communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable law within the six (6) years preceding the date of this Agreement; and

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(iii) all notices or other communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the six (6) years preceding the date of this Agreement.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement. No Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(c) None of the Company or any Company ERISA Affiliate maintains or participates, or has ever maintained or participated, in a multiemployer plan within the meaning of Section 3(37) of ERISA. None of the Company or any Company ERISA Affiliate has any liability for a plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code. None of the Company or any Company ERISA Affiliate or, to their knowledge, any director or employee of the Company or any Company ERISA Affiliate, or any fiduciary of any Company Benefit Plan, has engaged in any transaction in violation of Section 406 or 407 of ERISA or, to the Company’s Knowledge, any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code in connection with such Company Benefit Plan. No Company Benefit Plan is underfunded when comparing the present value of accrued assets to the market value of plan assets.

(d) Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Company’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.

(e) Each Company Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(f) Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company’s Knowledge, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.

(g) No Company Benefit Plan fiduciary or any other person for whose actions the Company is responsible has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act under any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights.

(h) All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Company Financial Statements and (ii) through the Closing Date shall have been made or reserves adequate for such purposes shall have been set aside therefore and reflected in the Closing Balance Sheet.

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(i) Except as set forth in Section 3.12(i) of the Company Disclosure Schedules, there are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

(j) No condition exists as a result of which the Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee.

(k) Neither the Company nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the employment contracts or benefit plans that have been delivered to Acquiror other than employees or former employees who are “at will” employees and who are otherwise not subject to the Company Benefit Plans.

(l) Each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms without any liability to Acquiror or its ERISA Affiliates.

Section 3.13 Compliance with Legal Requirements. The Company and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses. The Company and each of its Subsidiaries is, and at all times since January 1, 2013, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2013, any written notice or other written communication from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 3.14 Legal Proceedings; Orders.

(a) Since January 1, 2013, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any of their respective assets, businesses, current or former directors or executive officers, or the Contemplated Transactions, that have not been fully satisfied or terminated. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.

(b) Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, none of the foregoing has been threatened by any Regulatory Authority.

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Section 3.15 Absence of Certain Changes and Events. Since December 31, 2014, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2014, there has not been any:

(a) change in their authorized or issued capital stock; grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected on the Company Financial Statements;

(b) amendment to their articles of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or shareholders with respect to the same;

(c) payment or increase of any bonus, salary or other compensation to any of their directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then-existing Company Benefit Plan or except as reflected on the Company Financial Statements, or entry into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;

(d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Company Benefit Plan;

(e) damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $50,000;

(f) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g) except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the annual payment by the Bank of more than $25,000 in the aggregate;

(h) Company Loan or commitment to make any Company Loan other than in the Ordinary Course of Business;

(i) Company Loan or commitment to make, renew, extend the term or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”;

(j) incurrence by them of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

(k) sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of their material assets or properties, except: (i) for Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;

(l) cancellation or waiver by them of any claims or rights with a value in excess of $50,000;

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(m) any investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by the Company or any of its Subsidiaries) individually or in the aggregate exceeding $50,000;

(n) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(o) transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p) material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of their business or operations, except for such changes as may be required in the opinion of the management of the Company or its Subsidiaries, as applicable, to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities or other than in the Ordinary Course of Business;

(q) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r) discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s) entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $50,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;

(t) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(u) hiring of any employee with an annual salary in excess of $50,000;

(v) any written agreement or, to the Knowledge of the Company, any oral agreement, by it to do any of the foregoing; or

(w) event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.16 Material Contracts. Except for Contracts evidencing Company Loans made by the Bank in the Ordinary Course of Business, Section 3.16 of the Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a “Company Material Contract”), true, complete and correct copies of each of which have been delivered or made available to Acquiror:

(a) all interests in real property owned by them, including OREO, and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which it is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office;

(b) all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

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(c) each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of an annual amount of $25,000;

(d) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of it in excess of an annual amount of $25,000;

(e) each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its Subsidiaries;

(f) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $25,000);

(g) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(h) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(i) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(j) each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its subsidiaries to engage in any line of business or to compete with any Person;

(k) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l) each employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to any director or executive officer of the Bank;

(m) the name of each Person who is or would be entitled pursuant to any Contract or Company Benefit Plan to receive any payment from the Bank as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(n) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Bank to be responsible for consequential damages;

(o) each Contract for capital expenditures in excess of $25,000;

(p) each warranty, guaranty or other similar undertaking with respect to contractual performance extended by Company or any of its Subsidiaries other than in the Ordinary Course of Business;

(q) each Company Benefit Plan; and

(r) each amendment, supplement and modification in respect of any of the foregoing.

Section 3.17 No Defaults. Each Company Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency,

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reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2013, any written notice or other communication (or, to the Knowledge of the Company, oral) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 3.18 Insurance. Section 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held by the Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true and correct copies of which have been made available to Acquiror. The Company and its Subsidiaries are insured with licensed insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past three (3) years that individually or in the aggregate exceed $25,000 and the current status of such claims. All such claims have been filed in due and timely fashion. None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past three (3) years.

Section 3.19 Compliance with Environmental Laws. There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean up, removal or some other remedial action under any Environmental Law. The Company and each Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations. To the Knowledge of the Company, the real property that the Bank owns as OREO complies with all Environmental Laws.

Section 3.20 Transactions with Affiliates. No officer or director of the Company or any of its Subsidiaries, any Immediate Family Member of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve has: (a) any Company Loan or any other agreement with the Company or any of its Subsidiaries; or (b) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of the Company or any of its Subsidiaries.

Section 3.21 Brokerage Commissions. Except for fees payable to Piper Jaffray & Co. pursuant to an engagement letter as set forth on Section 3.21 of the Company Disclosure Schedules, none of the Company or its

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Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 3.22 Approval Delays. To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Bank’s most recent CRA rating was “satisfactory” or better.

Section 3.23 Labor Matters.

(a) There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in substantial compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

Section 3.24 Intellectual Property. Each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service market, trade name or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

Section 3.25 Investments.

(a) Section 3.25(a) of the Company Disclosure Schedules includes a complete and correct list and description as of September 30, 2015, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Investment Securities”); and (ii) any such Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Permitted Exceptions and except to the extent such Investment Securities are pledged in the Ordinary Course of Business

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consistent with prudent banking practices to secure obligations of the Company or the Bank. The Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.

(b) Except as may be imposed by applicable securities laws, none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or a Subsidiary to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or a Subsidiary is a party, the Company or the Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c) None of the Company or its Subsidiaries has sold or otherwise disposed of any Investment Securities in a transaction in which the acquiror of such Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or a Subsidiary to repurchase or otherwise reacquire any such Investment Securities.

(d) There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which the Company or its Subsidiaries is bound.

Section 3.26 Trust Preferred Securities. The Company has performed, or has caused the Trust to perform, all of the obligations required to be performed by it and is not in default or deferral under the terms of the Trust Debentures or the Trust Preferred Securities or any agreements related thereto.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as Previously Disclosed, Acquiror and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization. Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Acquiror; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Acquiror Articles of Incorporation and the Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement. Acquiror has no Subsidiaries other than as set forth in the Acquiror SEC Reports.

Section 4.2 Merger Sub Organization. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Merger Sub has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in the State of Wisconsin. The articles of organization and the operating agreement of Merger Sub and all amendments thereto, which are included in Section 4.2 of the Acquiror Disclosure Schedules, have been made available to the Company, are true, complete and correct and in full force and effect as of the date of this Agreement.

Section 4.3 Authorization; Enforceability. Acquiror and Merger Sub have the requisite corporate power and authority to enter into and perform their respective obligations under this Agreement. The execution,

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delivery and performance of this Agreement by Acquiror and Merger Sub, and the consummation by them of their respective obligations under this Agreement, have been authorized by all necessary corporate action, subject to the receipt of the Requisite Regulatory Approvals, and this Agreement constitutes a legal, valid and binding obligation of Acquiror and Merger Sub enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 4.4 No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation, articles of organization or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, shareholders, manager or members of, Acquiror, Merger Sub or any other of its Subsidiaries; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Acquiror Material Contract; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Acquiror or any of its Subsidiaries. Except for the Requisite Regulatory Approvals, none of Acquiror, Merger Sub or any other Subsidiary of Acquiror is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5 Acquiror Capitalization.

(a) The authorized capital stock of Acquiror currently consists exclusively of: (i) 50,000,000 shares of Acquiror Common Stock, of which, as of September 30, 2015 (the “Acquiror Capitalization Date”), 5,733,919 shares were issued and outstanding, and 409,770 shares were held in the treasury of Acquiror; and (ii) 600,000 shares of Acquiror’s preferred stock, $0.01 par value per share (the “Acquiror Preferred Stock”), of which: (x) 15,000 shares were designated as Series B Nonvoting Noncumulative Perpetual Preferred Stock, 8,000 of which were issued and outstanding; (y) 15,000 shares were designated as Noncumulative Perpetual Preferred Stock, Series C, 15,000 of which were issued and outstanding; and (z) 570,000 shares were not designated nor outstanding as of the Company Capitalization Date. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of Acquiror on any matter. All of the issued and outstanding shares of Acquiror Capital Stock have been, and those shares of Acquiror Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid and nonassessable.

(b) As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for: (i) 423,566 shares of Acquiror Common Stock reserved for issuance in connection with stock options under the Acquiror Benefit Plans; and (ii) 156,644 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under the Acquiror Benefit Plans.

(c) Except pursuant to the Acquiror Benefit Plans as set forth herein, there are, as of the date of this Agreement, no outstanding Contracts, options, agreements or other rights obligating Acquiror or any of its Subsidiaries to purchase or acquire any shares of capital stock of Acquiror.

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Section 4.6 Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.

(a) Acquiror has timely filed all Acquiror SEC Reports, and all such Acquiror SEC Reports have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(b) The audited consolidated financial statements contained or incorporated by reference in Acquiror’s Annual Report on Form 10-K for the year ended December 31, 2014, and the unaudited interim financial statements included in Acquiror’s most recent Quarterly Report on Form 10-Q (collectively, the “Acquiror Financial Statements”) have been prepared in conformity with GAAP applied on a consistent basis, and, together with the notes thereto, present fairly the consolidated financial position of Acquiror and its Subsidiaries at the dates shown and the consolidated results of their operations, changes in shareholders’ equity and cash flows for the periods then ended. The interim financial statements as of, and for, the periods ending after December 31, 2014 included in Acquiror’s most recent Quarterly Report on Form 10-Q, as filed with the SEC, included all adjustments necessary for a fair presentation of the financial position of Acquiror and its subsidiaries and the results of their operations for the interim periods presented, subject to normal, recurring year-end adjustments and the omission of footnote disclosure.

(c) Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since November 11, 2014, with all applicable federal or state securities or banking authorities. Such forms, reports and documents: (i) complied with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(d) The allowance for loan losses shown on each of the balance sheets contained in the Acquiror SEC Reports was, in the reasonable judgment of management of Acquiror, adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible losses, net of recoveries relating to loans previously charged-off, on loans outstanding as of the applicable date of such balance sheet.

Section 4.7 Legal Requirements. Acquiror and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses. Each of Acquiror and each of its Subsidiaries is, and at all times since January 1, 2013, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Neither Acquiror nor any of its Subsidiaries has received, at any time since January 1, 2013, any written notice or other written communication from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 4.8 Regulatory Matters. Neither Acquiror nor any of its Subsidiaries has received any notice or communication from any state or federal banking Regulatory Authority indicating that such agency or authority would, and Acquiror has no reason to believe any such agency or authority would, object to, or withhold any

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approval or consent necessary for, the consummation by Acquiror of the Contemplated Transactions. There are no pending or, to the Acquiror’s Knowledge, threatened Proceedings against Acquiror or any of its Subsidiaries that would affect Acquiror’s ability to obtain the regulatory approvals required in order to consummate the Contemplated Transactions.

Section 4.9 Absence of Certain Changes and Events. Since December 31, 2014, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.

Section 4.10 Brokerage Commissions. Except for fees payable to Stephens Inc., neither Acquiror nor Merger Sub has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 4.11 Legal Proceedings; Orders.

(a) Since January 1, 2013, there have been, and currently are, no Proceedings or Orders pending, entered into or, to Acquiror’s Knowledge, threatened against or affecting Acquiror or any of its assets, businesses, current or former directors or executive officers or the Contemplated Transactions, that have not been fully satisfied or terminated. No officer, director, employee or agent of Acquiror or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any of its Subsidiaries as currently conducted.

(b) Neither Acquiror nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. None of the foregoing has been threatened by any Regulatory Authority.

Section 4.12 Approval Delays. To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Acquiror Bank’s most recent CRA rating was “satisfactory” or better.

Section 4.13 Consents and Approvals. The Acquiror Board (at a meeting called and duly held) approved and adopted this Agreement. Except as set forth in Section 4.13 of the Acquiror Disclosure Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of Acquiror or Merger Sub in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the completion by Acquiror and Merger Sub of the transactions contemplated hereby or thereby.

Section 4.14 Taxation of the Merger. Neither the Acquiror nor any of its Subsidiaries has taken any action or agreed to take any action that would preclude the Merger from qualifying as a reorganization in accordance with Section 368(a) of the Code and, to the Knowledge of Acquiror, there are no agreements or arrangements to which Acquiror or any Subsidiary of Acquiror is a party that would prevent the Merger from so qualifying.

Section 4.15 Due Diligence. Acquiror acknowledges that it was afforded the opportunity to perform such examination of the Company and its Subsidiaries as it deems necessary or desirable.

Section 4.16 Funding of Purchase Price. Acquiror has equity sufficient to complete the Contemplated Transactions and has no Knowledge of any fact or circumstance which could reasonably be anticipated to adversely affect the availability of sufficient sources of funds to pay the Per Share Cash Consideration at Closing.

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Section 4.17 Proxy Statement. None of the information with respect to Acquiror or Merger Sub that Acquiror or any its Representatives furnishes in writing to the Company expressly for use in the Proxy Statement will, at the date such Proxy Statement is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

THE COMPANY’S COVENANTS

Section 5.1 Access.

(a) During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary solely for the purposes of determining of the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable review of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or review shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege or the disclosure of any regulatory information which is deemed confidential as a matter of law). No review by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information the disclosure of which to Acquiror, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b) The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors of the Company and the Bank and Committees of the board of directors of each of the Company and the Bank or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege or the disclosure of any regulatory information which is deemed confidential as a matter of law).

(c) All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain letter agreement dated July 17, 2015, between Acquiror and the Company (the “Confidentiality Agreement”).

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Section 5.2 Operation of the Company and Company Subsidiaries.

(a) Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by any applicable Legal Requirement, or with the prior written consent of Acquiror, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company, Merger Sub or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b) Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by any applicable Legal Requirement, or with the prior written consent of Acquiror, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:

(i) other than pursuant to the terms of a Contract to which the Company is party, each as outstanding on the date of this Agreement: (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Common Stock; or (B) permit any additional shares of Company Common Stock to become subject to new grants;

(ii)(A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Common Stock (other than dividends from its wholly-owned Subsidiaries to the Company or another of the Company’s wholly-owned Subsidiaries); or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Common Stock;

(iii) amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of the Company Common Stock or rights associated therewith or any outstanding instrument of indebtedness, except as otherwise required by this Agreement;

(iv) enter into loan transactions not in accordance with, or consistent with, past practices of the Bank;

(v)(A) enter into any new credit or new lending relationships that would require an exception to the Bank’s loan policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such loan policy; or (B) other than incident to a reasonable loan restructuring, renewal or modification, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;

(vi) maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);

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(vii) fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;

(viii) sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;

(ix) buy or sell any security held, or intended to be held, for investment not in accordance with its current investment policy;

(x) acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity;

(xi) amend the Company Certificate of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;

(xii) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(xiii) except as permitted by this Agreement or as required by any applicable Legal Requirement, the terms of any Company Benefit Plan existing as of the date hereof or year-end cash and Equity-Based Awards to employees consistent with past practices: (A) increase in any manner the compensation or benefits of any of the current or former directors or employees of the Company or its Subsidiaries (collectively, “Company Employees”), other than increases to Company Employees in the Ordinary Course of Business; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), other than any extension (or initial contract with newly hired employees) that ends not later than the Effective Time; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans except as set forth in such Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Legal Requirement;

(xiv) incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

(xv) enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

(xvi) settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $50,000 and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

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(xvii) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xviii) make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return; or

(xix) agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2.

Section 5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, the Company shall, and shall cause each of its Subsidiaries to, refrain, without the prior written consent of Acquiror, from taking any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.15 is likely to occur.

Section 5.4 Advice of Changes. Between the date of this Agreement and Closing, the Company shall promptly notify Acquiror in writing if the Company attains Knowledge of any fact or condition that causes or constitutes any of the representations and warranties of the Company as of the date of this Agreement to become untrue or inaccurate in any material respect, or if the Company attains Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause any such representation or warranty to become untrue or inaccurate in any material respect had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Company Disclosure Schedules if the Company Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to Acquiror a supplement to the Company Disclosure Schedules specifying such change. A matter identified in a supplement to the Company Disclosure Schedules that causes any warranty or representation to be breached shall not by itself cure or be deemed to cure such breach as of the Closing Date. During the same period, the Company will promptly notify Acquiror of the occurrence of any breach of any covenant of the Company in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 8 impossible or unlikely.

Section 5.5 Other Offers. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company will not, and will cause each of its Subsidiaries and their respective Representatives not to, solicit, initiate or knowingly encourage any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, any Person (other than Acquiror) relating to any potential Acquisition Transaction. Notwithstanding the foregoing, in the event that the Company Board (or applicable committee) determines in good faith and after consultation with outside legal counsel that (a) an Unsolicited Proposal constitutes or is reasonably likely to result in a Superior Proposal and (b) the failure to take any such action with respect to such Unsolicited Proposal is reasonably likely to result in a breach of its fiduciary duties under any applicable Legal Requirement, the Company and its Representatives may: (i) furnish information with respect to the Company and its Subsidiaries to such Person making such Unsolicited Proposal pursuant to a customary confidentiality agreement; (ii) participate in discussions or negotiations regarding such Unsolicited Proposal; and (iii) terminate this Agreement in order to enter into an agreement with respect to such Unsolicited Proposal if, in the cause of clause (iii), the Company Board (or applicable committee) determines that such Unsolicited Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.5 unless and until (x) five (5) Business Days have elapsed following the delivery to Acquiror of a written notice of such determination by the Company Board (or applicable committee) and, during such five (5) Business-Day period, the Company engages in good faith negotiations with Acquiror (if Acquiror so desires) so that the Unsolicited

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Proposal ceases to constitute a Superior Proposal, and (y) at the end of such five (5) Business-Day period, the Company Board (or applicable committee) continues, in good faith and after consultation with outside legal counsel, to believe the Unsolicited Proposal at issue constitutes a Superior Proposal. In addition to the foregoing obligations of the Company, the Company shall promptly advise Acquiror orally and subsequently in writing of any request for information with respect to any Unsolicited Proposal or the Company’s receipt of an Acquisition Proposal, the material terms and conditions of such request or Unsolicited Proposal and the identity of the Person making such request or Unsolicited Proposal. The Company shall keep Acquiror reasonably informed of the status and material terms (including amendments or proposed amendments) of any such request or Unsolicited Proposal, including the status of any discussions or negotiations with respect to any Superior Proposal.

Section 5.6 Shareholders’ Meeting. The Company shall, as promptly as reasonably practicable after the Registration Statement has been declared effective, take all action necessary, including as required by and in accordance with the WBCL, the Company Articles of Incorporation and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approval. The Company and the Company Board will use their reasonable best efforts to obtain from its shareholders the votes required by the WBCL in favor of the adoption of this Agreement. Except as otherwise provided in this Section 5.6, the Proxy Statement shall include the recommendation of the Company Board that the Company’s shareholders vote in favor of the adoption of this Agreement, and the Company Board will not withdraw, qualify or modify (or publicly propose or resolve to withdraw, qualify or modify), in a manner adverse to Acquiror, the Company Board’s recommendation to the Company’s shareholders that the Company’s shareholders vote in favor of the adoption of this Agreement (an “Adverse Recommendation”). However, if, at any time prior to the time the Company Shareholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith that the failure to effect an Adverse Recommendation would reasonably be expected to result in a violation of its fiduciary duties under Wisconsin law, then, in submitting this Agreement at the Company Shareholders’ Meeting, the Company Board may do one or more of the following: (a) submit this Agreement without recommendation, in which case the Company Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto; or (b) make an Adverse Recommendation or publicly propose or resolve to make an Adverse Recommendation, in which case the Company Board may include such Adverse Recommendation.

Section 5.7 Information Provided to Acquiror. The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion or that is included in the Registration Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement, at the time of the Company Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 5.8 Operating Functions. Subject to any limitations imposed by any Regulatory Authority, the Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Acquiror Bank (including the former operations of the Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Date or such later date as Acquiror may decide. The Company shall take any action Acquiror may reasonably request prior to the Effective Time to facilitate the combination of the

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operations of the Bank with Acquiror Bank, which shall be at no cost to the Company or the Bank for such actions not specifically required by this Agreement. Without limiting the foregoing, the Company shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of the Company and Acquiror shall meet from time to time as the Company or Acquiror may reasonably request, to review the financial and operational affairs of the Company and the Bank, and the Company shall give due consideration to Acquiror’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement: (a) neither Acquiror nor Acquiror Bank shall under any circumstance be permitted to exercise control of the Company, the Bank or any of the Company’s other Subsidiaries prior to the Effective Time; (b) neither the Company nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither the Company nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 5.9 Insider Agreements.

(a) Concurrently with the execution and delivery of this Agreement, the Company shall cause to be executed and delivered to Acquiror a voting and support agreement, in the form attached hereto as Exhibit A, approving this Agreement and the consummation of the Contemplated Transactions, executed by each member of the Company Board.

(b) Concurrently with the execution and delivery of this Agreement, the Company shall cause to be executed and delivered to Acquiror a non-competition agreement, in the form attached hereto as Exhibit B, executed by each member of the Company Board.

Section 5.10 Company Benefit Plans. At the request of Acquiror made not later than 30 calendar days before the Closing, the Company will take all appropriate and legally permissible action to amend or terminate, prior to the Effective Time, any Company Benefit Plan; provided that the winding up of such Company Benefit Plan may occur after the Effective Time. Prior to the Effective Time, the Company shall accrue the costs associated with any payments due under any Company Benefit Plan based upon the occurrence of the Contemplated Transactions, including without limitation any change of control or severance agreements, retention or stay bonus programs, or other similar arrangements, subject, however, to the provisions of Section 8.15 of this Agreement.

Section 5.11 Title to Real Estate. As soon as practical after the date hereof, but in any event no later than sixty (60) days after the date hereof, the Company shall obtain and deliver to Acquiror, with respect to all interests in real property owned by the Company and its Subsidiaries, other than property carried as OREO, an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by a title insurance company that is reasonably acceptable to Acquiror, showing fee simple title in the Company or its Subsidiary in such real property with coverage over all standard exceptions (other than those exceptions that a title company will only delete if a survey is provided to the title company) and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for any Permitted Exceptions. The cost of obtaining any preliminary report of title discussed in this Section 5.11 shall be borne by the Company. With respect to the property carried as OREO, the Company shall provide reasonably acceptable written proof of ownership by the Company and its Subsidiaries of such OREO property.

Section 5.12 Surveys. Acquiror may, in its discretion, within forty-five (45) days after the date hereof, obtain at Acquiror’s expense a current American Land Title Association survey of any or all parcels of real property owned by the Company and its Subsidiaries, other than property carried as OREO, disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

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Section 5.13 Environmental Investigation.

(a) Acquiror may, in its discretion, within forty-five (45) days after the date of this Agreement, obtain at Acquiror’s expense, a Phase I environmental site assessment to be delivered only to Acquiror for each parcel of real property in which the Company or any of its Subsidiaries holds an interest (each a “Phase I Report”), conducted by an independent professional consultant reasonably acceptable to Acquiror to determine if any real property in which the Company or any of its Subsidiaries holds any interest contains or gives evidence of any adverse environmental condition or any violations of Environmental Laws on any such property. If a Phase I Report discloses any violations or adverse environmental conditions, or reports a reasonable suspicion thereof, then Acquiror may promptly obtain, at the Acquiror’s expense, a Phase II environmental report with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those violations or conditions in accordance with applicable Legal Requirements (each a “Phase II Report,” and collectively referred to with the associated Phase I Report, an “Environmental Report”). Acquiror shall have no duty to act upon any information produced by an Environmental Report for the benefit of the Company or any of its Subsidiaries or any other Person, but shall provide such information to the Company upon the Company’s request.

(b) Upon receipt of the estimate of the costs of all follow-up work to an Environmental Report, Acquiror and the Company shall attempt to agree upon a course of action for remediation of any adverse environmental condition or violation suspected, found to exist, or that would tend to be indicated by an Environmental Report. The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the “Remediation Cost.” If the aggregate Remediation Cost for the total parcels of property in which the Company or its Subsidiaries holds an interest exceeds $500,000, Acquiror or the Company may, at its sole option, terminate this Agreement. In any event, the Remediation Cost shall be accrued by the Company prior to Closing and reflected on the Closing Balance Sheet.

Section 5.14 Additional Accruals and Reserves. At Acquiror’s request, the Company will cause the Bank to establish such additional accruals and reserves as may be necessary to conform the Bank’s accounting and credit loss reserve practices and methods to those of Acquiror and Acquiror’s plans with respect to the conduct of the Bank’s business after the Merger; provided that no such additional accruals or reserves will impact the calculation of Adjusted Tangible Equity as contemplated under Section 8.15; and provided further, that Acquiror acknowledges that establishing such accruals and reserves and provision for such costs and expenses will not (a) be deemed to cause the Company Financial Statements to have been prepared other than in accordance with GAAP, (b) constitute or result in a Material Adverse Effect with respect to the Company, or (c) constitute a breach of any provision of this Agreement by the Company.

Section 5.15 Payment of Outstanding Indebtedness. On or before the Closing Date, the Company shall repay or cause to be repaid the outstanding indebtedness of the Company to BMO Harris Bank, N.A., the Federal Home Loan Bank of Chicago and the Federal Reserve Bank of Chicago, including all accrued and unpaid interest.

ARTICLE 6

ACQUIROR’S COVENANTS

Section 6.1 Advice of Changes. Between the date of this Agreement and Closing, Acquiror shall promptly notify the Company in writing if Acquiror attains Knowledge of any fact or condition that causes any of the representations and warranties of Acquiror as of the date of this Agreement to become untrue or inaccurate in any material respect, or if Acquiror attains Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause any such representation or warranty to become untrue or inaccurate in any material respect had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Acquiror will

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promptly notify the Company of the occurrence of any breach of any covenant of Acquiror in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

Section 6.2 Director and Officer Indemnification and Insurance.

(a) From and after the Effective Time, each of Acquiror and the Surviving Entity, or its successors, shall indemnify and hold harmless, to the fullest extent permitted under applicable Legal Requirements, each current or former director, officer or employee of the Company or any of its Subsidiaries or fiduciary of the Company or any of its Subsidiaries under any Company Benefit Plans (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time. Acquiror shall also advance expenses incurred by an Indemnified Party in each such case, upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

(b) For a period of six (6) years after the Effective Time or, if such term coverage is not available, such other maximum period of coverage available, Acquiror shall maintain in effect at its expense the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time; provided, however, that in no event shall Acquiror be required to expend in the aggregate an amount in excess of 375% of the amount of the aggregate premiums paid by the Company for fiscal year 2015 for such purpose and, if Acquiror is unable to obtain such policy (or substitute policy) as a result of this proviso, Acquiror shall obtain as much comparable insurance and for as long a period of time as is available following the Effective Time by payment of such amount; provided further, that: (i) Acquiror or the Company, with the consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed, may substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof; or (ii) Acquiror may request that the Company obtain such extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time).

(c) The provisions of this Section 6.2 shall survive consummation of the Merger and Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives. In the event Acquiror or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Acquiror and its successors and assigns assume the obligations set forth in this Section 6.2.

Section 6.3 Acquiror Board. Acquiror shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the Acquiror Bylaws, the number of directors constituting the Acquiror Board shall be increased by two (2) directors. The Company shall designate two (2) directors to serve as directors on the Acquiror Board to fill the vacancies created by such increase as of the Effective Time, each of whom shall have served as a director of the Company immediately prior to the Effective Time and each of whom shall be reasonably agreeable to Acquiror and satisfy the criteria set forth by Acquiror Board’s nominating and governance committee. Such directors shall serve until their successors shall have been elected or appointed and shall have qualified in accordance with the WBCL and the Acquiror Articles of Incorporation and Acquiror Bylaws.

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Section 6.4 Stock Exchange Listing. Acquiror shall use its reasonable best efforts to cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the NASDAQ Global Market prior to the Closing Date.

Section 6.5 Executive Officers. Effective as of immediately prior to the Effective Time, the Company shall terminate the change in control agreements of the Company’s executive officers, preserving by contract the restrictive covenants of Section 3 thereunder, and pay, or provide for payment of, in full consideration for such cancellations the amounts Previously Disclosed to Acquiror; provided that, in the event that the amounts Previously Disclosed to Acquiror, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of such Code, then the amounts Previously Disclosed to Acquiror shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code. Any such Previously Disclosed amounts not paid on or before the Effective Time shall be paid by Acquiror within ten (10) business days following the Effective Time. It is the intent of the parties, but not a requirement, that prior to the Closing Date, Acquiror shall enter into an employment agreement with each of Messrs. Hodgkiss, Kasdorf and Kohlmeyer, with such employment agreements to be effective as of the Effective Time.

ARTICLE 7

COVENANTS OF ALL PARTIES; ADDITIONAL AGREEMENTS

Section 7.1 Regulatory Approvals. Acquiror and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare and make all appropriate filings for and effect and obtain all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of Acquiror, Merger Sub and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions. Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions (but excluding any information contained therein regarding Acquiror and its business or operations for which confidential treatment has been or will be requested).

Section 7.2 SEC Registration. As soon as practicable following the date of this Agreement, the Company and Acquiror shall prepare and Acquiror shall file with the SEC the Registration Statement, in which the Proxy Statement will be included. Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the issuance of Acquiror Common Stock in connection with the Merger, and

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each party shall furnish all information concerning itself and its shareholders as may be reasonably requested in connection with any such action. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Acquiror shall use reasonable best efforts to respond (with the assistance of the Company) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event, and each party shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. The Company shall provide all information with respect to the Company that is required in the Registration Statement and subsequent filings with the SEC, including, if required, audited financial statements of the Company, and Acquiror shall pay the Audit Expenses.

Section 7.3 Publicity. Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that Acquiror and the Company may, without the prior consent of the other, issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the NASDAQ Rules.

Section 7.4 Reasonable Best Efforts; Cooperation. Each of Acquiror and the Company agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.

Section 7.5 Employees and Employee Benefits.

(a) All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing, except for such individuals who shall have entered into an employment agreement with Acquiror prior to the Effective Time, (“Covered Employees”) shall automatically become employees of Acquiror as of the Closing for the purposes of the Acquiror Benefit Plans and shall receive credit for unused vacation time and their years of service with the Company in calculating their vacation time under Acquiror’s applicable paid time off policies. As soon as administratively practicable following the Closing, Acquiror shall, or shall cause the Surviving Entity to, maintain employee benefit plans and compensation opportunities for the benefit of Covered

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Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; (ii) until such time as Acquiror shall cause the Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in the corresponding Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan); and (iii) if any Covered Employee is terminated by Acquiror without cause on or before the first anniversary of the Closing and is not entitled to contractual severance or change in control benefits, such Covered Employee shall be provided with severance benefits as described in Section 7.5 of the Acquiror Disclosure Schedules.

(b) For all purposes (other than purposes of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c) In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall, or shall cause the Surviving Entity to, use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Section 7.6 Tax Free Reorganization.

(a) The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of Company and Acquiror shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) As of the date hereof, Company does not know of any reason: (i) why it would not be able to deliver to counsel to Company and counsel to Acquiror, at the date of the legal opinions referred to in Sections 8.9 and 9.8, certificates substantially in compliance with IRS published advance ruling guidelines, with

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reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to Acquiror and counsel to Company to deliver the legal opinions contemplated by Sections 8.9 and 9.8, respectively, and Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Company would not be able to deliver the opinion required by Section 9.8. Company will deliver such certificates to counsel to Company and counsel to Acquiror.

(c) As of the date hereof, Acquiror does not know of any reason: (i) why it would not be able to deliver to counsel to Acquiror and counsel to Company, at the date of the legal opinions referred to in Sections 8.9 and 9.8, certificates substantially in compliance with the IRS Guidelines, to enable counsel to Acquiror and counsel to Company to deliver the legal opinions contemplated by Sections 8.9 and 9.8, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Acquiror would not be able to deliver the opinion required by Section 8.9. Acquiror will deliver such certificates to counsel to Acquiror and counsel to Company.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR AND MERGER SUB

The obligations of Acquiror and Merger Sub to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror and Merger Sub at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror and Merger Sub, in whole or in part):

Section 8.1 Accuracy of Representations and Warranties. Each of the representations and warranties contained in Article 3 that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and warranties contained in Article 3 that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, they shall be tested as of such earlier date.

Section 8.2 Performance by the Company. The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 8.3 Shareholder Approvals. The Company Shareholder Approval shall have been obtained. The total number of the Dissenting Shares shall be no greater than seven and one-half percent (7.5%) of the number of shares of Company Common Stock outstanding as of the Closing Date.

Section 8.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Company or any of its Subsidiaries any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

Section 8.5 Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and there shall not be any action taken, or any Legal Requirement enacted, entered, enforced or deemed applicable to the Contemplated Transactions, by any Regulatory Authority, in connection with the grant of a Requisite Regulatory Approval, which shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected to materially restrict or burden Acquiror: (a) in connection with the Contemplated Transactions; or (b) with respect to the business or operations of Acquiror or any of its Subsidiaries.

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Section 8.6 Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 8.7 Officers’ Certificate. Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Sections 8.1 and 8.2.

Section 8.8 Opinion of Counsel. Acquiror shall have received the opinion of Boardman & Clark LLP, counsel for the Company, dated as of the Closing Date, and in form substantially similar to Exhibit C.

Section 8.9 Tax Opinion. Acquiror shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, in form and substance reasonably satisfactory to Acquiror, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of Acquiror and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code; and (c) no gains or loss will be recognized by Acquiror or Merger Sub in the Merger.

Section 8.10 Supplemental Indenture. The Company shall deliver, or cause to be delivered, to Acquiror an assignment and assumption agreement or supplemental indenture, in a form satisfactory to the trustee of the Trust and Acquiror, to effectuate the TRUPS Assumption, for the Trust, assigning all of the Company’s covenants, agreements and obligations under the Trust Debentures to Acquiror (the “Supplemental Indenture”), signed by a duly authorized officer of the Company, and any and all other documentation and consents required by the trustee of the Trust. Furthermore, the Company shall have paid, in full, all interest payments due and outstanding on the Trust Preferred Securities.

Section 8.11 No Material Adverse Effect. From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 8.12 Consents. The Company shall have obtained or caused to be obtained (a) all written consents, if any, required under the Company Material Contracts, and (b) all other written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement.

Section 8.13 Stock Exchange Listing. The shares of Acquiror Common Stock to be issued or reserved for issuance in connection with the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

Section 8.14 Other Documents. Acquiror shall have received at the Closing such other customary documents, certificates, or instruments as reasonably requested by Acquiror and its counsel evidencing compliance by the Company with the terms and conditions of this Agreement, including good standing certificates, certificates of Regulatory Authorities and secretary certificates.

Section 8.15 Adjusted Tangible Equity.

(a) Within five (5) Business Days prior to the Closing Date, the Company shall have delivered to Acquiror a closing balance sheet for Company as of the Closing Date reflecting the Company’s good faith estimate of the accounts of the Company and its Subsidiaries, as applicable, as of the Closing Date (which, for the avoidance of doubt, shall include net income estimated to be earned by the Company and the Bank through and including the Closing Date), prepared in conformity with past practices and policies of Company and its Subsidiaries and in accordance with GAAP applied on a basis consistent with the preparation of the Company

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Financial Statements. The closing balance sheet shall reflect tangible shareholders’ equity as adjusted to reflect the following adjustments, specification and changes: (i) the impact of the accumulated other comprehensive income shall be excluded; (ii) the after-tax impact of any realized gains or losses on securities sold by Company after September 30, 2015 shall be disregarded; and (iii) the after-tax impact of all Transaction Expenses (the “Adjusted Tangible Equity”). For purposes of the calculation of the Adjusted Tangible Equity, “Transaction Expenses” shall include, without limitation, investment banking fees, legal fees, accounting fees (excluding the Audit Fees), costs associated with mailing the Proxy Statement, any Environmental Costs as set forth in Section 5.13(b), costs associated with the termination of Company Material Contracts (with the exception of the data processing contracts and data processing de-conversion fees), deferred compensation plans and associated stock appreciation rights (with the exception of any payments owed under any change-in-control agreements existing as of the date of this Agreement, employee stay bonuses or retention payments, and the premium for director and officer insurance tail coverage all of which shall not be included in the adjustment). Acquiror shall have had an opportunity to review and comment on such estimated balance sheet. Such estimated closing balance sheet, as revised to reflect any comments agreed to by Company and Acquiror, is referred to as the “Closing Balance Sheet”.

(b) If the Closing Balance Sheet reflects an Adjusted Tangible Equity equal to or greater than $23,000,000 (the “Minimum Adjusted Tangible Equity”), then there will be no adjustment to the Merger Consideration. If the Closing Balance Sheet reflects an Adjusted Tangible Equity less than the Minimum Adjusted Tangible Equity, the Merger Consideration shall be reduced dollar-for-dollar by an amount equal to the amount of such shortfall. Any such reduction shall be allocated equally to the cash and the stock portions of the Merger Consideration.

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ARTICLE 9

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

Section 9.1 Accuracy of Representations and Warranties. Each of the representations and warranties contained in Article 4 that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and warranties contained in Article 4 that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, they shall be tested as of such earlier date.

Section 9.2 Performance of Acquiror and Merger Sub. Acquiror and Merger Sub shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing Date.

Section 9.3 Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 9.4 Shareholder Approvals. The Company Shareholder Approval shall have been obtained.

Section 9.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Acquiror or any of its Subsidiaries any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on Acquiror.

Section 9.6 Officers’ Certificate. The Company shall have received a certificate signed on behalf of Acquiror and Merger Sub by an executive officer of Acquiror certifying as to the matters set forth in Sections 9.1 and 9.2.

Section 9.7 Other Documents. The Company shall have received at the Closing such other customary documents, certificates, or instruments as reasonably requested by the Company and its counsel evidencing compliance by Acquiror with the terms and conditions of this Agreement, including good standing certificates, certificates of Regulatory Authorities and secretary certificates.

Section 9.8 Tax Opinion. The Company shall have received a written opinion of RSM US LLP, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of the Company and Acquiror will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by the Company in the merger; and (d) no gain or loss will be recognized by the holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock in the Merger, except to the extent of any cash received in the Merger and any cash received in lieu of fractional shares of Acquiror Common Stock.

Section 9.9 Supplemental Indenture. Acquiror shall deliver, or cause to be delivered, to the Company the Supplemental Indenture, signed by a duly authorized officer of Acquiror and any and all other documentation required by the trustee of the Trust to effectuate the TRUPS Assumption.

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Section 9.10 Stock Exchange Listing. The shares of Acquiror Common Stock to be issued or reserved for issuance in connection with the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

ARTICLE 10

TERMINATION

Section 10.1 Termination of Agreement. This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a) by mutual consent of the Acquiror Board and Company Board, each evidenced by appropriate written resolutions;

(b) by Acquiror if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.5 or Section 5.6, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 8; provided, that such breach or failure is not a result of the failure by Acquiror or Merger Sub to perform and comply in all material respects with any of their obligations under this Agreement that are to be performed or complied with by them prior to or on the date required hereunder;

(c) by the Company if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 9, provided, that such breach or failure is not a result of the failure by the Company to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

(d) by Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; or (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority;

(e) by Acquiror or the Company if the Effective Time shall not have occurred at or before June 30, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

(f) by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;

(g) by Acquiror if the Company materially breaches any of its obligations under Section 5.5 or Section 5.6;

(h) by the Company pursuant to Section 5.5;

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(i) by the Company or Acquiror pursuant to Section 5.13(b); or

(j) by Company, at any time during the five (5) Business Day period commencing on the Determination Date, if and only if both of the following conditions are satisfied:

(i) the Acquiror Market Value as of the Determination Date is less than $14.90 per share; and

(ii) (A) the number obtained by dividing (1) the Acquiror Market Value as of the Determination Date, by (2) $18.62, is less than (B) the number obtained by subtracting 0.20 from the number obtained by dividing (x) the Final Index Price, by (y) the Initial Index Price;

provided, however, that if Company elects to exercise its termination right pursuant to this Section 10.1(j), it shall give written notice to Acquiror. Within five (5) Business Days following receipt of such notice, Acquiror may, at its sole option (the “Fill Option”), offer to increase the cash portion of the Merger Consideration by either the First Trigger Fill or the Second Trigger Fill, in each case subject to adjustment pursuant to Section 2.3(d). If Acquiror elects to exercise its Fill Option pursuant to this Section 10.1(j), it shall give prompt written notice to Company of such election and any references to “Merger Consideration” in this Agreement shall thereafter be deemed to refer to the Merger Consideration as adjusted pursuant to this Section 10.1(j).

If Acquiror or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(j).

Section 10.2 Effect of Termination or Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and, subject to Section 10.3, there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or shareholders, except that the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive the termination hereof.

Section 10.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Subject to Section 10.3(e), if this Agreement is terminated by Acquiror pursuant to Section 10.1(b), then the Company shall pay to Acquiror, within ten (10) Business Days after such termination, the amount of $750,000 by wire transfer of immediately available funds to such account as Acquiror shall designate. Notwithstanding the foregoing, if this Agreement is terminated by Acquiror as a result of the Company’s willful breach of this Agreement, then in addition to recovery of the fee set forth in this Section 10.3(b), Acquiror shall be entitled to recover such other amounts, including consequential damages, as it may be entitled to receive at law or in equity.

(c) If this Agreement is terminated by the Company pursuant to Section 10.1(c), then Acquiror shall pay to the Company, within ten (10) Business Days after such termination, the amount of $750,000 by wire transfer of immediately available funds to such account as the Company shall designate. Notwithstanding the foregoing, if this Agreement is terminated by the Company as a result of Acquiror’s willful breach of this Agreement, then in addition to recovery of the fee set forth in this Section 10.3(c), the Company shall be entitled to recover such other amounts, including consequential damages, as it may be entitled to receive at law or in equity.

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(d) If this Agreement is terminated by Acquiror pursuant to Section 10.1(g) or by the Company pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within ten (10) Business Days after such termination, the amount of $1,150,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate. In no event shall the Company pay the Company Termination Fee on more than one occasion.

(e) If: (i) this Agreement is terminated by Acquiror pursuant to Section 10.1(b) as a result of a willful breach by the Company of this Agreement; and (ii) within twelve (12) months after such termination the Company shall enter into a definitive written agreement with respect to an Acquisition Transaction, the Company shall pay to Acquiror, within ten (10) Business Days after the consummation of such Acquisition Transaction, the Company Termination Fee (less the amount payable by the Company to Acquiror pursuant to Section 10.3(b)) by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, Acquisition Transaction has the meaning ascribed thereto in Section 12.1(k), except that references in that Section to “20%” shall be replaced by “50%.”

ARTICLE 11

MISCELLANEOUS

Section 11.1 Survival. Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

Section 11.2 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Wisconsin applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 11.3 Assignments, Successors and No Third Party Rights. Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.4 Modification. This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Shareholder Approval is obtained; provided, however, that after the Company Shareholder Approval is obtained, there may not be, without further approval of the Company’s shareholders, any amendment of this Agreement that requires further approval under applicable Legal Requirements or decreases the amount of Merger Consideration other than as contemplated in this Agreement. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

Section 11.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the

41

obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (x) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (y) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (z) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.6 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include facsimile communication and electronic mail) and shall be deemed to have been duly given: (a) when delivered by hand; (b) on the next Business Day after deposit with a nationally recognized overnight delivery service (receipt requested); (c) five (5) Business Days after deposit with the U.S. Postal Service by registered or certified U.S. mail (return receipt requested) postage prepaid; (d) upon receipt when sent by facsimile transmission; or (e) upon receipt when sent by electronic mail; to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror, to:

County Bancorp, Inc.

860 North Rapids Road

P.O. Box 700

Manitowoc, Wisconsin 54221-0700

Telephone: (920) 686-5692

Facsimile:   (920) 686-5688

Attention:    Mark A. Miller (mmiller@investorscommunitybank.com)

with copies to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street, Suite 3900

Chicago, Illinois 60606

Telephone: (312) 984-3100

Facsimile:   (312) 984-3150

Attention:    Robert M. Fleetwood (robert.fleetwood@bfkn.com)

If to the Company, to:

Fox River Valley Bancorp, Inc.

5643 Waterford Lane

Appleton, Wisconsin 54913

Telephone: (920) 739-2660

Facsimile:   (920) 739-2698

Attention:    William C. Hodgkiss (bhodgkiss@thebizbank.biz)

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with copies to:

Boardman & Clark LLP

1 S. Pinckney St., Suite 410

Madison, Wisconsin 53701

Telephone: (214) 468-3324

Facsimile:   (214) 740-7120

Attention:    John Knight (jknight@boardmanclark.com)

or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing.

Section 11.7 Entire Agreement. This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 11.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 11.9 Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.10 Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

ARTICLE 12

DEFINITIONS

Section 12.1 Definitions . In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

(a) “Acquiror Articles of Incorporation” means the Amended and Restated Articles of Incorporation of County Bancorp, Inc.

(b) “Acquiror Bank” means Investors Community Bank, a Wisconsin chartered bank headquartered in Manitowoc, Wisconsin, and a wholly-owned subsidiary of Acquiror.

(c) “Acquiror Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock,

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restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which contributions have at any time been made by Acquiror or any of its Subsidiaries or any Acquiror ERISA Affiliate or under which any employee, former employee, director, agent or independent contractor of Acquiror or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefit rights, and for which Acquiror or any of its Subsidiaries has or may have liability, including by reason of having an Acquiror ERISA Affiliate.

(d) “Acquiror Board” means the board of directors of Acquiror.

(e) “Acquiror Bylaws” means the Amended and Restated Bylaws of County Bancorp, Inc.

(f) “Acquiror Capital Stock” means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.

(g) “Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.

(h) “Acquiror Market Value” means, as of any specified date, the volume weighted average closing price of a share of Acquiror Common Stock as reported on the NASDAQ Global Market for the ten (10) consecutive trading days immediately preceding such specified date.

(i) “Acquiror Material Contract” means any Contract or understanding (whether written or oral) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K.

(j) “Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since November 11, 2014.

(k) “Acquisition Transaction” means, with respect to the Company, any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either the Company or the Bank; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either the Company or the Bank; (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that, upon the consummation of such purchase or acquisition, would cause such person or group to become the beneficial owner of securities representing 20% or more of the voting power of the Company or the Bank; or (iv) a tender or exchange offer to acquire securities representing 20% or more of the voting power of the Company.

(l) “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

(m) “Audit Expenses” means the difference between: (i) the fees charged by the Company’s auditor to audit the Company’s year-end financial statements for purposes of filing such financial statements with the SEC; and (ii) the fees paid by the Company for its year-end director’s examination report for the previous fiscal year.

(n) “Bank” means The Business Bank, a Wisconsin chartered bank headquartered in Appleton, Wisconsin, and a wholly-owned subsidiary of the Company.

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(o) “Bank Merger” means the merger of the Bank with and into, and under the charter of, Acquiror Bank.

(p) “Business Day” means any day except Saturday, Sunday and any day on which banks in Wisconsin, are authorized or required by law or other government action to close.

(q) “Code” means the Internal Revenue Code of 1986, as amended.

(r) “Company Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other paid time off, compensation, severance, bonus, profit-sharing or incentive plan or arrangement; (vi) other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, and whether for the benefit of a single individual or more than one (1) individual; or (vii) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vii) of this definition, to which (A) contributions have at any time been made by the Company or any of its Subsidiaries or any Company ERISA Affiliate or under which any employee, former employee, director, agent or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has payment or other benefit rights, and (B) for which the Company or any of its Subsidiaries has or may have liability, including by reason of having a Company ERISA Affiliate.

(s) “Company Board” means the board of directors of the Company.

(t) “Company Bylaws” means the Bylaws of Fox River Valley Bancorp, Inc., as amended.

(u) “Company Articles of Incorporation” means the Articles of Incorporation of Fox River Valley Bancorp, Inc., as amended.

(v) “Company Common Stock” means the common stock, $1.00 par value per share, of the Company.

(w) “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.

(x) “Company Shareholder Approval” means the adoption of this Agreement by the shareholders of the Company, in accordance with the WBCL, the Company Articles of Incorporation and the Company Bylaws.

(y) “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Bank Merger, and (iii) the performance by Acquiror, Merger Sub and the Company of their respective covenants and obligations under this Agreement.

(z) “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(aa) “Control”, “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote 25 percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

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(bb) “CRA” means the Community Reinvestment Act, as amended.

(cc) “Determination Date” means the fifteenth (15th) Business Day prior to the scheduled Closing Date, as extended from time to time.

(dd) “DOL” means the U.S. Department of Labor.

(ee) “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.

(ff) “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

(gg) Equity-Based Awards” means any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards

(hh) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ii) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(jj) “FDIC” means the Federal Deposit Insurance Corporation.

(kk) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(ll) “Final Index Price” means the sum of the Final Prices of each company comprising the Index.

(mm) “Final Price” with respect to any company included in the Index, means the volume weighted average closing price of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten (10) consecutive trading days immediately preceding the Determination Date.

(nn) “First Trigger Fill” shall mean the Aggregate Share Amount multiplied by the difference between (i) $14.90 and (ii) the Acquiror Market Value on the Determination Date.

(oo) “GAAP” means generally accepted accounting principles in the U.S., consistently applied.

(pp) “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

(qq) “Immediate Family Member” means a Person’s spouse, parents, stepparents, children, stepchildren, mothers and fathers-in-law, sons and daughters-in-law, siblings, brothers and sisters-in-law, and any other Person (other than a tenant or employee) sharing such Person’s household.

(rr) “Index” means the SNL U.S. Bank Index.

(ss) “Initial Index Price” means the sum of the Initial Prices of each company comprising the Index.

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(tt) “Initial Price” with respect to any company belonging to the Index, means the volume weighted average closing price of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(uu) “Intangible Assets” means any asset that is considered an intangible asset under GAAP, including, without limitation, any goodwill and any other identifiable intangible assets recorded in accordance with GAAP, but excluding any mortgage servicing assets recorded as an intangible asset.

(vv) “IRS” means the U.S. Internal Revenue Service.

(ww) “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer or chief credit officer of Acquiror or the Company, as the context requires.

(xx) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(yy) “Material Adverse Effect” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence: (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements generally affecting banks, bank holding companies or financial holding companies, and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements, provided, however, that the effects of the conversion of the financial statements of the Company from regulatory accounting practices in the United States to GAAP shall be included in determining whether a Material Adverse Effect has occurred; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; and (D) the effects of the actions expressly permitted or required by this Agreement or that are taken at the direction of or with the prior written consent of the other party in contemplation of the Contemplated Transactions.

(zz) “NASDAQ Rules” means the listing rules of the NASDAQ Global Market.

(aaa) “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(bbb) “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person.

(ccc) “OREO” means real estate owned by a Person and designated as “other real estate owned.”

(ddd) “Outstanding Company Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

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(eee) “PBGC” means the U.S. Pension Benefit Guaranty Corporation.

(fff) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(ggg) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(hhh) “Proxy Statement” shall mean a proxy statement prepared by the Company for use in connection with the Company Shareholders’ Meeting.

(iii) “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

(jjj) “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(kkk) “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions.

(lll) “SEC” means the Securities and Exchange Commission.

(mmm) “Second Trigger Fill” shall mean the Aggregate Share Amount multiplied by the difference between (i) the Second Trigger Price and (ii) the Acquiror Market Value on the Determination Date.

(nnn) “Second Trigger Price” shall mean $18.62 multiplied by the number obtained by subtracting 0.1999 from the number obtained by dividing (i) the Final Index Price by (ii) the Initial Index Price.

(ooo) “Securities Act” means the Securities Act of 1933, as amended.

(ppp) “Subsidiary,” with respect to any Person has the meaning assigned to the term “Significant Subsidiary” in Rule 1-02 or Regulation S-X promulgated under the Exchange Act.

(qqq) “Superior Proposal” means an Unsolicited Proposal that is determined in good faith by the Company Board (or an applicable committee), after consultation with the Company’s financial advisor, to be on terms that are more favorable from a financial point of view to the shareholders of the Company than the Merger and has a reasonable prospect of being consummated in accordance with its terms.

(rrr) “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

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(sss) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(ttt) “Transition Date” means, with respect to any Covered Employee, the date Acquiror or the Surviving Entity commences providing benefits to such employee with respect to each New Plan and that immediately follows the termination of the corresponding Old Plan; provided that in the case of any Company Benefit Plan that Acquiror requires to be terminated on or before the Effective Time under Section 5.10, the Transition Date shall be not later than the Effective Time.

(uuu) “Trust” means Fox River Valley Bancorp Capital Trust I.

(vvv) “Unsolicited Proposal” means an Acquisition Transaction that was not, after the date of this Agreement, solicited, initiated or knowingly encouraged or facilitated by the Company, any of its Subsidiaries or any of their respective Representatives or Affiliates.

(www) “U.S.” means the United States of America.

(xxx) “WBCL” means the Wisconsin Business Corporation Law, as amended.

Section 12.2 Principles of Construction.

(a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b) The schedules of each of the Company and Acquiror referred to in this Agreement (the “Company Disclosure Schedules” and the “Acquiror Disclosure Schedules”, respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the date of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, “Previously Disclosed” means information set

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forth by the Company or Acquiror in the applicable paragraph of its Schedules, or any other paragraph of its Schedules (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Schedule is also applicable to the section of this Agreement in question).

(c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

ACQUIROR:		COMPANY:

COUNTY BANCORP, INC.		FOX RIVER VALLEY BANCORP, INC.

By:	/s/ Timothy J. Schneider	By:	/s/ William C. Hodgkiss

Name:	Timothy J. Schneider	Name:	William C. Hodgkiss
Title:	President	Title:	President and Chief Executive Officer

MERGER SUB:

COUNTY ACQUISITION LLC

By:	County Bancorp, Inc., its sole member and manager

By:	/s/ Timothy J. Schneider

Name:	Timothy J. Schneider
Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of November 19, 2015, by and among County Bancorp, Inc., a Wisconsin corporation (“Acquiror”), Fox River Valley Bancorp, Inc., a Wisconsin corporation (the “Company”), and those directors of the Company whose names appear on the signature page of this Agreement and who own or control the voting of any shares of common stock of the Company (such shareholders collectively referred to in this Agreement as the “Principal Shareholders,” and individually as a “Principal Shareholder”).

RECITALS

A. As of the date hereof, each Principal Shareholder is the owner or controls the vote of the number of shares of the Company’s common stock, $1.00 par value per share (“Company Stock”), as is set forth opposite such Principal Shareholder’s name on the signature page attached hereto and such total number of shares represents approximately the percentage of the issued and outstanding shares of the Company’s voting stock that is also set forth thereon opposite such Principal Shareholder’s name.

B. Acquiror is contemplating the acquisition of the Company by means of a merger (the “Merger”) of a wholly-owned subsidiary of Acquiror with and into the Company, all pursuant to an Agreement and Plan of Merger dated as of November 19, 2015 (the “Merger Agreement”), among Acquiror, County Acquisition LLC (“Merger Sub”) and the Company.

C. Acquiror and the Company are unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Shareholders enter into this Agreement.

D. Each Principal Shareholder believes it is in his or her best interest as well as the best interest of the Company for Acquiror and the Company to consummate the Merger.

AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Acquiror, Merger Sub and the Company to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions; Construction. All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 12.2 of the Merger Agreement.

Section 2. Representations and Warranties. Each Principal Shareholder represents and warrants that as of the date hereof, he or she:

(a) owns beneficially and of record the number of shares of Company Stock as is set forth opposite such Principal Shareholder’s name on the signature page attached hereto, all of which shares are free and clear of all liens, pledges, security interests, claims, encumbrances, options, voting agreements, proxies, agreements to sell and commitments of every kind (collectively, “Encumbrances”);

(b) has the sole, or joint with any other Principal Shareholder, voting power with respect to such shares of Company Stock, and does not own or hold any rights to acquire any additional shares of the Company’s capital stock (by exercise of stock option or otherwise) or any interest therein or any voting rights with respect to any additional shares, except as set forth in Schedule 1 of this Agreement; and

(c) has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Shareholder, and is enforceable against such Principal Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3. Voting Agreement. Each Principal Shareholder hereby agrees that at any meeting of the Company’s shareholders however called, and in any action by written consent of the Company’s shareholders, such Principal Shareholder shall vote, or cause to be voted, all shares of Company Stock now or at any time hereafter owned or controlled by him or her:

(a) in favor of the Merger and the other Contemplated Transactions as described in the Merger Agreement;

(b) against any acquisition of control of any capital stock of the Company or The Business Bank, a Wisconsin chartered bank headquartered in Appleton, Wisconsin, and a wholly-owned subsidiary of the Company (the “Bank”), through purchase, merger, consolidation or otherwise, or the acquisition by any method of a substantial portion of the assets of the Company or the Bank, in any such case by any party other than Acquiror (an “Acquisition Transaction”); and

(c) against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.

Section 4. Additional Covenants. Except as required by law, each Principal Shareholder agrees that he or she will:

(a) not, and will not permit any of his or her Affiliates prior to the Effective Time to, sell, assign, transfer or otherwise dispose of, create an Encumbrance with respect to, or permit to be sold, assigned, transferred or otherwise disposed of, any Company Stock owned of record or beneficially by such Principal Shareholder, whether such shares of Company Stock are owned of record or beneficially by such Principal Shareholder on the date of this Agreement or are subsequently acquired by any method, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) with the prior written consent of Acquiror (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (iii) as Acquiror may otherwise agree in writing;

(b) not, and will not permit any of his or her Affiliates, directly or indirectly (including through its Representatives), to: (i) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to an Acquisition Transaction; or (ii) provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction or agree to or otherwise assist in the effectuation of any Acquisition Transaction, except as necessary for the Company’s board of directors to fulfill its fiduciary duties;

(c) not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement or any of the other Contemplated Transactions;

(d) at Acquiror’s request, use his or her best efforts to cause any necessary meeting of the Company’s shareholders to be duly called and held, or any necessary consent of shareholders to be obtained, for the purpose of approving or adopting the Merger Agreement and the other Contemplated Transactions;

(e) cause any of his or her Affiliates to cooperate fully with Acquiror in connection with the Merger Agreement and the Contemplated Transactions; and

(f) execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his or her respective obligations under this Agreement.

Section 5. Termination. Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (i) the date of termination of the Merger Agreement as set forth in Article 10 thereof, as such termination provisions may be amended by Acquiror, Merger Sub and the Company from time to time; or (ii) the Effective Time.

Section 6. Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the Company, Acquiror and all of the Principal Shareholders.

Section 7. Entire Agreement. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of the Company, its shareholders, Merger Sub or Acquiror concerning the acquisition, disposition or control of any Company Stock.

Section 8. Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that Acquiror by reason of this Agreement shall not be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

Section 9. Informed Action. Each Principal Shareholder acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Shareholder further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.

Section 10. Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 11. Counterparts; Facsimile/PDF Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.

Section 12. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Wisconsin applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.

Section 13. Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and Acquiror, and their successors and permitted assigns, and the Principal Shareholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Shareholder. This Agreement may be assigned only by Acquiror, and then only to an Affiliate of Acquiror.

Section 14. Directors’ Duties. The parties hereto acknowledge that each Principal Shareholder is entering into this agreement solely in his or her capacity as a shareholder of the Company and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Principal Shareholder, in his or her capacity as a director of the Company, to act or fail to act in accordance with his or her fiduciary duties in such director capacity. Furthermore, no Principal Shareholder makes any agreement or understanding herein in his or her capacity as a director of the Company. For the avoidance of doubt, nothing in this Section shall in any way limit, modify or abrogate any of the obligations of the Principal Shareholders hereunder to vote the shares owned by him or her in accordance with the terms of the Agreement, except as required by such Principal Shareholder to discharge his or her duty as a director to the Company or the Bank, and not to transfer any shares except as permitted by this Agreement.

Section 15. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

COUNTY BANCORP, INC.		FOX RIVER VALLEY BANCORP, INC.

By:		By:
Name:	Timothy J. Schneider	Name:	William C. Hodgkiss
Title:	President	Title:	President and Chief Executive Officer

PRINCIPAL SHAREHOLDERS	SHARES OWNED	PERCENTAGE OWNERSHIP

Signature

Name

Signature

Name

Signature

Name

Signature

Name

Signature

Name

Signature

Name

SCHEDULE 1

EXHIBIT B

FORM OF

DIRECTOR CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION

AGREEMENT

THE CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT (this “Agreement”) entered into as of November 19, 2015, by and among Fox River Valley Bancorp, Inc., a Wisconsin corporation (the “Company”); County Bancorp, Inc., a Wisconsin corporation (“Acquiror”), and                 (the “Covenantor”).

RECITALS

A. Covenantor is currently a member of the board of directors of the Company and/or The Business Bank, a Wisconsin chartered bank headquartered in Appleton, Wisconsin and a wholly-owned subsidiary of the Company (the “Bank”), and owns (of record or beneficially) the number of shares of common stock, $1.00 par value per share, of the Company set forth on the signature page hereof (“Owned Shares”).

B. Acquiror and County Acquisition LLC, a Wisconsin limited liability company (“Merger Sub”) are entering into an Agreement and Plan of Merger on the date hereof (the “Merger Agreement”) with the Company, upon the terms and subject to the conditions of which the parties intend to effect a strategic business combination pursuant to which Acquiror will acquire the Company by causing Merger Sub to merge with and into Company with the Company as the surviving entity (the “Merger”), and Acquiror will subsequently cause the Bank to merge with and into Investors Community Bank, a wholly-owned subsidiary of Acquiror (“Acquiror Bank”).

C. Covenantor agrees to enter into this Agreement containing covenants that the parties acknowledge and agree are essential to the sale or transfer of the Company’s business to Acquiror as a result of the consummation of the Merger and for other good and valuable consideration, the receipt of which is hereby acknowledged.

D. Covenantor, Company and Acquiror acknowledge and agree that the post-Merger covenants contained herein are reasonable and necessary to protect the goodwill of the Company and the Bank that is being acquired by Acquiror in the Merger.

AGREEMENTS

In consideration of the foregoing and the mutual commitments contained in this Agreement, the parties hereto agree as follows:

Section 1. Effectiveness; Effect on Prior Agreements. This Agreement shall be effective as of the date hereof. Notwithstanding the foregoing, if the Merger Agreement is terminated in accordance with the provisions thereof, this Agreement shall be null and void.

Section 2. Confidential Information.

(a) Covenantor agrees to keep secret and confidential all documents, materials and information about or relating to the Company, the Bank, any of their respective subsidiaries or any of their respective businesses, including, without limitation, information about customers or prospective customers, business contacts, transactions, contracts, intellectual property, finances, personnel, products and pricing, or corporate affairs of which Covenantor has become aware, whether or not relating to or arising out of Covenantor’s specific duties and all other documents, materials and information that should reasonably be considered confidential under any circumstance (“Confidential Information”), and Covenantor shall not disclose or make known any such Confidential Information or anything relating thereto to any person or entity except: (i) in connection with the ordinary course of the Company and/or its subsidiaries’ business prior to the Effective Time (as defined below),

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consistent with past practices; (ii) to officers, directors, employees, agents and advisors of Acquiror and its subsidiaries to the extent authorized to do so by the Company; and (iii) to such other persons or entities as may be authorized by Acquiror or the Company, prior to the Merger, or to the extent required by law. Confidential Information is limited to information that is not generally known to the Company’s competitors, that has not been voluntarily disclosed to the public by the Company, and that is not otherwise lawfully in the public domain.

(b) Upon Covenantor ceasing to be a member of the board of directors of the Company and/or the Bank for any reason, Covenantor shall immediately return to Acquiror and its subsidiaries any and all Confidential Information in Covenantor’s possession or under Covenantor’s control, including, without limitation, all reports, analyses, summaries, notes, or other documents or work papers, containing or based upon any Confidential Information, whether prepared by Acquiror or any of its subsidiaries or the Company or any of its subsidiaries, Covenantor or any other person or entity.

(c) Should any person or entity request in any manner that Covenantor disclose any Confidential Information, Covenantor shall immediately notify Acquiror of such request and the content of all communications and discussions relating thereto unless otherwise prohibited by law.

Section 3. Covenant Not to Compete: Non-Solicitation of Employees and Customers.

(a) Covenantor agrees that for a one (1) year period immediately following the effective time of the Merger as provided by the Merger Agreement (the “Effective Time”) with respect to the provisions of paragraph (i) below and a two (2) year period immediately following the Effective Time with respect to the provisions in paragraphs (ii) through (iv) below, Covenantor will:

(i) not, directly or indirectly (whether as principal, agent, independent contractor, employee or otherwise), own, manage, operate, join, be employed by, control or otherwise carry on, participate in the ownership, management, operation or control of, or engage in any business offering the same or substantially similar lending, deposit taking or other banking products or services as those offered or sold by the Company or the Bank, or any of their respective subsidiaries, immediately prior to the Effective Time (a “Competing Business”), in any county within the State of Wisconsin where the Company or the Bank has banking facilities or within which it conducts business immediately prior to the Effective Time of the Merger (for purposes of the foregoing, a Competing Business shall include any organizational activities with respect to a business that would be a Competing Business once such business is organized and operating); provided, however that Covenantor shall not be prohibited from owning passively less than five percent (5%) of the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national stock exchange, whether or not such corporation is a Competing Business; provided, further, that Covenantor shall not be prohibited from engaging in any business in which Covenantor otherwise engages as of the date hereof, including, for the avoidance of doubt, in any officer or employee position he or she holds as of the date hereof or owning any stock which Covenantor owns as of the date hereof;

(ii) inform any Competing Business which seeks to engage the services of Covenantor that Covenantor is bound by this Section 3 and the other terms of this Agreement;

(iii) not solicit or induce or attempt to solicit or induce, directly or indirectly, any employee of the Company or the Bank, whether or not such person would commit a breach of any employment agreement by reason of leaving service, to terminate such employee’s employment relationship with the Company or the Bank (or Acquiror or Acquiror Bank following the Merger); and

(iv) not (A) solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any customer of the Company or the Bank with whom Covenantor had contact for the purpose of conducting Company or Bank business, for whom Covenantor had supervisory responsibility or about whom Covenantor had access to Confidential Information (each, a “Restricted Customer”); or (B) interfere with or damage (or attempt to interfere with or damage) any relationship between Acquiror, Acquiror Bank or any affiliates thereof and any such Restricted Customer. For purposes of the non-solicitation restriction contained in

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Section 3(a)(iv)(A) and (B), “Restricted Customer” also includes any individual or entity specifically identified by the Company by written notice to Covenantor at the time of the Merger as a prospective customer of the Company, and with whom Covenantor had contact on behalf of the Company in an attempt to conduct Company business, or about whom Covenantor received Confidential Information.

(b) Covenantor understands and agrees that money damages are an inadequate remedy for any breach or attempted or threatened breach of this Section 3 by Covenantor and that Company and Acquiror and their respective subsidiaries shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Covenantor hereby consents to the granting of an injunction (temporary or otherwise) against Covenantor or to the entering of any other court order against Covenantor prohibiting and enjoining Covenantor from violating, or directing Covenantor to comply with, any provision of this Section 3. Covenantor also agrees and understands that such remedies shall be in addition to any and all remedies, including damages, available to the Company, the Bank, Acquiror, Acquiror Bank and/or any subsidiaries or affiliates thereof against Covenantor for such breaches or threatened or attempted breaches. If Covenantor breaches any provision herein, and is not immediately or preliminarily enjoined from such breach, then, upon a court of competent jurisdiction finding such provision enforceable, the time periods relating to the restrictions above shall be tolled during the period of breach and pendency of the lawsuit until all appeal periods have expired.

Section 4. Entire Agreement; Modification. This Agreement contains the entire agreement between Covenantor, Acquiror and the Company with respect to the subject matter hereof and it is the complete, final and exclusive embodiment of the agreement with regard to this subject matter hereof. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be amended except in writing signed by all parties.

Section 5. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be overly broad as to duration, geographical scope, activity or subject, this Agreement shall be construed by limiting and reducing such overly broad provision, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 6. Notices. For the purposes of this Agreement, notices, demands, and all other communications shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, and if to the Covenantor, delivered to the last address on file with the Company, and if to the Company, to its offices at 5643 Waterford Lane, Appleton, Wisconsin 54913, and if to Acquiror, to its main offices located at 860 North Rapids Road, P.O. Box 700, Manitowoc, Wisconsin 54221-0700, or to such other address as any such party may have furnished to the others, in writing, in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Section 7. Waiver. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

Section 8. Assignment. This Agreement and any rights or obligations hereunder may be assigned by Acquiror to any subsidiary of Acquiror or any successor in interest to Acquiror’s or any of its subsidiaries’ businesses. This Agreement may not be assigned by Covenantor.

Section 9. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

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Section 10. Governing Law. This Agreement shall be governed by the laws of the State of Wisconsin without reference to the choice of law principles thereof. Any claim, lawsuit or dispute involving the interpretation or enforcement of this Agreement must be held in a court of competent jurisdiction located in Manitowoc County, Wisconsin. Each of the parties hereto irrevocably consents to the jurisdiction of any state or federal court located in Manitowoc or Outagamie County, Wisconsin, agrees that process may be served upon term in any manner authorized by the laws of such jurisdiction and waives and covenants not to assist or plead any objection which they might otherwise have to such jurisdiction and such process.

Section 11. Counterparts. This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

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[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the date first set forth above.

COUNTY BANCORP, INC.		FOX RIVER VALLEY BANCORP, INC.

By:		By:
Name:	Timothy J. Schneider	Name:	William C. Hodgkiss
Title:	President	Title:	President and Chief Executive Officer

COVENANTOR

By:
Name:

Number of Owned Shares:

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EXHIBIT C

FORM OF OPINION OF COMPANY COUNSEL

We have acted as special counsel to Fox River Valley Bancorp, Inc., a Wisconsin corporation (the “Company”), in connection with the negotiation, preparation, execution and delivery of the Agreement and Plan of Merger, dated as of November 19, 2015 (the “Merger Agreement”), by and among County Bancorp, Inc., a Wisconsin corporation (“County”), County Acquisition LLC (“Merger Sub”), a Wisconsin limited liability company and wholly owned subsidiary of County, and the Company pursuant to which County is acquiring the Company through the merger of Merger Sub with and into the Company. This opinion is being furnished to you at the request of the Company and pursuant to Section 8.8 of the Merger Agreement. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Merger Agreement.

In rendering this opinion we have relied solely, with your consent, as to factual matters, on the Officer’s Certificate of the Company and the Bank attached hereto as Exhibits A and B, respectively, (together the “Certificate”), certificates of good standing and status from the Regulatory Authorities referenced in this opinion (“Good Standing Certificates”) and the representations and warranties made by the Company in the Merger Agreement. With your consent, we have assumed the accuracy of the factual information contained in all such certificates, the accuracy of such representations and warranties, and the accuracy of the records of the Company and the Bank as the same have been provided us for review, all of which records are attached to the Certificate. We have made no independent factual investigation and disclaim any duty to make such investigation. You accept this opinion letter on that basis.

For the purposes of rendering the opinions set forth herein, we have assumed with your permission and without independent verification or inquiry:

(1) The genuineness of all signatures on all documents we have reviewed.

(2) The authenticity of the documents submitted to us as originals.

(3) The conformity to authentic originals of any documents submitted to us as certified, conformed or photostatic copies.

(4) The legal capacity of natural Persons.

(5) The truthfulness, accuracy and completeness of the information, representations and warranties contained or made in the Merger Agreement or the Certificate.

(6) That each of the parties to the Merger Agreement, other than the Company, is duly organized, validly existing and in good standing (or its equivalent, if applicable) under the laws of the jurisdiction of its organization.

(7) That each of the parties to the Merger Agreement, other than the Company, has the power and authority (corporate or otherwise) to execute and deliver the Merger Agreement and to perform its obligations thereunder.

(8) That each of the parties to the Merger Agreement, other than the Company, has duly authorized, executed and delivered the Merger Agreement.

(9) That the Merger Agreement is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against such party in accordance with its terms.

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Based upon such review and subject to the assumptions, exceptions and other matters set forth herein, we are of the opinion that:

(i) The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and, based solely upon the Certificate of Status of the Department of Financial Institutions of the State of Wisconsin (“DFI”) dated as of                 , is a corporation validly existing under the laws of the State of Wisconsin and has not filed articles of dissolution. Based solely upon the Certificate of Status of the DFI dated as of                 , the Bank is a Wisconsin chartered bank validly existing and currently authorized to transact the business of banking under the laws of Wisconsin and, to our knowledge, is a wholly-owned subsidiary of the Company.

(ii) The Company has the corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement, and the execution, delivery and performance thereof by the Company have been duly authorized by all necessary corporate action on the part of the Company.

(iii) The authorized capital stock of the Company consists exclusively of 5,000,000 shares of common stock, $1.00 par value per share and 1,000,000 shares of preferred stock, $1.00 par value per share. To our knowledge based solely upon the stock records and corporate minutes of the Company as provided to us by officers of the Company, there are             shares of common stock issued and outstanding and             shares of common stock held in treasury, and no shares of preferred stock outstanding. To our knowledge, the issued and outstanding shares of common stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. To our knowledge, there are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued other than as set forth in the Certificate.

(iv) The authorized capital stock of the Bank consists of             shares of common stock, $        par value per share. To our knowledge based solely upon the stock records and corporate minutes of the Bank as provided to us by officers of the Bank,             of such shares of common stock are issued and outstanding. To our knowledge, the issued and outstanding shares of common stock of the Bank have been duly authorized and validly issued and are fully paid and nonassessable, except as provided in Section 220.07 of the Wisconsin Statutes, and owned by the Company. To our knowledge, there are no options, agreements, contracts or other rights in existence to purchase or acquire from the Bank any shares of capital stock of the Bank, whether now or hereafter authorized or issued, except as set forth in the Company Disclosure Schedules.

(v) The Merger Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

(vi) The execution and delivery by the Company of the Merger Agreement do not, and the performance by the Company of its obligations under the Merger Agreement will not, (i) violate or conflict with the articles of incorporation or bylaws of the Company, or (ii) to our knowledge violate any judgment, injunction, order or decree.

(vii) The execution and delivery by the Company of the Merger Agreement does not require any consent or approval of, or filing or registration with, any Regulatory Authority (as such term is defined in the Merger Agreement), except such as have been or will be obtained or made pursuant to the Merger Agreement.

The opinions expressed above are qualified in their entirety and are subject to the following comments and limitations:

(A) We express no opinion as to the effects of (i) bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity)

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including the possible unavailability of specific performance or injunctive relief and the exercise of discretionary powers by any court before which specific performance or injunctive relief or other equitable remedies may be sought, and (iii) an implied covenant of good faith, reasonableness and fair dealing and standards of immateriality, commercial reasonableness.

(B) The enforceability of provisions in the Merger Agreement to the effect that the terms of the Merger Agreement may not be waived or modified except in writing may be limited under certain circumstances.

(C) The opinions expressed in Section (a) hereof as to the status and good standing of the Company and Bank, respectively, under Wisconsin law are (i) given solely on the basis of the Good Standing Certificates, and speak only as to the date of such certificates and not as of the date hereof and (ii) are limited to the meaning ascribed to such certificates by the issuing Governmental Authority and applicable law.

(D) The opinions expressed in Sections (c) and (d) hereof relating to the number of issued and outstanding shares and any treasury shares of the Company and the Bank relating to the fully paid and nonassessable status of such capital stock are given solely on the basis of our review of the Certificate as to factual matters.

(E) The opinions expressed in Section (g) hereof are based solely on the Certificate.

(F) We express no opinion as to the enforceability of any provision of the Merger Agreement which purports to limit the ability of a court to decide the extent to which any portion of the Merger Agreement determined to be invalid may be severed from the Merger Agreement.

(G) We express no opinion as to the enforceability of any provision of the Merger Agreement providing for the indemnification, release or exculpation of any party insofar as such provisions may require indemnification, release or exculpation for matters that violate statutory duties or public policy.

(H) We express no opinion as to the effect of, or compliance with, any U.S. federal or state securities, Blue Sky, antitrust, employee benefit, environmental, occupational health and safety, or tax laws, rules or regulations

(I) We express no opinion as to title to any assets of the Company, the Bank or any Subsidiary.

(J) We express no opinion concerning federal, state or local laws, rules, regulations or ordinances relating to: (i) any federal, state or local tax consequences arising in connection with the transactions contemplated by the transaction documents; (ii) patent, copyright, service mark, trade name or trademark rights; and (iii) the accuracy, adequacy or legal sufficiency of any real property or personal property descriptions contained in the Merger Agreement.

Whenever our opinions are stated to be “to our knowledge” or words of similar import, it means the current, actual knowledge of the attorneys within our firm who have been involved in representing the Company in connection with the negotiation, execution and delivery of the Merger Agreement. As to questions of fact relevant to the opinions expressed herein, we have relied, without independent verification, upon the Certificate, the Good Standing Certificates and the representations and warranties made by the Company in the Merger Agreement. We have no reason to believe that any of the documents on which we have relied contain matters which, or the assumptions contained herein, are untrue, contrary to known facts, or unreasonable.

The opinions set forth herein are expressed as of the date of this opinion letter. We do not undertake by delivery of this opinion or otherwise to advise you of any change in any matter set forth herein, whether based on a change in law or a change in any fact relating to the Company, the Bank, County, Merger Sub, or any other Person. This opinion is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

The opinions expressed herein are solely for your benefit in connection with the transactions contemplated by the Merger Agreement, and such opinion may not be made available to or relied upon in any manner by any other person or entity, or by you for any other purpose, without our prior written consent.

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Annex B

SUBCHAPTER XIII OF THE WISCONSIN BUSINESS CORPORATION LAW

180.1301             Definitions. In ss. 180.1301 to 180.1331:

(1) “Beneficial shareholder” means a person who is a beneficial owner of shares held by a nominee as the shareholder.

(1m) “Business combination” has the meaning given in s. 180.1130 (3).

(2) “Corporation” means the issuer corporation or, if the corporate action giving rise to dissenters’ rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

(3) “Dissenter” means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.

(4) “Fair value”, with respect to a dissenter’s shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. “Fair value”, with respect to a dissenter’s shares in a business combination, means market value, as defined in s. 180.1130 (9) (a) 1. to 4.

(5) “Interest” means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

(6) “Issuer corporation” means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

180.1302             Right to dissent.

(1) Except as provided in sub. (4) and s. 180.1008 (3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

1. Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.

2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

3. The issuer corporation is a parent that is merged with its subsidiary under s. 180.1104. This subdivision does not apply if all of the following are true:

a. The articles of incorporation of the surviving corporation do not differ from the articles of incorporation of the parent before the merger, except for amendments specified in s. 180.1002 (1) to (9).

b. Each shareholder of the parent whose shares were outstanding immediately before the effective time of the merger holds the same number of shares with identical designations, preferences, limitations, and relative rights, immediately after the merger.

c. The number of voting shares, as defined in s. 180.1103 (5) (a) 2., outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, do not exceed by more than 20 percent the total number of voting shares of the parent outstanding immediately before the merger.

d. The number of participating shares, as defined in s. 180.1103 (5) (a) 1., outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, do not exceed by more than 20 percent the total number of participating shares of the parent outstanding immediately before the merger.

(b) Consummation of a plan of share exchange if the issuer corporation’s shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

1. A sale pursuant to court order.

2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

(cm) Consummation of a plan of conversion.

(d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

(2) Except as provided in sub. (4) and s. 180.1008 (3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter’s shares because it does any of the following:

(a) Alters or abolishes a preferential right of the shares.

(b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

(d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

(3) Notwithstanding sub. (1) (a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1) (d) or (2) or s. 180.1803, 180.1813 (1) (d) or (2) (b), 180.1815 (3) or 180.1829 (1) (c).

(4) Unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

(5) Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

180.1303             Dissent by shareholders and beneficial shareholders.

(1) A shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a shareholder who under this subsection asserts dissenters’ rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

(a) Submits to the corporation the shareholder’s written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights.

(b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

180.1320             Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters’ rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

(2) If corporate action creating dissenters’ rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters’ rights that the action was authorized and send them the dissenters’ notice described in s. 180.1322.

180.1321             Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, a shareholder or beneficial shareholder who wishes to assert dissenters’ rights shall do all of the following:

(a) Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder’s or beneficial shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated.

(b) Not vote his or her shares in favor of the proposed action.

(2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

180.1322             Dissenters’ notice.

(1) If proposed corporate action creating dissenters’ rights under s. 180.1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

(2) The dissenters’ notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders’ meeting or without a vote of shareholders, whichever is applicable. The dissenters’ notice shall comply with s. 180.0141 and shall include or have attached all of the following:

(a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

(b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

(c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he or she acquired beneficial ownership of the shares before that date.

(d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters’ notice is delivered.

(e) A copy of ss. 180.1301 to 180.1331.

180.1323             Duty to demand payment.

(1) A shareholder or beneficial shareholder who is sent a dissenters’ notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters’ notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters’ notice under s. 180.1322 (2) (c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

(2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

(3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters’ notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

180.1324             Restrictions on uncertificated shares.

(1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.

(2) The shareholder or beneficial shareholder who asserts dissenters’ rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

180.1325             Payment.

(1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2) The payment shall be accompanied by all of the following:

(a) The corporation’s latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.

(b) A statement of the corporation’s estimate of the fair value of the shares.

(c) An explanation of how the interest was calculated.

(d) A statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the payment.

(e) A copy of ss. 180.1301 to 180.1331.

180.1326             Failure to take action.

(1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters’ notice under s. 180.1322 and repeat the payment demand procedure.

180.1327             After-acquired shares.

(1) A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters’ notice under s. 180.1322 (2) (c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.

180.1328             Procedure if dissenter dissatisfied with payment or offer.

(1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter’s estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

(a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

(b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.

(c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.

(2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

180.1330             Court action.

(1) If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

(4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

(a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

(b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter’s notice under s. 180.1322 (2) (c), for which the corporation elected to withhold payment under s. 180.1327.

180.1331             Court costs and counsel fees.

(1)

(a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

(b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.

(2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

(a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.

(b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

(3) Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

ANNEX C

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of November 19, 2015, by and among County Bancorp, Inc., a Wisconsin corporation (“Acquiror”), Fox River Valley Bancorp, Inc., a Wisconsin corporation (the “Company”), and those directors of the Company whose names appear on the signature page of this Agreement and who own or control the voting of any shares of common stock of the Company (such shareholders collectively referred to in this Agreement as the “Principal Shareholders,” and individually as a “Principal Shareholder”).

RECITALS

A. As of the date hereof, each Principal Shareholder is the owner or controls the vote of the number of shares of the Company’s common stock, $1.00 par value per share (“Company Stock”), as is set forth opposite such Principal Shareholder’s name on the signature page attached hereto and such total number of shares represents approximately the percentage of the issued and outstanding shares of the Company’s voting stock that is also set forth thereon opposite such Principal Shareholder’s name.

B. Acquiror is contemplating the acquisition of the Company by means of a merger (the “Merger”) of a wholly-owned subsidiary of Acquiror with and into the Company, all pursuant to an Agreement and Plan of Merger dated as of November 19, 2015 (the “Merger Agreement”), among Acquiror, County Acquisition LLC (“Merger Sub”) and the Company.

C. Acquiror and the Company are unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Shareholders enter into this Agreement.

D. Each Principal Shareholder believes it is in his or her best interest as well as the best interest of the Company for Acquiror and the Company to consummate the Merger.

AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Acquiror, Merger Sub and the Company to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions; Construction. All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 12.2 of the Merger Agreement.

Section 2. Representations and Warranties. Each Principal Shareholder represents and warrants that as of the date hereof, he or she:

(a) owns beneficially and of record the number of shares of Company Stock as is set forth opposite such Principal Shareholder’s name on the signature page attached hereto, all of which shares are free and clear of all liens, pledges, security interests, claims, encumbrances, options, voting agreements, proxies, agreements to sell and commitments of every kind (collectively, “Encumbrances”);

(b) has the sole, or joint with any other Principal Shareholder, voting power with respect to such shares of Company Stock, and does not own or hold any rights to acquire any additional shares of the Company’s capital stock (by exercise of stock option or otherwise) or any interest therein or any voting rights with respect to any additional shares, except as set forth in Schedule 1 of this Agreement; and

(c) has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Shareholder, and is enforceable against such Principal Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 3. Voting Agreement. Each Principal Shareholder hereby agrees that at any meeting of the Company’s shareholders however called, and in any action by written consent of the Company’s shareholders, such Principal Shareholder shall vote, or cause to be voted, all shares of Company Stock now or at any time hereafter owned or controlled by him or her:

(a) in favor of the Merger and the other Contemplated Transactions as described in the Merger Agreement;

(b) against any acquisition of control of any capital stock of the Company or The Business Bank, a Wisconsin chartered bank headquartered in Appleton, Wisconsin, and a wholly-owned subsidiary of the Company (the “Bank”), through purchase, merger, consolidation or otherwise, or the acquisition by any method of a substantial portion of the assets of the Company or the Bank, in any such case by any party other than Acquiror (an “Acquisition Transaction”); and

(c) against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.

Section 4. Additional Covenants. Except as required by law, each Principal Shareholder agrees that he or she will:

(a) not, and will not permit any of his or her Affiliates prior to the Effective Time to, sell, assign, transfer or otherwise dispose of, create an Encumbrance with respect to, or permit to be sold, assigned, transferred or otherwise disposed of, any Company Stock owned of record or beneficially by such Principal Shareholder, whether such shares of Company Stock are owned of record or beneficially by such Principal Shareholder on the date of this Agreement or are subsequently acquired by any method, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) with the prior written consent of Acquiror (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (iii) as Acquiror may otherwise agree in writing;

(b) not, and will not permit any of his or her Affiliates, directly or indirectly (including through its Representatives), to: (i) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to an Acquisition Transaction; or (ii) provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction or agree to or otherwise assist in the effectuation of any Acquisition Transaction, except as necessary for the Company’s board of directors to fulfill its fiduciary duties;

(c) not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement or any of the other Contemplated Transactions;

(d) at Acquiror’s request, use his or her best efforts to cause any necessary meeting of the Company’s shareholders to be duly called and held, or any necessary consent of shareholders to be obtained, for the purpose of approving or adopting the Merger Agreement and the other Contemplated Transactions;

(e) cause any of his or her Affiliates to cooperate fully with Acquiror in connection with the Merger Agreement and the Contemplated Transactions; and

(f) execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his or her respective obligations under this Agreement.

Section 5. Termination. Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (i) the date of termination of the Merger Agreement as set forth in Article 10 thereof, as such termination provisions may be amended by Acquiror, Merger Sub and the Company from time to time; or (ii) the Effective Time.

Section 6. Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the Company, Acquiror and all of the Principal Shareholders.

Section 7. Entire Agreement. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of the Company, its shareholders, Merger Sub or Acquiror concerning the acquisition, disposition or control of any Company Stock.

Section 8. Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that Acquiror by reason of this Agreement shall not be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

Section 9. Informed Action. Each Principal Shareholder acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Shareholder further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.

Section 10. Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 11. Counterparts; Facsimile/PDF Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.

Section 12. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Wisconsin applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.

Section 13. Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and Acquiror, and their successors and permitted assigns, and the Principal Shareholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Shareholder. This Agreement may be assigned only by Acquiror, and then only to an Affiliate of Acquiror.

Section 14. Directors’ Duties. The parties hereto acknowledge that each Principal Shareholder is entering into this agreement solely in his or her capacity as a shareholder of the Company and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Principal Shareholder, in his or her capacity as a director of the Company, to act or fail to act in accordance with his or her fiduciary duties in such director capacity. Furthermore, no Principal Shareholder makes any agreement or understanding herein in his or her capacity as a director of the Company. For the avoidance of doubt, nothing in this Section shall in any way limit, modify or abrogate any of the obligations of the Principal Shareholders hereunder to vote the shares owned by him or her in accordance with the terms of the Agreement, except as required by such Principal Shareholder to discharge his or her duty as a director to the Company or the Bank, and not to transfer any shares except as permitted by this Agreement.

Section 15. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

COUNTY BANCORP, INC.		FOX RIVER VALLEY BANCORP, INC.

By:	/s/ Timothy J. Schneider	By:	/s/ William C. Hodgkiss
Name:	Timothy J. Schneider	Name:	William C. Hodgkiss
Title:	President	Title:	President and Chief Executive Officer

[Company Signature Page to Voting and Support Agreement]

PRINCIPAL SHAREHOLDERS	SHARES OWNED	PERCENTAGE OWNERSHIP

/s/ Stanley W. Baehman Signature Stanley W. Baehman Name	89,400	5.5%

/s/ Martin J. Bonneson Signature Martin J. Bonneson Name	98,972	6.1%

/s/ Rick Dercks Signature Rick Dercks Name	147,744*	9.0%

/s/ William C. Hodgkiss Signature William C. Hodgkiss Name	2,300	0.1%

/s/ Robert E. Matzke Signature Robert E. Matzke Name	36,220	2.2%

/s/ Michael Reese Signature Michael Reese Name	166,864	10.2%

[Shareholder Signature Page to Voting and Support Agreement]

PRINCIPAL SHAREHOLDERS	SHARES OWNED	PERCENTAGE OWNERSHIP

/s/ Dennis Wojahn Signature Dennis Wojahn Name	8,000	0.5%

/s/ David J. Gitter Signature David J. Gitter Name	—	0.0%

*	Includes 80,000 shares owned in the name of JILY Ltd Partnership of which Mr. Dercks is President for which he has sole discretion for purposes of voting.

SCHEDULE 1